    As filed with the Securities and Exchange Commission on February 2, 1998
                                                        Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                 ______________

                       PUBLIC STORAGE PROPERTIES XI, INC.
             (Exact name of registrant as specified in its charter)

                                   California
         (State or other jurisdiction of incorporation or organization)

               95-4300881                                6798
(I.R.S. Employer Identification No.)           (Primary Standard Industrial
                                                Classification Code Number)

              701 Western Avenue                                    HARVEY LENKIN
        Glendale, California 91201-2397                   Public Storage Properties XI, Inc.
                (818) 244-8080                                    701 Western Avenue
       (Address, including zip code, and                   Glendale, California 91201-2397
    telephone number, including area code,                            (818) 244-8080
 of registrant's principal executive offices)     (Name, address, including zip code, and telephone
                                                  number, including area code, of agent for service)

                                ______________

                                   Copies to:

                              DAVID GOLDBERG, ESQ.
                       Public Storage Properties XI, Inc.
                               701 Western Avenue
                        Glendale, California 91201-2397
                                 ______________

        Approximate date of commencement of proposed sale to the public:
            As soon as practicable after the effective date of this
                            Registration Statement.
                                ______________

If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]  _______________

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                                                 Proposed          Proposed
                                                               Amount          Offering          Maximum           Maximum
                                                               to be             Price           Aggregate         Amount of
 Title of Each Class of Securities to be Registered          Registered        Per Share      Offering Price   Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock Series A, $.01 par value per share         16,288,000 shares(1)      (1)              (1)          $82,496(1)(2)
==================================================================================================================================

(1) This Registration Statement relates to the proposed merger of American Office Park Properties, Inc. ("AOPP") into the Registrant and the conversion of shares of common stock of AOPP into either cash (as to up to 20% of the outstanding shares of common stock of AOPP) or common stock series A of the Registrant. At the merger, there will be a maximum of 13,802,870.83 shares of common stock of AOPP outstanding. The book value of the common stock of AOPP at September 30, 1997 was $20.26 per share. The maximum number of shares of Registrant to be issued in the merger is 16,288,000. The exact number of shares of common stock of the Registrant to be issued in the merger cannot be determined at this time.

(2) Calculated in accordance with rule 457(f)(2) under the Securities Act of 1933. $32,668 of the registration fee was previously paid in connection with the Registrant's preliminary proxy materials.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                       PUBLIC STORAGE PROPERTIES XI, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                __________, 1998

     The annual meeting of shareholders of Public Storage Properties XI, Inc., a California corporation ("PSP11"), will be held at PSP11's offices at 701 Western Avenue, Glendale, California on __________, 1998, at the hour of 10:00 a.m. for the following purposes:

1. To consider and vote on a proposal to approve an Agreement and Plan of Reorganization among PSP11, American Office Park Properties, Inc. ("AOPP") and Public Storage, Inc. ("PSI") described in the accompanying proxy statement that provides for the following:

     . AOPP will merge into PSP11, and each share of capital stock of AOPP will be converted into 1.18 shares of PSP11 Common Stock (subject to a cash election right described in the proxy statement).

     . Each outstanding share of Common Stock Series A of PSP11 (the "PSP11 Common Stock") will continue to be owned by holders of PSP11 Common Stock or converted into the right to receive $20.50 in cash as follows:

          . If holders of 20% or less of the outstanding PSP11 Common Stock elect to receive cash in the merger, shares held by holders electing cash will be converted into the right to receive $20.50 in cash for each share of PSP11 Common Stock. To be effective a cash election must be made by __________, 1998, in accordance with the accompanying cash election form.

          . If holders of more than 20% of the outstanding PSP11 Common Stock elect to receive cash in the merger, shares held by such holders will be converted into the right to receive $20.50 in cash on a pro rata basis to the extent of 20% of the outstanding PSP11 Common Stock and the balance of such shares will continue to be owned by PSP11 shareholders.

          . If a PSP11 shareholder does not elect cash, he or she will continue to own PSP11 Common Stock.

          . Shares held by PSP11 shareholders who have properly exercised dissenter's rights under California law will be purchased by PSP11 on the terms described under "Proposal One - The Merger - Dissenting Shareholders' Rights of Appraisal" in the accompanying proxy statement.

     . Each share of Common Stock Series B of PSP11 and each share of Common Stock Series C of PSP11 will be converted into .8641 share of PSP11 Common Stock (subject to a cash election right described in the proxy statement).

     . PSP11 will exchange 13 predominantly mini-warehouse properties for 11 commercial properties owned by PSI.

2. To consider and vote on amendments to the articles of incorporation of PSP11 to:

     . Increase the number of authorized shares of PSP11 Common Stock from 2,828,929 to 100,000,000, up to 16,858,000 of which will be issued in the merger.

     . Authorize 50,000,000 shares of preferred stock, none of which will be issued in the merger.

     . Authorize 100,000,000 shares of equity stock, none of which will be issued in the merger.

3. To consider and vote on the following amendments to the articles of incorporation and bylaws of PSP11 to convert PSP11 from a "finite life" to an "infinite life" entity:

     .     Eliminate the fixed term of PSP11.

     . Eliminate the provision allowing officers and directors of PSP11 to compete with PSP11 for investment opportunities.

     . Eliminate the requirement for shareholder approval for the disposition of assets or the issuance of securities, except as required by California law.

     . Allow transactions with affiliates if approved by the independent directors upon receipt of independent appraisals or fairness opinions.

     . Modify the proposal for the disposition of PSP11's assets if the merger is approved.

     .     Eliminate the restrictions on PSP11's investment objectives.

     . Eliminate provisions that are inapplicable upon conversion of the Common Stock Series B and C of PSP11 into PSP11 Common Stock.

4. To consider and vote on an amendment to the articles of incorporation and bylaws of PSP11 to establish an ownership limitation for PSP11's capital stock to assist in preserving PSP11's status as a real estate investment trust.

5. To consider and vote on an amendment to the bylaws of PSP11 to change the authorized number of directors from a range of three to five to a range of five to nine, with the exact number of directors to be initially fixed at seven.

6. To consider and vote on a proposal to assume and adopt the AOPP 1997 Stock Option and Incentive Plan.

7.   To elect PSP11's Board of Directors.

     Approval of the merger is conditioned upon approval of all of the other proposals, and approval of each of the other proposals is conditioned upon approval of the merger.

     The Board of Directors has determined that holders of record of PSP11 common stock at the close of business on January 22, 1998 will be entitled to receive notice of, and to vote at, the meeting or any adjournment of the meeting.

     Please complete, date, sign and promptly mail the enclosed proxy in the stamped return envelope included with these materials.

     You are cordially invited to attend the meeting in person. If you do attend and you have already signed and returned the proxy, the powers of the proxy holders named in the proxy will be suspended if you desire to vote in person. Therefore, whether or not you intend to attend the meeting in person, you are urged to complete, date, sign and return the proxy.

                              By Order of the Board of Directors

                                OBREN B. GERICH, Secretary

Glendale, California
__________, 1998

                       PUBLIC STORAGE PROPERTIES XI, INC.

                        PROXY STATEMENT AND PROSPECTUS
                       ANNUAL MEETING OF SHAREHOLDERS OF
                      PUBLIC STORAGE PROPERTIES XI, INC.
                               ____________, 1998

     This proxy statement and prospectus relates to the proposed merger of American Office Park Properties, Inc. ("AOPP") into Public Storage Properties XI, Inc. ("PSP11"), which shareholders of PSP11 are being asked to approve at the upcoming annual meeting. The purpose of the merger is to convert PSP11 into a fully-integrated and self-managed real estate company focused on commercial properties and AOPP into a publicly traded company.

     The merger involves certain risks that should be considered by PSP11 shareholders, including the following:

     . The investment of PSP11 shareholders is being changed from holding an interest in a specified portfolio of primarily mini-warehouse properties for a fixed period to holding an investment in an ongoing, fully-integrated real estate company with a growing portfolio of commercial properties.

     . Public Storage, Inc. ("PSI") owns approximately 43% of the AOPP common stock. PSI and its executive officers have significant relationships with PSP11, and PSI and B. Wayne Hughes, the chief executive officer of each of PSI and PSP11, own in the aggregate approximately 37% of the capital stock of PSP11. After the merger, the ownership of PSP11 by public shareholders will be reduced from approximately 63% to 11% (7% assuming completion of pending AOPP transactions) while that of PSI will increase from approximately 37% to 43% (27% assuming completion of pending AOPP transactions). This ownership, as well as other factors, will prevent any takeover of PSP11 not approved by PSI.

     . The level of distributions to holders of Common Stock Series A of PSP11 ("PSP11 Common Stock") will be significantly lower after than before the merger.

     . The merger has not been negotiated at arm's length. No independent persons were hired to negotiate the terms of the merger on behalf of PSP11. No person was asked to make an offer to buy PSP11's properties.

     . Conflicts of interest exist between PSP11 and its related parties, primarily PSI, in connection with the merger and PSP11's continuing operations. In the absence of such conflicts, the terms of the merger may have been more favorable to PSP11 shareholders.

     . After the merger, PSP11 intends to focus on the ownership and operation of commercial properties, instead of mini-warehouses. Commercial properties present certain risks not associated with mini-warehouses, and PSI and its affiliates operate significantly less commercial space than mini-warehouse space.

     . The market price of PSP11 Common Stock may decrease because of adverse reactions to the merger based on the significant change in the nature of the investment of PSP11 shareholders and in PSP11's business.

     .    The merger may decrease the liquidity of the PSP11 Common Stock.

     . Under California law, PSP11 shareholders will be entitled to dissenters' rights of appraisal in connection with the merger only if demands for payments are filed with respect to 5% or more of the outstanding shares of PSP11 Common Stock.

     SEE "RISK FACTORS" BEGINNING ON PAGE 17 OF THIS PROXY STATEMENT FOR A FULL DISCUSSION OF THESE AND OTHER FACTORS. See "Glossary" beginning on page 111 for definitions of certain terms used in this proxy statement.


                                  ____________________

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE'S SECURITIES REGULATOR HAS APPROVED THE COMMON STOCK OF PUBLIC STORAGE PROPERTIES XI, INC. TO BE ISSUED UNDER THIS PROXY STATEMENT AND PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT AND PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_________, 1998

     The merger will be effected by the Amended and Restated Agreement and Plan of Reorganization attached as Appendix A to this proxy statement. Under the merger agreement, the name of the surviving corporation will be changed to "PS Business Parks, Inc." and PSP11 will exchange 13 predominantly mini-warehouse properties for 11 commercial properties owned by PSI. The proxy statement also serves as the prospectus of PSP11 for the issuance in the merger of up to 16,288,000 shares of PSP11 Common Stock to the holders of AOPP common stock.

     At the annual meeting, shareholders of PSP11 will also be asked to approve certain proposed amendments to PSP11's articles of incorporation and bylaws, including amendments (1) to increase the number of authorized shares of PSP11 Common Stock from 2,828,929 to 100,000,000, up to 16,858,000 of which will be issued in the merger, (2) to authorize 50,000,000 shares of preferred stock and 100,000,000 shares of equity stock, none of which will be issued in the merger,
(3) to convert PSP11 from a "finite life" to an "infinite life" entity, (4) to establish an ownership limitation for PSP11's capital stock to assist in preserving PSP11's status as a real estate investment trust and (5) to change the authorized number of directors from a range of three to five to a range of five to nine, with the exact number of directors to be initially fixed at seven. At the annual meeting, PSP11 shareholders will also be asked to approve a stock option plan and to elect seven directors. Approval of the merger is conditioned on approval of all of the other proposals, and approval of each of the other proposals is conditioned on approval of the merger.

     The merger agreement and the amendments to PSP11's articles of incorporation and bylaws must be approved by a majority of the outstanding shares of PSP11 Common Stock, Common Stock Series B and Common Stock Series C, voting together as a group. The merger agreement requires the PSP11 Common Stock Series B and C to vote with the holders of a majority of the unaffiliated shares of the PSP11 Common Stock. The Board of Directors of PSP11, based on recommendations of a special committee composed of independent directors, recommends that PSP11 shareholders vote for the merger, the amendments and the stock option plan. The Board of Directors also recommends that PSP11 shareholders vote for the election of the director nominees.

     The PSP11 Common Stock is traded on the American Stock Exchange under the symbol "PSM". On August 15, 1997, the closing price of the PSP11 Common Stock on the AMEX was $20. The AOPP common stock is not listed for trading. After the merger, the PSP11 Common Stock is expected to trade on the AMEX under the symbol "PSB".

     This proxy statement is first being mailed on or about _________, 1998 to shareholders of record of PSP11 at the close of business on January 22, 1998.

                               TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----

Available Information..............................................................................................  1
Incorporation of Certain Documents by Reference....................................................................  1
Cautionary Statement...............................................................................................  1
Summary............................................................................................................  2
   Overview of the Merger..........................................................................................  2
   Overview of the Amendments to PSP11's Articles of Incorporation and Bylaws......................................  3
   Summary Risk Factors............................................................................................  3
      Change from Finite Life to Infinite Life.....................................................................  3
      Control and Influence by PSI and Ownership Limitations.......................................................  3
      Lower Level of Distributions After the Merger................................................................  4
      No Arm's Length Negotiation or Independent Representatives...................................................  4
      Conflicts of Interest........................................................................................  4
      Change from Investment in Mini-warehouses to Commercial Properties...........................................  4
      Uncertainty Regarding Market Price of PSP11 Common Stock.....................................................  4
      Decreased Liquidity..........................................................................................  4
      Terms of Exchange Based on Appraisals Instead of Arm's Length Negotiations...................................  4
      Limitation on Dissenters' Rights of Appraisal................................................................  4
      Cash Election Payments Less Than Recent and Proposed Sales Prices............................................  4
      Limitation on Funding by Institutional Investors.............................................................  4
      Certain Investors Have Special Rights........................................................................  4
      Increased Risk of Loss of Investment from Debt...............................................................  4
      Possible Future Dilution.....................................................................................  5
      Tax to PSP11 Shareholders Upon Receipt of Cash...............................................................  5
   Benefits to Insiders............................................................................................  5
   Adoption of AOPP 1997 Stock Option and Incentive Plan...........................................................  5
   Election of Directors...........................................................................................  6
   Meeting and Vote Requirements of PSP11 Shareholders.............................................................  6
   PSP11...........................................................................................................  6
   AOPP............................................................................................................  7
   PSI.............................................................................................................  7
   Background and Reasons for the Merger...........................................................................  7
   Potential Benefits of the Merger................................................................................  8
   Detriments of the Merger........................................................................................  9
   Rights of Dissenting Shareholders...............................................................................  9
   Federal Income Tax Matters......................................................................................  9
   Recommendations; Opinion of Financial Advisor................................................................... 10
   Comparison of PSP11 Common Stock Before and After the Merger and the Amendments................................. 11
   Summary Financial Information................................................................................... 13
   Relationships................................................................................................... 14
Risk Factors....................................................................................................... 17
   No Arm's Length Negotiation or Independent Representatives...................................................... 17
   Change from Finite Life to Infinite Life........................................................................ 17
   Change from Investment in Mini-Warehouses to Commercial Properties.............................................. 17
   Control and Influence by PSI; Ownership Limitations and Antitakeover Provisions................................. 17
   Lower Level of Distributions After the Merger................................................................... 18
   Uncertainty Regarding Market Price of PSP11 Common Stock........................................................ 18
   Decreased Liquidity............................................................................................. 18
   Terms of Exchange Based on Appraisals Instead of Arm's Length Negotiation....................................... 18
   Limitation on Dissenters' Rights of Appraisal................................................................... 18
   Conflicts of Interest........................................................................................... 18
      Relationships Among Parties.................................................................................. 18
      Structuring of Merger by Insiders............................................................................ 18
      Benefits to Insiders......................................................................................... 18

                                                                                                                  Page
                                                                                                                  ----

      PSI's Consent to Certain Property Sales...................................................................... 19
   Cash Election Payments Less Than Recent and Proposed Sales Prices............................................... 19
   Limitation on Funding by Institutional Investors................................................................ 19
   Certain Investors Have Special Rights........................................................................... 19
   Tax Risks....................................................................................................... 19
      Tax Liability to PSP11 if Merger Treated as Taxable Event.................................................... 19
      Tax to PSP11 Shareholders who Receive Cash................................................................... 20
      Reduced Cash Flow to PSP11 Shareholders if AOPP Fails to Qualify as a REIT................................... 20
      Reduced Cash Flow to PSP11 Shareholders if PSP11 Fails to Qualify as a REIT.................................. 20
   Financing Risks................................................................................................. 20
      Dilution and Subordination................................................................................... 20
      Increased Risk of Loss of Investment from Debt............................................................... 21
   Operating Risks................................................................................................. 21
      Value of Investment Reduced by General Risks of Real Estate Owenership....................................... 21
      Lease Expirations............................................................................................ 21
      Financially Distressed Tenants............................................................................... 21
      Significant Competition Among Commercial Properties.......................................................... 21
      Reduced Property Income from Changes in Laws................................................................. 21
      Lack of Control of Properties by PSP11 Resulting from Partnership and
        Joint Venture Property Ownership Structures................................................................ 22
      Reduced Property Income from Environmental Liabilities....................................................... 22
Benefits to Insiders............................................................................................... 22
Proposal One - The Merger.......................................................................................... 24
   General......................................................................................................... 24
   Background...................................................................................................... 24
   Reasons for the Merger.......................................................................................... 29
   Alternatives to the Merger...................................................................................... 29
   No Solicitation of Other Proposals.............................................................................. 31
   Potential Benefits of the Merger................................................................................ 31
   Detriments of the Merger........................................................................................ 32
   Recommendation to PSP11 Shareholders and Fairness Analysis...................................................... 32
   Comparison of Cash Election Payments to Other Alternatives...................................................... 33
   Exchange of Properties.......................................................................................... 36
   Real Estate Portfolio Appraisal by TNG.......................................................................... 36
   Real Estate Portfolio Appraisal by Wilson....................................................................... 39
   Fairness Opinion from Jefferies................................................................................. 41
   The Merger Agreement............................................................................................ 46
   Cash Election Procedure......................................................................................... 47
   Consequences to PSP11 if the Merger Is Not Completed............................................................ 48
   Costs of the Merger............................................................................................. 48
   Accounting Treatment............................................................................................ 49
   Regulatory Requirements......................................................................................... 49
   Comparison of PSP11 Common Stock Before and After the Merger and the Amendments................................. 50
   Dissenting Shareholders' Rights of Appraisal.................................................................... 53
Proposal Two - Amendments to PSP11's Articles of Incorporation - Increased Capitalization.......................... 55
   General......................................................................................................... 55
   Common Stock.................................................................................................... 55
   Preferred Stock and Equity Stock................................................................................ 56
Proposal Three - Amendments to PSP11's Articles of Incorporation and Bylaws -  Infinite Life Entity................ 57
   General......................................................................................................... 57
   Fixed Term...................................................................................................... 57
   Competition from Corporate Officers and Directors............................................................... 57
   Shareholder Voting.............................................................................................. 58
   Transactions with Affiliates.................................................................................... 58
   Proposal for Sale or Financing of Properties.................................................................... 58

                                                                           Page
                                                                           ----
    Investment Policy...................................................... 58
    Conversion of PSP11 Common Stock Series B and C........................ 58
    Changes to Definitions................................................. 58
Proposal Four - Amendments to PSP11's Articles of Incorporation and
 Bylaws-Ownership Limitation............................................... 59
Proposal Five - Amendment to PSP11's Bylaws - Increase  in Authorized
Number of Directors........................................................ 61
Proposal Six - Adoption of 1997 Stock Option and Incentive Plan............ 62
   General................................................................. 62
   Reasons for the Plan.................................................... 62
   Description of the Plan................................................. 62
   Federal Income Tax Consequences of PSP11 Grants Under the Plan.......... 65
   New Plan Benefits....................................................... 66
Proposal Seven - Election of Directors..................................... 67
   Directors' and Committee Meetings....................................... 68
   Compensation of Directors............................................... 68
   Compensation of Executive Officers...................................... 68
   Compensation Committee Interlocks and insider Participation..............69
   Report of the Board of Directors on Executive Compensation.............. 69
   Stock Price Performance Graph........................................... 70
Approval of the Proposals.................................................. 71
   General................................................................. 71
   Security Ownership of Certain Beneficial Owners and Management.......... 71
   Solicitation of Proxies................................................. 73
Public Storage Properties XI, Inc.......................................... 74
   General................................................................. 74
   Description of PSP11's Properties....................................... 74
American Office Park Properties, Inc....................................... 78
   General................................................................. 78
   Agreement with Subsidiary of State Pension Plan......................... 78
   Proposed Stock Issuances to Institutional Investors..................... 80
   Description of AOPP's Properties........................................ 80
   Operating Partnership................................................... 82
PSI Exchange Properties.................................................... 85
AOPP's Recent and Proposed Acquisitions.................................... 86
Certain Relationships and Related Party Transactions....................... 88
   PSI's Ownership of PSP11 and AOPP Common Stock.......................... 88
   Common Executive Officers and Directors................................. 88
   Compensation to Executive Officers and Directors........................ 89
Distributions and Price Range of PSP11 Common Stock........................ 90
Selected Financial Information............................................. 91
   PSP11 Historical Financial Information.................................. 91
   AOPP Historical Financial Information................................... 92
   Comparative PSP11 Historical and Pro Forma Financial Information........ 93
Management's Discussion and Analysis of Financial Condition
  and Results of Operations................................................ 96
   PSP11 Historical........................................................ 96
   AOPP Historical......................................................... 99
Federal Income Tax Considerations..........................................104
   The Merger..............................................................104
   PSP11 Cash Election.....................................................106
   The Exchange............................................................107
   Effect of the Merger on the Federal Income Tax Treatment
     of PSP11 as a REIT....................................................107
   General Tax Treatment of PSP11 as a REIT................................108
   Taxation of U.S. Shareholders Holding PSP11 Common Stock................110
   Backup Withholding......................................................111

                                       V

                                                                          Page
                                                                          ----
   Taxation of Tax Exempt Investors........................................111
   Taxation of Non-U.S. Shareholders.......................................112
   Recent Legislation......................................................112
   Tax Aspects of PSP11's Ownership of Interests in the Operating
     Partnership...........................................................112
   Federal Tax Law Changes.................................................114
State and Local Taxes......................................................114
Legal Opinions.............................................................114
Experts....................................................................114
Independent Auditors.......................................................114
Shareholder Proposals......................................................115
Glossary...................................................................116


Historical and Pro Forma Financial Statements............................. F-1

Appendix A     -   Amended and Restated Agreement and Plan of Reorganization among PSP11, AOPP and
                   PSI dated as of December 17, 1997
Appendix B-1   -   Real Estate Appraisal Report by The Nicholson Group, Ltd. dated August 1, 1997
Appendix B-2   -   Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. dated
                   April 30, 1997
Appendix C     -   Opinion of Jefferies & Company, Inc. dated February 2, 1998
Appendix D     -   Chapter 13 of the California General Corporation Law Concerning Dissenters'
                   Rights
Appendix E-1   -   Proposed Amendment to PSP11's Articles of Incorporation - Increased
                   Capitalization
Appendix E-2   -   Proposed Amendment to PSP11's Articles of Incorporation and Bylaws - Infinite
                   Life REIT
Appendix E-3   -   Proposed Amendment to PSP11's Articles of Incorporation and Bylaws - Ownership
                   Limitation
Appendix E-4   -   Proposed Amendment to PSP11's Bylaws - Increase in Authorized Number of Directors
Appendix F     -   AOPP 1997 Stock Option and Incentive Plan

                             AVAILABLE INFORMATION

     PSP11 is required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). This material can be inspected and copied at the Commission's public reference facilities in Washington, D.C. and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or by accessing the Commission's Worldwide Web site at http://www.sec.gov. This material can also be inspected at the AMEX, 86 Trinity Place, New York, New York 10006.

     PSP11 has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This proxy statement does not contain all the information set forth in the Registration Statement. For further information, please refer to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by PSP11 with the Commission under Section 13 of the Exchange Act (File No. 1-10709) are incorporated herein by reference:
(i) the Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A dated April 30, 1997; (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and (iii) the Current Report on Form 8-K dated August 18, 1997, as amended by Form 8-K/As dated October 21, 1997, December 17, 1997 and January 29, 1998.

     PSP11 shareholders and AOPP shareholders should rely on information in this proxy statement over different information in documents previously filed. Any information in documents previously filed different from information in this proxy statement should be disregarded.

     The merger agreement, which is attached as Appendix A to this proxy statement, is also made part of this proxy statement.

     AS NOTED ABOVE, OTHER DOCUMENTS NOT INCLUDED WITH THIS PROXY STATEMENT ARE MADE A PART OF THIS PROXY STATEMENT. IF YOU WOULD LIKE COPIES OF THESE OTHER DOCUMENTS, PLEASE WRITE OR CALL THE INVESTOR SERVICES DEPARTMENT, 701 WESTERN AVENUE, GLENDALE, CALIFORNIA 91201-2397 OR BY TELEPHONE AT (818) 244-8080. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ______________, 1998. DOCUMENTS WILL BE SENT BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY AFTER YOUR REQUEST IS RECEIVED.

     PSP11 SHAREHOLDERS AND AOPP SHAREHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN DOCUMENTS TO WHICH PSP11 SHAREHOLDERS AND AOPP SHAREHOLDERS HAVE BEEN REFERRED. PSP11 HAS NOT AUTHORIZED ANYONE TO PROVIDE PSP11 SHAREHOLDERS AND AOPP SHAREHOLDERS WITH INFORMATION THAT IS DIFFERENT.

                              CAUTIONARY STATEMENT

     Statements contained in this proxy statement that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "continue" or similar terms, variations of those terms or the negative of those terms. Cautionary statements set forth in "Risk Factors" and elsewhere in this proxy statement identify important factors that could cause actual results to differ materially from those in the forward-looking statements.

                                    SUMMARY

     The following summary information is qualified by more detailed information elsewhere in this proxy statement, including in the appendices. PSP11 shareholders should review such information and the appendices carefully. All references to "AOPP" in this proxy statement refer to AOPP and its subsidiaries, including the Operating Partnership (as defined), unless the context indicates otherwise. As a result of the merger, PSP11 will replace AOPP as the sole general partner of the Operating Partnership. All references to "PSP11" in this proxy statement refer both to PSP11 before the merger and to PSP11, as the surviving corporation, after the merger, as the context requires. See "Glossary" beginning on page 111 for definitions of certain terms used in this proxy statement.

OVERVIEW OF THE MERGER

     The merger agreement provides for the following:

     . AOPP will merge into PSP11, and each share of AOPP common stock will be converted into 1.18 shares of PSP11 Common Stock (subject to a cash election right described in "Proposal One - The Merger - Cash Election Procedure").

     . Each outstanding share of PSP11 Common Stock will continue to be owned by current holders or converted into the right to receive $20.50 in cash as follows:

          . If holders of 20% or less of the outstanding PSP11 Common Stock elect to receive cash in the merger, shares held by holders electing cash will be converted into the right to receive $20.50 in cash for each share of PSP11 Common Stock. To be effective a cash election must be made by __________, 1998, in accordance with the accompanying cash election form.

          . If holders of more than 20% of the outstanding PSP11 Common Stock elect to receive cash in the merger, shares held by such holders will be converted into the right to receive $20.50 in cash on a pro rata basis to the extent of 20% of the outstanding PSP11 Common Stock and the balance of such shares will continue to be owned by PSP11 shareholders.

          . If a PSP11 shareholder does not elect cash, he or she will continue to own PSP11 Common Stock.

          . Shares held by PSP11 shareholders who have properly exercised dissenter's rights under California law will be purchased by PSP11 on the terms described under "Proposal One - The Merger - Dissenting Shareholders' Rights of Appraisal."

     . Each share of PSP11 Common Stock Series B and each share of PSP11 Common Stock Series C will be converted into .8641 share of PSP11 Common Stock (subject to a cash election right described in "Proposal One - The Merger - Cash Election Procedure").

     . PSP11 will exchange 13 predominantly mini-warehouse properties for 11 commercial properties owned by PSI.

     For a description of the terms of the merger, see "Proposal One - The Merger - The Merger Agreement."

     The PSP11 Common Stock is listed on the AMEX. On August 15, 1997, the last full trading day prior to the first announcement of the proposed merger, the reported closing sales price per share of PSP11 Common Stock on the AMEX was $20. On _________, 1998, the last full trading day prior to the date of this proxy statement, the reported closing sales price per share of PSP11 Common Stock was $____. The AOPP common stock is not listed for trading. After the merger, the PSP11 Common Stock will trade under the symbol "PSB".

OVERVIEW OF THE AMENDMENTS TO PSP11'S ARTICLES OF INCORPORATION AND BYLAWS

     Certain of the amendments modify PSP11's authorized capital stock as follows:

     . Increase the number of authorized shares of PSP11 Common Stock from 2,828,929 to 100,000,000, up to 16,858,000 of which will be issued in the merger.

     . Authorize 50,000,000 shares of preferred stock, none of which will be issued in the merger.

     . Authorize 100,000,000 shares of equity stock, none of which will be issued in the merger.

     The following amendments convert PSP11 from a "finite life" to an "infinite life" entity:

     .  Eliminate the fixed term of PSP11.

     . Eliminate the provision allowing officers and directors of PSP11 to compete with PSP11 for investment opportunities.

     . Eliminate the requirement for shareholder approval for the disposition of assets or the issuance of securities, except as required by California law.

     . Allow transactions with affiliates if approved by the independent directors upon receipt of independent appraisals or fairness opinions.

     . Modify the requirement for a proposal for the disposition of PSP11's assets if the merger is approved.

     .  Eliminate the restrictions on PSP11's investment objectives.

     . Eliminate provisions that are inapplicable upon conversion of the PSP11 Common Stock Series B and C into PSP11 Common Stock.

     One of the amendments establishes an ownership limitation for PSP11's capital stock to assist in preserving PSP11's status as a real estate investment trust. Another of the amendments changes the authorized number of directors from a range of three to five to a range of five to nine, with the exact number of directors to be initially fixed at seven.

     Approval of the merger is conditioned upon approval of all of the amendments, and approval of each of the amendments is conditioned upon approval of the merger.

SUMMARY RISK FACTORS

     The merger and the amendments to PSP11's articles of incorporation and bylaws involve certain risks and detriments that should be considered by PSP11 shareholders, including the following:

     . Change from Finite Life to Infinite Life. The investment of PSP11 shareholders is being changed from holding an interest in a specified portfolio of primarily mini-warehouse properties for a fixed period to holding an investment in an ongoing, fully-integrated real estate company with a growing portfolio of commercial properties. After the merger, PSP11 expects to change its property portfolio from time to time without shareholder approval and does not expect to sell its properties within a fixed period of time. Accordingly, PSP11 shareholders will only be able to liquidate their investment by selling their shares. The market value of their shares may or may not reflect the full fair market value of PSP11's assets.

     . Control and Influence by PSI and Ownership Limitations. PSI owns approximately 43% of the AOPP common stock. PSI and its executive officers have significant relationships with PSP11, and PSI and B. Wayne Hughes, the chief executive officer of each of PSI and PSP11, own in the aggregate approximately 37% of the capital stock of PSP11. After the merger, the ownership of PSP11 by public shareholders will be reduced from approximately 63% to 11% (7% assuming completion of pending AOPP transactions) while that of PSI will increase from approximately 37% to 43% (27% assuming completion of pending AOPP transactions). Also, PSP11's articles of incorporation restrict the number of shares that may be owned by any other person, the partnership agreement of the Operating Partnership (the "Operating Partnership Agreement") contains an anti-takeover provision and PSI has entered into a voting agreement with a large investor in AOPP that provides PSI even more control. These factors will limit the control of PSP11 by public shareholders and prevent any takeover not approved by PSI.

     . Lower Level of Distributions After the Merger. The level of distributions to holders of PSP11 Common Stock will be significantly lower after than before the merger.

     . No Arm's Length Negotiation or Independent Representatives. The merger has not been negotiated at arm's length. No independent persons were hired to negotiate the terms of the merger on behalf of PSP11. If such persons had been hired, the terms of the merger may have been more favorable to PSP11 shareholders. In addition, no person was asked to make an offer to buy PSP11's properties. Such an offer could have generated an alternative transaction to the merger that PSP11 shareholders would have considered preferable to the merger.

     . Conflicts of Interest. Conflicts of interest exist between PSP11 and its related parties, primarily PSI, in connection with the merger and PSP11's continuing operations. In particular, for a period of 10 years, PSP11 will be restricted from selling any of 13 designated properties without PSI's consent. In the absence of such conflicts, the terms of the merger may have been more favorable to PSP11 shareholders.

     . Change from Investment in Mini-warehouses to Commercial Properties. After the merger, PSP11 intends to focus on the ownership and operation of commercial properties, instead of mini-warehouses. Commercial properties present certain risks not associated with mini-warehouses: commercial properties are larger; there are fewer leases and for longer terms; and capital expenditures tend to be higher. Furthermore, PSI and its affiliates operate significantly less commercial space (5,900,000 square feet at September 30, 1997) than mini-warehouse space (67,800,000 square feet at September 30, 1997). AOPP has recently acquired or proposes to acquire 14 properties containing 3,621,300 square feet of commercial space that it did not previously operate. See "Risk Factors - Operating Risks."

     . Uncertainty Regarding Market Price of PSP11 Common Stock. The market price of PSP11 Common Stock may decrease because of adverse reactions to the merger based on the significant change in the nature of the investment of PSP11 shareholders and in PSP11's business.

     . Decreased Liquidity. The merger may decrease the liquidity of the PSP11 Common Stock.

     . Terms of Exchange Based on Appraisals Instead of Arm's Length Negotiations. The terms of the exchange of 13 of PSP11's properties for 11 of PSI's properties under the merger agreement are based on independent third party appraisals. However, appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of these properties. There can be no assurance that if these properties were sold, they would be sold at the appraised values; the sales price might be higher or lower.

     . Limitation on Dissenters' Rights of Appraisal. Under California law, PSP11 shareholders will be entitled to dissenters' rights of appraisal in connection with the merger only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP11 Common Stock.

     . Cash Election Payments Less Than Recent and Proposed Sales Prices. The cash election payment in the merger of $20.50 per share is less than the implied price of approximately $22.50 per share paid and to be paid in recent and proposed stock sales by AOPP to third parties.

     . Limitation on Funding by Institutional Investors. Certain institutional investors are required to provide additional funding to AOPP (PSP11 after the merger) only if the properties proposed to be acquired with such funding meet certain acquisition criteria or are otherwise approved by those institutional investors.

     . Certain Investors Have Special Rights. After the merger, certain investors in AOPP will have rights in PSP11, such as the right to approve nominees to PSP11's board of directors and the right to require registration of their shares, not available to public PSP11 shareholders.

     . Increased Risk of Loss of Investment from Debt. After the merger, PSP11 may incur debt. The use of debt increases the risk of loss of investment.

     . Possible Future Dilution. After the merger, the interests of PSP11 shareholders can be reduced through the issuance of additional stock, including preferred stock that would prevent payment of distributions on PSP11 Common Stock unless distributions are paid on the preferred stock.

     . Tax to PSP11 Shareholders Upon Receipt of Cash. PSP11 shareholders who receive any cash in connection with the merger may recognize a taxable gain.

BENEFITS TO INSIDERS

     The merger and the amendments to PSP11's articles of incorporation and bylaws involve certain benefits to AOPP and its shareholders, primarily PSI, which owns 43% of the AOPP common stock, including the following:

     . Control of PSP11. After the merger, PSI's ownership of PSP11 will increase from approximately 37% to 43% (27% upon completion of pending AOPP transactions). This ownership will prevent any takeover of PSP11 not approved by PSI.

     . Avoid Market Risks of IPO. AOPP intends to become publicly-traded. The merger avoids the market risks and costs of an initial public offering and enables the surviving corporation to use PSP11's existing AMEX listing.

     . Avoid Unwinding Transaction. AOPP has acquired six properties from a subsidiary of a state pension plan. The subsidiary has the option to unwind the transaction if AOPP is not publicly traded within 18 months. The merger will eliminate this risk for AOPP.

     . Avoid Repurchase of Shares. AOPP has an agreement to issue up to $155,000,000 of common stock to a group of institutional investors. The institutional investors have the right to require AOPP to repurchase their shares if AOPP is not publicly traded within 18 months. The merger will eliminate this risk for AOPP.

     . Lower Cost of Capital. AOPP believes that the cost of raising capital as a publicly-traded corporation after the merger would be less than in an initial public offering. AOPP estimates that underwriting commissions are approximately 7% in an initial public offering compared with 5% in a secondary offering. There can be no assurance as to PSP11's ability or cost for raising capital after the merger.

     . Liquidity. Currently, no public trading market exists for AOPP common stock. Consequently, the AOPP shareholders' investment is illiquid. Upon completion of the merger, they will own PSP11 Common Stock with liquidity.

     . Mini-warehouses to PSI. PSI, which is seeking to increase its ownership of mini-warehouses, will acquire 13 mini-warehouses from PSP11.

     . PSI Avoids Taxable Gain. For a period of 10 years, PSP11 will be restricted from selling any of 13 designated properties without PSI's consent. PSI would incur a taxable gain upon a sale.

See "Benefits to Insiders."

ADOPTION OF AOPP 1997 STOCK OPTION AND INCENTIVE PLAN

     PSP11 proposes to assume and adopt AOPP's 1997 Stock Option and Incentive Plan (the "Plan"). If this proposal is approved, 1,500,000 shares of PSP11 Common Stock will be available after the merger is approved for issuance under the Plan pursuant to options assumed in the merger and options and other awards granted after the merger is approved. For a description of the terms of the assumption of outstanding options, see "Proposal One - The Merger - The Merger Agreement - Assumption of Outstanding Options" and for a description of the terms of the Plan, see "Proposal Six - Adoption of 1997 Stock Option and Incentive Plan."

     Approval of the merger is conditioned on approval of the Plan, and approval of the Plan is conditioned upon approval of the merger.

ELECTION OF DIRECTORS

     At the annual meeting, PSP11's shareholders will be asked to elect seven directors of PSP11, to hold office until the next annual meeting and until their successors are elected and qualified. Approval of the merger and the bylaw amendment increasing the authorized number of directors are conditioned on the election of the director nominees, and the election of the director nominees is conditioned on approval of the merger and the bylaw amendment increasing the authorized number of directors. See "Proposal Seven - Election of Directors."

MEETING AND VOTE REQUIREMENTS OF PSP11 SHAREHOLDERS

Meeting date                     _________, 1998 at 10:00 a.m.

Record date                      January 22, 1998

Purpose To approve the merger agreement and the amendments to PSP11's articles of incorporation and bylaws, to assume and adopt the Plan and to elect directors

Shares outstanding               1,819,937 shares of PSP11 Common Stock
                                 707,071 shares of PSP11 Common Stock Series B and C

Vote required                    Majority of outstanding shares of PSP11 Common
                                 Stock and PSP11 Common Stock Series B and C, voting together as a class, is required to approve the merger agreement, the amendments to PSP11's articles of incorporation and bylaws and the Plan*

Percentage ownership of total
combined outstanding shares of
PSP11 Common Stock and PSP11
Common Stock Series B and C      36.8%
Owned by PSI and Hughes
_______________

* See "Approval of the Proposals" for the vote required for the election of directors. Under the bylaws of PSP11, the PSP11 Common Stock Series B and C will be voted with the holders of a majority of the unaffiliated shares of the PSP11 Common Stock.

PSP11

     PSP11 is a real estate investment trust ("REIT") organized as a California corporation that was formed to succeed to the business of Public Storage Properties XI, Ltd., a California limited partnership (the "PSP11 Partnership"), in a reorganization transaction completed on December 31, 1990. PSP11 owns 15 properties located in seven states: 11 mini-warehouses, two commercial properties and two properties that combine mini-warehouse and commercial space. All of these facilities are operated under the "Public Storage" name. See "Public Storage Properties XI, Inc. - Description of PSP11's Properties." The PSP11 Common Stock is traded on the AMEX under the symbol "PSM".

     PSP11's properties are managed by PSI and AOPP. PSP11's operations are under the general supervision of its three-member board of directors, consisting of an executive officer of PSI and two other directors. PSP11's bylaws provide that PSP11 shareholders be presented with a proposal in 1997 for the sale of PSP11's properties and liquidation. See "- Background and Reasons for the Merger" and "- Relationships."

     Under the merger agreement, PSP11 will exchange its 11 mini-warehouses and two properties that combine mini-warehouse and commercial space for 11 commercial properties owned by PSI. After the merger, PSP11 intends to focus on the ownership and operation of commercial properties.

AOPP

     AOPP was originally organized in 1986 as a California corporation to serve as the manager of the commercial properties owned by PSI and its related entities. In January 1997, AOPP was reorganized to succeed to the commercial properties business of PSI, becoming a fully-integrated, self-administered and self-managed REIT. AOPP conducts substantially all of its business as the sole general partner of American Office Park Properties, LP (the "Operating Partnership").

     In January 1997, as part of the reorganization, PSI and its consolidated partnerships transferred commercial properties to AOPP and the Operating Partnership. At September 30, 1997, AOPP and the Operating Partnership owned 42 properties located in 10 states. The Operating Partnership also manages an additional 49 properties owned by PSI and its related entities. As of December 31, 1997, AOPP owned a 35% partnership interest in the Operating Partnership. The balance of the Operating Partnership is owned by PSI, its consolidated partnerships and certain third parties. PSI owns 43% of the AOPP common stock (25% assuming pending AOPP transactions).

     Since September 30, 1997, AOPP has acquired six properties from a subsidiary of a state pension plan and two properties from other third parties. AOPP has agreements in principle to acquire three properties from other third parties and has an agreement to issue up to $155,000,000 of shares of common stock to a group of institutional investors. There can be no assurance that any of these agreements will be implemented or completed. See "American Office Park Properties, Inc. - Agreement with Subsidiary of State Pension Plan," "- Proposed Stock Issuances to Institutional Investors" and "AOPP's Recent and Proposed Acquisitions."

PSI

     PSI is a fully integrated, self-administered and self-managed REIT, organized as a California corporation that acquires, develops, owns and operates mini-warehouses. PSI is the largest owner and operator of mini-warehouses in the United States. Through its ownership of AOPP, PSI also has an interest in commercial properties. At September 30, 1997, PSI had equity interests (through direct ownership, as well as general and limited partnership and capital stock interests) in 1,070 mini-warehouses located in 38 states.

     The principal executive offices of PSP11, AOPP and PSI are located at 701 Western Avenue, Glendale, California 91201-2397. The telephone number is (818) 244-8080.

BACKGROUND AND REASONS FOR THE MERGER

     THE MERGER HAS BEEN INITIATED AND STRUCTURED BY AN EXECUTIVE OFFICER OF AOPP AND BY INDIVIDUALS WHO ARE EXECUTIVE OFFICERS OF BOTH PSI AND PSP11. A SPECIAL COMMITTEE COMPOSED OF THE INDEPENDENT DIRECTORS OF PSP11, VERN O. CURTIS AND JACK D. STEELE, HAS REVIEWED AND RECOMMENDED FOR APPROVAL THE TERMS OF THE MERGER, AND THE BOARD OF DIRECTORS OF PSP11, BASED ON RECOMMENDATIONS OF THE SPECIAL COMMITTEE WHICH THE BOARD OF DIRECTORS HAS ADOPTED, AND ON THE OPINION OF A FINANCIAL ADVISOR IN WHICH IT CONCURS, BELIEVES THAT THE MERGER IS FAIR TO THE PUBLIC PSP11 SHAREHOLDERS AND RECOMMENDS THAT PSP11 SHAREHOLDERS VOTE FOR THE MERGER. THE MERGER HAS NOT BEEN NEGOTIATED AT ARM'S LENGTH, AND ONE OF THE THREE MEMBERS OF THE PSP11 BOARD OF DIRECTORS HAS SUBSTANTIAL CONFLICTS OF INTEREST.

     PSP11 was organized to succeed to the business of the PSP11 Partnership in a reorganization transaction completed in December 1990. As a result of the reorganization, PSP11 included a provision in its bylaws that required its shareholders to be presented with a proposal in 1997 to sell or finance all or substantially all of its properties. See "Proposal One - The Merger - Background." IF APPROVED BY THE SHAREHOLDERS OF PSP11, THE MERGER WOULD OBVIATE THE OBLIGATION OF PSP11 TO PRESENT SUCH A PROPOSAL TO ITS SHAREHOLDERS. IF NOT APPROVED, PSP11 INTENDS TO PRESENT THE SHAREHOLDERS OF PSP11 WITH A PROPOSAL FOR THE DISPOSITION OF ITS PROPERTIES AS CONTEMPLATED BY ITS BYLAWS.

     AOPP, which was reorganized in January 1997, intends to increase its asset and capital base through the acquisition of real estate assets for cash or capital stock and to become publicly traded either through the merger or an initial public offering in order to have access to the public securities markets and to increase the liquidity of AOPP shareholders. AOPP believes that the merger avoids the market risks and certain costs of an initial public offering.

After the merger, the surviving corporation intends to continue to increase its asset and capital base. See "- Benefits to Insiders."

     On August 16, 1997, the PSP11 Board of Directors, based on recommendations of its special committee, which were adopted by the Board of Directors, approved the merger and determined to recommend that PSP11 shareholders vote for the merger. The special committee was advised by Jefferies & Company, Inc. ("Jefferies"), as financial adviser, and Hogan & Hartson L.L.P. as legal counsel.

     The PSP11 Board of Directors and its special committee believe that the consideration to be received in the merger by holders of up to 20% of the outstanding PSP11 Common Stock ($20.50 per share) compares favorably with a range of estimated going-concern values per share of PSP11 Common Stock, an estimated liquidation value per share of PSP11 Common Stock and the book value per share of PSP11 Common Stock. The PSP11 Board of Directors and its special committee recognize that this comparison is subject to significant assumptions, qualifications and limitations. See "Proposal One - The Merger - Comparison of Cash Election Payments to Other Alternatives."

     Prior to concluding that the merger should be proposed to PSP11 shareholders, the PSP11 Board of Directors and the special committee compared three alternatives to the merger - liquidation of PSP11, continued operation of PSP11 and a merger of PSP11 into PSI. Based upon a comparison of the potential benefits and detriments of the merger with the other alternatives, the PSP11 Board of Directors and the special committee have concluded that the merger is more attractive to PSP11 shareholders than any of the alternatives considered. The PSP11 Board of Directors did not solicit any proposals for the acquisition of PSP11 or its properties. See "Proposal One - The Merger - No Solicitation of Other Proposals."

     In comparing the merger to other alternatives, the PSP11 Board of Directors and its special committee noted the following:

     Liquidation. Based on a real estate portfolio appraisal, the PSP11 Board of Directors estimates that the liquidation value per share of PSP11 Common Stock is not significantly different from its average trading price prior to the announcement of the merger. However, if PSP11 liquidated its assets through asset sales to unaffiliated third parties, PSP11 shareholders would not need to rely upon the real estate portfolio appraisal to estimate the fair market value of PSP11's properties.

     Continued Operation. Nothing requires the liquidation or merger of PSP11 at this time. PSP11 is operating profitably. Continued operation should provide PSP11 shareholders with continued distributions of net operating cash flow and participation in future appreciation of PSP11's properties, as well as avoiding many of the risks described under "Risk Factors." However, continued operation would fail to secure the potential benefits of the merger described under "Proposal One - The Merger - Potential Benefits of the Merger."

     Merger with PSI. A merger of PSP11 into PSI, which generally owns the same type of properties as PSP11, would provide PSP11 shareholders with greater liquidity, diversification and opportunity for growth than they have as shareholders of PSP11. However, the estimated net asset value per share of PSP11 Common Stock was about the same as the trading price of the PSP11 Common Stock before the announcement of the proposed merger between PSP11 and AOPP. Accordingly, a merger between PSP11 and PSI would not have provided PSP11 shareholders with any premium to the trading price of their shares and may not have been approved by PSP11 shareholders.

POTENTIAL BENEFITS OF THE MERGER

     The PSP11 Board of Directors believes that the merger should result in the following benefits to PSP11 and the public PSP11 shareholders:

     . By combining with AOPP which has substantial experience with commercial properties, PSP11 will become a fully-integrated and self-managed real estate company with expertise in the acquisition, operation and leasing of commercial properties.

     . The merger will increase PSP11's asset and capital base, providing PSP11 with interests in a larger number of properties than before the merger.

     . As an "infinite life" entity PSP11 will be able to grow through the issuance of additional securities, the reinvestment of cash flow and the acquisition of additional properties.

     . As a fully-integrated and self-managed real estate company, PSP11 should be more attractive to institutional investors.

     . PSP11 will be able to expand its holdings in commercial properties without a proportionate increase in property management fees, which would have resulted had its current commercial property management agreement remained in effect.

     . After the merger, PSP11 will have sufficient size and financial position to seek a rating of certain of its securities from national credit rating agencies. If PSP11's securities were favorably rated, PSP11's ability to raise capital at a lower cost will be enhanced.

DETRIMENTS OF THE MERGER

     For a summary of certain risks and detriments of the merger, refer to "- Summary Risk Factors" beginning on page 3.

RIGHTS OF DISSENTING SHAREHOLDERS

     Under California law, holders of PSP11 Common Stock will be entitled to dissenters' rights only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP11 Common Stock. A dissenting PSP11 shareholder who wishes to require PSP11 to purchase his or her shares of PSP11 Common Stock must:

           (1) vote against the merger any or all of the shares of PSP11 Common Stock entitled to be voted (shares of PSP11 Common Stock not voted are not considered to be voted against the merger and will not be counted toward the 5% minimum for dissenters' rights to exist); provided that if a PSP11 shareholder votes part of the shares entitled to be voted in favor of the merger, and fails to specify the number of shares voted, it is conclusively presumed under California law that such shareholder's approving vote is with respect to all shares entitled to be voted;

           (2) make written demand upon PSP11 or its transfer agent, which is received not later than the date of the meeting of shareholders of PSP11, setting forth the number of shares of PSP11 Common Stock demanded to be purchased by PSP11 and a statement as to claimed fair market value of such shares at August 15, 1997; and

           (3) submit for endorsement, within 30 days after the date on which the notice of approval of the merger by PSP11 shareholders is mailed to such shareholders, to PSP11 or its transfer agent the certificates representing any shares in regard to which demand for purchase is being made, or to be exchanged for certificates of appropriate denominations so endorsed, with a statement that the shares are dissenting shares.

     The provisions of California law governing appraisal rights are technical in nature and complex. PSP11 shareholders desiring to exercise appraisal rights and to obtain appraisal of the fair value of their shares should consult counsel, since the failure to comply strictly with these provisions may result in a waiver or forfeiture of their appraisal rights. A copy of the applicable provisions of California law is attached hereto as Appendix D. See "Proposal One - The Merger - Dissenting Shareholders' Rights of Appraisal."

FEDERAL INCOME TAX MATTERS

     The merger is intended to qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").
No gain or loss would be recognized by PSP11 shareholders who retain all of their PSP11 Common Stock. PSP11 shareholders who receive cash in exchange for their PSP11 Common Stock pursuant to the exercise of dissenters' rights generally will recognize capital gain or loss for federal income tax purposes in an amount equal to the difference between their adjusted basis in the surrendered PSP11 Common Stock and the amount of cash received in exchange for the surrendered PSP11 Common Stock. A PSP11 shareholder's receipt of cash pursuant to a cash election generally will be treated as a redemption of the surrendered PSP11 shares and the treatment accorded to a redemption for federal income tax purposes (as distinguished from a sale, exchange or other disposition) can only be determined on the basis of particular facts as to each shareholder at the time of the redemption. See "Federal Income Tax Considerations - The Merger" and "- The Cash Elections."

     Hogan & Hartson L.L.P., counsel to the special committee of the Board of Directors of PSP11, has rendered an opinion that the merger will constitute a reorganization under the Code. See "Federal Income Tax Considerations - The Merger." Hogan & Hartson L.L.P. also has rendered an opinion to the effect that PSP11 is organized in conformity with the requirements for qualification as a REIT and its proposed method of operation following the merger will enable PSP11 to continue to meet the requirements for qualification as a REIT. See "Federal Income Tax Considerations - Effect of the Merger and the Cash Elections on the Federal Income Tax Treatment of PSP11 as a REIT."

RECOMMENDATIONS; OPINION OF FINANCIAL ADVISOR

     RECOMMENDATIONS OF PSP11 BOARD OF DIRECTORS TO PSP11 SHAREHOLDERS. Based upon an analysis of the merger, the special committee and PSP11 Board of Directors have concluded that (i) the terms of the merger are fair to holders of PSP11 Common Stock, (ii) after comparing the potential benefits and detriments of the merger with those of several alternatives, the merger is more advantageous to such PSP11 shareholders than such alternatives and (iii) PSP11 shareholders should vote for the merger. The merger has not been negotiated at arm's length and one of the three members of the PSP11 Board of Directors has substantial conflicts of interest.

     The special committee and the PSP11 Board of Directors based their conclusions on the following factors: (i) the bylaws of PSP11 require a proposal for the sale or financing of PSP11's properties in 1997; (ii) the merger provides PSP11 shareholders with the opportunity to retain their investment in PSP11 or, in the alternative, with respect to up to 20% of the outstanding PSP11 Common Stock, receive $20.50 in cash, which is higher than the estimated liquidation value per share after costs of such liquidation; (iii) the exchange of PSP11 properties for PSI properties is based on appraisals by independent appraisers and PSP11 has received a fairness opinion from Jefferies relating to the consideration to be paid by PSP11 in the merger; (iv) the merger is required to be approved by a majority of the shares of PSP11 Common Stock and PSP11 Common Stock Series B and C entitled to vote on the merger, counted together as a single class, with the shares of PSP11 Common Stock Series B and C voting with a majority of the shares of PSP11 Common Stock held by unaffiliated owners and, subject to certain limitations, PSP11 shareholders will have the right to exercise dissenters' rights; and (v) based on certain significant assumptions, qualifications and limitations, the consideration to be received by holders of up to 20% of the outstanding PSP11 Common Stock through cash elections compares favorably with other alternatives.

     ABSENCE OF ARM'S LENGTH NEGOTIATION. The terms of the merger are not the result of arm's length negotiation. The PSP11 Board of Directors believes that the absence of independent representatives to negotiate the merger does not undermine the fairness of the merger because the terms of the merger have been reviewed and approved by the special committee, which is comprised of independent directors.

     FAIRNESS OPINION FROM JEFFERIES. Jefferies was engaged by PSP11 through the special committee to deliver a written summary of its determination as to the fairness of the merger consideration to the public PSP11 shareholders from a financial point of view. The full text of the opinion is set forth in Appendix C to this proxy statement. Subject to the assumptions, qualifications and limitations contained therein, the fairness opinion concludes that, as of the date of the fairness opinion, the consideration to be paid by PSP11 in the merger is fair to the public PSP11 shareholders from a financial point of view. Jefferies was not requested to, and therefore did not: (i) select the method of determining the terms of the merger; (ii) make any recommendation to the PSP11 shareholders with respect to whether to approve or reject the merger or whether to make cash elections; or (iii) express any opinion as to the business decision to effect the merger, alternatives to the merger, or tax factors resulting from the merger or relating to PSP11's qualification as a REIT. Jefferies' opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of its analysis. See "Proposal One - The Merger - Fairness Opinion from Jefferies."

COMPARISON OF PSP11 COMMON STOCK BEFORE AND AFTER THE MERGER AND THE AMENDMENTS

     The information below summarizes certain principal differences between the PSP11 Common Stock before and after the merger and the amendments to PSP11's articles of incorporation and bylaws and the effect of the merger and the amendments on PSP11 shareholders who retain their PSP11 Common Stock in the merger (set forth in italics below each caption). For an expanded discussion of these and other comparisons and effects, see "Proposal One - The Merger - Comparison of PSP11 Common Stock Before and After the Merger and the Amendments."

    BEFORE THE MERGER               AFTER THE MERGER AND THE AMENDMENTS

                       INVESTMENT OBJECTIVES AND POLICIES


To provide (i) quarterly        To maximize funds from operations ("FFO")
cash distributions from         allocable to holders of PSP11 Common Stock and
operations and (ii)             to increase shareholder value through internal
long-term capital gains         growth and acquisitions.  FFO is a supplemental
through appreciation in the     performance measure for equity REITs used by
value of properties.            industry analysts.  FFO does not take into
                                consideration principal payments on debt, capital improvements, distributions and other obligations of PSP11. Accordingly, FFO is not a substitute for the net cash provided by operating activities or net income as a measure of the liquidity or operating performance of PSP11. An increase in PSP11's FFO will not necessarily correspond with an increase in distributions to holders of PSP11 Common Stock.


     Holders who retain PSP11 Common Stock rather than make cash elections will be changing their investment from a "finite-life" to an "infinite life" entity, and they will be able to realize the value of their investment only by selling the PSP11 Common Stock. After the merger and the amendments, the interest of PSP11 shareholders can be diluted through the issuance of additional securities, including securities that would have priority over PSP11 Common Stock as to cash flow, distributions and liquidation proceeds. PSP11 will be able to issue additional shares of common, preferred and equity stock without shareholder approval, subject to the rules of the AMEX and California law. There is no assurance that any such securities will be issued. The preferred stock and the equity stock are issuable from time to time in one or more series and would, if issued, have rights, including dividend rights, conversion rights, voting rights, redemption price and liquidation rights, as may be determined by PSP11's Board of Directors. The level of distributions to holders of PSP11 Common Stock will be significantly lower after than before the merger. See "Risk Factors - Lower Level of Distributions After the Merger," "- Uncertainty Regarding Market Price of PSP11 Common Stock" and "- Financing Risks - Dilution and Subordination."

                                OWNERSHIP BY PSI


PSI owns 37% of the capital     PSI will own 43% of the PSP11 Common Stock (27%
stock of PSP11.                 assuming completion of pending AOPP
                                transactions) and 70% assuming conversion of PSI's interest in the Operating Partnership (54% assuming completion of pending AOPP transactions).


     The merger will result in a shift in control of PSP11 from the public shareholders to PSI. See "Risk Factors - Control and Influence by PSI; Ownership Limitations and Antitakeover Provisions."

    BEFORE THE MERGER               AFTER THE MERGER AND THE AMENDMENTS

                              BORROWING POLICIES

Not permitted to incur                 Permitted to borrow in furtherance of its
borrowings in acquisition              investment objectives, subject to certain
of properties.                         limitations.

     PSP11 will be able to incur debt in the acquisition of properties and to reinvest proceeds from borrowings. The incurrence of debt increases the risk of loss of investment.

                          TRANSACTIONS WITH AFFILIATES


Restricted from entering               Restricted from acquiring properties
into a variety of business             from its affiliates or from selling
transactions with its                  properties to them unless the
affiliates without                     transaction is approved by a majority
shareholder approval.                  of PSP11's independent directors and is
                                       fair to PSP11 based on an independent
                                       appraisal or fairness opinion.

     It will be easier for PSP11 to enter into transactions with its affiliates because shareholder approval will not be required.

                PROPERTIES (Pro forma as of September 30, 1997)


15 wholly owned                        Direct and indirect equity interests in
predominantly                          66 commercial properties with 7,782,000
mini-warehouse properties              net rentable square feet of space in 10
with 929,000 net rentable              states.  See "AOPP Recent and Proposed
square feet of space in                Acquisitions" for information on
seven states.                          properties acquired by AOPP since
                                       September 30, 1997.


     Because after the merger PSP11 will own substantially more property interests in more states than before, PSP11's results of operations will be less affected by the operations of a single property, and it will be more difficult to liquidate PSP11 within a reasonable period of time.

  PSP11 will own and operate commercial properties instead of mini-warehouses. Commercial properties present certain risks not associated with mini-warehouses: commercial properties are larger; there are fewer leases and for longer terms; and capital expenditures tend to be higher. See "Risk Factors - Change in Nature of Investment" and "- Operating Risks."

  After the merger PSP11 intends to acquire commercial properties and to incur mortgage debt as appropriate. PSP11 has no plans for the disposition of assets; under the merger agreement, PSP11 will exchange 13 predominantly mini-warehouse properties for 11 commercial properties owned by PSI. See "Proposal One - The Merger - Exchange of Properties."

        ADDITIONAL ISSUANCES OF SECURITIES AND ANTI-TAKEOVER PROVISIONS


PSP11 shareholders must                Subject to the rules of the AMEX and
approve all additional                 applicable provisions of California law,
issuances of capital stock.            PSP11 intends to issue authorized
                                       capital stock without shareholder
                                       approval.


  Given the ownership level of PSP11 Common Stock by PSI, PSP11's greater flexibility to issue capital stock, including senior securities with special voting rights and priority over PSP11 Common Stock, an anti-takeover provision in the Operating Partnership Agreement and a voting agreement, after the merger and the amendments, PSP11 should be in a better position to deter attempts to obtain control in transactions not approved by its Board of Directors, and PSP11 shareholders could be less likely to benefit from a takeover not approved by PSP11's Board of Directors. Both before and after the merger and the amendments, PSP11's organizational documents restrict the number of shares that may be owned by any person other than PSI.

                         SUMMARY FINANCIAL INFORMATION

               (IN THOUSANDS, EXCEPT PER SHARE AND FACILITY DATA)

The following table sets forth certain summary historical and pro forma financial information on PSP11.

                                      Nine Months Ended September 30, 1997                    Year Ended December 31, 1996
                               -------------------------------------------------  ------------------------------------------------
                                                    PSP11              PSP11                            PSP11             PSP11
                                                 Post-Merger        Post-Merger                      Post-Merger       Post-Merger
                                                 (Pro Forma)        (Pro Forma)                      (Pro Forma)       (Pro Forma)
                                   PSP11           No Cash         Maximum Cash        PSP11           No Cash         Maximum Cash
                                (Historical)     Elections(3)      Elections(3)     (Historical)     Elections(3)      Elections(3)
                               --------------  ----------------  ---------------  ---------------  ---------------  --------------
OPERATING DATA:

     Total revenues                 $ 5,699         $ 52,981            $ 52,981         $7,253          $66,490            $66,490
     Depreciation and
      amortization                      877            9,533               9,533          1,150           12,709             12,709
     Interest expense                     -            1,549               1,824              3            1,949              2,316
     Net income                     $ 2,596         $ 14,602            $ 14,291         $3,155          $16,556            $16,167

Per Share of Common Stock
     Net income (1)(2):
       Primary                        $1.32            $1.04               $1.04          $1.59            $1.18              $1.18
       Fully-diluted                   1.03                                                1.24
     Weighted average shares
      of Common Stock:
       Primary                        1,820           14,088              13,724          1,831           14,088             13,724
       Fully-diluted                  2,527                                               2,538

BALANCE SHEET DATA (AS OF
 SEPTEMBER 30, 1997):
     Total assets                   $28,809         $451,335            $449,032
     Total debt                           -           26,900              32,059
     Shareholders' Equity           $27,170         $284,653            $277,191

PROPERTY DATA:
  Business parks:
     Net rentable square
      feet at end of period
      (000's)                           191            7,782               7,782            191            7,782              7,782
  Number of facilities with
   business park space at end
   of period                              4               66                  66              4               66                 66
  Weighted average occupancy
   for the period                       98%              96%                 96%            97%              96%                96%
  Weighted average monthly
   realized rent per occupied
   square feet for the period         $ .63            $ .77               $ .77          $ .60            $ .73              $ .73
  Mini-warehouses:
   Net rentable square feet at
    end of period (000's)               738                -                   -            738                -                  -
  Number of facilities with
   mini-warehouse space at end
   of period                             13                -                   -             13                -                  -
  Weighted average occupancy
   for the period                       93%                -                   -            92%                -                  -
  Weighted average monthly
   realized rent per occupied
   square feet for the period         $ .74                -                   -         $  .72                -                  -

---------------
(1) Net income per share for PSP11 is presented on a primary and fully diluted basis. Primary earnings per share represents the shareholders' rights to distribution out of the respective period's net income, which is calculated by dividing net income after reduction for any distributions made to the holders of the PSP11 Common Stock Series B (holders of the PSP11 Common Stock Series C are not entitled to cash distributions) by the weighted average number of shares of PSP11 Common Stock. Fully diluted earnings per share assumes conversion of the PSP11 Common Stock Series B and C into PSP11 Common Stock.

(2) In connection with the reorganization of the PSP11 Partnership, PSP11 issued PSP11 Common Stock and PSP11 Common Stock Series B and C. The capital structure of PSP11 was designed to reflect the economic rights of the limited partners and general partners in the predecessor partnership and the capital shares were distributed to the limited and general partners in respect of their interests in the predecessor partnership.

    PSP11 Common Stock shares are entitled to 100% of cash distributions from operations from PSP11 until (a) the sum of (1) all cumulative dividends and other distributions from all sources to the holders of PSP11 Common Stock and (2) the cumulative predecessor partnership distributions from all sources with respect to all units equal (b) the product of $20 multiplied by the number of the then-outstanding shares of PSP11 Common Stock, at which time PSP11 Common Stock Series B and C will automatically convert to PSP11 Common Stock. As of September 30, 1997, conversion will occur with respect to PSP11 when $5,397,000 in additional distributions are made to holders of PSP11 Common Stock (assuming no further repurchases of PSP11 Common Stock).

(3) The pro forma financial data assumes that the transactions which occurred during 1996 and 1997 as described in the Notes to Pro Forma Financial Statements occurred at the beginning of 1996. Pro forma per share amounts are based on the number of shares of PSP11 Common Stock assumed to be outstanding during each period, after giving effect to the issuance of shares of PSP11 Common Stock in the merger. The per share information assumes the cancellation of 47,824 PSP11 Common Stock Series C shares in accordance with a preexisting agreement, the conversion of each remaining share of PSP11 Common Stock Series B and C into 0.8641 share of PSP11 Common Stock and the issuance of 1.18 shares of PSP11 Common Stock for each share of AOPP common stock in the merger.

RELATIONSHIPS

     The following charts show the relationships among PSP11, AOPP and PSI both before and after the merger (assuming maximum cash elections). The properties of PSP11 are managed by PSI, the largest shareholder of PSP11 and AOPP, and by AOPP, under the supervision of PSP11's Board of Directors.

                           BEFORE MERGER INTO PSP11
                        (pro forma to reflect proposed
                              AOPP transactions)

                             [Chart omitted here]

Description of graphic:

A diagram illustrating the ownership and certain other relationships before the merger, pro forma to reflect proposed AOPP transactions: The Hughes Family owns 35% and public shareholders own 65% of the Common Stock of PSI. PSI (a REIT) manges miniwarehouses (including those owned by PSP11) and owns and operates miniwarehouses. PSI also owns some commercial properties (managed by American Office Park Properties, L.P., the Operating Partnership), some of which are to be exchanged for the 13 miniwarehouse properties owned by PSP11 (a REIT). PSI owns 37% and public shareholders own 63% of PSP11. PSP11 owns 2 commercial properties (managed by the Operating Partnership) and 13 miniwarehouses to be exchanged with PSI. PSI owns 25%, Acquiport owns 32%, Institutional Investors own 42% and other investors own 1% of AOPP (a REIT). AOPP is to merge into PSP11. AOPP owns general partner and limited partner interests aggregating a 58% interest and PSI owns a limited partner interest representing a 40% interest in the Operating Partnership. The Operating Partnership owns and manages commercial properties.

    SOLID LINES INDICATE OWNERSHIP INTERESTS AND BROKEN LINES INDICATE OTHER RELATIONSHIPS


     At December 31, 1997, B. Wayne Hughes and members of his family owned 35.4% of PSI Common Stock (39.5% upon conversion of PSI Class B Common Stock). Percentage ownership of PSP11 by PSI is the total combined outstanding shares of the PSP11 Common Stock and the PSP11 Common Stock Series B and C owned by both PSI and B. Wayne Hughes.

                            AFTER MERGER INTO PSP11
               (pro forma to reflect proposed AOPP transactions
                     and assuming maximum cash elections)

                             [Chart omitted here]

Description of graphic:

A diagram illustrating the ownership and certain other relationships after the merger, pro forma to reflect proposed AOPP transactions and assuming maximum cash elections: The Hughes Family owns 35% and public shareholders own 65% of the Common Stock of PSI. PSI (a REIT) owns and manages miniwarehouses (including the 13 miniwarehouses formerly owned by PSP11). PSI also owns some commercial properties (managed by PS Business Parks, L.P., the Operating Partnership). PSI owns 27%, Acquiport owns 29%, Institutional Investors own 37%, other investors own less than 1% and public shareholders own 7% of PS Business Parks, Inc. PS Business Parks, Inc. (a REIT) was PSP11 before the merger. PS Business Parks, Inc. owns the 11 commercial properties formerly owned PSI (managed by the Operating Partnership). PS Business Parks, Inc. owns general partner and limited partner interests aggregating a 65% interest and PSI owns a limited partner interest representing a 33% interest in the Operating Partnership. The Operating Partnership owns and manages commercial properties.

     The ownership of PSP11 after the merger assuming conversion of PSI's interests in the Operating Partnership would be approximately 54% for PSI, 24% for institutional investors, 18% for Acquiport, 4% for public shareholders and less than 1% for other investors. The information in this table assumes that a pending transaction with institutional investors is completed and that they purchase $155,000,000 of common stock. There can be no assurance that the pending transaction will be completed and, if completed, that the institutional investors will purchase all $155,000,000 of common stock. See "American Office Park Properties, Inc. - Proposed Stock Issuances to Institutional Investors."

                                  RISK FACTORS

     The merger and the amendments to PSP11's articles of incorporation and bylaws involve risk factors and detriments which should be considered by PSP11 shareholders, including the following:

NO ARM'S LENGTH NEGOTIATION OR INDEPENDENT REPRESENTATIVES

     The merger has not been negotiated at arm's length, and PSI and its related parties have significant relationships with PSP11. No independent persons were hired to negotiate the terms of the merger on behalf of PSP11. If such persons had been hired, the terms of the merger might have been more favorable to the shareholders of PSP11. In addition, no person was asked to make an offer to buy PSP11's properties. Such an offer could have generated an alternative transaction to the merger that PSP11 shareholders would have considered preferable to the merger.

CHANGE FROM FINITE LIFE TO INFINITE LIFE

     The investment of PSP11 shareholders is being changed from holding an interest in a specified portfolio of properties for a fixed period to holding an investment in an ongoing, fully-integrated real estate company. After the merger, PSP11 expects to change its property portfolio from time to time without shareholder approval and does not expect to sell its properties within a fixed period of time. The market value of the investment of PSP11 shareholders may or may not reflect the full fair market value of PSP11's assets.

CHANGE FROM INVESTMENT IN MINI-WAREHOUSES TO COMMERCIAL PROPERTIES

     After the merger, PSP11 intends to focus on the ownership and operation of commercial properties, instead of mini-warehouses. Commercial properties present certain risks not associated with mini-warehouses: commercial properties are larger; there are fewer leases and for longer terms; and capital expenditures tend to be higher. Furthermore, PSI and its affiliates operate significantly less commercial space (5,900,000 square feet at September 30, 1997) than mini-warehouse space (67,800,000 square feet at September 30, 1997). AOPP has recently acquired or proposes to acquire 14 properties containing 3,621,300 square feet of commercial space that it did not previously operate. See "- Operating Risks."

CONTROL AND INFLUENCE BY PSI; OWNERSHIP LIMITATIONS AND ANTITAKEOVER PROVISIONS

     After the merger, the ownership of PSP11 by public shareholders will be reduced from approximately 63% to 11% while that of PSI will increase from approximately 37% to 43% (70% assuming conversion of PSI's interest in the Operating Partnership). The ownership of PSP11 by public shareholders will be further reduced to 7% upon completion of pending AOPP transactions with the ownership of PSP11 by PSI at 27% (54% assuming conversion of PSI's interest in the Operating Partnership). Consequently, PSI will control matters submitted to a vote of PSP11 shareholders, including the election of directors, amendment of PSP11's articles of incorporation, dissolution and the approval of other extraordinary transactions, such as a takeover attempt. Also, PSP11's articles of incorporation restrict the number of shares that may be owned by any other person and the Operating Partnership Agreement contains an anti-takeover provision. Unless the restrictions in PSP11's articles of incorporation are waived by PSP11's Board of Directors, no PSP11 shareholder (other than PSI) may own more than 2% of the outstanding shares of PSP11 Common Stock. The principal purpose of the foregoing limitations is to assist in preventing, to the extent practicable, a concentration of ownership that might jeopardize the ability of PSP11 to obtain the favorable tax benefits afforded a qualified REIT. An incidental consequence of such provisions is to make a change of control significantly more difficult (if not impossible) even if it would be favorable to the interests of the public PSP11 shareholders. Such provisions will prevent future takeover attempts which the PSP11 Board of Directors has not approved even if a majority of the public PSP11 shareholders deem it to be in their best interests or in which the public PSP11 shareholders may receive a premium for their shares over the then market value.

     The Operating Partnership Agreement provides that AOPP (PSP11 after the merger) may not generally engage in a business consolidation unless the interestholders of the Operating Partnership are entitled to receive the same proportionate consideration as holders of AOPP common stock (PSP11 Common Stock after the merger). In addition, AOPP (PSP11 after the merger) will not engage in a business combination unless the transaction would have been approved had interestholders of the Operating Partnership been able to vote together with the AOPP shareholders. As a result of these provisions, following the merger, PSP11 may be precluded from engaging in a proposed business combination. See "American Office Park Properties, Inc. - Operating Partnership."

     AOPP has acquired six properties from a subsidiary of a state pension plan which was issued AOPP common stock. PSI and the subsidiary have agreed to vote their respective shares of AOPP common stock to support specified nominees to the Board of Directors of AOPP (PSP11 after the merger) until the expiration of the voting agreement. This voting agreement will further enhance PSI's control of PSP11 after the merger. See "American Office Park Properties, Inc. - Agreement with Subsidiary of State Pension Plan."

LOWER LEVEL OF DISTRIBUTIONS AFTER THE MERGER

     The level of distributions to holders of PSP11 Common Stock will be significantly lower after than before the merger. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - AOPP Historical
- Liquidity and Capital Resources - Distributions."

UNCERTAINTY REGARDING MARKET PRICE OF PSP11 COMMON STOCK

     The market price of PSP11 Common Stock may decrease because of adverse reactions to the merger based on the significant change in the nature of the investment of PSP11 shareholders and in PSP11's business.

DECREASED LIQUIDITY

     The merger may decrease the liquidity of the PSP11 Common Stock. This decrease could result from cash elections by PSP11 shareholders.

TERMS OF EXCHANGE BASED ON APPRAISALS INSTEAD OF ARM'S LENGTH NEGOTIATION

     The terms of the exchange of 13 of PSP11's properties for 11 of PSI's properties are based on independent third party appraisals of the properties. However, appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of these properties. There can be no assurance that if these properties were sold, they would be sold at the appraised values; the sales prices might be higher or lower.

LIMITATION ON DISSENTERS' RIGHTS OF APPRAISAL

     Under California law, PSP11 shareholders will be entitled to dissenters' rights in connection with the merger only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP11 Common Stock. See "Proposal One - The Merger - Dissenting Shareholders' Rights of Appraisal."

CONFLICTS OF INTEREST

     RELATIONSHIPS AMONG PARTIES. Because of the relationships among Mr. Hughes, PSI, AOPP and PSP11, there are significant conflicts of interest in connection with the merger. PSI and Mr. Hughes have a significant ownership interest in PSP11, owning approximately 37% of the total combined PSP11 Common Stock and PSP11 Common Stock Series B and C. In addition, PSI, which is controlled by Mr. Hughes, owns approximately 43% of AOPP (27% assuming completion of pending AOPP transactions). See "Summary - Relationships."

     STRUCTURING OF MERGER BY INSIDERS. The merger has been initiated and structured by the chief executive officer of AOPP, who is a former executive officer of PSI, and by individuals who are executive officers of each of PSI and PSP11, and the merger has not been negotiated at arm's length. No independent persons were hired to negotiate the terms of the merger on behalf of PSP11. If such persons had been hired, the terms of the merger might have been more favorable to PSP11 shareholders.

     BENEFITS TO INSIDERS. The merger and the amendments to PSP11's articles of incorporation and bylaws involve certain benefits to AOPP and its shareholders, primarily PSI, which owns 43% of the AOPP common stock, including the following:

      . Control of PSP11. After the merger, PSI's ownership of PSP11 will increase from approximately 37% to 43% (27% upon completion of pending AOPP transactions). This ownership will prevent any takeover of PSP11 not approved by PSI.

     . Avoid Market Risks of IPO. AOPP intends to become publicly-traded. The merger avoids the market risks and costs of an initial public offering and enables the surviving corporation to use PSP11's existing AMEX listing.

     . Avoid Unwinding Transaction. AOPP has acquired six properties from a subsidiary of a state pension plan. The subsidiary has the option to unwind the transaction if AOPP is not publicly traded within 18 months. The merger will eliminate this risk for AOPP.

     . Avoid Repurchase of Shares. AOPP has an agreement to issue up to $155,000,000 of common stock to a group of institutional investors. The institutional investors have the right to require AOPP to repurchase their shares if AOPP is not publicly traded within 18 months. The merger will eliminate this risk for AOPP.

     . Lower Cost of Capital. AOPP believes that the cost of raising capital as a publicly-traded corporation after the merger would be less than in an initial public offering. AOPP estimates that underwriting commissions are approximately 7% in an initial public offering compared with 5% in a secondary offering. There can be no assurance as to the ability or cost to PSP11 of raising capital after the merger.

     . Liquidity. Currently, no public trading market exists for AOPP common stock. Consequently, the AOPP shareholders' investment is illiquid. Upon completion of the merger, they will own PSP11 Common Stock with liquidity.

     . Mini-warehouses to PSI. PSI, which is seeking to increase its ownership of mini-warehouses, will acquire 13 mini-warehouse properties from PSP11 in exchange for 11 commercial properties.

     PSI'S CONSENT TO CERTAIN PROPERTY SALES. For a period of 10 years, PSP11 will be restricted from selling any of 13 designated properties without PSI's consent. Since PSI would incur adverse tax consequences upon a sale of these properties, there may be a conflict between the interests of PSI and the other PSP11 shareholders as to the optimum time to sell these properties.

CASH ELECTION PAYMENTS LESS THAN RECENT AND PROPOSED SALES PRICES

     The cash election payment in the merger of $20.50 per share is less than the implied price of approximately $22.50 per share paid and to be paid in recent and proposed stock sales by AOPP to third parties. See "American Office Park Properties, Inc. - Agreement with Subsidiary of State Pension Plan" and "- Proposed Stock Issuances to Institutional Investors."

LIMITATION ON FUNDING BY INSTITUTIONAL INVESTORS

     Certain institutional investors are required to provide additional funding to AOPP (PSP11 after the merger) only if the properties proposed to be acquired with such funding meet certain acquisition criteria or are otherwise approved by those institutional investors. See "American Office Park Properties, Inc. - Proposed Stock Issuances to Institutional Investors."

CERTAIN INVESTORS HAVE SPECIAL RIGHTS

     After the merger, certain investors will have rights in PSP11, such as the right to approve nominees to PSP11's board of directors and the right to require registration of their shares, not available to public PSP11 shareholders. See "American Office Park Properties, Inc. - Agreement with Subsidiary of State Pension Plan" and "- Proposed Stock Issuances to Institutional Investors."

TAX RISKS

     TAX LIABILITY TO PSP11 IF MERGER TREATED AS TAXABLE EVENT. In connection with the merger, Hogan & Hartson L.L.P., counsel to PSP11, has delivered an opinion that for federal income tax purposes under current law the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. This opinion is based on certain representations made by PSP11, AOPP and certain AOPP shareholders and on certain assumptions. Furthermore, this opinion is not binding on the IRS. Therefore, the IRS may contest the qualification of the merger as a reorganization under Section 368(a) of the Code. If such a contest were successful, the merger would be a taxable transaction and AOPP would recognize gain in an amount equal to the excess of the fair market value of the PSP11 Common Stock issued in the merger over the adjusted basis of the assets transferred to PSP11. As the successor to AOPP, PSP11 would be primarily liable for any such resulting tax liability.

     TAX TO PSP11 SHAREHOLDERS WHO RECEIVE CASH. A PSP11 shareholder who receives cash pursuant to the exercise of dissenters' rights generally will recognize taxable gain or loss measured by the difference between the amount of cash received and the adjusted basis of such PSP11 shareholder in the surrendered PSP11 Common Stock.

     The receipt of cash by a PSP11 shareholder pursuant to a cash election in exchange for all or part of his or her PSP11 Common Stock will generally be treated as a redemption, the federal income tax consequences of which can only be determined on the basis of particular facts as to each shareholder at the time of such redemption. These federal income tax consequences are further described under the heading "Federal Income Tax Considerations - The Cash Elections."

     REDUCED CASH FLOW TO PSP11 SHAREHOLDERS IF AOPP FAILS TO QUALIFY AS A REIT. AOPP has represented that it intends to make an election to qualify for taxation as a REIT effective for 1997. PSP11 and AOPP believe that AOPP's election to qualify for taxation as a REIT will be valid and that AOPP is organized and has operated until the time of the merger in conformity with the requirements for taxation as a REIT. If, for any reason, the IRS were subsequently to determine that AOPP failed to meet the requirements for REIT status, AOPP could lose its REIT qualification, causing PSP11 to lose its REIT qualification for the year of the merger and for subsequent years. Among other requirements, a REIT is not permitted to have at the end of any taxable year any undistributed earnings and profits that are attributable to a "C corporation" taxable year. AOPP was taxable as a "C corporation" prior to 1997, and believes that at the end of 1996 it did not have any undistributed "C corporation" earnings and profits.
However, neither AOPP nor PSP11 has sought an opinion of counsel or outside accountants to the effect that there are no "C corporation earnings and profits" at that time or as a result of the merger or to the effect that AOPP otherwise will qualify for taxation as a REIT.

     REDUCED CASH FLOW TO PSP11 SHAREHOLDERS IF PSP11 FAILS TO QUALIFY AS A REIT. PSP11's qualification and taxation as a REIT depend upon both (i) the satisfaction in the past by AOPP of the requirements for qualification and taxation as a REIT and (ii) PSP11's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its stock ownership. Hogan & Hartson L.L.P., in its opinion that PSP11 is organized in conformity with the requirements for qualification as a REIT and PSP11's proposed method of operation following the merger will enable PSP11 to continue to meet the requirements for qualification as a REIT, has relied upon representations of PSP11 and AOPP with respect to certain factual matters relating to the requirements for taxation as a REIT and has not conducted an audit or investigation with respect to either PSP11's or AOPP's past compliance with respect to these requirements and will not review PSP11's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of PSP11 and AOPP, the sources of their income, the nature of their assets, the level of their distributions to shareholders and the diversity of their share ownership for any given taxable year in the past or in the future will satisfy the requirements under the Code for qualification and taxation as a REIT. In this regard, the stock ownership limits set forth in PSP11's articles of incorporation do not necessarily ensure that PSP11 will be able to satisfy the requirement that it not be "closely held" for any given taxable year. For any taxable year that PSP11 fails to qualify as a REIT and the relief provisions do not apply, PSP11 would be taxed at the regular corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to PSP11 for distribution to its shareholders or for reinvestment. As a result, failure of PSP11 to qualify during any taxable year as a REIT could have a material adverse effect upon PSP11 and its shareholders. Furthermore, unless certain relief provisions apply, PSP11 would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which PSP11 fails to qualify.

FINANCING RISKS

     DILUTION AND SUBORDINATION. After the merger, the interest of PSP11 shareholders in PSP11 can be diluted through the issuance of additional securities. If PSP11 issues preferred or equity stock, the interest of PSP11 shareholders could be subordinated, and if PSP11 issues additional common stock, the interest of PSP11 shareholders could be diluted. See "Proposal Two - Amendments to PSP11's Articles of Incorporation - Increased Capitalization" for a discussion of the terms of the preferred stock, common stock and equity stock of PSP11.

     INCREASED RISK OF LOSS OF INVESTMENT FROM DEBT. After the merger, PSP11 may incur debt. The use of debt increases the risk of loss through foreclosure.

OPERATING RISKS

     VALUE OF INVESTMENT REDUCED BY GENERAL RISKS OF REAL ESTATE OWNERSHIP. After the merger, PSP11 will own and operate commercial properties. PSP11 will continue to be subject to the risks of ownership of real estate-related assets generally and of ownership of commercial properties in particular. These risks include (i) lack of demand for space in a locale, (ii) changes in general economic or local conditions, (iii) changes in supply of or demand for similar or competing facilities in an area, (iv) the impact of environmental protection laws, (v) changes in interest rates and availability of permanent mortgage funds which may render the sale or financing of a property difficult or unattractive and (vi) changes in tax, real estate and zoning laws. If PSP11's properties do not generate revenue sufficient to meet operating expenses, including any debt service, tenant improvements, leasing commissions, and other capital expenditures, PSP11 may have to borrow additional amounts to cover fixed costs and PSP11's cash available for distribution and ability to make expected distributions to its shareholders will be adversely affected.

     LEASE EXPIRATIONS. PSP11 is subject to the risk that, upon expiration, leases may not be renewed, the space may not be relet, or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than the current lease terms. Certain leases pertaining to PSP11's properties grant their tenants early termination rights upon payment of a termination penalty. PSP11 has estimated the expenditures for new and renewal leases for 1998 but no assurances can be given that PSP11 has correctly estimated such expenses. Lease expirations will require PSP11 to locate new tenants and negotiate replacement leases with such tenants. Replacement leases typically require PSP11 to incur tenant improvements, other tenant inducements and leasing commissions, in each case, which may be higher than the costs relating to renewal leases. If PSP11 is unable to promptly relet or renew leases for all or a substantial portion of expiring space, if the rental rates upon such renewal or reletting are significantly lower than expected or if PSP11's reserves for these purposes prove inadequate, PSP11's cash available for distribution and ability to make expected distributions to shareholders could be adversely affected.

     FINANCIALLY DISTRESSED TENANTS. In the event of any lease default by a tenant, PSP11 may experience delays in enforcing its rights as a landlord and may incur substantial costs in protecting its investment. In addition, at any time, a tenant of one of PSP11's properties may seek the protection of bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in cash available for distribution to shareholders.

     SIGNIFICANT COMPETITION AMONG COMMERCIAL PROPERTIES. Competition in the market areas in which many of the properties PSP11 will own after the merger are located is significant and has reduced the occupancy levels and rental rates of, and increased the operating expenses of, certain of these properties. Competition may be accelerated by any increase in availability of funds for investment in real estate. Barriers to entry are relatively low for those with the necessary capital and PSP11 will be competing for property acquisition and tenants with entities that have greater financial resources than PSP11. Recent increases in development of commercial properties are expected to further intensify competition among operators in certain market areas in which PSP11 will operate.

     REDUCED PROPERTY INCOME FROM CHANGES IN LAWS. Because increases in income and service taxes are generally not passed through to tenants under leases, such increases may adversely affect PSP11's cash flow and its ability to make expected distributions to shareholders. PSP11's properties are also subject to various federal, state, and local regulatory requirements, such as requirements of the Americans with Disabilities Act of 1990 and state and local fire and safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. PSP11 believes that PSP11's properties are currently in material compliance with all such requirements. However, there can be no assurance that these requirements will not change or that new requirements will not be imposed which would require significant unanticipated expenditures by PSP11 and could have an adverse effect on PSP11's cash flow and ability to make distributions.

     LACK OF CONTROL OF PROPERTIES BY PSP11 RESULTING FROM PARTNERSHIP AND JOINT VENTURE PROPERTY OWNERSHIP STRUCTURES. After the merger, PSP11 will own substantially all of its properties through the Operating Partnership (other than those acquired in the exchange with PSI). In addition, PSP11 may also participate with other entities in property ownership through joint ventures or partnerships in the future. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that PSP11's partners or co-venturers might become bankrupt, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of PSP11 and that such partners or co-venturers may be in a position to take action contrary to PSP11's instructions or requests or contrary to PSP11's policies or objectives, including PSP11's policy with respect to maintaining its qualification as a REIT. PSP11 will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit PSP11's business objectives to be achieved. There is no limitation under PSP11's organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.

     REDUCED PROPERTY INCOME FROM ENVIRONMENTAL LIABILITIES. Under various federal, state and local environmental laws, regulations and ordinances, an owner or operator of real estate interests may be liable for the costs of cleaning up, as well as certain damages resulting from, past or present spills, disposals or other releases of hazardous or toxic substances or wastes on, in or from a property. Certain environmental laws impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances or wastes at or from a property. An owner or operator of real estate or real estate interests also may be liable under certain environmental laws that govern activities or operations at a property having adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid and hazardous or toxic wastes. In some cases, liability may not be limited to the value of the property. The presence of such substances or wastes, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease or operate its property or to borrow using its property as collateral.

     PSP11 and AOPP have conducted preliminary environmental assessments of most of their properties (and PSP11 intends to conduct such assessments in connection with property acquisitions after the merger) to evaluate the environmental condition of, and potential environmental liabilities associated with, such properties. Such assessments generally consist of an investigation of environmental conditions at the subject property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. Although there can be no assurance, based on the recent preliminary environmental assessments, PSP11 and AOPP believe they have funds available to cover any liability from environmental contamination or potential contamination, and PSP11 and AOPP are not aware of any environmental contamination of their facilities material to the overall business, financial condition or results of operation of PSP11 after the merger.

                              BENEFITS TO INSIDERS

     The merger and the amendments to PSP11's articles of incorporation and bylaws involve certain benefits to AOPP and its shareholders, primarily PSI, which owns 43% of the AOPP common stock, including the following:

     . Control of PSP11. After the merger, PSI's ownership of PSP11 will increase from approximately 37% to 43% (27% assuming completion of pending AOPP transactions). This ownership will prevent any takeover of PSP11 not approved by PSI. See "Risk Factors - Control and Influence by PSI; Ownership Limitations and Anti-takeover Provisions."

     . Avoid Market Risks of IPO. AOPP intends to become publicly-traded. The merger avoids the market risks and costs of an initial public offering and enables the surviving corporation to use PSP11's existing AMEX listing.

     . Avoid Unwinding Transaction. AOPP has acquired six properties from a subsidiary of a state pension plan. The subsidiary has the option to unwind the transaction if AOPP is not publicly traded within 18 months. The merger will eliminate this risk for AOPP. See "American Office Park Properties, Inc. - Agreement with Subsidiary of State Pension Plan."

     . Avoid Repurchase of Shares. AOPP has an agreement to issue up to $155,000,000 of common stock to a group of institutional investors. The institutional investors have the right to require AOPP to repurchase their shares if AOPP is not publicly traded within 18 months. The merger will eliminate this risk for AOPP. See "American Office Park Properties, Inc. - Proposed Stock Issuances to Institutional Investors."

     . Lower Cost of Capital. AOPP believes that the cost of raising capital as a publicly-traded corporation after the merger would be less than in an initial public offering. AOPP estimates that underwriting commissions are approximately 7% in an initial public offering compared with 5% in a secondary offering. There can be no assurance as to the ability or cost to PSP11 of raising capital after the merger.

     . Liquidity. Currently, no public trading market exists for AOPP common stock. Consequently, the AOPP shareholders' investment is illiquid. Upon completion of the merger, they will own PSP11 Common Stock with liquidity.

     . Mini-warehouses to PSI. PSI, which is seeking to increase its ownership of mini-warehouses, will acquire 13 mini-warehouse properties from PSP11 in exchange for 11 commercial properties. See "Proposal One - The Merger - Exchange of Properties."

     . PSI Avoids Taxable Gain. For a period of 10 years, PSP11 will be restricted from selling any of 13 designated properties without PSI's consent. PSI would incur a taxable gain upon a sale. See "American Office Park Properties, Inc. - Operating Partnership - Summary of Operating Partnership Agreement - Tax Protection Provisions."

                           PROPOSAL ONE - THE MERGER

GENERAL

     The merger agreement provides for the following:

     . AOPP will merge into PSP11, and each share of AOPP common stock will be converted into 1.18 shares of PSP11 Common Stock (subject to a cash election right described below in "- Cash Election Procedure").

     . Each outstanding share of PSP11 Common Stock will continue to be owned by current holders or converted into the right to receive $20.50 in cash as follows:

        . If holders of 20% or less of the outstanding PSP11 Common Stock elect to receive cash in the merger, shares held by holders electing cash will be converted into the right to receive $20.50 in cash for each share of PSP11 Common Stock. To be effective a cash election must be made by __________, 1998, in accordance with the accompanying cash election form.

        . If holders of more than 20% of the outstanding PSP11 Common Stock elect to receive cash in the merger, shares held by such holders will be converted into the right to receive $20.50 in cash on a pro rata basis to the extent of 20% of the outstanding PSP11 Common Stock and the balance of such shares will continue to be owned by PSP11 shareholders.

        . If a PSP11 shareholder does not elect cash, he or she will continue to own PSP11 Common Stock.

        . Shares held by PSP11 shareholders who have properly exercised dissenter's rights under California law will be purchased by PSP11 on the terms described under "- Dissenting Shareholders' Rights of Appraisal."

     . Each share of PSP11 Common Stock Series B and each share of PSP11 Common Stock Series C will be converted into .8641 share of PSP11 Common Stock (subject to a cash election right described below in "- Cash Election Procedure").

     . PSP11 will exchange 13 predominantly mini-warehouse properties for 11 commercial properties owned by PSI.

     Approval of the merger is conditioned upon approval of all of the amendments to PSP11's articles of incorporation and bylaws, adoption of the Plan and the election as directors of the nominees named herein. See "Proposal Two - Amendments to PSP11's Articles of Incorporation - Increased Capitalization," "Proposal Three - Amendments to PSP11's Articles of Incorporation and Bylaws - Infinite Life Entity," "Proposal Four - Amendments to PSP11's Articles of Incorporation and Bylaws - Ownership Limitation," "Proposal Five - Amendment to PSP11's Bylaws - Increase in Authorized Number of Directors," "Proposal Six - Adoption of 1997 Stock Option and Incentive Plan" and "Proposal Seven - Election of Directors."

BACKGROUND

     GENERAL. THE MERGER HAS BEEN INITIATED AND STRUCTURED BY THE CHIEF EXECUTIVE OFFICER OF AOPP, WHO IS A FORMER EXECUTIVE OFFICER OF PSI, AND BY INDIVIDUALS WHO ARE EXECUTIVE OFFICERS OF BOTH PSI AND PSP11. THE SPECIAL COMMITTEE OF THE PSP11 BOARD OF DIRECTORS HAS REVIEWED AND RECOMMENDED FOR APPROVAL THE TERMS OF THE MERGER, AND THE PSP11 BOARD OF DIRECTORS, BASED ON RECOMMENDATIONS OF THE SPECIAL COMMITTEE, WHICH THE PSP11 BOARD OF DIRECTORS HAS ADOPTED, AND ON THE OPINION OF A FINANCIAL ADVISOR IN WHICH IT CONCURS, BELIEVES THAT THE MERGER IS FAIR TO THE PUBLIC PSP11 SHAREHOLDERS AND RECOMMENDS THAT PSP11 SHAREHOLDERS VOTE FOR THE MERGER. THE MERGER HAS NOT BEEN NEGOTIATED AT ARM'S LENGTH AND ONE OF THE THREE MEMBERS OF THE PSP11 BOARD OF DIRECTORS HAS SUBSTANTIAL CONFLICTS OF INTEREST.

     PSP11 was organized to succeed to the business of the PSP11 Partnership in a reorganization transaction completed in December 1990. The PSP11 Partnership was formed primarily to develop mini-warehouses, raising $42 million in a public offering completed in 1984. All of the proceeds from the offering have been invested. A predecessor of PSI was the sponsor of the PSP11 Partnership.

     The PSP11 Partnership originally anticipated selling or financing its properties from seven to 10 years after development, i.e., between 1993 and 1996. By 1990, significant changes had taken place in the financial and real estate markets affecting the timing of any proposed sale or financing, including: (i) the increased construction of mini-warehouses and business parks from 1984 to 1988, which had increased competition, (ii) the general deterioration of the real estate market (resulting from a variety of factors, including the 1986 changes in tax laws), which had significantly affected property values and decreased real estate sales activities, (iii) the reduced sources of real estate financing (resulting from a variety of factors, including adverse developments in the savings and loan industry) and (iv) the glut in the real estate market caused by overbuilding and sales of properties acquired by financial institutions.

     In view of the events affecting the timing of the sale or financing of the PSP11 Partnership's properties, the PSI predecessor concluded that the limited partners of this partnership, as well as the limited partners of other partnerships sponsored by the PSI predecessor, should be provided with a more efficient method of realizing the value of their investment than the secondary market for limited partnership interests and that some of the disadvantages of operating in partnership form should be avoided. Accordingly, in 1990, the PSI predecessor commenced planning the reorganization of the PSP11 Partnership and other public limited partnerships sponsored by the PSI predecessor into individual corporations taxed as REITs, and, between December 1990 and November 1991, the PSI predecessor completed such reorganization of the PSP11 Partnership and 17 other public partnerships.

     The reorganizations were implemented primarily to provide liquidity to investors, to avoid the effects of legislation designed to require limited partnerships to withhold state income taxes from distributions and to simplify partnership administration. The reorganizations were not designed to alter the business of the partnerships, but merely the form in which the partnerships were operated, and were not intended to have any material impact on the timing of the sale or financing of the PSP11 Partnership's properties.

     In response to changes requested by the unaffiliated dealer manager of the PSP11 Partnership's original offering of limited partnership interests, PSP11 added provisions to its bylaws to the effect that its shareholders be presented with a proposal in 1997 to sell all or substantially all of its properties, distribute the proceeds from such sale and liquidate PSP11. Later, in settlement of litigation arising from the reorganization of PSP11, the bylaw provisions were amended to expand the terms of the proposal to include a possible financing of PSP11's properties. IF APPROVED BY THE SHAREHOLDERS OF PSP11, THE MERGER WOULD OBVIATE PSP11'S OBLIGATION TO PRESENT A PROPOSAL TO THE SHAREHOLDERS OF PSP11 FOR THE SALE OF ITS PROPERTIES. IF THE SHAREHOLDERS OF PSP11 DO NOT APPROVE THE MERGER OR IF THE MERGER IS NOT COMPLETED BECAUSE OTHER CONDITIONS ARE NOT SATISFIED, PSP11 INTENDS TO PRESENT A PROPOSAL TO THE SHAREHOLDERS OF PSP11 FOR THE DISPOSITION OF ITS PROPERTIES AS CONTEMPLATED BY ITS BYLAWS.

     AOPP, which was reorganized in January 1997, intends to increase its asset and capital base through the acquisition of real estate assets for cash or capital stock and to become publicly traded either through the merger or an initial public offering in order to have access to the public securities markets and to increase the liquidity of AOPP shareholders. AOPP believes that the merger avoids the market risks and certain costs of an initial public offering. After the merger, the surviving corporation intends to continue to increase its asset and capital base.

     The merger has been structured as a merger of AOPP into PSP11 instead of a merger of PSP11 into AOPP so that the surviving corporation could use PSP11's existing AMEX listing and to facilitate the transfer of PSP11's mini-warehouses to PSI and its commercial properties to the Operating Partnership under the existing federal income tax laws.

     PSP11 BOARD ACTIONS. The Board of Directors of PSP11 consists of B. Wayne Hughes, the chief executive officer of PSI and PSP11, Vern O. Curtis and Jack D. Steele.

     At a meeting on September 11, 1996, which included individuals who are officers of PSP11 and PSI, the Board of Directors of PSP11 appointed a special committee, consisting of Vern O. Curtis and Jack D. Steele, both independent directors, to consider and make recommendations to the Board of Directors of PSP11 regarding proposed mergers of PSP11 (and two other similar REITs) into PSI. Messrs. Curtis and Steele are the members of the special committees that considered the mergers of 17 other REITs into PSI from September 1994 - June 1997. Following the September 11 board meeting, the special committee (and the special committees of two other similar REITs) held organizational meetings, which were attended by individuals who are officers of PSP11 and PSI, and discussed generally the properties of PSP11 (and the other REITs) and the timing of the proposed mergers with PSI. Following the discussion, the special committee approved the engagement of The Nicholson Group, Ltd. ("TNG"), on behalf of PSI and PSP11, to appraise the properties of PSP11 and determined to engage Hogan & Hartson L.L.P. as special counsel to represent and advise the special committee. TNG and Hogan & Hartson L.L.P. had acted in similar capacities in connection with the mergers of other affiliated REITs into PSI.

     On December 5, 1996, the special committee held a telephonic meeting, which was attended by individuals who are officers of both PSP11 and PSI. The officers reported that the liquidation value per share of PSP11 Common Stock appeared to be lower than the trading price of the PSP11 Common Stock at that time. The special committee concluded that PSP11 should not therefore pursue either a liquidation or a merger of PSP11 into PSI based on PSP11's liquidation value per share. At the same meeting the mergers of two other similar REITs into PSI were approved; the per share liquidation values of those REITs were higher than their trading prices.

     On April 9, 1997, following a meeting to approve the mergers of other similar REITs into PSI, the Board of Directors of PSP11 expanded the jurisdiction of the special committee to consider other transactions involving PSP11, and the special committee met with the chief executive officer of AOPP to discuss preliminarily a combination of AOPP and PSP11. The chief executive officer described generally the business and properties of AOPP. It was noted that through the transaction PSP11 would become a fully-integrated and self-managed real estate company and AOPP would gain access to the public securities markets. The members of the special committee expressed the view that a certain percentage of PSP11 shareholders should have a cash option in any merger of AOPP and PSP11.

     On May 13, 1997, at a regularly scheduled meeting of the PSP11 Board of Directors which was attended by individuals who are officers of both PSP11 and PSI, the Board discussed generally the special committee's April 9 suggestion for a cash option to the PSP11 shareholders.

     On June 9, 1997, the special committee held a telephonic meeting, which was attended by individuals who are officers of PSP11 and PSI. The special committee discussed the engagement of a financial advisor and ratified the engagement of Hogan & Hartson L.L.P. as special counsel.

     On June 20, 1997, the special committee met with representatives of Jefferies. Individuals who are officers of PSP11 and PSI were present for a portion of the meeting. Following the meeting, the special committee engaged Jefferies to render an opinion as to the fairness of the consideration to be paid by PSP11 in the merger, from a financial point of view, to the PSP11 public shareholders.

     On July 3, 1997, individuals who are officers of PSP11 and PSI met with representatives of Jefferies and presented a proposal to merge AOPP into PSP11 under which each share of AOPP common stock would be converted into 1.3778 shares of PSP11 Common Stock (an issuance of an aggregate of 5,424,300 shares of PSP11 Common Stock). During the meeting, the consideration paid under the AOPP proposal was compared to other alternatives. See "- Comparison of Cash Election Payments to Other Alternatives."

     On July 15, 1997, the special committee held two telephonic meetings. The first meeting was attended by a representative of Hogan & Hartson L.L.P. and by individuals who are officers of PSP11 and PSI. During this meeting, the officers described AOPP's July 3 proposal, AOPP's percentage interest in the surviving corporation and the cash election procedure. After this discussion, the chief executive officer of AOPP joined the meeting and described AOPP's business and acquisition plans.

     The second telephonic meeting was attended by the Hogan & Hartson L.L.P. representative, as well as by representatives of Jefferies. Individuals who are officers of PSP11 and PSI attended a portion of the meeting. The special committee noted that a merger of AOPP into PSP11 based on the exchange ratio in AOPP's July 3 proposal would result in dilution to FFO per share of PSP11 Common Stock and that the special committee did not want PSP11 to enter into a merger that was dilutive to FFO per share of PSP11 Common Stock. The officers of PSP11 and PSI indicated that they would consider the position of the special committee.

     On July 24, 1997, the special committee held a telephonic meeting, which was attended by representatives of Jefferies and a representative of Hogan & Hartson, L.L.P. Individuals who are officers of PSP11 and PSI attended a portion of the meeting, presenting another merger proposal to the special committee under which each share of AOPP common stock would be converted into
1.16 shares of PSP11 Common Stock (an aggregate of 4,446,607 shares of PSP11 Common Stock). The representatives of Jefferies described the benefits and detriments of a merger between AOPP and PSP11 and described the materials they had reviewed to date. The special committee questioned how capital expenditures relating to AOPP's properties would impact the comparison of FFO per share of PSP11 Common Stock with the FFO per share of AOPP common stock. The officers of PSP11 and PSI indicated that they would provide additional information to the special committee, including information on the operations of PSP11 and AOPP for the first six months of 1997 (the first period following AOPP's reorganization in early January 1997). See "American Office Park Properties, Inc. - General."

     On July 30, 1997, the special committee held a telephonic meeting, which was attended by representatives of Jefferies and a representative of Hogan & Hartson, L.L.P. Individuals who are officers of PSI and PSP11 also attended a portion of the meeting. These individuals noted that, as requested, they had analyzed the impact of a merger of AOPP into PSP11 based upon an exchange ratio of 1.16 (the exchange ratio in AOPP's July 24 proposal) on AOPP's results of operations for the six months ended June 30, 1997 and the effect of capital expenditures. They noted that this analysis was reviewed with representatives of Jefferies. It was noted that, based on this analysis, such a merger was estimated to be accretive to FFO per share of PSP11 Common Stock for the six months ended June 30, 1997 and in future periods, even after taking into account a reserve for capital expenditures of PSP11 and AOPP.

     The officers of PSP11 and PSI proposed that the cash election amount be $20.25 per share of PSP11 Common Stock, noting that this amount was higher than the current trading price of PSP11 Common Stock, its average trading price during recent periods, the estimated going-concern value and the estimated liquidation value (after estimated costs of liquidation). The special committee expressed the view that the cash election amount should also not be less than the estimated liquidation value before estimated costs of liquidation. The special committee also questioned the manner of disposing the mini-warehouses that PSP11 would own after a merger with AOPP. The officers of PSP11 and PSI indicated that they would consider the views and concerns of the special committee on these points. See "- Comparison of Cash Election Payments to Other Alternatives."

     On August 12, 1997, at a regularly scheduled telephonic meeting of the PSP11 Board of Directors, individuals who are officers of PSP11 and PSI presented a proposal to merge AOPP into PSP11 under which each share of AOPP common stock would be converted into 1.18 shares of PSP11 Common Stock (an issuance of an aggregate of 4,727,400 shares of PSP11 Common Stock) and under which there would be a cash election right to receive $20.50 per share of PSP11 Common Stock for up to 20% of the outstanding PSP11 Common Stock. Concurrently with this proposed merger, PSP11 would exchange its 13 predominantly mini-warehouse properties for 11 commercial properties owned by PSI. The Board indicated that this transaction appeared to be beneficial to PSP11 and should be pursued by the special committee.

     On August 15, 1997, the special committee held a meeting, which was attended by representatives of Jefferies and a representative of Hogan & Hartson, L.L.P. Individuals who are officers of PSI and PSP11 attended a portion of the meeting. These individuals reviewed the terms of the transaction, the history of AOPP, the post-merger ownership of shares of PSP11, the historical financial statements of PSP11 and AOPP and the accounting treatment of the merger. Next, the Jefferies representatives presented Jefferies' analysis, which included the following items: (1) an overview of the transaction, (2) an overview of PSP11 and AOPP, (3) a summary of the matters considered by Jefferies in reviewing the transaction, (4) recent trading history of PSP11 Common Stock,
(5) a summary of the benefits and detriments of the merger, (6) a comparison of the financial terms of the merger to alternative transactions, (7) a consideration of the conversion of the PSP11 Common Stock Series B and C into PSP11 Common Stock and (8) an analysis of the exchange of properties between PSP11 and PSI. At the conclusion of the presentation, the Jefferies representatives indicated that, in the opinion of Jefferies, the consideration to be paid by PSP11 in the merger is fair to the public shareholders of PSP11 from a financial point of view, subject to the limitations and qualifications described under "- Fairness Opinion from Jefferies." During the discussion that followed Jefferies' presentation, it was noted that FFO per share of PSP11

Common Stock for the six months ended June 30, 1997 was $0.89. After giving pro forma effect to the merger as if it had occurred on January 1, 1997, FFO per share of PSP11 Common Stock for this period would be $0.96 (assuming no cash elections) and $0.99 (assuming maximum cash elections). The merger was also projected to be accretive to PSP11 shareholders in future periods, as well as for the six months ended June 30, 1997 and for future periods after taking into account a reserve for capital expenditures of PSP11 and AOPP. It was also noted that the appraised value of the PSI properties to be received by PSP11 in the exchange exceeded the value of the PSP11 properties to be given up by approximately $500,000. After the discussion, the special committee decided to meet again to consider the proposed merger. At this point, the president of AOPP joined the meeting to review the activities of AOPP. See "Risk Factors," "- Potential Benefits of the Merger," "- Real Estate Portfolio Appraisal by TNG," "- Real Estate Portfolio Appraisal by Wilson," "- Fairness Opinion from Jefferies" and "- Comparison of Cash Election Payments to Other Alternatives."

     On August 16, 1997, the special committee held a telephonic meeting during which the members noted that they had considered the Jefferies presentation at the August 15 meeting and other matters covered at previous meetings. The special committee expressed the belief that the merger is fair to, and in the best interests of, the public PSP11 shareholders, and determined to recommend to the PSP11 Board of Directors that the merger be approved and to recommend that PSP11 shareholders vote for the merger. Immediately following the meeting of the special committee, Messrs. Curtis and Steele (with B. Wayne Hughes absent) held a meeting of the PSP11 Board of Directors. Based on the foregoing recommendations of the special committee, which were adopted by the PSP11 Board of Directors, the PSP11 Board of Directors (i) expressed the belief that the merger is fair to, and in the best interests of, the public PSP11 shareholders,
(ii) approved the merger, the amendments to PSP11's articles of incorporation and bylaws and the Plan, subject to approval of the final form of opinion from Jefferies, (iii) determined to recommend that PSP11 shareholders vote for the merger, the amendments and the Plan and (iv) approved the filing with the Commission of preliminary proxy materials.

     On October 29, 1997, the special committee held a telephonic meeting, which was attended by representatives of Jefferies and Hogan & Hartson L.L.P., by individuals who are officers of PSI and PSP11 and by the president of AOPP. The president of AOPP described the activities of AOPP since the last meeting, primarily the proposed transaction with a subsidiary of a state pension plan and the proposed stock issuances to institutional investors. The participants discussed the timing of the transactions and the composition of the Board of Directors of PSP11 after the merger. After the discussion, the special committee decided to meet again after the representatives of Jefferies had considered further these proposed transactions. In the ensuing weeks, Jefferies reviewed the information from AOPP regarding the proposed transactions in the context of the merger and its fairness opinion. See "American Office Park Properties, Inc. - Agreement with Subsidiary of State Pension Plan," "- Proposed Stock Issuances to Institutional Investors" and "AOPP's Recent and Proposed Acquisitions."

     On December 12, 1997, the special committee held a telephonic meeting, which was attended by representatives of Jefferies and Hogan & Hartson L.L.P. and by individuals who are officers of PSI and PSP11. The officers of PSI and PSP11 described AOPP's proposed transaction with a subsidiary of a state pension plan and proposed stock issuances to institutional investors, noting that the institutional investors would purchase AOPP common stock (PSP11 common stock after the merger) on a staged basis. The special committee discussed the proposed transactions, including the conditions to the additional purchases of stock by the institutional investors. During the discussion, the Jefferies representatives indicated that, in the opinion of Jefferies, the consideration to be paid by PSP11 in the merger continued to be fair to the public shareholders of PSP11 from a financial point of view, subject to the limitations and qualifications described under "- Fairness Opinion from Jefferies." After the discussion, the special committee decided to take additional time to review the information and terms regarding the proposed AOPP transactions in the context of the merger. The special committee scheduled a meeting for the following week to consider the changes to the proposed merger and to make a recommendation to the PSP11 Board of Directors. See "American Office Park Properties, Inc. - Agreement with Subsidiary of State Pension Plan," "- Proposed Stock Issuances to Institutional Investors" and "AOPP's Recent and Proposed Acquisitions."

     On December 17, 1997, the special committee held a telephonic meeting, which was attended by a representative of Hogan & Hartson L.L.P., during which the members of the special committee noted that they had considered the changes to the proposed merger covered at previous meetings and discussed the timing of the proposed merger. The special committee expressed the belief that the merger is fair to, and in the best interests of, the public PSP11 shareholders, and determined to recommend to the PSP11 Board of Directors that the merger be ratified and to recommend that PSP11 shareholders vote for the merger. Immediately following the meeting of the special committee, Messrs. Curtis and Steele (with B. Wayne Hughes absent) held a meeting of the PSP11 Board of Directors. Based on the foregoing recommendations of the special committee, which were adopted by the PSP11 Board of Directors, the PSP11 Board of Directors (i) expressed the belief that the merger continued to be fair to, and in the best interests of, the public PSP11 shareholders, (ii) ratified the merger, (iii) determined to recommend that PSP11 shareholders vote for the merger, (iv) approved the merger agreement subject to non-material changes based on advice of counsel and (v) approved the filing with the Commission of amended preliminary proxy materials.

     PUBLIC ANNOUNCEMENT OF MERGER AND COMMISSION FILINGS. On August 18, 1997, PSP11 and AOPP signed the merger agreement (amended and restated on December 17, 1997) and publicly announced the general terms of the merger. On August 22, 1997, PSP11 filed preliminary proxy materials with the Commission. On January ___, 1998, PSP11 filed a registration statement with the Commission, which was declared effective on January ___, 1998.

REASONS FOR THE MERGER

     The reasons for the decision of the special committee and PSP11 Board of Directors to recommend the merger include:

     . The merger provides PSP11 shareholders with the choice of either (A) retaining their investment in PSP11, which, after the merger, will be a fully-integrated and self-managed real estate company focused on commercial properties or (B) with respect to up to 20% of the outstanding PSP11 Common Stock, receiving $20.50 per share in cash, which is higher than the estimated liquidation value per share. See "- Recommendation to PSP11 Shareholders and Fairness Analysis."

     . The special committee and Board of Directors believe that the merger is more advantageous to PSP11 shareholders than any of the alternatives. See "- Alternatives to the Merger" and "- Recommendation to PSP11 Shareholders and Fairness Analysis."

     . AOPP has agreed to merge with PSP11 at this time, subject to approval by PSP11 shareholders and certain other conditions. See "- The Merger Agreement - Conditions to Consummation of the Merger."

ALTERNATIVES TO THE MERGER

     Prior to concluding that the merger should be proposed to PSP11 shareholders, the PSP11 Board of Directors and special committee considered several alternatives to the merger. The alternatives considered by the PSP11 Board of Directors and special committee were liquidation, continuation of operations and a merger with PSI. In order to determine which of the merger or one of its alternatives would be more advantageous to PSP11 shareholders, the PSP11 Board of Directors and special committee compared the potential benefits and disadvantages of the merger with the potential benefits and detriments of the alternatives. Set forth below are the conclusions of the PSP11 Board of Directors and special committee regarding the comparison of the merger to the alternatives.

     LIQUIDATION

          BENEFITS OF LIQUIDATION. An alternative to the merger would be to liquidate PSP11's assets, distribute the net liquidation proceeds to its shareholders and thereafter dissolve PSP11. Through such liquidation, PSP11 would provide for a final disposition of its shareholders' interests in the corporation. PSP11 shareholders would receive cash liquidation proceeds. Liquidating PSP11 would be consistent with its bylaws that its shareholders be presented with a proposal for the sale of its properties and liquidation in 1997. If PSP11 liquidated its assets through asset sales to unaffiliated third parties, its shareholders would not need to rely upon a real estate portfolio appraisal of the fair market value of its real estate assets. Such assets would be valued through arm's length negotiations between PSP11 and prospective purchasers.

          DISADVANTAGES OF LIQUIDATION. The special committee and Board of Directors believe that the liquidation of PSP11 at this time is inadvisable.
The amount a PSP11 shareholder would receive if PSP11's properties were sold at their appraised value and PSP11 were liquidated is not significantly different from the average trading price of the PSP11 Common Stock prior to the announcement of the merger. The merger provides PSP11 shareholders with the choice of either (A) retaining their investment in PSP11, which, after the merger, will be a fully-integrated and self-managed real estate company or (B) with respect to up to 20% of the outstanding PSP11 Common Stock, receiving in cash $20.50 per share, which is higher than the estimated liquidation value per share based on a real estate portfolio valuation of PSP11's properties. In addition, for many PSP11 shareholders, the proceeds available for reinvestment after liquidation would be reduced as a result of federal and state income taxes (as they would be in the case of cash elections).

          PSP11 shareholders should recognize that appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of these properties. There can be no assurance that if these properties were sold, they would be sold at the appraised values; the sales prices might be higher or lower than the appraised values.

          LIQUIDATION PROCEDURES. As with a merger, a liquidation of PSP11 would require approval by the holders of a majority of the outstanding common stock of PSP11. Upon the dissolution of PSP11, its properties would be sold and any funds remaining after payment of debts, and liabilities would be distributed to the shareholders of PSP11 in respect of their shares. PSI and its affiliates would receive their share of the available funds in the liquidation. The process for liquidating the assets of PSP11 would in large measure be within the control of the Board of Directors. Liquidation may be accomplished through a series of separate transactions with different purchasers or as a part of a multi-property transaction.

          The PSP11 Board of Directors may engage real estate brokers, investment bankers, financial consultants and others to assist with the disposition of PSP11's assets. These persons may assist with the identification of prospective purchasers, arrangements for asset financing, and assistance with the structure of the transaction. The Board of Directors, as fiduciaries to PSP11 shareholders, remains responsible for determining the terms and conditions of such transactions. One of the more significant considerations for the Board of Directors would be the decision whether to insist upon payment in full upon sale of a property or to accept a portion of the sale price at closing and the balance through installment payments. Acceptance of a sale proposal providing for deferred payments would extend the life of PSP11 until receipt of those amounts by PSP11 and their distribution to its shareholders. Such arrangements would also expose PSP11 to the risk that deferred payments might not be collected in full and that PSP11 might be forced to foreclose on any collateral given to secure payment of the deferred obligations. It is not possible to predict the time period that would be required to liquidate PSP11 because it would depend on market conditions at the time of liquidation.

     CONTINUED OPERATION OF PSP11

          BENEFITS OF CONTINUATION. Another alternative to the merger would be to continue PSP11 in accordance with its existing business plan, with PSP11 remaining as a separate legal entity and with its own assets and liabilities. Nothing requires the liquidation or merger of PSP11 at this time, since PSP11 is operating profitably and does not need to liquidate or reorganize to satisfy debt obligations or other current liabilities or to avert defaults, foreclosures or other adverse business developments.

          There has been improvement in the mini-warehouse markets. As the pace of new mini-warehouse development has slowed from the peak levels of 1984-88, there has been a corresponding improvement in the financial performance of existing properties. This improvement is evidenced by the performance of PSP11's mini-warehouses. For example, from 1994 to 1996, occupancy per square foot remained stable at 92-93%, and realized monthly rents per square foot increased from an average of $.67 to $.72. Despite recent increases in the development of new mini-warehouses, the PSP11 Board of Directors believes that the financial performance from existing facilities may continue to improve, although not necessarily at the rate of improvement experienced in prior years. Should such improvements continue, the value of PSP11's properties could be expected to increase. See "Public Storage Properties XI, Inc. - Description of PSP11's Properties."

          A number of advantages could be expected to arise from PSP11's continued operation. PSP11 shareholders would continue to receive regular quarterly distributions of net cash flow arising from operations and the sale or refinancing of PSP11's assets. Given the currently improving market conditions for mini-warehouses, PSP11's Board of Directors believes that the level of these distributions to the shareholders of PSP11 may increase. Continuing PSP11 affords its shareholders with the opportunity to participate in any future appreciation in PSP11's properties. In addition, the decision to continue PSP11, if elected, would mean that there would be no change in the nature of the investment of the shareholders of PSP11. This option avoids whatever disadvantages might be deemed inherent in the merger. See "Risk Factors" for discussion of various risks associated with the merger.

          DISADVANTAGES OF CONTINUATION. The primary disadvantage with continuing PSP11 is the failure of that strategy to secure the benefits that the PSP11 Board of Directors expects to result from the merger. These benefits are highlighted under "- Potential Benefits of the Merger." Through the merger, PSP11 will become a fully-integrated and self-managed real estate company.

     MERGER WITH PSI

          GENERAL. Another alternative to the merger would be a merger with PSI. Between September 1994 and June 1997, PSI has merged with 16 REITs which, like PSP11, had been organized by PSI's predecessor to succeed to the business of predecessor partnerships to the REITs. These mergers were based on the fair market value of the REITs' assets. A merger between PSI and PSP11 was considered but not pursued in significant part because the estimated net asset value per share of PSP11 Common Stock of $19.32 per share ($20.50 per share before liquidation expenses) was about the same as the trading price of the PSP11 Common Stock before the announcement of the proposed merger between PSP11 and AOPP ($20 per share). Accordingly, a merger between PSP11 and PSI would not have provided PSP11 shareholders with any premium to the trading price of their shares and they may not have approved it. As described under "Benefits to Insiders," the proposed merger between PSP11 and AOPP provides significant benefits to PSI. AOPP, a subsidiary of PSI, will become publicly traded and, as with a merger between PSP11 and PSI, PSI will acquire PSP11's mini-warehouses. See "- Background," "- Estimate of PSP11 Liquidation Value," and "Benefits to Insiders."

          BENEFITS OF MERGER WITH PSI. A merger with PSI would provide PSP11 shareholders with an opportunity to invest in PSI, which generally owns the same type of properties as PSP11, continually expands its asset and capital base and provides its investors with greater liquidity than PSP11.

          DISADVANTAGES OF MERGER WITH PSI. As described above, the estimated net asset value per share of PSP11 Common Stock was about the same as the trading price of the PSP11 Common Stock before the announcement of the proposed merger between PSP11 and AOPP. Accordingly, a merger between PSP11 and PSI would not have provided PSP11 shareholders with any premium to the trading price of their shares.

     Based upon this comparison of the potential benefits and disadvantages of the merger with the other alternatives, the PSP11 Board of Directors and special committee have concluded that the merger is more attractive to PSP11 shareholders than any of the alternatives.

NO SOLICITATION OF OTHER PROPOSALS

     Neither the PSP11 Board of Directors nor the special committee solicited any other proposals for the acquisition of PSP11 or its properties. The Board of Directors agreed to the merger agreement, which includes a provision against soliciting other offers to buy, because it believes that the potential benefits to PSP11 shareholders described under "- Potential Benefits of the Merger" are more likely to be achieved through the merger than in a transaction with another party.

POTENTIAL BENEFITS OF THE MERGER

     The PSP11 Board of Directors believes that the merger should result in the following benefits to PSP11 and the public PSP11 shareholders:

     . By combining with AOPP which has substantial experience with commercial properties, PSP11 will become a fully-integrated and self-managed real estate company with expertise in the acquisition, operation and leasing of commercial properties. AOPP has operated commercial properties since 1986 and, at September 30, 1997, AOPP operated 91 commercial properties containing approximately 5,900,000 square feet of rentable space. AOPP's executive vice president, with overall responsibility for property operations, has been in the commercial property business for more than 15 years. She and approximately 80 other personnel engaged in commercial property operations for AOPP will render services for PSP11 after the merger. AOPP has recently acquired or proposes to acquire 14 properties containing 3,621,300 square feet of commercial space that it did not previously operate.

     . The merger will increase PSP11's asset and capital base, providing PSP11 with interests in a larger number of properties than before the merger.

     . As an "infinite life" entity PSP11 will be able to grow through the issuance of additional securities, the reinvestment of cash flow and the acquisition of additional properties.

     . As a fully-integrated and self-managed real estate company, PSP11 should be more attractive to institutional investors.

     . PSP11 will be able to expand its holdings in commercial properties without a proportionate increase in property management fees, which would have resulted had its current commercial property management agreement remained in effect.

     . PSP11 will have sufficient size and financial position to seek a rating of its securities from the national credit rating agencies. If PSP11's securities were favorably rated, PSP11's ability to raise capital at a lower cost will be enhanced.

DETRIMENTS OF THE MERGER

     For a discussion of certain risks and detriments of the merger, see "Risk Factors" beginning on page 17.

RECOMMENDATION TO PSP11 SHAREHOLDERS AND FAIRNESS ANALYSIS

     CONCLUSIONS. Based upon an analysis of the merger, the PSP11 special committee and Board of Directors have concluded (i) that the terms of the merger are fair to PSP11 shareholders, (ii) after comparing the potential benefits and detriments of the merger with alternatives, that the merger is more advantageous to PSP11 shareholders than such alternatives and (iii) that PSP11 shareholders should vote for the merger.

     Although the PSP11 Board of Directors and the special committee reasonably believe that the terms of the merger are fair to PSP11 shareholders and recommend that PSP11 shareholders vote for the merger, PSI has significant relationships with both PSP11 and AOPP and conflicts of interest with respect to the merger. The merger has been initiated and structured by the chief executive officer of AOPP, who is a former executive of PSI, and by individuals who are executive officers of PSP11 and who are also affiliated with PSI. The special committee, comprised of independent directors, has reviewed and approved the terms of the merger. One of the three members of the PSP11 Board of Directors has substantial conflicts of interest. See "Summary - Relationships" and "Benefits to Insiders."

     MATERIAL FACTORS UNDERLYING CONCLUSIONS OF SPECIAL COMMITTEE AND PSP11 BOARD OF DIRECTORS. The following is a discussion of the material factors underlying the conclusions of the PSP11 Board of Directors and its special committee. The PSP11 Board of Directors and special committee have not quantified the relative importance of these factors.

     1. Choice as to Form of Consideration. The merger provides PSP11 shareholders with the choice of either (A) retaining their investment in PSP11, which, after the merger, will be a fully-integrated and self-managed REIT focused on commercial properties or (B) with respect to up to 20% of the outstanding PSP11 Common Stock, receiving $20.50 per share in cash, which is higher than the amounts PSP11 shareholders would receive if PSP11's properties were sold at their appraised values and PSP11 were liquidated. The Board of Directors and special committee recognize that if holders of more than 20% of the outstanding PSP11 Common Stock elect to receive cash, such holders will receive cash as to only a portion of their investment. Accordingly, the benefit of cash elections is significantly reduced by the limitation on cash elections.

     2. Independent Portfolio Appraisal and Fairness Opinion. The conclusions of the special committee and PSP11 Board of Directors are based partially upon the portfolio appraisals prepared by TNG and by Charles R. Wilson & Associates, Inc. ("Wilson") and Jefferies' fairness opinion. The special committee and Board of Directors attributed significant weight to these items, which they believe support their position, and do not know of any factors that are reasonably likely to detract from the conclusions in the portfolio appraisals of TNG and Wilson and Jefferies' fairness opinion. The special committee and Board of Directors believe that the engagement of TNG and Wilson and Jefferies to provide the portfolio appraisals and the fairness opinion, respectively, assisted the special committee and Board of Directors in the fulfillment of their duties to PSP11 shareholders, notwithstanding that each of these parties has received fees in connection with their engagements and may receive fees in the future. See "- Real Estate Portfolio Appraisal by TNG," "- Real Estate Portfolio Appraisal by Wilson" and "- Fairness Opinion from Jefferies."

     3. Voting Procedures and Dissenters' Rights. The special committee and PSP11 Board of Directors believe that the voting process and the rights of dissenting shareholders of PSP11 support their conclusions as to the merger.
The merger and the amendments to PSP11's articles of incorporation and bylaws are required to be approved by a majority of the outstanding shares of PSP11 Common Stock and PSP11 Common Stock Series B and C, voting together as a class, and the PSP11 Common Stock Series B and C will be voted with the holders of a majority of the unaffiliated PSP11 Common Stock. PSP11 shareholders will have the right to exercise dissenters' rights, although the special committee and Board of Directors recognize that these rights may be exercised by PSP11 shareholders only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP11 Common Stock and in such event AOPP has the right to terminate the merger agreement.

     4. Comparison of Cash Elections to Other Alternatives. The payments that holders of up to 20% of the PSP11 Common Stock may elect to receive in the merger of $20.50 per share compares favorably with (A) a range of estimated going-concern values per share of PSP11 Common Stock ($16.66 to $20.17), (B) an estimated liquidation value per share of PSP11 Common Stock ($19.32) and (C) the book value per share of PSP11 Common Stock as of September 30, 1997 ($10.75). The PSP11 Board of Directors and special committee recognize that this comparison is subject to significant assumptions, qualifications and limitations. See "- Comparison of Cash Election Payments to Other Alternatives."

     5. Lower Level of Distributions to PSP11 Shareholders After the Merger. The level of distributions to PSP11 shareholders will be significantly lower after the merger than before. The PSP11 Board of Directors and special committee viewed the reduction in the level of distributions as a negative factor in evaluating the merger. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - AOPP Historical - Liquidity and Capital Resources - Distributions."

     6. Conflicts of Interest. The merger has been initiated and structured by the chief executive officer of AOPP, who is a former executive of PSI, and by individuals who are executive officers of PSP11 and who are also affiliated with PSI. Independent representatives were not engaged to negotiate these arrangements on behalf of the public PSP11 shareholders, and the terms of the merger are not the result of arm's length negotiations.

     The special committee and PSP11 Board of Directors do not believe that the absence of independent representatives to negotiate the merger undermines the fairness of the merger because the merger has been reviewed and approved by the special committee, comprised of independent directors. Based upon the use of independent appraisal firms, the Jefferies fairness opinion and the participation of the special committee, the PSP11 Board of Directors and special committee considered that the engagement of such independent representatives was not necessary or cost effective.

COMPARISON OF CASH ELECTION PAYMENTS TO OTHER ALTERNATIVES

     GENERAL. To assist PSP11 shareholders in evaluating the merger, the PSP11 Board of Directors and special committee compared the consideration to be received in the merger by PSP11 shareholders making cash elections (up to 20% of the outstanding PSP11 Common Stock), i.e., $20.50 per share of PSP11 Common Stock, to: (i) the trading price of the PSP11 Common Stock on the AMEX; (ii) an estimate of the value of PSP11 on a liquidation basis assuming that its assets were sold at their appraised fair market value and the net proceeds distributed to the PSP11 shareholders in accordance with their share ownership in PSP11; and
(iii) estimates of the value of PSP11 on a going-concern basis assuming that PSP11 were to continue as a stand-alone entity and its securities sold at the end of either a five-year or 10-year holding period or its assets sold at the end of a 10-year holding period. Due to the uncertainty in establishing these values, the PSP11 Board of Directors and special committee have established a range of estimated values for certain of the alternatives, representing a high and low estimated value for the potential consideration. Since the value of the consideration for alternatives to the merger is dependent upon varying market conditions, no assurance can be given that the range of estimated values indicated establishes the highest or lowest possible values. However, the PSP11 Board of Directors and special committee believe that analyzing the alternatives in terms of ranges of estimated value, based on currently available market data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives.

     The results of these comparative analyses are summarized in the following tables. PSP11 shareholders should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by PSP11. These assumptions relate, among other things, to: projections as to PSP11's future income, expenses, cash flow and other significant financial matters; the capitalization rates that will be used by prospective buyers when PSP11's assets are liquidated; and, appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows that may be received with respect to shares of PSP11 Common Stock. In addition, these estimates are based upon certain information available to PSP11 at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by them in arriving at the estimates of value would exist at the time of the merger. The assumptions used have been determined by the PSP11 Board of Directors and special committee in good faith, and, where appropriate, are based upon current and historical information regarding PSP11 and current real estate markets and have been highlighted below to the extent critical to the conclusions of the PSP11 Board of Directors and special committee.

     No assurance can be given that such consideration would be realized through any of the designated alternatives, and PSP11 shareholders should carefully consider the following discussions to understand the assumptions, qualifications and limitations inherent in the presented valuations. The estimated values presented in the following table are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These estimated values are based upon certain assumptions that relate, among other things, to (i) projections as to the future revenues, expenses, cash flow and other significant financial matters of PSP11, (ii) the capitalization rates that will be used by prospective buyers when the assets of PSP11 are liquidated,
(iii) selling costs, (iv) appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows and (v) the manner of sale of PSP11's properties. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for commercial properties, the manner in which the properties are sold and changes in availability of capital to finance acquisitions of commercial properties.

                           COMPARISON OF ALTERNATIVES




                                 Trading Prices of PSP11
  Cash Election Payments in     Common Stock prior to the         Estimated Going Concern        Estimated Liquidation
  Merger per Share of PSP11        announcement of the         Value per Share of PSP11          Value per Share of PSP11
         Common Stock                   merger (2)                  Common Stock (3)        Common Stock at Appraised Value (4)

    $20.50(1)                         $20 1/8   $19 3/8              $16.66   $20.17                     $19.32
------------------------------------------------------------------------------------------------------------------------------------


_______________

(1) Limited to 20% of the outstanding PSP11 Common Stock. See "- Cash Election Procedure."

(2) High and low sales prices on the AMEX composite tape for the second quarter of 1997, the last full calendar quarter prior to the announcement of the merger. On August 15, 1997, the last full trading day prior to the announcement of the merger, the closing price of PSP11 Common Stock was $20.

(3) High and low values of three methods of estimating going-concern value as of December 31, 1997 based upon a number of assumptions regarding the future net operating income and distributions of PSP11 and the date of their liquidation. See "- Going-Concern Value."

(4) Estimated value as of December 31, 1997 based upon TNG's real estate appraisal, less estimated expenses of liquidation of approximately $1.18 per share. See "- Liquidation Values."

     TRADING PRICES OF PSP11 COMMON STOCK. The PSP11 Board of Directors and special committee also considered that the trading price for PSP11 Common Stock averaged $19.76, $19.76, $19.77 and $19.83 for the 20-day,

60-day, 180-day and 360-day periods preceding the announcement of the merger and that the closing price for PSP11 Common Stock on the last trading day prior to the first announcement of the merger was $20.

     GOING-CONCERN VALUE. The PSP11 Board of Directors and special committee have estimated the going-concern value of PSP11 by analyzing projected cash flows and distributions assuming that PSP11 were operated as an independent stand-alone entity and its securities or assets sold at the end of the holding period under three scenarios: Scenario #1 - a five-year holding period, with shares of PSP11 liquidated in securities markets at an FFO multiple ranging from
8.5 to 10.5; Scenario #2 - a 10-year holding period, with shares of PSP11 liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; and Scenario #3 - a 10-year holding period with the property portfolios of PSP11 liquidated in private real estate markets at the terminal value projected by the appraiser in the portfolio appraisals and the net proceeds resulting from the liquidation of the properties and other remaining assets of PSP11 paid out to the shareholders of PSP11 in liquidation distributions. Dividends and sale proceeds per share of PSP11 Common Stock were discounted in the projections at rates ranging from 12.25% to 12.75%.

     Scenario #3 of the going-concern analysis assumes the properties of PSP11 are sold in a single transaction after a 10-year holding period. Should the assets be liquidated over time, even at prices equal to those projected, distributions to shareholders out of PSP11's cash flow from operations might be reduced because relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales are assumed to occur concurrently.

     The estimated value of PSP11 on a going-concern basis is not intended to reflect the distributions payable to PSP11's shareholders if its assets were to be sold at their current fair market values.

     LIQUIDATION VALUES. Since one of the alternatives available to the PSP11 Board of Directors is to proceed with a liquidation of PSP11, and the corresponding distribution of the net liquidation proceeds to the shareholders of PSP11, the PSP11 Board of Directors and special committee have estimated the liquidation value of PSP11 assuming that PSP11's real estate portfolio were sold at its fair market value, based upon the TNG real estate portfolio appraisal. This alternative assumes non-real estate assets are sold at book value (such assets, excluding cash, representing less than 1% of the value of PSP11), PSP11 incurs selling costs at the time of liquidation (state and local transfer taxes, real estate commissions and legal and other closing costs) of $2,205,000, and the remaining net liquidation proceeds are distributed among the shareholders of PSP11 under the terms of its articles of incorporation.

     The liquidation analysis assumes that PSP11's properties are sold in a single transaction at the appraised values. Should the assets be liquidated over time, even at prices equal to those projected, distributions to PSP11 shareholders out of PSP11's cash flow from operations might be reduced because PSP11's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of PSP11's portfolio are assumed to occur concurrently.

     Applying these procedures, the PSP11 Board of Directors and special committee arrived at the liquidation value set forth in the table. The real estate portfolio appraisal sets forth, subject to the specified assumptions, limitations and qualifications, TNG's professional opinion as to the market value of PSP11's real estate portfolio as of May 1, 1997. While the portfolio appraisal is not necessarily indicative of the price at which the assets would sell, market value generally seeks to estimate the prices at which the real estate assets would sell if disposed of in an arm's length transaction between a willing buyer and a willing seller, each having access to relevant information regarding the historical revenues and expenses of the properties. The real estate portfolio appraisal assumes that PSP11's properties are disposed of in an orderly manner and are not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value. See "- Real Estate Portfolio Appraisal by TNG."

     DISTRIBUTION COMPARISON. The PSP11 Board of Directors and special committee have considered the potential impact of the merger upon distributions that would be made to PSP11 shareholders. Distributions to PSP11 shareholders will be significantly lower after the merger than before. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - AOPP Historical - Liquidity and Capital Resources - Distributions."

     A comparison of current distribution levels does not show how the merger might affect a PSP11 shareholder's distribution level over a number of years.

EXCHANGE OF PROPERTIES

     Under the merger agreement, PSP11 will exchange 13 predominantly mini-warehouse properties for 11 commercial properties owned by PSI (the "PSI Exchange Properties"). The exchange will occur concurrently with the merger of AOPP into PSP11.

     The terms of the exchange are based on portfolio appraisals of the properties. PSP11's 13 properties have been appraised by TNG at $42,400,000 and the PSI Exchange Properties have been appraised by Wilson at $42,900,000. See "- Real Estate Portfolio Appraisal by TNG" and "- Real Estate Portfolio Appraisal by Wilson."

     Given the decision of the PSP11 Board of Directors to enter into the merger with AOPP, which has only commercial properties, the exchange is consistent with a change in the focus of PSP11's business to the ownership and operation of commercial properties after the merger. The exchange is also consistent with PSI's objective of increasing its ownership of mini-warehouses.

     For information on the PSI Exchange Properties, see "PSI Exchange Properties."

REAL ESTATE PORTFOLIO APPRAISAL BY TNG

     TNG was engaged by PSP11 to appraise PSP11's real estate portfolio and has delivered a written report of its analysis, based upon the review, analysis, scope and limitations described therein, as to the fair market value of the portfolio of PSP11's properties as of May 1, 1997 (the "TNG Appraisal"). PSP11 selected TNG to provide the TNG Appraisal because of its experience and reputation in connection with appraising mini-warehouses and commercial properties. The terms of the exchange of 13 of PSP11's properties for 11 of PSI's properties under the merger agreement are based on the TNG Appraisal of PSP11's properties and on the appraisal of PSI's properties described under "- Real Estate Portfolio Appraisal by Wilson." The TNG Appraisal, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth as Appendix B-1 and should be read in its entirety. Certain of the material assumptions, qualifications and limitations to the TNG Appraisal are described below.

     EXPERIENCE OF TNG. TNG was formed in 1997 by Lawrence R. Nicholson, MAI to succeed to the business of Nicholson-Douglas Realty Consultants, which was founded by Mr. Nicholson in 1993. Mr. Nicholson has specialized in the appraisal of mini-warehouses and other commercial properties since 1980. TNG has conducted real estate appraisals on a variety of property types and uses throughout the United States for owners, banks and thrift organizations, insurance companies and other financial institutions. During 1996, TNG appraised over 350 properties.

     SUMMARY OF METHODOLOGY. At PSP11's request, TNG evaluated PSP11's portfolio of real estate. In valuing the properties, TNG considered the applicability of all three commonly recognized approaches to value: the cost approach, the income capitalization approach and the sales comparison approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. TNG did not consider the cost approach to be applicable to PSP11's properties.

     The income approach estimates a property's capacity to produce income through an analysis of the rental market, operating expenses and net income. Net income may then be processed into a value estimate through either (or a combination) of two methods: direct capitalization or yield capitalization, i.e., a discounted cash flow analysis.

     The sales comparison approach is based upon the principle of substitution, i.e., that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. The sales comparison approach establishes what typical investors in the marketplace are willing to pay for comparable properties.

     The cost approach is based on the estimated market value of the site as if vacant plus the depreciated replacement cost of the existing improvements. The cost approach was not considered appropriate in the case of PSP11 since (a) today's investors do not rely upon the cost approach in making investment decisions, and (b) the necessity of estimating total accrued depreciation in buildings of the type and age of PSP11's properties diminishes the validity of this approach.

     While the TNG Appraisal was prepared for PSP11's entire portfolio, TNG analyzed the individual PSP11 properties by (a) reviewing each property's previous three years' operating statements, (b) reviewing information submitted to the appraiser by on-site managers which included competitive rental and occupancy surveys, subject facility descriptions, area trends and other factors, which were verified by TNG through physical inspections, telephone calls and other sources; and (c) developing information from a variety of sources about market conditions for each individual property that included population, employment and housing trends within the market.

     To determine any significant differences in quality among the various properties, TNG considered such variables as property income growth patterns and potential, quality of location and construction, tenant appeal, property appearance, security and potential competition.

     TNG also interviewed management personnel responsible for PSP11's properties to discuss competitive conditions, area economic trends affecting the properties, historical operating revenues and expenses, and occupancy rates in competitive facilities. These interviews included ascertaining information on items of deferred maintenance, planned capital improvements and other factors affecting the physical condition of the properties. Representatives of TNG performed site inspections on all 15 of PSP11's properties during October 1996.

     TNG then estimated the value of each property in the portfolio relying heavily upon the income approach. Indicated values were developed using a direct capitalization technique applying overall capitalization rates derived directly from the marketplace. To define the occupancy and rental rates and expense escalators to be used in developing cash flow projections, TNG reviewed the acquisition criteria and projection parameters in use in the marketplace by major mini-warehouse investors, owners and operators, appraisers and financing sources. In addition, TNG reviewed other published information concerning acquisition criteria in use by property investors through the first quarter of 1997. Further, TNG interviewed various sources to identify sales of mini-warehouses within the past 24 months in order to derive certain valuation indicators. Sources for data concerning such transactions included appraisers, property owners, real estate brokers, and others. TNG also reviewed information compiled by management identifying sales and acquisitions of mini-warehouses.

     In applying a discounted cash flow analysis, projections of cash flow for each property (assuming no indebtedness) were developed for a 10-year period ending in the year 2007. The first year's scheduled gross income was estimated taking into consideration each property's current rent structure and the rental rates of competitive facilities. Also included in the income estimate were trends in ancillary income from late fees and rental concessions. TNG then made an analysis of each subject's occupancy history, took into consideration the occupancy level of competitive facilities and estimated an occupancy level for each property in the portfolio.

     Estimated expenses were based upon each property's actual operating history. The projected expenses were tested for reasonableness based upon a comparison of the operating expense ratios to market norms. Expenses were deducted from effective gross income to derive a net operating income for each property. Consideration was given to and adjustment made to reflect capital expenditures and replacement reserves. Income and expense growth rates were based on projection parameters currently being used by property investors as well as upon local, regional and historical trends.

     For mini-warehouse properties, growth rates for income and expenses were 3.5% per year. TNG then used a terminal capitalization rate of between 9.75% and 9.9% to capitalize each property's 11th year net operating income into a residual value at the end of the holding period, assuming normal cost of disposing of the properties. The 10 yearly cash flows were then discounted to present worth using a discount rate of 12.5%. In addition, TNG valued each mini-warehouse property using the direct capitalization method by applying capitalization rates between 9.25% and 9.40% to projected cash flows for the next 12 months.

     For PSP11's commercial properties, TNG reviewed each property's rent roll and lease abstracts and concluded that, in light of the high occupancy rates, stable operating levels and relative short-term duration of the leases at rates reasonably reflective of market rents, the direct capitalization and discounted cash flow analysis techniques were appropriate. As such, growth rates for base rental rates and expenses were 3.5% per year. Actual rental revenues for each period were based on a contractual rental rates of the leases for such periods. TNG then used a terminal capitalization rate between 10.0% and 10.5% to capitalize each property's 11th year net operating income into a residual value at the end of the holding period, assuming normal cost of disposing of the properties. The 10-year cash flows were then discounted to present worth using discount rates ranging from 12.0% to 12.5%. In addition, PSP11's commercial properties were valued using the direct capitalization method by applying capitalization rates between 9.50% and 10.0% to projected cash flows for the next 12 months.

     The indicated value based upon the discounted cash flow approach is $47,680,000 for PSP11's portfolio of properties ($42,380,000 for the 13 predominantly mini-warehouse properties). The indicated value based upon the direct capitalization approach is $49,200,000 ($43,600,000 for the 13 predominantly mini-warehouse properties).

     In applying the sales comparison approach to the PSP11 properties, TNG analyzed over 100 properties that were sold in 1994, 1995 and 1996. Using a regression analysis, a statistically significant correlation was derived between the comparables' net income and their sales price per square foot. Based upon the net operating income per square foot of each of PSP11's properties, using the regression analysis, the indicated value is $47,300,000 ($41,700,000 for the 11 mini-warehouses and two properties that combine mini-warehouse and commercial space).

     In addition, TNG reviewed capitalization rates and purchase prices paid in recent and pending transactions of properties similar to PSP11's portfolio involving both PSI and others and reconciled the purchase prices with the values of PSP11's portfolio of properties.

     CONCLUSIONS AS TO VALUE. TNG reconciled the values indicated from the direct sales comparison and income approaches to arrive at a final valuation conclusion. TNG gave primary emphasis to the income approach, an emphasis deemed appropriate based on acquisition criteria currently employed in the mini-warehouse market.

     Based on the valuation methodology described above, TNG assigned a market value of $48,000,000 to PSP11's portfolio of real property assets as of May 1, 1997 ($42,400,000 for the 13 predominantly mini-warehouse properties). The resulting effective implied capitalization rate averaged approximately 9.34% for the portfolio based on reported property operations (before non-recurring expenses and after certain property tax adjustments) during the 12 months ended April 30, 1997 (9.40% for the 13 predominantly mini-warehouse properties).

     ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS OF THE APPRAISAL. The TNG Appraisal reflects TNG's valuation of PSP11's properties as of May 1, 1997 in the context of the information available on such date. Events occurring after May 1, 1997 and before the closing of the merger could affect the properties or assumptions used in preparing the TNG Appraisal. TNG has no obligation to update the TNG Appraisal on the basis of subsequent events; however, TNG has informed PSP11 that, as of the date of this proxy statement, TNG is not aware of any event or change in conditions since May 1, 1997 that may have caused a material change in the value of PSP11's portfolio of real estate since that date.

     The TNG Appraisal is subject to certain general and specific assumptions and limiting conditions and are in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice. Among other limitations, the TNG Appraisal (i) did not consider the effect of easements, restrictions and other similar items on the value of PSP11's properties, (ii) assumed that the properties comply with local building codes and zoning ordinances, and (iii) did not involve the physical inspections of competing properties. See Appendix B-1 for a discussion of the specific assumptions, limitations and qualifications of the TNG Appraisal.

     COMPENSATION AND MATERIAL RELATIONSHIPS. TNG is being paid an aggregate fee of $66,000 for preparation of the TNG Appraisal, which fee includes reimbursement for all of TNG's related out-of-pocket expenses. TNG is also entitled to indemnification against certain liabilities. The fee was negotiated with TNG and payment is not dependent upon completion of the merger or any specific valuation. As a leading appraiser of mini-warehouses and other types of properties, TNG, and its predecessor, have prepared appraisals for PSI and its affiliates and TNG is expected to continue to prepare appraisals for PSI and PSP11.

REAL ESTATE PORTFOLIO APPRAISAL BY WILSON

     In connection with the June 1997 merger of four REITs (the "Merged REITs") into PSI, Wilson was engaged to appraise the real estate portfolios of the Merged REITs, and has delivered written reports of its analysis, based upon the review, analysis, scope and limitations described therein, as to the fair market value of the portfolio of properties of each of the Merged REITs. All of the properties being exchanged by PSI with PSP11 were owned by one of the Merged REITs and were covered by Wilson's appraisals of the portfolios of those entities. The terms of the exchange of 13 of PSP11's properties for the PSI Exchange Properties under the merger agreement are based on Wilson's appraisals and on the TNG Appraisal. A compilation of appraisal information on the commercial properties owned by the Merged Entities in June 1997 is set forth as Appendix B-2 (the "Wilson Appraisal"). Wilson was selected to appraise the properties of the Merged REITs because of its experience and reputation in connection with appraising mini-warehouses and commercial properties, its familiarity with the properties of the Merged REITs and Wilson's appraisal of the properties of other REITs in connection with their mergers with PSI. The Wilson Appraisal, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, should be read in its entirety. Certain of the material assumptions, qualifications and limitations to the Wilson Appraisal are described below.

     EXPERIENCE OF WILSON. Wilson was founded by Charles R. Wilson in 1976, who has specialized in the appraisal of mini-warehouses and commercial facilities since 1972. Wilson has conducted real estate appraisals on a variety of property types and uses throughout the United States for owners, banks and thrift organizations, insurance companies and other financial institutions. Wilson has appraised over 300 mini-warehouses and commercial properties during the 12 months ended March 1997.

     Mr. Wilson founded Self Storage Data Services, Inc. in 1993 for the purpose of tracking and publishing income and expense trends in the mini-warehouse industry. That company's data base now contains over 23,600 facilities nationwide. Mr. Wilson, recognized as a leading authority on mini-warehouses, has spoken extensively and has written several articles on the subject of mini-warehouses.

     SUMMARY OF METHODOLOGY. In valuing the PSI Exchange Properties, Wilson considered the applicability of all three commonly recognized approaches to value: the cost approach, the income approach and the sales comparison approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. Wilson did not consider the cost approach to be applicable to the PSI Exchange Properties.

     Wilson analyzed each individual PSI Exchange Property by (a) reviewing each PSI Exchange Property's previous three years' operating statements, (b) reviewing information submitted to the appraiser by on-site managers which included competitive rental and occupancy surveys, subject facility descriptions, area trends and other factors, which were verified by Wilson through physical inspections, telephone calls and other sources; (c) reviewing existing lease terms; (d) developing information from a variety of sources about market conditions for each individual property that included population, employment and housing trends within the market; and (e) considering published data on median income and expense benchmarks on comparable facilities.

     To determine any significant differences in quality among the various properties, Wilson considered such variables as property income growth patterns and potential, quality of location and construction, tenant appeal, property appearance, security and potential competition.

     Wilson also interviewed management personnel responsible for the PSI Exchange Properties to discuss competitive conditions, area economic trends affecting the properties, historical operating revenues and expenses, lease terms and occupancy rates in competitive facilities. These interviews included ascertaining information on items of deferred maintenance, planned capital improvements and other factors affecting the physical condition of the properties. Wilson also reviewed surveys of local commercial properties conducted by management. Representatives of Wilson performed site inspections on all of the PSI Exchange Properties in March 1997.

     Wilson then estimated the value of each PSI Exchange Property in the portfolio relying heavily upon the income approach. Indicated values were developed using a yield capitalization technique applying overall capitalization rates derived directly from the marketplace. To define the occupancy and rental rates and expense escalators to be used in developing cash flow projections, Wilson reviewed the acquisition criteria and projection parameters in use in the marketplace by major commercial property investors, owners and operators, appraisers and financing sources. In addition, Wilson reviewed other published information concerning acquisition criteria in use by property investors through the first quarter of 1997. Further, Wilson interviewed various sources in local markets to identify sales of commercial properties within the past 24 months in order to derive certain valuation indicators. Sources for data concerning such transactions included local appraisers, property owners, real estate brokers, and others.

     In applying a discounted cash flow analysis, projections of cash flow from each PSI Exchange Property were developed for a 10-year period ending in the year 2007 with a terminal residual value computed at the end of year 11. The first year's scheduled gross income was estimated taking into consideration each PSI Exchange Property's current rent structure and the rental rates of competitive facilities. Also included in the income estimate were trends in ancillary income from administrative charges and late fees, if any. Wilson then made an analysis of each subject's occupancy history, current lease terms, took into consideration the occupancy level of competitive facilities and estimated a stabilized occupancy level for each PSI Exchange Property.

     Estimated expenses were based upon each PSI Exchange Property's actual operating history and industry comparable data; where appropriate, adjustments were made to property taxes to estimate taxes which would be due after a sales transaction. The projected expenses were tested for reasonableness based upon a comparison of the operating expense ratios to market norms. Expenses were deducted from effective gross income to derive a net operating income for each PSI Exchange Property. Consideration was given to and adjustment made to reflect capital expenditures and replacement reserves.

     Income and expense growth rates were based on projection parameters currently being used by property investors as well as upon local, regional and historical trends. Wilson estimated the gross potential income of each PSI Exchange Property, taking existing leases and current market rates into account. Wilson used a 3% annual growth rate for income and expenses. Wilson then used terminal capitalization rates ranging from 10.5% to 11.0% to capitalize each PSI Exchange Property's 11th year net income into a residual value at the end of a 10-year holding period, assuming normal cost of disposing of the properties.
The 10 yearly cash flows were then discounted to present worth using discount rates ranging from 12.0% to 12.5% again depending upon local market and property conditions. The indicated value based upon the income approach is $42,750,000 for the PSI Exchange Properties.

     In applying the sales comparison approach to the PSI Exchange Properties, the indicated value by the sales comparison approach is $43,660,000 for the PSI Exchange Properties.

     CONCLUSIONS AS TO VALUE. Wilson reconciled the values indicated from the direct sales comparison and income approaches to arrive at a final valuation conclusion. Wilson gave primary emphasis to the income approach, an emphasis deemed appropriate based on acquisition criteria currently employed in the commercial property market.

     Based on the valuation methodology described above, Wilson assigned a market value to the PSI Exchange Properties of $42,900,000.

     ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS OF THE APPRAISAL. The Wilson Appraisal reflects Wilson's valuation of the PSI Exchange Properties as of March 17, 1997 in the context of the information available on such date. Events occurring after March 17, 1997 and before the closing of the merger could affect the properties or assumptions used in preparing the Wilson Appraisal. Wilson has no obligation to update the Wilson Appraisal on the basis of subsequent events; however, Wilson has informed PSP11, PSI and AOPP that, as of the date of this proxy statement, Wilson is not aware of any event or change in conditions since March 17, 1997 that may have caused a material change in the value of the PSI Exchange Properties since that date.

     The Wilson Appraisal is subject to certain general and specific assumptions and limiting conditions and are in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice. Among other limitations, the Wilson Appraisal (i) did not consider the effect of easements, restrictions and other similar items on the value of the PSI Exchange Properties, (ii) assumed that the PSI Exchange Properties comply with local building codes and zoning ordinances, (iii) assumed that there are no new or planned facilities except as noted in the Wilson Appraisal and (iv) did not involve the physical inspections of competing properties. See Appendix B-2 for a discussion of the specific assumptions, limitations and qualifications of the Wilson Appraisal.

     COMPENSATION AND MATERIAL RELATIONSHIPS. Wilson was paid an aggregate fee of $201,000 for appraising all of the properties of the Merged REITs, which fee included reimbursement for all of Wilson's related out-of-pocket expenses. Wilson is also entitled to indemnification against certain liabilities. Wilson is being paid an additional fee of $1,500 for preparing the Wilson Appraisal, which compiles appraisal information on the commercial properties owned by the Merged REITs in June 1997. As a leading appraiser of mini-warehouses and commercial properties since 1976, Wilson has continuously prepared appraisals for PSI and its affiliates, including appraisals of the properties of prior REITs in connection with their mergers with PSI, and is expected to continue to prepare appraisals for PSI and PSP11.

FAIRNESS OPINION FROM JEFFERIES

     The special committee retained Jefferies to opine on the fairness of the "consideration to be paid by PSP11 in the merger" (as defined below), from a financial point of view, to the public shareholders of PSP11. As part of its investment banking business, Jefferies is regularly engaged in the evaluation of capital structures, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

     Jefferies delivered its oral opinion to the special committee on August 15, 1997, updated the opinion on December 12, 1997 and confirmed such opinion in writing as of the date of this proxy statement (the "Fairness Opinion"), to the effect that, as of such date and based on the matters described therein, the consideration to be paid by PSP11 in the merger is fair to the public shareholders of PSP11 from a financial point of view. For purposes of the Fairness Opinion, the term "consideration to be paid by PSP11 in the merger" includes the conversion ratio of the AOPP common stock, the conversion ratio of the PSP11 Common Stock Series B and C and the financial terms of the exchange by PSP11 of 13 properties for 11 properties owned by PSI. Jefferies did not recommend to the special committee that any specific consideration would constitute the appropriate consideration in the merger. Except as set forth below, no limitations were imposed by the special committee on the scope of Jefferies' investigations or procedures to be followed by it in rendering the Fairness Opinion. Jefferies was not requested to opine as to, and the Fairness Opinion did not address, the underlying business decision of the special committee to proceed with or to effect the merger.

     THE FULL TEXT OF THE FAIRNESS OPINION IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. PSP11 SHAREHOLDERS ARE URGED TO READ THE FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW BY JEFFERIES IN ARRIVING AT THE CONCLUSIONS EXPRESSED THEREIN. THE SUMMARY OF THE FAIRNESS OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE FAIRNESS OPINION.

     LIMITATIONS AND QUALIFICATIONS. In rendering the Fairness Opinion, Jefferies noted that the consummation of the merger is conditioned upon the approval of PSP11 shareholders, and that Jefferies is not recommending that PSP11, the special committee, Board of Directors, any security holders of PSP11, or any other person, should take any specific action in connection with the merger. The Fairness Opinion also does not constitute a recommendation of the merger over any alternative transactions which may be available to PSP11, and does not address PSP11's underlying business decision to effect the merger. In addition, the Fairness Opinion does not opine as to the market value or the prices at which any of the securities of PSP11 may trade at any time.

     SUMMARY OF MATERIALS CONSIDERED. In connection with the preparation of the Fairness Opinion, Jefferies, among other things: (i) reviewed the merger agreement (including any schedules and exhibits thereto); (ii) reviewed certain financial and other information that was publicly available; (iii) reviewed information furnished to Jefferies by PSP11 and AOPP, including certain internal financial analyses, budgets, reports and other information prepared by the respective managements of the companies; (iv) held discussions with various members of senior management of PSP11 and AOPP concerning each company's historical and current operations, financial conditions and prospects, as well as the strategic and operating benefits anticipated from the merger; (v) reviewed the TNG Appraisal and the Wilson

Appraisal and discussed with management of PSP11, PSI and AOPP and with TNG and Wilson the methodologies and procedures employed in preparing the TNG Appraisal and the Wilson Appraisal; (vi) reviewed the form of preliminary proxy statement to be filed with the Commission; (vii) reviewed the share price and trading history of PSP11's publicly traded securities from August 12, 1996 to August 12, 1997; (viii) reviewed the valuations of publicly traded companies which Jefferies deemed comparable to PSP11 and AOPP; (ix) prepared discounted cash flow analyses of PSP11 and AOPP on a stand-alone basis; and (x) analyzed the FFO and funds available for distribution ("FAD") per share of the combined company. In addition, Jefferies conducted such other reviews, analyses and inquiries relating to PSP11, AOPP and the properties that are the subject of the exchange as it considered appropriate in rendering the Fairness Opinion.

     ASSUMPTIONS. In Jefferies' review and analysis and in rendering the Fairness Opinion, Jefferies relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to it by PSI, PSP11 or AOPP or that was publicly available (including, without limitation, the information described above and the financial projections and financial models prepared by PSP11 and AOPP regarding the estimated future performance of the respective companies before and after giving effect to the merger). The Fairness Opinion was expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects.

     With respect to the financial projections and financial models provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to vast uncertainty. Jefferies assumed that such projections and models were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of the companies as to the future performance of each company. In addition, Jefferies noted that although it has performed sensitivity analyses thereon, in rendering the Fairness Opinion, Jefferies has assumed that each company will perform in accordance with such projections and models for all periods specified therein. In addition, although such projections and models did not form the principal basis for the Fairness Opinion, but rather constituted one of many items that Jefferies employed, changes to such projections and models could affect the Fairness Opinion. Jefferies also assumed that the merger will be a tax free reorganization and will be treated, for accounting purposes, as a reverse purchase.

     The preparation of fairness opinions involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such opinions are not readily susceptible to summary description. Accordingly, Jefferies believes its analyses must be considered as a whole, and that considering any portion of such analyses or any portion of the factors considered, without considering all analyses and current factors, could create a misleading or incomplete view of the process underlying the Fairness Opinion. In its analyses, Jefferies made numerous assumptions with respect to industry performance, general business and other conditions, many of which are beyond the control of PSP11 and AOPP. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     SUMMARY OF ANALYSIS. The following paragraphs summarize the significant financial and comparative analyses performed by Jefferies in arriving at the conclusions expressed in the Fairness Opinion. The information presented below is based on the financial condition of PSP11 and AOPP as of September 30, 1997 and share price information of PSP11 Common Stock through the close of the market on August 12, 1997. The analyses also considered the acquisition of six properties from a subsidiary of a state pension plan in December 1997. In addition, Jefferies analyzed the transaction with and without assuming the proposed stock issuances to institutional investors. The following does not purport to be a complete description of the analyses performed or the matters considered by Jefferies in rendering the Fairness Opinion.

     In conducting its analysis, Jefferies utilized certain projected operating and financial information (including, among other things, rental income, total revenue, net operating income, FFO and FAD) for PSP11, AOPP and the pro forma combined entity. These projections were based on financial models provided by the managements of PSP11 and AOPP, which incorporated numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond PSP11's and AOPP's control. With respect to industry performance, general business and economic conditions, the assumptions reflected modest increases in inflation and economic activity. In particular, the models assumed that, in the absence of external growth, rental income for PSP11 would increase by approximately 3.5% per year for its mini-warehouse facilities and by a range of from 3% to 4% per year for its commercial facilities, and operating expenses would increase by approximately 3.5% per year for its mini-warehouse facilities and by a range of from 3% to 4% per year for its commercial facilities, from 1998 through 2007. In addition, administrative expenses were projected to increase by 3.0% per year and capital expenditures were projected to equal approximately 3% to 4% of rental revenues. As a result of these assumptions, FFO and FAD of PSP11 on a stand-alone basis were projected to increase from 1998 through 2007 at a compound annual growth rate ("CAGR") of approximately 3.6% and 3.9%, respectively. These projections for PSP11 were prepared by management in conjunction with TNG, an unaffiliated third party appraisal firm. For AOPP, the models assumed that rental income for its commercial facilities, including properties recently acquired by AOPP from a subsidiary of a state pension plan and other third parties, would increase by approximately 4.3% per year and its property management operations would increase by approximately 5.0% per year, while operating expenses would increase by approximately 4.0% per year for its commercial facilities and by approximately 5.0% per year for its property management operations, from 1998 through 2007. The projections also assumed that the properties acquired from the capital raised from stock issuances to the institutional investors would generate FFO in the twelve months after the stock is issued equal to 9.25% of the proceeds from such stock issuance. The revenues and operating expenses of these properties are projected to increase at a 4.5% annual rate thereafter. In addition, capital expenditures were projected to equal approximately 9% of rental revenues. As a result of these assumptions, FFO and FAD of AOPP on a stand-alone basis were projected to increase from 1998 through 2007 at a CAGR of approximately 5.0% and 5.2%, respectively. These projections for AOPP were prepared by its management.

     Jefferies reviewed the methodology and calculations of the proposed conversion of all of the shares of PSP11 Common Stock Series B and C into 569,655 shares of PSP11 Common Stock in the merger. Based on the exchange ratio of 1.18 shares of PSP11 Common Stock for each share of AOPP common stock outstanding as of December 1, 1997, AOPP shareholders and limited partners of the Operating Partnership would receive securities equivalent to 23,940,946 shares of PSP11 Common Stock, or approximately 90.9% of the PSP11 Common Stock outstanding as of the effective date of the merger. Jefferies noted that AOPP's resulting ownership position did in fact constitute a control position, but that any control premium entitled to PSP11 was offset by the following intangible attributes that the merger is expected to provide: (i) PSP11 will become a fully-integrated and self-managed commercial real estate company with expertise in acquisition, operation and leasing services; (ii) PSP11 will go from a finite-life REIT to a growth-oriented, infinite-life REIT; (iii) PSP11's asset and capital base will be increased and its status as a self-managed REIT, concentrated within one asset class, should make it more attractive to institutional and other investors; (iv) the combined entity will have the increased sponsorship of PSI and thereby may have PSI's resources as a potential source of liquidity; and (v) the combined entity will have greater growth prospects, which should result in better valuation multiples than currently exist for PSP11 on a stand-alone basis. In addition, Jefferies noted that the PSP11 shareholders have the option to convert their shares of PSP11 Common Stock into cash whereby, if 20% or less of the outstanding shares of PSP11 Common Stock elect to receive cash, such holders would receive $20.50 in cash per share of PSP11 Common Stock, and if holders of more than 20% of the outstanding PSP11 Common Stock elect to receive cash, then cash will be distributed on a pro rata basis to such PSP11 shareholders. Jefferies also noted that in the 12 months preceding the announcement of the merger, PSP11's Common Stock had a high closing price of $20.50 per share, which was reached on only one day, August 21, 1996, during such 12-month period.

     Comparable Company Analysis for PSP11. Jefferies compared certain financial data and multiples of financial parameters accorded certain other publicly traded REITs comparable to PSP11. Financial data generally compared included total revenues, net operating income, FFO and FAD. Multiples compared included equity capitalization to FFO and equity capitalization to FAD. Jefferies looked at these parameters because of the equity market's reliance upon these measures in analyzing REIT performance. Companies compared to PSP11 included PSI, Shurgard Storage Centers, Inc., Storage Trust Realty, Sovran Self-Storage and Storage U.S.A., each of which is a self-managed and infinite-life REIT. Jefferies compared the market value of each such company, as determined by the closing price recorded for each company's common stock on December 5, 1997, with each company's historical and projected FFO and projected FAD. Jefferies' calculations resulted in the following ranges of multiples for these companies: a mean equity capitalization to historical 1996 FFO multiple of 13.3x; a mean equity capitalization to projected 1997 FFO multiple of 12.5x; a mean equity capitalization to projected 1998 FFO multiple of 11.3x; a mean equity capitalization to projected 1997 FAD multiple of 13.4x; and a mean equity capitalization to projected 1998 FAD multiple of 12.1x. No specific portion of these multiples for the comparable companies was allocated by Jefferies to the comparable companies' self-managed and infinite-life status, and no adjustment to any multiples or values was made as a result of such self-managed and infinite-life status in view of the fact that PSP11 would be self-managed and infinite life following the merger. Jefferies recognized that a self-managed and infinite-life structure should generally have a positive impact on PSP11's multiples and values.

     None of the companies utilized in the above analysis for comparative purposes is identical to PSP11. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the value of the comparable companies as well as that of PSP11. In addition, the multiples to estimated and projected FFO and FAD are based on projections, in the case of the comparable companies, published by research analysts unrelated to Jefferies and, in the case of PSP11, provided by management. Accordingly, such projections may or may not prove to be accurate.

     Liquidation Analysis of PSP11. Jefferies performed a series of liquidation analyses on PSP11, noting that an option for the PSP11 shareholders was to liquidate the assets of PSP11. Based on an appraisal value of $48.0 million as determined by TNG, and assuming associated transaction costs of 4%, the resulting liquidation value of PSP11, as of December 31, 1997, is $19.61 per share. Jefferies also performed a discounted cash flow analysis on PSP11's projected cash flows using a range of discount rates and a range of terminal capitalization rates. Based on a five-year analysis, the range of resulting equity values per share is between $18.09 and $19.98 using a range of discount rates from 12% to 13% and a range of terminal capitalization rates from 9.5% to 10.5%. Based on a ten-year analysis, the range of resulting equity values per share is between $18.43 and $20.39 using a range of discount rates from 12% to 13% and a range of terminal capitalization rates from 9.5% to 10.5%. Jefferies selected such range of discount rates based on TNG's discount rate used to calculate its appraisal value and selected such range of terminal capitalization rates based on TNG's terminal capitalization rates ranging from 9.5% to 10.0% in its appraisal.

     Stock Sale Analysis of PSP11. Jefferies performed a series of stock sale analyses on PSP11, noting that another option for the PSP11 shareholders would be to hold their PSP11 Common Stock and sell at a later date. Jefferies performed a discounted cash flow analysis on PSP11's projected cash flows using a range of discount rates and a range of terminal FFO multiples. Based on a five-year discounted cash flow analysis, the range of resulting equity values per share is between $17.79 and $19.64 using a range of discount rates from 12% to 13% and a range of terminal FFO multiples from 9.5x to 10.5x. Based on a ten-year analysis, the range of resulting equity values per share is between $18.24 and $20.17 using a range of discount rates from 12% to 13% and a range of terminal FFO multiples from 9.5x to 10.5x. Jefferies selected such range of discount rates based on TNG's discount rate used to calculate its appraisal value and selected such range of terminal FFO multiples based on the general trading level of former PSI-affiliated mini-warehouse REITs, current comparable company trading valuations and the fact that PSP11 (i) is a finite-life REIT,
(ii) is not self-managed or fully-integrated, (iii) has limited historical and projected growth potential and (iv) has a relatively small asset base.

     Comparable Company Analysis for AOPP. Jefferies compared certain financial data and multiples of financial parameters accorded certain other publicly traded REITs comparable to AOPP. Financial data generally compared included total revenues, net operating income, FFO and FAD. Multiples compared included equity capitalization to FFO and equity capitalization to FAD. Jefferies looked at these parameters because of the equity market's reliance upon these measures in analyzing REIT performance. Companies compared to AOPP included Arden Realty Group, Beacon Properties Corp., Bedford Properties Investors, Brandywine Realty Trust, Cali Realty Corporation, Cornerstone Properties, Cousins Properties, Crescent Real Estate Equities, Duke Realty Investments, Highwoods Properties, Kilroy Realty Corp., Koger Equity, Inc., Parkway Properties, Prentiss Properties Trust, Reckson Associates and Spieker Properties, Inc. Jefferies compared the market value of each such company, as determined by the closing price recorded for each company's common stock on December 5, 1997, with each company's historical and projected FFO and projected FAD. Jefferies' calculations resulted in the following ranges of multiples for these companies: a mean equity capitalization to historical 1996 FFO multiple of 17.0x; a mean equity capitalization to projected 1997 FFO multiple of 14.7x; a mean equity capitalization to projected 1998 FFO multiple of 12.7x; a mean equity capitalization to projected 1997 FAD multiple of 17.2x; and a mean equity capitalization to projected 1998 FAD multiple of 15.2x.

     AOPP's implied value to holders of common stock and limited partnership interests ranges from between approximately $558.2 million and $609.0 million based on price to projected 1998 FFO multiples of 11.0x to 12.0x. AOPP's implied equity value ranges from between approximately $529.8 million and $570.5 million based on price to projected 1998 FAD multiples of 13.0x to 14.0x. These ranges of equity values for AOPP were compared to an assumed aggregate value of the PSP11 Common Stock to be issued to AOPP in the merger of approximately $535.7 million. This assumed aggregate value was based on a value of $22.375 per share of PSP11 Common Stock (the closing price on December 5, 1997). Jefferies noted that AOPP's resulting ownership position did in fact constitute a control position, but that any control premium entitled to PSP11 was offset by the intangible attributes that the merger is expected to provide described above.

     None of the companies utilized in the above analysis for comparative purposes is identical to AOPP. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the value of the comparable companies as well as that of AOPP. In addition, the multiples to estimated and projected FFO and FAD are based on projections, in the case of the comparable companies, published by research analysts unrelated to Jefferies and, in the case of AOPP, provided by management. Accordingly, such projections may or may not prove to be accurate.

     Discounted Cash Flow Analysis of AOPP. Jefferies also performed discounted cash flow analyses for AOPP based upon projections of AOPP's cash flow from operations using a range of discount rates and a range of terminal capitalization rates. Based on a five-year analysis, using discount rates ranging from 12% to 13% and terminal capitalization rates ranging from 9.0% to 10.0%, these calculations indicated an implied aggregate equity value ranging from approximately $545.6 million to $611.7 million for AOPP. Based on a ten-year analysis, using discount rates ranging from 12% to 13% and terminal capitalization rates ranging from 9.0% to 10.0%, these calculations indicated an implied aggregate equity value ranging from approximately $529.8 million to $592.6 million for AOPP. The range of equity values for AOPP was compared to an assumed aggregate value of the PSP11 Common Stock to be issued to AOPP in the merger of approximately $530.8 million. This assumed aggregate value was based on a value of $22.375 per share of PSP11 Common Stock (the closing price on December 5, 1997).

     Pro Forma Merger Analysis. Jefferies compared the anticipated FFO and FAD per share of PSP11 without giving effect to the merger to the FFO and FAD per share of PSP11 and AOPP combined on a pro forma basis after giving effect to the merger. Each scenario was based on the financial models and projections provided by PSP11 and AOPP. Jefferies observed that, under both scenarios, the merger could be expected to be accretive on an FFO per share basis in each year of the projection period from 1998 through 2007. Assuming no cash elections, FFO per share is accretive by $0.300 per share, or 16.4% in 1998 and accretive by $0.389 per share, or 20.5% in 1999. Assuming no cash elections, FAD per share is accretive by $0.025 per share, or 1.5% in 1998 and accretive by $0.185 per share, or 10.6% in 1999. Jefferies noted that the low level of accretion in FAD per share in 1998 was due to the timing of increased capital expenditures for AOPP that are anticipated in 1998. Jefferies noted that by using a normalized level of capital expenditures for comparable commercial properties (approximately equal to 9.0% of revenues), the result is significantly greater accretion in 1998 for the combined entity on a FAD basis.

     Review of Appraisals. In preparing the Fairness Opinion, Jefferies relied upon (i) the TNG Appraisal of PSP11's properties which was prepared as of May 1, 1997 by TNG, an independent appraiser and (ii) the Wilson Appraisal of the PSI Exchange Properties, which was prepared as of April 30, 1997 by Wilson, an independent appraiser. Jefferies reviewed the TNG Appraisal and the Wilson Appraisal, reviewed a sample of supporting documentation for them, and discussed with TNG and Wilson their experience and qualifications and the appraisal methodologies utilized.

     Jefferies observed that the TNG Appraisal and the Wilson Appraisal were certified by members of the Appraisal Institute and were conducted utilizing the income approach to valuation, applying the discounted cash flow method to establish a value for each individual property, and the sales comparison approach.

     BASED ON THE ANALYSES AND FACTORS SUMMARIZED ABOVE, JEFFERIES RENDERED THE FAIRNESS OPINION; HOWEVER, THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSIS PERFORMED AND THE FACTORS CONSIDERED BY JEFFERIES IN RENDERING THE FAIRNESS OPINION.

     COMPENSATION. The special committee engaged Jefferies by means of an engagement letter dated June 19, 1997. The engagement letter provides that for its services, Jefferies would be paid a customary fee by PSP11. PSP11 also agreed to reimburse Jefferies for certain expenses and to indemnify Jefferies against certain liabilities arising out of or in connection with the performance of its services under the engagement letter. In the ordinary course of Jefferies' business, Jefferies may trade securities of PSP11 for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. The engagement letter included a consent to disclosure of the Fairness Opinion in this proxy statement.

THE MERGER AGREEMENT

     If the merger is approved by the shareholders of PSP11 and the other applicable conditions to the merger are satisfied or waived, the merger will be consummated pursuant to the merger agreement which is set forth in Appendix A hereto, and is incorporated by reference into, this proxy statement. As a result of the merger, all of the assets now held by AOPP will be held by PSP11 upon completion of the merger. The merger agreement contains representations and warranties of PSP11, AOPP and PSI and certain other provisions relating to the merger. The representations and warranties are extinguished by, and do not survive, the merger. Under the merger agreement, PSP11 will also exchange 13 properties for 11 properties owned by PSI. See "- Exchange of Properties."

     CONDITIONS TO CONSUMMATION OF THE MERGER. Consummation of the merger is contingent upon standard conditions, including the following: (i) the merger agreement and the merger shall have been approved and adopted by the requisite vote of the shareholders of PSP11 and of AOPP; (ii) receipt by PSP11 of a legal opinion of Hogan & Hartson L.L.P. that the merger will qualify as a reorganization under Section 368(a) of the Code (which opinion has been received and is described under "Federal Income Tax Considerations"); (iii) the shares of PSP11 Common Stock issued in the merger shall be listed on the AMEX; (iv) the PSP11 Board of Directors shall have received a fairness opinion from Jefferies (which opinion has been received); (v) the Board of Directors of PSI shall have approved the exchange of properties with PSP11 (which approval has been obtained); (vi) demands for payment by holders of dissenting shares are filed with respect to less than 5% of the outstanding shares of PSP11 Common Stock; and (vii) completion of the exchange of properties between PSI and PSP11. The obligation of PSP11 and AOPP to effect the merger is also subject to each party, in its sole discretion, being satisfied as to title to, and the results of an environmental audit of, the properties of the other and, in the case of PSP11, the PSI Exchange Properties. Any of these conditions (other than the conditions of approval by the shareholders of PSP11 and AOPP) may be waived by the board of directors of the corporation benefiting from such condition.

     AMENDMENT OR TERMINATION. The merger agreement provides for amendment or modification thereof with respect to the merger by written agreement authorized by the boards of directors of PSP11, AOPP and PSI, either before or after shareholder approval, provided that any such amendment or modification made after shareholder approval does not change any of the principal terms of the merger or the merger agreement. The merger may be abandoned at any time before or after shareholder approval by mutual written consent and may be abandoned by the action of the board of directors of either party if, among other things, the closing of the merger has not occurred on or before June 30, 1998.

     CONSUMMATION. It is contemplated that the merger will be consummated by filing the agreement of merger (attached as Exhibit A to the merger agreement) with the California Secretary of State and by the exchange of property deeds between PSP11 and PSI, as soon as practicable after its approval by the shareholders of PSP11 and the satisfaction or waiver of various conditions contained in the merger agreement. It is currently contemplated that the merger will be consummated in the first quarter of 1998.

     FRACTIONAL SHARES. No fractional shares of PSP11 Common Stock will be issued in the merger. In lieu of any fractional share interests, each holder of AOPP common stock or PSP11 Common Stock Series B and C who would otherwise be entitled to a fractional share of PSP11 Common Stock will, upon surrender of the certificate representing such common stock, receive a whole share of PSP11 Common Stock if such fractional share to which such holder would otherwise have been entitled is .5 of a share or more, and such fractional share shall be disregarded if it represents less than .5 of a share; provided that such fractional share shall not be disregarded if it represents .5 of 1% or more of the total number of shares of PSP11 Common Stock such holder is entitled to receive in the merger. In such event, the holder will be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the AMEX of the PSP11 Common Stock at the time of effectiveness of the merger by (ii) the fractional interest.

     ASSUMPTION OF OUTSTANDING OPTIONS. At the effective time of the merger, each outstanding option to purchase shares of AOPP common stock granted under AOPP's 1997 Stock Option and Incentive Plan will be assumed by PSP11 and, whether vested or unvested, will be converted into an option to acquire, on the same terms and conditions applicable to the AOPP option, the number of shares of PSP11 Common Stock that the holder of the AOPP option would have received in the merger if the AOPP option had been exercised in full immediately prior to the effective time of the merger, irrespective of whether the AOPP option was in fact then exercisable. Currently, there are outstanding options to purchase an aggregate of 258,958 shares of AOPP common stock under the Plan. The exercise price per share of each converted option will be the aggregate exercise price of the converted AOPP option divided by the number of shares of PSP11 Common Stock purchasable upon exercise of the converted option. Converted options will continue to be subject to the AOPP 1997 Stock Option and Incentive Plan, which PSP11 will adopt and assume for the purpose of administering the plan with respect to converted options. If the shareholders of PSP11 approve Proposal Six to be considered at the annual meeting, an aggregate of 1,500,000 shares of PSP11 Common Stock will be available for issuance under the Plan pursuant to converted options and options and other awards granted after the merger is approved to PSP11's employees, directors and service providers. See "Proposal Six - Adoption of 1997 Stock Option and Incentive Plan."

     RESTRICTIONS ON OTHER ACQUISITIONS. PSP11 has agreed not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving PSP11, or any purchase of all or any significant portion of its assets, or any equity interest in PSP11, other than the transactions contemplated by the merger agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have discussions with, any person relating to such a proposal, provided that the PSP11 Board of Directors may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participation in the negotiations and discussions might cause the members of the PSP11 Board of Directors to breach their fiduciary duty to PSP11 under applicable law as advised by counsel. PSP11 has agreed to notify AOPP immediately if inquiries or proposals are received by, any such information is requested from, or negotiations or discussions are sought to be initiated or continued with PSP11, and to keep AOPP informed of the status and terms of any such proposals and any such negotiations or discussions.

     DISTRIBUTIONS. Pending the merger, PSP11 and AOPP are precluded from declaring or paying any dividend on their capital stock or making any other distribution to their shareholders other than regular quarterly distributions and cash distributions required to satisfy REIT distribution requirements.

CASH ELECTION PROCEDURE

     Each holder of record of PSP11 Common Stock may make a cash election to have its shares of PSP11 Common Stock converted into the right to receive cash. If the aggregate number of shares of PSP11 Common Stock as to which cash elections are made is 20% or less than the number of shares of PSP11 Common Stock outstanding as of the record date for the meeting of shareholders of PSP11, all such shares as to which cash elections are made shall be converted into the right to receive cash. If the aggregate number of such shares is more than 20%, such shares shall be converted into the right to receive cash on a pro rata basis, and the balance of such shares would continue to be owned by PSP11 shareholders, unless PSP11, in its sole discretion, elects to allow a greater percentage of shares to be converted into the right to receive $20.50 in cash.

     All cash elections are to be made on a cash election form. A cash election form is being sent to PSP11 shareholders of record on __________, 1998. To be effective, a cash election form must be properly completed and signed and must be received by the depositary, American Stock Transfer & Trust Company, accompanied by all stock certificates representing shares of PSP11 Common Stock held by the person submitting such cash election form to which the cash election form relates (or by a guarantee of delivery of such certificates in the form and on the terms set forth in the cash election form) no later than 5:00 p.m. New York City time on _________, 1998. Holders of record of shares of PSP11 Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple cash election forms, provided that such representative certifies that each such cash election form covers all the shares of PSP11 Common Stock held by such representative for a particular beneficial owner. Any cash election form may be revoked by written notice received by the depositary prior to 5:00 p.m., New York City time, on _________, 1998. In addition, all cash election forms will automatically be revoked if the depositary is notified in writing that the merger has been abandoned. If a cash election form is properly revoked, the certificate or certificates (or any guarantee of delivery) in respect of the PSP11 Common Stock to which the cash election form relates will be promptly returned by the depositary. The depositary may determine whether or not elections to receive cash have been properly made or revoked, and any such determination shall be conclusive and binding.

     HOLDERS OF SHARES OF PSP11 COMMON STOCK WHO WISH TO SUBMIT CASH ELECTION FORMS SHOULD DELIVER THEIR STOCK CERTIFICATES WITH SUCH CASH ELECTION FORMS OR PROVIDE FOR, AND COMPLY WITH THE REQUIREMENTS OF, GUARANTEED DELIVERY.

     A HOLDER OF PSP11 COMMON STOCK MAY NOT MAKE A CASH ELECTION AS TO LESS THAN ALL OF THE SHARES OF PSP11 COMMON STOCK OWNED BY SUCH SHAREHOLDER. ANY HOLDER OF PSP11 COMMON STOCK WHO DOES NOT SUBMIT A PROPERLY COMPLETED AND SIGNED CASH ELECTION FORM ACCOMPANIED BY THE APPLICABLE STOCK CERTIFICATES (OR PROVIDE FOR, AND COMPLY WITH THE REQUIREMENTS OF, GUARANTEED DELIVERY) WHICH IS RECEIVED BY THE DEPOSITARY PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON _________, 1998 WILL RETAIN PSP11 COMMON STOCK. IF PSP11 OR THE DEPOSITARY DETERMINES THAT ANY PURPORTED CASH ELECTION WAS NOT PROPERLY MADE, SUCH PURPORTED CASH ELECTION WILL BE DEEMED TO BE OF NO FORCE AND EFFECT AND THE HOLDER OF PSP11 COMMON STOCK MAKING SUCH PURPORTED CASH ELECTION WILL, FOR PURPOSES HEREOF, RETAIN PSP11 COMMON STOCK. NONE OF PSP11, AOPP, PSI OR THE DEPOSITARY WILL BE UNDER ANY OBLIGATION TO NOTIFY ANY PERSON OF ANY DEFECT IN A CASH ELECTION FORM.

     The federal income tax consequences of receiving cash and/or retaining PSP11 Common Stock are different. See "Federal Income Tax Considerations - The Merger."

     Holders of PSP11 Common Stock Series B and C and holders of AOPP common stock may also make cash elections in connection with the merger. In each case such cash elections may not exceed 20% of the respective outstanding common stock. Holders of all of the PSP11 Common Stock Series B and C and AOPP common stock have indicated that they do not intend to make cash elections in the merger.

CONSEQUENCES TO PSP11 IF THE MERGER IS NOT COMPLETED

     If the merger is not completed, PSP11 will remain separate and will continue to operate its properties and the amendments to its articles of incorporation and bylaws will not be implemented. In such event, the PSP11 Board of Directors intends to make a proposal to the PSP11 shareholders for the disposition of PSP11's properties.

COSTS OF THE MERGER

     It is estimated that the total cash required to satisfy cash elections (assuming maximum cash elections) and to pay costs and expenses of the merger will be $8,300,000. These amounts will be paid from PSP11's working capital.

     If the merger is completed, all costs incurred by PSP11 and AOPP in connection with the merger will be paid by PSP11 as the surviving corporation. If the merger is not completed, all costs incurred in connection with the merger will be paid by the party incurring such costs, except that each of PSP11, AOPP and PSI will pay one-third of the cost of any expenses incurred in connection with the printing of this proxy statement, the TNG Appraisal and preparation for real estate closings and filing fees.

     The following is a statement of certain fees and expenses estimated to be incurred in connection with the merger (exclusive of amounts paid as a result of cash elections).

     Preclosing Transaction Costs
           Printing and mailing                 $ 70,000
           Proxy solicitation                     15,000
           Legal                                 100,000
           Real Estate Appraisals and
           Fairness Opinions                     235,000
           Registration, listing
           and filing fees                       150,000
           Accounting                            150,000
           Other                                  50,000
                                                --------
           Subtotal                              770,000
                                                --------
     Closing Transaction Costs*
           Transfer agent fees                    15,000
           Legal                                   5,000
           Other                                  10,000
                                                --------
           Subtotal                               30,000
                                                --------
     TOTAL                                      $800,000
                                                --------
______________

    *    Would not be incurred if merger is not approved.

ACCOUNTING TREATMENT


     The merger will be accounted for as a reverse purchase. Accordingly, for accounting purposes, AOPP will be treated as the purchaser, and the assets and liabilities of PSP11 will be accounted for at fair market value based upon independent appraisals.

REGULATORY REQUIREMENTS

     The merger is subject to compliance with federal and state securities law requirements.

COMPARISON OF PSP11 COMMON STOCK BEFORE AND AFTER THE MERGER AND THE AMENDMENTS

     The information below compares certain attributes of the PSP11 Common Stock before and after the merger. The effect of the merger and the amendments to PSP11's articles of incorporation and bylaws on PSP11 shareholders who retain their PSP11 Common Stock is set forth in italics below each caption.



BEFORE THE MERGER AND THE AMENDMENTS      AFTER THE MERGER AND THE AMENDMENTS



                       INVESTMENT OBJECTIVES AND POLICIES

The principal investment        The investment objectives of PSP11 will be to
 objectives are to provide      maximize FFO allocable to holders of PSP11
 (i) quarterly cash             Common Stock and to increase shareholder value
 distributions from its         through internal growth and acquisitions.  FFO
 operations and (ii)            is a supplemental performance measure for equity
 long-term capital gains        REITs used by industry analysts.  FFO does not
 through appreciation in the    take into consideration principal payments on
 value of properties.           debt, capital improvements, distributions and
Under its organizational        other obligations of PSP11 after the merger.
 documents, PSP11 is not        Accordingly, FFO is not a substitute for the net
 permitted to raise new         cash provided by operating activities or net
 capital or to reinvest         income as a measure of the liquidity or
 operating cash flow or sale    operating performance of PSP11.  An increase in
 or financing proceeds.         PSP11's FFO will not necessarily correspond with
 PSP11 will terminate on        an increase in distributions to holders of PSP11
 December 31, 2038, unless      Common Stock.
 earlier dissolved.  The        PSP11 intends to continue its operations for an
 predecessor of PSP11           indefinite period of time and will not be
 anticipated selling or         precluded from raising new capital, including
 financing its properties       senior securities that would have priority over
 within seven to 10 years       PSP11 Common Stock as to cash flow,
 after development (i.e.,       distributions and liquidation proceeds, or from
 between 1993 and 1996).        reinvesting cash flow or sale or financing
                                proceeds in new properties, except to the extent
                                such reinvestment precludes PSP11 from
                                satisfying the REIT distribution requirements.
                                Therefore, PSP11 shareholders should expect to
                                be able to liquidate their investment only by
                                selling their shares in the market, and the
                                market value of the PSP11 Common Stock may not
                                necessarily equal or exceed the market value of
                                PSP11's assets or the net proceeds which might
                                be available for distribution upon liquidation
                                if PSP11 were to liquidate.

          Holders who retain PSP11 Common Stock rather than make cash elections will be changing their investment from a "finite-life" to an "infinite-life" entity, and they will be able to realize the value of their investment only by selling the PSP11 Common Stock. After the merger and the amendments, the interest of PSP11 shareholders can be diluted through the issuance of additional securities, including securities that would have priority over PSP11 Common Stock as to cash flow, distributions and liquidation proceeds. PSP11 will be able to issue additional shares of common, preferred and equity stock without shareholder approval, subject to the rules of the AMEX and California law. There is no assurance that any such securities will be issued. The preferred stock and the equity stock are issuable from time to time in one or more series and would, if issued, have rights, including dividend rights, conversion rights, voting rights, redemption price and liquidation rights as may be determined by PSP11's Board of Directors. The level of distributions to holders of PSP11 Common Stock will be significantly lower after than before the merger. See "Risk Factors - Lower Level of Distributions After the Merger," "- Uncertainty Regarding Market Price of PSI Common Stock" and "- Financing Risks - Dilution and Subordination."

BEFORE THE MERGER AND THE AMENDMENTS       AFTER THE MERGER AND AMENDMENTS

                               OWNERSHIP BY PSI

PSI owns 37% of the capital     PSI will own 43% of the PSP11 Common Stock (27%
stock of PSP11.                 assuming completion of pending AOPP
                                transactions) and 70% assuming conversion of
                                PSI's interest in the Operating Partnership (54%
                                assuming completion of pending AOPP
                                transactions).

     The merger will result in a shift in control of PSP11 from the public shareholders to PSI. See "Risk Factors - Control and Influence by PSI; Ownership Limitations and Antitakeover Provisions."

                              BORROWING POLICIES

PSP11 is not permitted to       PSP11 will have broad powers to borrow in
borrow in connection with       furtherance of its investment objectives.  After
the acquisition of              the merger, PSP11 will have approximately $27
properties.  It is fully        million of mortgage debt (assuming completion of
invested and would              pending AOPP transactions).
distribute the proceeds
from a financing of
properties.

     After the merger, PSP11 will incur debt in the acquisition of properties and reinvest proceeds from borrowings. The incurrence of debt increases the risk of loss of investment.

                         TRANSACTIONS WITH AFFILIATES

Its bylaws restrict PSP11       After the merger, its bylaws will restrict PSP11
from entering into a            from acquiring properties from its affiliates or
variety of business             from selling properties to them unless the
transactions with               transaction (i) is approved by a majority of
affiliates.  The bylaws may     PSP11 independent directors and (ii) is fair to
be amended by a majority        PSP11 based on an independent appraisal or
vote of shareholders.           fairness opinion.


     It will be easier for PSP11 to enter into transactions with its affiliates than before the merger because shareholder approval will not be required.

                PROPERTIES (Pro forma as of September 30, 1997)

15 wholly-owned                 Equity interests (directly, as well as through
predominantly                   general and limited partnership interests) in 66
mini-warehouse properties       commercial properties with 7,782,000 net
with an aggregate of            rentable square feet of space in 10 states.  See
929,000 net rentable square     "AOPP Recent and Proposed Acquisitions" for
feet of space in seven          information on properties acquired by AOPP since
states, consisting of 11        September 30, 1997.
mini-warehouses, two
commercial properties and
two properties that combine
mini-warehouse and
commercial space.  See
"Public Storage Properties
XI, Inc. - Description of
PSP11's Properties."

     Because after the merger PSP11 will own substantially more property interests in more states than before, PSP11's results of operations will be less affected by the profitability or lack of profitability of a single property and it would be more difficult to liquidate PSP11 within a reasonable period of time.

     After the merger PSP11 will own and operate commercial properties instead of mini-warehouses. Commercial properties present certain risks not associated with mini-warehouses: commercial properties are larger; there are fewer leases and for longer terms; and capital expenditures tend to be higher. See "Risk Factors - Change in Nature of Investment" and "- Operating Risks."

     After the merger PSP11 intends to acquire commercial properties and to incur mortgage debt as appropriate. After the merger PSP11 has no plans for the disposition of assets; under the merger agreement, PSP11 will exchange 13 predominantly mini-warehouse properties for 11 commercial properties owned by PSI. See "- Exchange of Properties."

BEFORE THE MERGER AND THE AMENDMENTS        AFTER THE MERGER AND THE AMENDMENTS

                                    TAXATION

      PSP11 was organized to qualify for taxation as a REIT and intends to continue to so qualify after the merger. As a REIT, PSP11 generally is permitted to deduct distributions to its shareholders, which effectively eliminates the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of dividends. Distributions received by PSP11 shareholders generally constitute portfolio income, which cannot offset "passive" income and loss from other investments.

                                 VOTING RIGHTS

      PSP11 will continue to hold annual meetings, with each such meeting on a date within 15 months of the prior annual meeting, at which the shareholders elect the directors, with each shareholder entitled to cast as many votes as there are directors to be elected, multiplied by the number of shares registered in his or her name. Under California law, a majority vote of shareholders is required for (i) the removal of directors, (ii) the dissolution of the company, (iii) the amendment of certain provisions of the organizational documents and (iv) the sale of all or substantially all of the company's assets.

                             MANAGEMENT AND DUTIES

PSP11 is managed by its         PSP11 will continue to be managed by its board
 board of directors and         of directors and executive officers.  PSP11's
 executive officers.            authorized number of directors will range from
 PSP11's authorized number      five to nine with the exact number fixed at
 of directors ranges from       seven.  A majority of the directors of PSP11
 three to five with the         will be independent directors.
 exact number fixed at
 three.  Two of the
 directors are independent
 directors and the third
 director is B. Wayne Hughes.

          Under California law, directors are accountable to a corporation and its shareholders as fiduciaries and are required to perform their duties in good faith, in a manner believed to be in the best interests of a corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. The liability of the directors of PSP11 is limited pursuant to the provisions of California law and their organizational documents, which limit a director's liability for monetary damages to PSP11 or its shareholders for breach of the director's duty of care, where a director fails to exercise sufficient care in carrying out the responsibilities of office. Those provisions would not protect a director who knowingly did something wrong, or otherwise acted in bad faith, nor would they foreclose any other remedy which might be available to PSP11 or its shareholders, such as the availability of non-monetary relief. In addition, the organizational documents provide PSP11 with the authority to indemnify its "agents" under certain circumstances for expenses or liability incurred as a result of litigation. Under California law, "agents" are defined to include directors, officers and certain other individuals acting on a corporation's behalf. PSP11 has taken advantage of those provisions and has entered into agreements with its directors and executive officers (and intends to enter into such agreements with new directors and executive officers after the merger), indemnifying them to the fullest extent permitted by California law. To the extent that the foregoing provisions concerning indemnification apply to actions arising under the Securities Act, PSP11 has been advised that, in the opinion of the Commission, such provisions are contrary to public policy and therefore are not enforceable.

                            MANAGEMENT COMPENSATION


The annual compensation of         The annual base compensation of PSP11's
PSP11's executive officers         executive officers and directors will be
and directors is $20,000.          $410,000.

          Through the merger, PSP11 will become a fully-integrated and self-managed real estate company and will no longer pay property management fees to AOPP and PSI. However, the annual compensation of PSP11's executive officers and directors will increase and will increase further as PSP11 engages additional executive officers. See "Certain Relationships and Related Parties
  - Compensation to Executive Officers and Directors."

BEFORE THE MERGER AND THE AMENDMENTS         AFTER THE MERGER AND THE AMENDMENTS

        ADDITIONAL ISSUANCES OF SECURITIES AND ANTI-TAKEOVER PROVISIONS

PSP11 shareholders must         Subject to the rules of the AMEX and applicable
approve all additional          provisions of California law, PSP11 intends to
issuances of capital stock.     issue authorized capital stock without
                                shareholder approval.

      Given the ownership level of PSP11 Common Stock by PSI, PSP11's greater flexibility to issue capital stock, including senior securities with special voting rights and priority over PSP11 Common Stock, an anti-takeover provision in the Operating Partnership Agreement and a voting agreement, after the merger and the amendments, PSP11 should be in a better position to deter attempts to obtain control in transactions not approved by its Board of Directors, and PSP11 shareholders could be less likely to benefit from a takeover not approved by PSP11's Board of Directors. Both before and after the merger and the amendments, PSP11's organizational documents restrict the number of shares that may be owned by any person other than PSI.

                         LIMITED LIABILITY OF INVESTORS

      Under California law, shareholders are not generally liable for corporate debts or obligations. The PSP11 Common Stock is nonassessable.

                          REVIEW OF SHAREHOLDER LISTS

      Under applicable law, a shareholder is entitled, upon written demand, to inspect and copy the record of shareholders, at any time during usual business hours, for a purpose reasonably related to his or her interest as a shareholder. To communicate with other shareholders regarding the merger would be a valid purpose.

DISSENTING SHAREHOLDERS' RIGHTS OF APPRAISAL

     Pursuant to Chapter 13 of the California General Corporation Law ("Chapter 13"), a holder of PSP11 Common Stock may, in some instances, be entitled to require PSP11 to purchase his or her shares for cash at their fair market value as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger. The general terms of the merger were first announced on August 18, 1997. The following is a brief summary of the procedures to be followed by a PSP11 shareholder in order to perfect his or her right, if any, to payments under Chapter 13 and is qualified in its entirety by reference to the text of Chapter 13 attached to this proxy statement as Appendix D, to which reference is hereby made for a definitive statement of the rights of dissenting shareholders and the procedures to be followed.

     Shares of PSP11 Common Stock will qualify as dissenting shares only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP11 Common Stock. This 5% requirement is applicable because PSP11 Common Stock is listed on the AMEX, a national securities exchange certified by the California Commissioner of Corporations, as provided in Section 1300(b)(1) of Chapter 13.

     A dissenting shareholder who wishes to require PSP11 to purchase his or her shares of common stock must:

          (1) vote against the merger any or all of the shares of common stock entitled to be voted (shares of common stock not voted are not considered to be voted against the merger and will not be counted toward the 5% minimum for dissenters' rights to exist); provided that if a PSP11 shareholder votes part of the shares entitled to be voted in favor of the merger, and fails to specify the number of shares voted, it is conclusively presumed under California law that such shareholder's approving vote is with respect to all shares entitled to be voted;

          (2) make written demand upon the corporation or its transfer agent at the addresses listed below, which is received not later than the date of the meeting of shareholders of the corporation, setting forth the number of shares of common stock demanded to be purchased by PSP11 and a statement as to claimed fair market value of such shares at August 15, 1997; and

          (3) submit for endorsement, within 30 days after the date on which the notice of approval of the merger by the shareholders of PSP11 described below is mailed to such shareholders, to the respective corporation or its transfer agent at the addresses listed below, the certificates representing any shares in regard to which demand for purchase is being made, or to be exchanged for certificates of appropriate denominations so endorsed, with a statement that the shares are dissenting shares.

     The statement of fair market value in clause (2) above will constitute an offer by the dissenting shareholder to sell his or her shares at a price equal to such fair market value. Neither a vote against approval of the merger nor the giving of a proxy directing a negative vote will be sufficient to constitute
the demand described in clause (2) above.   A proxy which fails to include
instructions with respect to approval of the merger will be voted in favor of the merger. Accordingly, shares covered by such a proxy will not be dissenting shares. In addition, a vote in favor of the merger, or a failure to vote at all, will nullify any previously filed written demand for payment.

     If the holders of 5% or more of the outstanding shares of PSP11 Common Stock have made demands for payment on or prior to the date of the shareholders' meeting to approve the merger, and have voted against the merger at the meeting, within 10 days after the date of the approval of the merger, PSP11 will mail to each dissenting shareholder a notice of such approval together with a statement of the price determined by PSP11 to represent the fair market value of dissenting shares, a copy of certain sections of Chapter 13, and a brief description of the procedure to be followed if the shareholder desires to exercise dissenter's rights. The statement of price will constitute an offer by PSP11 to purchase at the price stated therein any dissenting shares. If holders of 5% or more of the outstanding shares of PSP11 Common Stock exercise dissenters' rights, AOPP has the right to terminate the merger agreement.

     If PSP11 and the dissenting shareholder agree that any shares of PSP11 Common Stock are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price plus interest thereon at the legal rate on judgments from the date of such agreement. Subject to the provisions of the California General Corporation Law, payment of the fair market value of the dissenting shares will be made within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the merger are satisfied, whichever is later. If PSP11 denies that the shares are dissenting shares or if PSP11 and the dissenting shareholder fail to agree upon the fair market value of the shares, then the dissenting shareholder, within six months after the date on which notice of approval of the merger by PSP11 shareholders is mailed to such shareholder, and not thereafter, may file a complaint in the Superior Court of Los Angeles County, California, requiring the court to determine whether the shares are dissenting shares, or the fair market value of the dissenting shares, or both, or may intervene in any pending action for the appraisal of any shares of PSP11 Common Stock. The court will direct payment of the appraised value of the shares, together with interest thereon at the legal rate on judgments from the date on which the judgment was entered, by PSP11 to the dissenting shareholder upon the surrender of the certificates representing such shares to PSP11. The costs of the proceeding shall be apportioned as the court considers equitable, but if the appraisal exceeds the price offered by PSP11, it shall pay the costs, and if the appraisal is more than 125% of the price offered by it, it may be required to pay attorneys' and other fees and interest at the legal rate on judgments from the date the dissenting shareholder complied with Sections 1300-1302 of Chapter 13.

     A dissenting shareholder may not withdraw demand for purchase of dissenting shares without PSP11's consent. Written demands for payment and submissions for endorsement must be addressed to Public Storage Properties XI, Inc., 701 Western Avenue, Glendale, California 91201-2397, attention: Investor Services Department or to PSP11's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

     Any reference to "dissenting shareholder" in this section "Dissenting Shareholders' Rights of Appraisal" means the recordholder of dissenting shares of PSP11 and includes a transferee of record.

     A shareholder receiving cash upon the exercise of rights of appraisal may recognize gain or loss for federal income tax purposes. See "Federal Income Tax Considerations."

     PSP11 shareholders are entitled, upon written demand, to inspect and copy the record of PSP11 shareholders, at any time during usual business hours to communicate with other PSP11 shareholders with respect to the merger.

                PROPOSAL TWO - AMENDMENTS TO PSP11'S ARTICLES OF
                    INCORPORATION - INCREASED CAPITALIZATION

GENERAL

     In connection with the merger, PSP11 is proposing an amendment to its articles of incorporation to modify its authorized capital stock as follows:

     . Increase the number of authorized shares of PSP11 Common Stock from 2,828,929 to 100,000,000, up to 16,858,000 of which will be issued in the merger.

     . Authorize 50,000,000 shares of preferred stock, none of which will be issued in the merger.

     . Authorize 100,000,000 shares of equity stock, none of which will be issued in the merger.

     The related amendment would also eliminate all references to the PSP11 Common Stock Series B and C (because they would be inapplicable upon conversion of the PSP11 Common Stock Series B and C into PSP11 Common Stock) and would reclassify the PSP11 Common Stock Series A as common stock.

     The merger is conditioned on approval of this amendment, and adoption of this amendment is conditioned on approval and completion of the merger. If the merger and this amendment are approved by the shareholders of PSP11, this amendment will become effective on or about the completion of the merger. The summary set forth below does not purport to be a complete description of this amendment. PSP11 shareholders should review the entire text of this proposed amendment, which is attached as Appendix E-1. The PSP11 Board of Directors recommends that PSP11 shareholders vote FOR this proposed amendment.

COMMON STOCK

     Holders of PSP11 Common Stock will continue to be entitled to receive distributions on the PSP11 Common Stock when, as and if declared by the PSP11 Board of Directors, out of funds legally available therefor. Payment and declaration of distributions on the PSP11 Common Stock and repurchases of the PSP11 Common Stock by PSP11 would be subject to certain restrictions if PSP11 failed to pay dividends on any outstanding preferred stock. Upon any liquidation, dissolution or winding up of PSP11 and after payment or provision for payment of the debts and other liabilities of PSP11 and the preferential amounts owing with respect to any outstanding preferred stock, holders of the PSP11 Common Stock would be entitled to receive the remaining liquidation proceeds. Holders of the PSP11 Common Stock will continue to have no preemptive rights, except such as may be provided to certain shareholders by contract, which means that public shareholders will have no right to acquire any additional shares of PSP11 Common Stock that may be issued by PSP11 at a subsequent date. See "American Office Park Properties, Inc. - Agreement with Subsidiary of State Pension Plan" and "- Proposed Stock Issuances to Institutional Investors."

     Each outstanding share of PSP11 Common Stock will entitle the holder to one vote on all matters presented to shareholders for a vote, with the exception that shareholders will have cumulative voting rights with respect to the election of the PSP11 Board of Directors, in accordance with California law. Cumulative voting entitles each PSP11 shareholder to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A PSP11 shareholder may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as the PSP11 shareholder chooses. All outstanding shares of PSP11 Common Stock are, and the PSP11 Common Stock issued in the merger will be, fully paid and non-assessable. The PSP11 Board of Directors may prohibit the transfer, or effect redemptions of, the PSP11 Common Stock to aid PSP11 in maintaining its qualification as a REIT. In addition, PSP11's articles of incorporation are proposed to be amended in connection with the merger to impose certain specific limitations on the acquisition, transfer and/or ownership of PSP11's capital stock to assist in preserving PSP11's REIT status. See "Proposal Four - Amendment to PSP11's Articles of Incorporation and Bylaws - Ownership Limitation."

     The proposed increase in the number of shares of PSP11 Common Stock from 2,828,929 to 100,000,000 exceeds the increase necessary to complete the merger. Of the 2,828,929 presently authorized shares, 1,819,937 are outstanding as of the record date of the meeting and 707,071 shares are reserved for issuance upon conversion of the PSP11 Common Stock Series B and C. A total of approximately 16,858,000 additional shares would be necessary to complete the merger (assuming no cash elections).

     The balance of the available shares (approximately 81,322,000 shares) would be available for conversion of Operating Partnership interests (approximately 7,649,000), underwritten offerings, mergers, acquisitions and other corporate purposes. Up to 1,500,000 shares would be available for issuance pursuant to awards under the Plan, if the PSP11 Shareholders approve the assumption and adoption of the Plan. PSP11 currently has no agreements for the issuance of additional shares of PSP11 Common Stock (other than in the merger). Nevertheless, after the merger, based on discussions with AOPP management, PSP11 is likely to pursue a variety of transactions that may involve such an issuance and expects that such transactions may occur from time to time during the next year. No further shareholder approval would be solicited for any future issuances of authorized shares, unless required by the rules of the AMEX or applicable provisions of California law. The PSP11 Board of Directors believes that it is in the best interests of PSP11 to have the PSP11 shareholders authorize the increase at this time in order to have sufficient shares available for issuance at the discretion of, and on terms set by, the PSP11 Board of Directors to avoid the delay and expense that would be involved in holding a special meeting of shareholders to vote on the authorization of new shares at a later time when prompt action may be required.

PREFERRED STOCK AND EQUITY STOCK

     To afford the maximum flexibility with respect to its future capitalization, PSP11 is proposing amendments to its articles of incorporation to authorize 50,000,000 shares of "preferred stock" and 100,000,000 shares of "equity stock."

     Both the preferred stock and the equity stock would be issuable from time to time in one or more series and would, if issued and upon issuance, have rights, including dividend, conversion, voting, redemption and liquidation rights, as may be determined by the PSP11 Board of Directors. Neither the preferred stock nor the equity stock would be issued in the merger. The preferred stock and the equity stock would be issued for cash in public or private offerings, in exchange for assets, in corporate recapitalizations or as stock dividends, all on terms determined by the PSP11 Board of Directors. The preferred stock would rank senior to the PSP11 Common Stock, and the equity stock would rank junior to the preferred stock and senior to, junior to or on a parity with the PSP11 Common Stock.

     PSP11 currently has no agreements for issuance of the preferred stock or the equity stock. Nevertheless, PSP11 is likely to pursue a variety of transactions that may involve such an issuance, and expects that such transactions may occur some time in the next year. It is currently not possible to predict the precise terms of any such transactions. No further shareholder approval would be sought in connection with these transactions, unless shareholder approval were required under California law or by the rules of the AMEX. Shareholder approval is being sought at this time in order to avoid the delay and expense that would be involved in holding a special meeting of shareholders to vote on a transaction at a later time when prompt action may be required.

     Although preferred stock or equity stock could be issued to deter or discourage attempts to obtain control of PSP11 in transactions not approved by the PSP11 Board of Directors, including transactions that some shareholders may deem favorable, PSP11 currently has no plans or intentions regarding such issuances. Issuance of shares of preferred stock and equity stock will require approval of the PSP11 Board of Directors.

              PROPOSAL THREE - AMENDMENTS TO PSP11'S ARTICLES OF
                INCORPORATION AND BYLAWS - INFINITE LIFE ENTITY

GENERAL

     In connection with the merger, PSP11 is proposing the following amendments to its articles of incorporation and bylaws to convert PSP11 from a "finite life" to an "infinite life" entity:

     Amendments to Articles of Incorporation:
     ----------------------------------------

     .   Eliminate the fixed term of PSP11.


     . Eliminate the provision allowing officers and directors of PSP11 to compete with PSP11 for investment opportunities.

     Amendments to Bylaws:
     --------------------

     . Eliminate the requirement for shareholder approval for the disposition of assets or the issuance of securities, except as required by California law.

     . Allow transactions with affiliates if approved by the independent directors upon receipt of independent appraisals or fairness opinions.

     . Modify the proposal for the disposition of PSP11's assets if the merger is approved.

     .   Eliminate the restrictions on PSP11's investment objectives.

     . Eliminate provisions that are inapplicable upon conversion of the PSP11 Common Stock Series B and C into PSP11 Common Stock.

     . Delete certain definitions that are inapplicable, and modify certain definitions to make them applicable, as a result of the other bylaw amendments.

The merger is conditioned on approval of all of these amendments, and adoption of these amendments is conditioned on approval and completion of the merger. If the merger and these amendments are approved by the shareholders of PSP11, these amendments will become effective on or about the completion of the merger. The summary set forth below does not purport to be a complete description of these amendments. PSP11 shareholders should review Appendix E-2, which sets forth the entire text of the sections of the bylaws which are proposed to be modified (but not deleted) and lists the sections of the articles of incorporation and bylaws that are proposed to be deleted. The PSP11 Board of Directors recommends that PSP11 shareholders vote FOR these proposed amendments.

FIXED TERM

     PSP11's articles of incorporation provide for the automatic liquidation of PSP11 on December 31, 2038, if it has not been liquidated before that date. The PSP11 Board of Directors proposes that this provision be eliminated. If the shareholders of PSP11 approve the elimination of this provision and the other proposed amendments, PSP11 will be converted from a finite life REIT to an infinite life REIT. If converted, PSP11 will operate as a going concern and not as a company with a view to the liquidation of its assets within any fixed period of time. PSP11 shareholders will only be able to realize the value of their investment by selling the PSP11 Common Stock in the securities markets. See "Risk Factors - Change from Finite Life to Infinite Life" and "- Uncertainty Regarding Market Price of Common Stock."

COMPETITION FROM CORPORATE OFFICERS AND DIRECTORS

     PSP11's articles of incorporation include a provision designed to permit PSP11's officers and directors to compete with PSP11 for investment opportunities. The PSP11 Board of Directors proposes that this provision be deleted from PSP11's articles of incorporation because it believes that this provision is inappropriate for an infinite life REIT. Accordingly, after the merger, PSP11's officers and directors will be precluded from competing with PSP11 for corporate opportunities. PSP11 believes that this deletion presents no material risk or detriment to PSP11 shareholders.

SHAREHOLDER VOTING

     PSP11's bylaws require a shareholder vote for (i) the sale, exchange or pledge of all of PSP11's assets and (ii) the issuance of securities by PSP11. The PSP11 Board of Directors believes that, as the Board of an infinite life REIT, the Board should be able to decide when PSP11 should sell or pledge assets or issue securities, subject only to the limitations imposed by California law or the rules of the AMEX. Accordingly, the PSP11 Board of Directors proposes that this provision be eliminated. If the shareholders of PSP11 approve the elimination of this provision, the ability of PSP11 shareholders to control future transactions will be reduced. However, California law and the rules of the AMEX will continue to require that certain corporate transactions, such as a sale of all or substantially all of PSP11's assets and issuances of a material amount of PSP11 Common Stock to PSP11's officers and directors, be approved by the shareholders of PSP11.

TRANSACTIONS WITH AFFILIATES

     PSP11's bylaws restrict PSP11 from entering into a variety of business transactions with affiliates: purchases, sales, leases and loans. The PSP11 Board of Directors proposes to amend PSP11's bylaws to allow transactions with affiliates provided that a purchase or sale transaction with an affiliate is (i) approved by a majority of PSP11's independent directors and (ii) fair to PSP11 based on an independent appraisal or fairness opinion. If this proposal is approved by the shareholders of PSP11, it will be easier for PSP11 to enter into transactions with its affiliates, although the rules of the AMEX will require shareholder approval for certain transactions with affiliates. The risks and adverse effects of transactions may be accentuated by any affiliation between the parties to the transactions because the affiliated parties may place their own interests ahead of the corporation's interests. However, the PSP11 Board of Directors believes that the requirement of independent director approval provides sufficient protection for PSP11 shareholders.

PROPOSAL FOR SALE OR FINANCING OF PROPERTIES

     PSP11's bylaws provide that during 1997 the shareholders of PSP11 will be presented with a proposal for the sale or financing of PSP11's properties. The PSP11 Board of Directors proposes to amend this provision so that it will be inapplicable if the merger is completed. If the merger is not approved by the shareholders of PSP11 or the other conditions to the merger are not satisfied, the PSP11 Board of Directors intends to present the PSP11 shareholders with a proposal for the sale or financing of PSP11's properties.

INVESTMENT POLICY

     PSP11's bylaws contain a variety of restrictions on PSP11's investment objectives: no investment in junior trust deeds, no reinvestment of cash flow, no borrowings unless they meet certain criteria, no joint ventures unless they meet certain criteria and no investments in limited partnership interests. The PSP11 Board of Directors believes that this provision is inappropriate and should be deleted from PSP11's bylaws given the change in PSP11's business that will result from the merger. If the shareholders of PSP11 adopt this provision, the flexibility of the PSP11 Board of Directors will be increased and the ability of PSP11 shareholders to control future transactions will be reduced.

CONVERSION OF PSP11 COMMON STOCK SERIES B AND C

     PSP11's bylaws contain certain provisions that are inapplicable upon conversion of the PSP11 Common Stock Series B and C: restrictions on voting the Common Stock Series B and C, restrictions on repurchases of shares until conversion of the PSP11 Common Stock Series B and C and restrictions on the use of proceeds from the sale of PSP11's properties until conversion of the PSP11 Common Stock Series B and C. In the merger, the PSP11 Common Stock Series B and C will be converted into PSP11 Common Stock. Accordingly, the PSP11 Board of Directors is proposing the deletion of these provisions. PSP11 believes that this deletion presents no material risk or detriment to PSP11 shareholders.

CHANGES TO DEFINITIONS

     The PSP11 Board of Directors is also proposing to delete certain definitions in PSP11's bylaws that are inapplicable as a result of the other bylaw amendments: "General Partners," "Partnership," "Partnership Agreement," "Public Storage Properties REIT," "Purchase Price," "REIT - Qualifying Income" and "Reorganization." The PSP11 Board of Directors is also proposing to modify the definition of "Independent Directors" in PSP11's bylaws to refer to the directors' relationship with PSP11 and its affiliates instead of PSI. PSP11 believes that these changes present no material risk or detriment to PSP11 shareholders.

        PROPOSAL FOUR - AMENDMENTS TO PSP11'S ARTICLES OF INCORPORATION
                       AND BYLAWS - OWNERSHIP LIMITATION

     In connection with the merger, PSP11 is proposing (i) an amendment to PSP11's articles of incorporation to provide that no holder of PSP11 capital stock may own more than a certain specified percentage of outstanding PSP11 capital stock in order to assist in the preservation of PSP11's REIT status, and
(ii) an amendment to PSP11's bylaws to eliminate the ownership limitation on the PSP11 Common Stock contained in the bylaws in view of the addition of the ownership limitation to PSP11's articles of incorporation. The merger is conditioned on approval of these amendments, and adoption of these amendments is conditioned on approval and completion of the merger. If the merger and these amendments are approved by the PSP11 shareholders, the amendments will become effective on or about the completion of the merger. The summary set forth below does not purport to be a complete description of the amendments. PSP11 shareholders should review Appendix E-3, which sets forth the entire text of the proposed amendment to the articles of incorporation relating to the ownership limitation and lists the sections of the bylaws relating to the ownership limitation that are proposed to be deleted. The PSP11 Board of Directors recommends that PSP11 shareholders vote FOR these proposed amendments.

     For PSP11 to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In order to maintain its qualification as a REIT, PSP11 proposes to amend its articles of incorporation to provide certain restrictions on the shares of capital stock that any shareholder may own.

     The articles of incorporation will be amended to provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (A) 2.0% of the outstanding shares of PSP11 Common Stock and (B) 9.9% of the outstanding shares of each class or series of shares of preferred stock or equity stock of PSP11 and will further provide that all shares of stock of PSP11 be imprinted with a legend setting forth such restriction. The amendment will provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person (including PSI) upon completion of, and after giving effect to, the merger. Thus, this limitation will not affect the ownership of PSP11 Common Stock held by PSI at the conclusion of the merger. Furthermore, the limitation does not apply with respect to shares of stock of PSP11 deemed to be owned by a person as a result of such person's ownership of shares of PSI (however, such ownership will be taken into account in determining whether a subsequent acquisition or transfer of shares of PSP11 (but not PSI) violates the ownership limit). The ownership limitation is intended to assist in preserving PSP11's REIT status in view of PSI's substantial ownership interest in PSP11 and the Hughes family's substantial ownership interest in PSI. There can be no assurance, however, that such ownership limit will enable PSP11 to satisfy the requirement that a REIT not be "closely held" within the meaning of Section 856(h) of the Code for any given taxable year, in part as a result of the provision described above providing that the ownership limitation generally does not apply to shares of PSP11 deemed to be owned as a result of a person's ownership of shares of PSI. See "Federal Income Tax Considerations - Effect of the Merger and Cash Elections on Federal Income Tax Treatment of PSP11 as a REIT."

     The proposed amendment to the articles of incorporation would provide that the PSP11 Board of Directors, in its sole and absolute discretion, may grant an exception to the ownership limits to any person so requesting, so long as (A) the Board of Directors has determined that PSP11 would not be "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the event in question takes place during the second half of a taxable year) and would not otherwise fail to qualify as a REIT, after giving effect to an acquisition by such person of beneficial ownership of the maximum amount of capital stock permitted as a result of the exception to be granted, and taking into account the existing and permitted ownership by other persons of the stock of PSP11 (taking into account any other exceptions granted) and (B) such person provides to the PSP11 Board of Directors such representations and undertakings as the PSP11 Board of Directors may require. Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly, indirectly or constructively under the applicable attribution rules of the Code, any shares of any class of PSP11's capital stock if such ownership or acquisition (i) would cause more than 50% in value of PSP11's outstanding capital stock to be owned, either directly or constructively, under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in PSP11's stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in PSP11's failing to qualify as a REIT.

     The proposed amendment would also provide that the PSP11 Board of Directors may terminate the application of the ownership limitations upon determining that it is no longer in the best interest of PSP11 to attempt to, or continue to, qualify as a REIT or that compliance with such limitation is no longer required in order to qualify as a REIT.

     The proposed amendment to the articles of incorporation would provide that if after the merger any holder of PSP11 capital stock purports to transfer shares to a person or there is a change in the capital structure of PSP11 and either the transfer or the change in capital structure would result in PSP11 failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the stock being transferred (or in the case of an event other than a transfer, the stock beneficially owned) which would cause one or more of the restrictions on ownership or transfer to be violated shall be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by PSP11 that the shares have been transferred to a trust shall be paid to the trustee of the trust for the benefit of the charitable beneficiary upon demand. The trustee of the trust will have all rights to dividends with respect to shares of stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the restrictions on ownership or transfer in the articles of incorporation in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A)(i) the price per share such purported transferee paid for the stock in the purported transfer that resulted in the transfer of the shares to the trust, or (ii) if the transfer or other event that resulted in the transfer of the shares of the trust was not a transaction in which the purported transferee gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Each purported transferee shall be deemed to have waived any claims such purported transferee may have against the trustee and PSP11 arising from the disposition of the shares, except for claims arising from the trustee's gross negligence, willful misconduct, or failure to make payments when required by the proposed amendment.

                 PROPOSAL FIVE - AMENDMENT TO PSP11'S BYLAWS -
                  INCREASE IN AUTHORIZED NUMBER OF DIRECTORS

     In connection with the merger, PSP11 is proposing an amendment to its bylaws to change the authorized number of directors from a range of three to five to a range of five to nine, with the exact number of directors to be initially fixed at seven.

     The merger is conditioned on approval of this amendment, and adoption of this amendment is conditioned on approval of the merger. If the merger and this amendment are approved by the shareholders of PSP11, this amendment will become effective upon such approval. The summary set forth below does not purport to be a complete description of this amendment. PSP11 shareholders should review the entire text of this proposed amendment, which is attached as Appendix E-4. The PSP11 Board of Directors recommends that PSP11 shareholders vote FOR this proposed amendment.

     PSP11's bylaws currently provide for a board of directors of a variable size ranging from a total of three directors to a total of five directors, with the exact number of directors set at three until changed, within the range specified above, by an amendment adopted by the PSP11 Board of Directors or by the PSP11 shareholders. Under PSP11's bylaws and California law, the range for the permissible number of directors may be changed only by an amendment adopted by the PSP11 shareholders. PSP11 is proposing an amendment to its bylaws to provide for a board of directors ranging in size from five to nine directors, with the exact number of directors to be initially set at seven (until changed, within the specified range, by an amendment adopted by the PSP11 Board of Directors or by the PSP11 shareholders). The proposed amendment would authorize the election of seven directors of PSP11 as set forth under "Proposal Seven - Election of Directors" and would also provide the PSP11 Board of Directors with the flexibility to add additional qualified individuals to the PSP11 Board of Directors. Any such additional directors may be either independent directors or employees of PSP11. However, a majority of PSP11's directors will continue to be independent directors.

                  PROPOSAL SIX - ADOPTION OF 1997 STOCK OPTION
                               AND INCENTIVE PLAN

GENERAL

     As described in "Proposal One - The Merger - The Merger Agreement - Assumption of Outstanding Options," PSP11 will, in connection with the merger, assume options outstanding under AOPP's 1997 Stock Option and Incentive Plan. At the effective time of the merger, each AOPP option, whether vested or unvested, will be converted into an option to acquire, on the same terms and conditions applicable to the AOPP option, the number of shares of PSP11 Common Stock that the holder of the AOPP option would have received in the merger if the AOPP option had been exercised in full immediately prior to the Effective Time, irrespective of whether the AOPP option was in fact then exercisable.

     PSP11 also proposes to assume and adopt AOPP's 1997 Stock Option and Incentive Plan, as a new plan of PSP11, for the purpose of covering and administering converted options and making awards after the merger is approved to employees, non-employee directors, consultants and service providers (as described below) of PSP11 and the Operating Partnership, including employees of AOPP who become employees of PSP11 after the merger. If this proposal is approved by shareholders of PSP11 at the annual meeting, 1,500,000 shares of PSP11 Common Stock, including shares of PSP11 Common Stock that will be subject to converted AOPP options, will be available under the Plan. After the annual meeting, all references in the Plan to AOPP will be deemed to refer to PSP11.

     If the proposal to approve and adopt the Plan is approved, the persons who would receive future grants of awards under the Plan and the timing, nature and amount of awards to grantees would be determined from time to time by the Audit Committee or other authorized committee of the PSP11 Board of Directors based on a number of factors, including position, responsibilities, and contribution to PSP11's performance and objectives. Grants to non-employee directors, however, will be made automatically in accordance with certain formula provisions of the Plan.

     Approval of the merger is conditioned on approval of the Plan and adoption of the Plan is conditioned on approval of the merger. The principal provisions of the Plan are summarized below. The summary does not purport to be complete and is qualified in its entirety by the terms of the Plan, the entire text of which (in its pre-merger form) is attached hereto as Appendix F and incorporated herein by reference. The PSP11 Board of Directors recommends that PSP11 shareholders vote FOR approval of the assumption and adoption of the Plan.

REASONS FOR THE PLAN

     If adopted the purpose of the Plan will be to promote the best interests of PSP11 and its shareholders by providing eligible participants with an opportunity to acquire or increase a direct proprietary interest in PSP11's operations and success. The PSP11 Board of Directors believes that the Plan will advance the interests of PSP11 by (i) enhancing PSP11's ability to attract and retain highly qualified officers, key employees, service providers and non-employee directors and (ii) providing such persons with stronger incentives to improve the business results and earnings of PSP11 by virtue of their ongoing stake in the success of PSP11's business. The PSP11 Board of Directors also believes that PSP11's ability to retain and motivate employees of AOPP who become employees of PSP11 after the merger will be enhanced by making available to those employees compensation programs comparable to those that were available to them prior to the merger.

     The Plan provides for the grant of incentive stock options ("ISOs"), intended to qualify as such under Section 422 of the Code, and nonstatutory stock options, which do not so qualify. The Plan also provides for the grant of restricted stock and restricted stock units. There is no specified termination date for the Plan, but it may be terminated by the Board of Directors at any time. However, no ISOs may be granted under the Plan after January 28, 2007.

DESCRIPTION OF THE PLAN

     ADMINISTRATION. The Plan will be administered by the Audit Committee (or other committee designated by the Board of Directors of PSP11 from time to time). The committee must at all times consist of no fewer than two members of the Board of Directors of PSP11, and each member of the committee must qualify in all respects as a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and as an "outside director" as defined in Treasury Regulation (S) 1.162-27(e)(3). Subject to the limitations set forth in the Plan, the committee has the authority to determine, among other things: (i) the eligible persons to whom options, restricted stock and restricted stock units will be granted, (ii) the type or types of grants to be made, (iii) the number of shares subject to each grant, and (iv) the terms and conditions of the options, restricted stock and restricted stock units. For grants to non-employee directors, the Plan is intended to be a "formula plan," and accordingly, the committee will have no discretion in establishing the material terms of such grants. Subject to the express provisions of the Plan, the committee will have the full authority to administer and interpret the Plan.

     ELIGIBILITY.

     Discretionary Grants. The committee will have discretion to grant options, restricted stock and/or restricted stock units under the Plan to (i) employees (including officers and directors) of PSP11, the Operating Partnership and of any "subsidiary" or "parent" of PSP11 (within the meaning of Section 424 of the Code), as designated from time to time by the committee and (ii) any consultant or advisor to PSP11, any manager of PSP11's properties or affairs, any other similar service provider or affiliate of PSP11, any corporation or other entity in which PSP11 owns at least a 90% economic interest, and any employee of any of the foregoing. Subject to restrictions set forth in the Plan, an eligible person may receive successive grants of options, restricted stock and/or restricted stock units.

     Formula Plan for Non-Employee Directors. Subject to PSP11 shareholder approval of the Plan, (i) after this annual meeting of PSP11's shareholders, each non-employee director then duly elected and serving will automatically be granted, as of the date of this annual meeting, a nonstatutory stock option to purchase 5,000 shares of PSP11 Common Stock and (ii) thereafter, each new non-employee director will, upon the date of his or her initial election by the Board of Directors of PSP11 or the shareholders of PSP11 to serve as a non-employee director, automatically be granted a nonstatutory option to purchase 5,000 shares of PSP11 Common Stock. In addition, subject to PSP11 shareholder approval of the Plan, after each annual meeting of PSP11's shareholders commencing with the next annual meeting, each non-employee director then duly elected and serving will automatically be granted, as of the date of such annual meeting, a nonstatutory stock option to purchase 1,000 shares of PSP11 Common Stock. The committee has no discretion to alter the foregoing provisions of the Plan governing options granted to non-employee directors. Two non-employee directors are currently eligible to receive option grants under the Plan.

     SHARES SUBJECT TO THE PLAN. Following the annual meeting, 1,500,000 authorized but unissued shares of PSP11 Common Stock will be reserved for issuance pursuant to future awards made under the Plan and the exercise of all converted AOPP options. In the event any change is made to the PSP11 Common Stock subject to the Plan (whether by reason of recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend, or other increase, decrease or change in such shares), the Board of Directors will adjust proportionately and accordingly the number and kinds of shares that may be purchased. Any such adjustment in an outstanding option, however, will be made without a change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the per share option price. (Shares of PSP11 Common Stock underlying any option that expires unexercised, or any award of restricted stock or restricted stock units that is forfeited, will again be available for issuance pursuant to the Plan.)

     OPTIONS.

     General. All options granted under the Plan are intended to be treated as nonstatutory stock options, unless the committee specifically designates a stock option as an ISO within the limitations of the Plan. The option exercise price of options granted under the Plan will be determined by the committee in accordance with the Plan. For both ISOs and nonstatutory options, the exercise price per share will be equal to 100% of the fair market value (determined in accordance with the Plan) of a share of common stock upon the date of grant (but not less than the par value per share). No person may receive an ISO if, at the time of grant, such person owns directly or indirectly more than 10% of the total combined voting power of PSP11, unless the option price is at least 110% of the fair market value of the common stock and the exercise period of such ISO is limited to five years. There is also a $100,000 limit on the value of stock (determined at the time of grant) with respect to which ISOs granted to an optionee may first become exercisable in any calendar year. The maximum number of shares subject to options that can be granted under the Plan to any executive officer, other employee or service provider of PSP11 or any subsidiary is 800,000 shares during the first ten years of the

Plan and 250,000 shares per year thereafter. Shares underlying any option that expires unexercised will again be available for grant under the Plan.

     Vesting. Unless otherwise provided in the agreement evidencing the grant of an option, each option granted under the Plan will vest in three equal annual installments beginning on the first anniversary of the date of grant, subject to acceleration of vesting under certain circumstances or in the discretion of the committee. Each option granted to a non-employee director under the Plan will vest in three equal annual installments beginning on the first anniversary of the date of grant. Subject to certain limitations, options will remain exercisable for ten years from the date of grant. Options will expire prior to their scheduled termination upon the thirtieth day after termination of the optionee's employment with PSP11, the Operating Partnership or a service provider, or termination of the optionee's service relationship with PSP11 (other than, for individuals, by reason of death or "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code)). Special rules will govern the vesting and expiration of options following the death or "permanent and total disability" of an optionee. The committee may extend the period during which an option (other than an option granted to a non-employee director) may be exercised (but not later than the date the option would otherwise expire).

     Transferability. Options granted under the Plan will be exercisable only by the optionee or his or her permitted transferees during the optionee's lifetime. Options will be transferable by the optionee only as provided in the agreement evidencing the grant or as may be provided by will or the laws of descent and distribution.

     Payment of Option Price. Payment for shares purchased under the Plan may be made in cash or cash equivalents, by exchanging shares of PSP11 Common Stock valued at their fair market value on the date of exercise, or by a combination of the foregoing. An optionee also may pay the exercise price by directing that certificates for the shares purchased upon exercise be delivered to a licensed broker acceptable to PSP11 as agent for the optionee and that the broker tender to PSP11 cash or cash equivalents equal to the option exercise price plus the amount of any taxes that PSP11 may be required to withhold in connection with the exercise of the option.

     RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The committee may grant to eligible persons (but not to non-employee directors) shares of PSP11 Common Stock (or units representing shares of common stock) subject to vesting based on the passage of time, the achievement by the grantee or PSP11 of specified performance objectives, or other conditions deemed appropriate by the committee. The committee will establish the conditions to vesting, and the period of time during which the conditions will apply, at the time of grant.

     Any applicable performance objectives will be established in writing by the committee prior to March 31 of the year in which the grant is made and while the outcome is substantially uncertain. Performance objectives will be based on stock price, market share, sales, earnings per share, return on equity or costs, and may include positive results, maintaining the status quo or limiting economic losses. Until vesting conditions are satisfied, restricted stock or restricted stock units may not be transferred by the employee. In its discretion, the committee may shorten or terminate vesting conditions or waive any other restrictions applicable to the award.

     If the termination of a grantee's employment with PSP11, the Operating Partnership or a service provider, or the termination of a grantee's service relationship with PSP11, occurs before restricted stock has vested, the award will be forfeited unless the committee, in its discretion, determines otherwise. Special rules will apply to the vesting of an award upon the death or "permanent and total disability" of a grantee. Any shares of restricted stock that are forfeited will again be available for award under the Plan. The maximum number of shares of restricted stock, or shares represented by restricted stock units, that can be granted under the Plan to any eligible person is 250,000 shares per year.

     The committee may, in the agreement evidencing a grant of restricted stock or restricted stock units, provide that the grantee will be entitled to vote and to receive dividends on the shares of common stock subject to the award. Upon vesting of an award of restricted stock or restricted stock units, including the satisfaction, lapse or waiver of all applicable restrictions and conditions, the grantee will be entitled to receive a stock certificate representing the vested shares. The shares will be issuable to the grantee free of charge, other than payment of the par value of such shares.

FEDERAL INCOME TAX CONSEQUENCES OF PSP11 GRANTS UNDER THE PLAN

     The grant of an option will not be a taxable event for the optionee or PSP11.

     An optionee will not recognize taxable income upon exercise of an ISO, and any gain realized upon a disposition of shares of stock received pursuant to the exercise of an ISO will be taxed as long-term capital gain if the optionee holds the shares for at least two years after the date of grant and for one year after the date of exercise. However, the excess of the fair market value of stock subject to an ISO on the exercise date over the option exercise price will be included in the optionee's alternative minimum taxable income in the year of exercise (except that, if the optionee is subject to certain securities law restrictions, determination of the amount included in alternative minimum taxable income will be deferred, unless the optionee elects within 30 days following exercise to have income determined without regard to such restrictions) for purposes of the alternative minimum tax. An optionee may be entitled to a credit against regular tax liability in future years for minimum taxes paid with respect to the exercise of ISOs. PSP11 will not be entitled to any business expense deduction with respect to the exercise of an ISO, except as discussed below.

     For the exercise of an option to qualify for the foregoing tax treatment, the optionee generally must be an employee of PSP11 or a subsidiary from the date the option is granted through a date within three months before the date of exercise of the option. In the case of an optionee who is disabled, the three-month period for exercise following termination of employment is extended to one year. In the case of an employee who dies, both the time for exercising ISOs after termination of employment and the holding period for stock received pursuant to the exercise of the option are waived.

     If all of the foregoing requirements are met except the special holding period rules mentioned above, the optionee will recognize ordinary income upon the disposition of the stock in an amount generally equal to the excess of the fair market value of the stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. PSP11 will be allowed a business expense deduction to the extent the optionee recognizes ordinary income.

     If an optionee exercises an ISO by tendering shares of PSP11 Common Stock with a fair market value equal to part or all of the option exercise price, the exchange of shares will be treated as a nontaxable exchange (except that this treatment would not apply if the optionee had acquired the shares being transferred pursuant to the exercise of an ISO and had not satisfied the special holding period requirements summarized above). If the exercise is treated as a tax free exchange, the optionee would have no taxable income from the exchange and exercise (other than minimum taxable income as discussed above) and the tax basis of the shares exchanged would be treated as the substituted basis for the shares received. If the optionee used shares received pursuant to the exercise of an ISO (or another statutory option) as to which the optionee had not satisfied the applicable holding period requirement, the exchange would be treated as a taxable disqualifying disposition of the exchanged shares.

     Upon exercising a nonstatutory option, an optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise (except that, if the optionee is subject to certain restrictions imposed by the securities laws, the measurement date will be deferred, unless the optionee makes a special tax election within 30 days after exercise to have income determined without regard to the restrictions). If PSP11 complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and at the same time as the optionee recognizes ordinary income. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a nonstatutory option, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

     If the optionee surrenders shares of PSP11 Common Stock in payment of part or all of the exercise price for nonstatutory options, no gain or loss will be recognized with respect to the shares surrendered (regardless of whether the shares were acquired pursuant to the exercise of an ISO) and the optionee will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The basis of the shares surrendered will be treated as the substituted tax basis for an equivalent number of option shares received and the new shares will be treated as having been held for the same holding period as had expired with respect to the transferred shares. The difference between the aggregate option exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income. The optionee's basis in the additional shares will be equal to the amount included in the optionee's income.

     An award of restricted stock units will create no immediate tax consequences for the employee or PSP11, and an award of restricted stock will create no immediate tax consequences for the employee or PSP11 unless the employee makes an election pursuant to Section 83(b) of the Code. The employee will, however, realize ordinary income when restricted stock or restricted stock units become vested, in an amount equal to the fair market value of the underlying shares of PSP11 Common Stock on the date of vesting less any consideration paid by the employee for such stock. If the employee makes an election pursuant to Section 83(b) of the Code with respect to a grant of restricted stock, the employee will recognize income at the time the restricted stock is awarded (based upon the value of such stock at the time of award), rather than when the restricted stock becomes vested. PSP11 will be allowed a business expense deduction for the amount of any taxable income recognized by the employee at the time such income is recognized (assuming PSP11 complies with applicable reporting requirements).

     The foregoing provides only a general description of the federal income tax consequences of transactions contemplated by the Plan. Participants should consult a tax advisor as to their individual circumstances.

NEW PLAN BENEFITS

     The following table sets forth the aggregate benefits or amounts that would have been received by or allocated to the non-employee directors of PSP11 for the last completed fiscal year if the Plan had been in effect.

                      1997 STOCK OPTION AND INCENTIVE PLAN

NAME AND POSITION (1)             DOLLAR VALUE    NUMBER OF SHARES
------------------------------------------------------------------
Non-Executive Director Group      $0 (2)          10,000 (3)
------------------------------------------------------------------


(1) Benefits or amounts for persons other than those in the Non-Executive Director Group are not determinable, either as of the date hereof or for the last completed fiscal year had the Plan then been in effect.

(2) The exercise price of options granted to Non-Executive Directors will be the fair market value of the underlying shares on the date of grant.

(3) Based on the number of eligible Non-Executive Directors as of December 31, 1997.

                     PROPOSAL SEVEN - ELECTION OF DIRECTORS

     Seven directors, constituting the entire Board of Directors of PSP11, are to be elected at the annual meeting of shareholders, to hold office until the next annual meeting of the PSP11 shareholders and until their successors are elected and qualified. Approval of the merger and the bylaw amendment increasing the authorized number of directors are conditioned on the election of the director nominees, and the election of the director nominees is conditioned on approval of the merger and the bylaw amendment increasing the authorized number of directors. When the accompanying proxy is properly executed and returned to PSP11 before the voting, the persons named in the proxy will vote the shares represented by the proxy as indicated on the proxy. If any nominee below becomes unavailable for any reason or if any vacancy on PSP11's Board of Directors occurs before the election, the shares represented by any proxy voting for that nominee will be voted for the person, if any, designated by PSP11's Board of Directors to replace the nominee or to fill the vacancy on the Board. However, PSP11's Board of Directors has no reason to believe that any nominee will be unavailable or that any vacancy on PSP11's Board of Directors will occur. The following persons are nominees for directors of PSP11:

               Name                  Age
               ----                  ---
          Ronald L. Havner, Jr.       39
          Harvey Lenkin               61
          Vern O. Curtis              63
          Jack D. Steele              74
          James H. Kropp              48
          Arthur M. Friedman          61
          Alan K. Pribble             55

     Ronald L. Havner, Jr., a certified public accountant, became Chairman, Chief Executive Officer, President, Chief Financial Officer and Secretary of AOPP in December 1996. Mr. Havner was Senior Vice President and Chief Financial Officer of PSI and Vice President of PSP11 and certain other REITs affiliated with PSI until December 1996.

     Harvey Lenkin has been President of PSP11 since its inception in 1990. Mr. Lenkin has been employed by PSI for 20 years and has been President and a director of PSI since November 1991. He became a director of AOPP in December 1997. He has been President since 1990 of Public Storage Properties XX, Inc. ("PSP20"), an affiliated REIT. From 1989-90 until the respective dates of merger, Mr. Lenkin was President of 18 affiliated REITs that were merged into PSI between September 1994 and June 1997, and he was also a director of one of those affiliated REITs. Mr. Lenkin is a director of the National Association of Real Estate Investment Trusts (NAREIT).

     Vern O. Curtis, Chairman of the Audit Committee, is a private investor.
Mr. Curtis has been a director of PSP11 since its inception in 1990. Mr. Curtis has also been a director of PSP20 since 1990. Mr. Curtis is also a director of the Pimco Funds, Pimco Commercial Mortgage Securities Trust, Inc. and Fresh Choice, Inc. From 1989-90 until the respective dates of merger, he was a director of the same affiliated REITs that merged into PSI between September 1994 and June 1997 as Mr. Lenkin. Mr. Curtis was Dean of Business School of Chapman College from 1988 to 1990 and President and Chief Executive Officer of Denny's, Inc. from 1980 to 1987.

     Jack D. Steele, a member of the Audit Committee, has been a director of PSP11 since its inception in 1990. Mr. Steele has also been a director of PSP20 since 1990. He is also a director of M.C. Gill and CRG Compensation Resource Group. Mr. Steele is a business consultant. From 1989-90 until the respective dates of merger, he was a director of the same affiliated REITs that merged into PSI between September 1994 and June 1997 as Mr. Lenkin. Mr. Steele was Chairman
- Board Services of Korn/Ferry International from 1986 to 1988 and Dean of School of Business and Professor at the University of Southern California from 1975 to 1986.

     James H. Kropp has been Director of Investment Management and Banking of Christopher Weil & Company, Inc. ("CWC"), a securities broker-dealer and registered investment adviser, since April 1995. CWC has rendered, and is expected to continue to render, financial advisory and securities brokerage services for PSI and its affiliates. Mr.

Kropp was a director of AOPP from December 1996 until December 1997. From July 1994 to November 1994, he was Executive Vice President and Chief Financial Officer of Hospitality Investment Trust, a REIT. From 1989 to July 1994, he was Managing Director of MECA Associates USA, a real estate advisory and asset management company serving institutional property owners.

     Arthur M. Friedman, a Certified Public Accountant, has been an independent business and tax consultant since September 1995. He was a partner of Arthur Andersen from 1968 until August 1995. During his 38-year career in public accounting, he specialized in tax consultation. He was a member of the Andersen Board of Partners from 1980-1988.

     Alan K. Pribble was employed by Wells Fargo Bank, N.A. for 30 years until his recent retirement in June 1997. He was a Senior Vice President of Wells Fargo from 1984 until June 1997. In 1992, Mr. Pribble opened a commercial finance division for Wells Fargo and was involved in its operations until June 1997. From 1988 until 1992, he was a Senior Vice President and Regional Manager, and from 1984 until 1988, Mr. Pribble was a Senior Credit Officer, for Wells Fargo.

DIRECTORS' AND COMMITTEE MEETINGS

     PSP11's Board of Directors held six meetings during 1996 and seven meetings during 1997 and the Audit Committee held one meeting during 1996 and one meeting during 1997. Each of the directors, except for B. Wayne Hughes, attended at least 75% of the meetings held by PSP11's Board of Directors or, if a member of a committee of PSP11's Board of Directors, held by both PSP11's Board of Directors and all committees of PSP11's Board of Directors on which he served, during 1996 and 1997. The primary functions of the Audit Committee are to meet with PSP11's outside auditors, to conduct a pre-audit review of the audit engagement, to conduct a post-audit review of the results of the audit, to monitor the adequacy of internal financial controls of PSP11, to review the independence of the outside auditors and to make recommendations to the Board of Directors regarding the appointment and retention of auditors. PSP11 does not have a compensation or a nominating committee. If PSP11's shareholders approve the merger and the Plan, the Audit Committee will also administer the Plan.

COMPENSATION OF DIRECTORS

     Each of PSP11's directors, other than B. Wayne Hughes, currently receives director's fees of $2,000 per year plus $200 for each meeting attended. In addition, each of the members of the Audit Committee receives $100 for each meeting of the Audit Committee attended. The policy of PSP11 is to reimburse directors for reasonable expenses. After the merger, each of PSP11's directors, other than Ronald L. Havner, Jr., will receive director's fees of $10,000 per year plus $200 for each meeting attended. In addition, if the PSP11 shareholders approve the Plan, the non-employee directors would receive automatic grants of options thereunder, and Ronald L. Havner, Jr. would be eligible to receive discretionary grants of options and/or restricted stock thereunder.

COMPENSATION OF EXECUTIVE OFFICERS

     Set forth below is certain compensation relating to B. Wayne Hughes, PSP11's current Chief Executive Officer. PSP11 has no executive officer who earned $100,000 or more in 1996 or 1997 for services rendered to PSP11.

                           Summary Compensation Table

                                                          Annual Compensation
                                                          -------------------
     Name and Principal Position                Year                 Salary
     ---------------------------                ----                 ------
     B. Wayne Hughes                            1997                 $1,000
     Chairman of the Board and                  1996                  1,000
       Chief Executive Officer                  1995                  1,000

     See "Certain Relationships and Related Party Transactions - Compensation to Executive Officers and Directors" for the compensation of executive officers following the merger.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     PSP11 does not have a compensation committee. Mr. Hughes, PSP11's current chief executive officer, is a current member of PSP11's Board of Directors. Mr. Hughes is a director and the chief executive officer of PSP20 (and during 1996 and all or part of 1997, Mr. Hughes was a director and the chief executive officer of Public Storage Properties XIV, Inc. ("PSP14"), Public Storage Properties XV, Inc. ("PSP15"), Public Storage Properties XVI, Inc. ("PSP16"), Public Storage Properties XVII, Inc. ("PSP17"), Public Storage Properties XVIII, Inc. ("PSP18") and Public Storage Properties XIX, Inc. ("PSP19"), and during part of 1996, Mr. Hughes also was a director and the chief executive officer of Public Storage Properties IX, Inc. ("PSP9"), Public Storage Properties X, Inc. ("PSP10"), Public Storage Properties XII, Inc. ("PSP12"), PS Business Parks, Inc. ("PSBP"), Partners Preferred Yield, Inc. ("PPY"), Partners Preferred Yield II, Inc. ("PPY2") and Partners Preferred Yield III, Inc. ("PPY3")). Mr. Hughes also is the chief executive officer and a director of PSI, of which Harvey Lenkin, PSP11's current president, is the president and a director (and until June 1996, Mr. Hughes was also a director and the chief executive officer of Storage Properties, Inc. ("SPI"), of which Mr. Lenkin was the president and a director). Neither PSI nor PSP20 has (nor did PSP9, PSP10, PSP12, PSP14, PSP15, PSP16, PSP17, PSP18, PSP19, PSBP, PPY, PPY2, PPY3 or SPI have) a compensation committee.

     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - MANAGEMENT AGREEMENTS. PSP11 has management agreements with PSI and AOPP. Under the management agreements, PSP11 pays PSI a fee of 6% of the gross revenues of PSP11's mini-warehouses ($327,000 in 1996 and $370,000 in 1997) and pays AOPP a fee of 5% of the gross revenues of PSP11's commercial properties ($67,000 in 1996 and $71,000 in 1997). PSP11 believes that the terms of the management agreements are as favorable as would be obtained from unrelated third parties. After the merger, PSP11's properties will be "self-managed."

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The salaries paid by PSP11 to PSP11's executive officers, including B. Wayne Hughes, the chief executive officer, in each of 1996 and 1997 for services related to PSP11 were equal to an aggregate of $16,000, which was the amount specified in PSP11's prospectus and proxy statement dated October 5, 1990 relating to the reorganization of the PSP11 Partnership. This specified compensation can be changed at any time with the approval of PSP11's independent directors, but PSP11's independent directors concluded that this specified compensation was substantially less than the amount that PSP11 would be required to pay for similar services and accordingly, it was not in PSP11's interest to change this specified compensation. In view of the amount of this specified compensation, such compensation is not related to performance.

     See "Certain Relationships and Related Party Transactions - Compensation to Executive Officers and Directors" for the compensation of executive officers following the merger.

                           BOARD OF DIRECTORS

                           B. Wayne Hughes
                           Vern O. Curtis
                           Jack D. Steele

                         STOCK PRICE PERFORMANCE GRAPH

       The graph set forth below compares the yearly change in PSP11's cumulative total shareholder return on its Common Stock Series A for the five-year period ended December 31, 1997 to the cumulative total return of the American Stock Exchange Market Value Index "AMEX Index" and the National Association of Real Estate Investment Trusts Equity Index ("NAREIT Equity Index") for the same period (total shareholder return equals price appreciation plus dividends). The stock price performance graph assumes that the value of the investment in PSP11's Common Stock Series A and each index was $100 on December 31, 1992 and that all dividends were reinvested. The stock price performance shown in the graph is not necessarily indicative of future price performance.

                     Comparison of Cumulative Total Return
     Public Storage Properties XI, Inc., AMEX Index and NAREIT Equity Index
                     December 31, 1992 - December 31, 1997

                        [PERFORMANCE GRAPH APPEARS HERE]

    MEASUREMENT PERIOD          PUBLIC STORAGE                NAREIT
   (FISCAL YEAR COVERED)      PROPERTIES XI, INC.    AMEX     EQUITY
 - - - - - - - - - - - - -     - - - - - - - - -     - - -     - - -
Measurement Pt. 12/31/92           $100.00         $100.00   $100.00
FYE 12/31/93                        144.71          119.52    119.65
FYE 12/31/94                        145.41          108.63    123.45
FYE 12/31/95                        181.28          137.32    142.30
FYE 12/31/96                        225.72          146.10    192.48
FYE 12/31/97                        266.55          177.20    231.47

                           APPROVAL OF THE PROPOSALS

GENERAL

     This proxy statement and the enclosed proxy are first being mailed on or about _________, 1998 to the shareholders of PSP11 in connection with the solicitation by the PSP11 Board of Directors for use at the annual meeting (and at any adjournment) to consider and vote upon the merger, the amendments to PSP11's articles of incorporation and bylaws, the Plan and the election of directors.

     If a proxy in the accompanying form is properly executed and returned before the voting, the shares represented thereby will be voted in the manner specified on the proxy. If no specification is made with respect to the merger, the amendments, the Plan or the election of directors, unspecified shares held by PSP11 shareholders will be voted in favor of the merger, the amendments and the Plan and for the election as directors of the nominees named herein. The persons designated as proxies reserve full discretion to cast votes for other persons if any of the nominees become unavailable to serve. A proxy is revocable by delivering a subsequently signed and dated proxy or other written notice to the Secretary of PSP11 at any time before its exercise. A proxy may also be revoked if the person executing the proxy is present at the annual meeting and chooses to vote in person.

     Holders of record at the close of business on January 22, 1998 of the PSP11 Common Stock and PSP11 Common Stock Series B and C will be entitled to receive notice of and to vote at the meeting. On such date, there were outstanding 1,819,937 shares of PSP11 Common Stock and 707,071 shares of PSP11 Common Stock Series B and C. Each share of PSP11 Common Stock and PSP11 Common Stock Series B and C outstanding on the record date is entitled to one vote on the merger, the amendments and the Plan. With respect to the election of directors, each holder of PSP11 Common Stock and PSP11 Common Stock Series B and C on the record date is entitled to cast as many votes as there are directors to be elected multiplied by the number of shares registered in the holder's name on the record date. The holder may cumulate votes for directors by casting all votes for one candidate or by distributing votes among as many candidates as the holder chooses. The seven candidates who receive the most votes will be elected directors of PSP11. Presence, in person or by proxy, of a majority of the shares of PSP11 Common Stock and of PSP11 Common Stock Series B and C, counted together as a single class, constitutes a quorum. As of the record date, PSI and Mr. Hughes beneficially owned 223,712 shares of PSP11 Common Stock and 707,071 shares of PSP11 Common Stock Series B and C (approximately 36.8% of the total combined outstanding shares of PSP11 Common Stock and PSP11 Common Stock Series B and C) and the directors and executive officers of PSP11, excluding Mr. Hughes, beneficially owned an additional 800 shares of PSP11 Common Stock.

     The affirmative vote of a majority of the shares of PSP11 Common Stock and of PSP11 Common Stock Series B and C outstanding and entitled to vote on the record date, counted together as a single class, is required to approve the merger, the amendments and the Plan. Accordingly, for these purposes, an abstention or a broker non-vote will have the same effect as a vote against the merger, the amendments and the Plan. The shares of PSP11 Common Stock Series B and C will be voted with the majority of shares of PSP11 Common Stock held by unaffiliated owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Information regarding beneficial ownership of shares of PSP11 Common Stock and PSP11 Common Stock Series B and C by Mr. Hughes (a beneficial owner of more than 5% of the outstanding shares of PSP11 Common Stock and PSP11 Common Stock Series B and C) is set forth in the second table below.

     The following table sets forth information as of January 1, 1998 with respect to the other person known to PSP11 to be the beneficial owner of more than 5% of the outstanding shares of PSP11 Common Stock and PSP11 Common Stock Series B and C:

                                      Shares of PSP11 Common Stock and
                                      PSP11 Common Stock Series B and C
                                      Beneficially Owned(1)
                                      ---------------------------------
                                      Number
Name and Address                      of Shares(2)(3)          Percent
----------------                      ---------------          -------
PSI                                     A:   223,712(4)       A:    12.3%
701 Western Avenue, Suite 200           B:   184,453(4)       B:   100.0%
Glendale, California 91201-2397         C:   522,618(4)       C:   100.0%
                                             -------          --   -----
                                           930,783(4)(5)            36.8%

     ______________
     (Footnotes are set forth following the next table).


     The following table sets forth information as of January 1, 1998 concerning the beneficial ownership of PSP11 Common Stock and PSP11 Common Stock Series B and C of each director of PSP11 (including Mr. Hughes, the chief executive officer), each nominee for director of PSP11 and all directors and executive officers of PSP11 as a group:

                                      Shares of PSP11 Common Stock and
                                      PSP11 Common Stock Series B and C
                                      Beneficially Owned(1)
                                      ---------------------------------
                                      Number
Name                                  of Shares(2)(3)          Percent
----                                  ---------------          -------

B. Wayne Hughes                       A:      424.0(6)        A:     (7)
                                      B:   36,890.6(6)        B:   20.0%
                                      C:  104,523.6(6)        C:   20.0%
                                          ---------                ----
                                          141,838.2(5)(6)           5.6%

Vern O. Curtis                        A:      500.0                  (7)

Jack D. Steele                        A:      100.0(8)               (7)

Ronald L. Havner, Jr.                          --                    --

Harvey Lenkin                                  --                    --

James H. Kropp                                 --                    --

Arthur M. Friedman                             --                    --

Alan K. Pribble                       A:    2,000             A:    0.1%

All Directors and Executive Officers  A:    1,224.0(6)(8)(9)  A:     (7)
 as a Group (eight persons)           B:   36,890.6(6)        B:   20.0%
                                      C:   104,523.6(6)       C:   20.0%
                                          ---------                -----
                                          142,638.2(5)(6)(8)(9)     5.6%

     _______________
     (1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to the shares.

     (2) Capital letters "A", "B" and "C" denote share information with respect to PSP11 Common Stock and PSP11 Common Stock Series B and C, respectively.

     (3) PSP11's articles of incorporation provide that the PSP11 Common Stock Series B and C will convert automatically into PSP11 Common Stock on a share-for-share basis when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the PSP11 Common Stock (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative PSP11 Partnership distributions from all sources with respect to all PSP11 Partnership units (including the general partners' 1% interest) equals (B) the product of $20 multiplied by the number of then outstanding "Original Series A Shares." The term "Original Series A Shares" means the shares of PSP11 Common Stock issued in the reorganization of the PSP11 Partnership into PSP11. In the merger, each share of PSP11 Common Stock Series B and C is being converted into .8641 share of PSP11 Common Stock.

     (4) Includes (i) 223,288 shares of PSP11 Common Stock, 147,562.4 shares of PSP11 Common Stock Series B and 418,094.4 shares of PSP11 Common Stock Series C owned by PSI as to which PSI has sole voting and dispositive power and (ii) 424 shares of PSP11 Common Stock, 36,890.6 shares of PSP11 Common Stock Series B and 104,523.6 shares of PSP11 Common Stock Series C which PSI has an option to acquire (together with other securities) from B. Wayne Hughes as trustee of the B.W. Hughes Living Trust and as to which PSI has sole voting power (pursuant to an irrevocable proxy) and no dispositive power.

     (5) Includes PSP11 Common Stock and PSP11 Common Stock Series B and C.

     (6) Includes 424 shares of PSP11 Common Stock, 36,890.6 shares of PSP11 Common Stock Series B and 104,523.6 shares of PSP11 Common Stock Series C owned by B. Wayne Hughes as trustee of the B.W. Hughes Living Trust as to which Mr. Hughes has sole dispositive power and no voting power; PSI has an option to acquire these shares and an irrevocable proxy to vote these shares (see footnote (4) above).

     (7)   Less than 0.1%.

     (8) Shares held by a bank custodian of a simplified employee pension for the benefit of Mr. Steele.

     (9) Includes shares held of record or beneficially by members of the immediate family of officers of PSP11 and shares held by custodians of individual retirement accounts for the benefit of officers of PSP11 (or members of their immediate families).

     As of January 1, 1998, the directors and nominees for directors of PSP11 and the executive officers of PSP11 owned shares of AOPP common stock and options to purchase shares of AOPP common stock under the Plan (which options will be assumed by PSP11 in the merger) as follows: Ronald L. Havner, Jr. 40,125.29 shares and 125,962.92 options; Harvey Lenkin 50.8 shares and 10,158.3 options; James H. Kropp 7,110.8 shares; and the other executive officers of PSP11 152.4 shares and 18,284.94 options. As of January 1, 1998, Mary Jayne Howard, who will be an executive officer of PSP11 after the merger, owned 50.8 shares of AOPP common stock and options to purchase 40,633.2 shares of AOPP common stock.

SOLICITATION OF PROXIES

     PSP11 will pay the cost of soliciting proxies. In addition to solicitation by mail, certain directors, officers and regular employees of PSP11 and its affiliates may solicit the return of proxies by telephone, telegraph, personal interview or otherwise. PSP11 may also reimburse brokerage firms and other persons representing the beneficial owners of PSP11 Common Stock for reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. Shareholder Communications Corporation may be retained to assist PSP11 in solicitation of proxies at an estimated cost of $15,000.

                       PUBLIC STORAGE PROPERTIES XI, INC.

GENERAL

     PSP11 is a REIT organized as a California corporation that was formed to succeed to the business of the PSP11 Partnership, in a reorganization transaction completed on December 31, 1990. PSP11 owns 15 properties located in seven states, including 11 mini-warehouses, two commercial properties and two properties that combine mini-warehouse and commercial space. All of these facilities are operated under the "Public Storage" name. The PSP11 Common Stock is traded on the AMEX under the symbol "PSM".

     PSP11's properties are managed by PSI and AOPP. PSP11's operations are under the general supervision of its three-member board of directors, consisting of an executive officer of PSI and two other directors. PSP11's bylaws provide that PSP11 shareholders be presented with a proposal in 1997 for the sale of its properties. See "Summary Relationships" and "Proposal One --The Merger-- Background."

     Under the merger agreement, PSP11 will exchange its 11 mini-warehouses and two properties that combine mini-warehouse and commercial space for 11 commercial properties owned by PSI. After the merger, PSP11 intends to focus on the ownership and operation of commercial properties. See "Proposal One The Merger Exchange of Properties."

     PSI, AOPP, PSP11 and the various owners of mini-warehouses and commercial properties for which PSI and AOPP perform property management services have agreed with PSCC, Inc. under which PSCC, Inc. provides these parties with certain administrative and cost-sharing services. PSCC is owned by PSP11 and the other owners of mini-warehouses and commercial properties. After the merger, PSP11 will continue to be a party to this agreement.

DESCRIPTION OF PSP11'S PROPERTIES

     PSP11 holds fee ownership of a total of 15 properties: 11 mini-warehouses, two commercial properties and two properties that combine mini-warehouse and commercial space. Mini-warehouses are designed to offer accessible storage space for personal and business use at a relatively low cost. A user rents a fully enclosed space which is for the user's exclusive use and to which only the user has access on an unrestricted basis during business hours. On-site operation is the responsibility of resident managers who are supervised by area managers. Some mini-warehouses also include rentable uncovered parking areas for vehicle storage. Leases for mini-warehouse space may be on a long-term or short-term basis, although typically spaces are rented on a month-to-month basis. Rental rates vary according to the location of the property and the size of the storage space which ranges generally from 25 to 400 square feet.

     Users of space in mini-warehouses include both individuals and large and small businesses. Individuals usually employ this space for storage of, among other things, furniture, household appliances, personal belongings, motor vehicles, boats, campers, motorcycles and other household goods. Businesses normally employ this space for storage of excess inventory, business records, seasonal goods, equipment and fixtures.

     The following table contains information as of September 30, 1997 about PSP11's properties. After the merger, only the two commercial properties would continue to be owned by PSP11.

                                                 Size of Parcel            Net Rentable          Number of
            Location                                (Acres)                Square Feet             Spaces   Date Opened
------------------------------------------------------------------------------------------------------------------------
ARIZONA
Phoenix, Black Cyn. Hwy. (1)                          3.33                     71,000                366   July 1985
Phoenix, Grand Ave. (1)                               6.68                    111,000                417   May 1985
Tempe, Broadway Rd.                                   1.47                     45,000                403   October 1984

CALIFORNIA
Colma, El Camino Real                                 2.72                     51,000                494   December 1984
Pasadena, Arroyo Parkway I (2)                        2.61                    110,000                935   February 1985
So. San Francisco, Produce (3)                        1.67                     41,000                 23   March 1986

CONNECTICUT
Branford, U.S. Route                                  2.76                     37,000                327   November 1984

KANSAS
Overland Park, I-435 (3)                              4.34                     62,000                 42   April 1985

NEW YORK
Long Island, Southern Blvd.                           4.00                     60,000                545   June 1986

NEVADA
Las Vegas, Charleston Blvd.                           1.76                     54,000                442   October 1984
Las Vegas, Tropicana Ave.                             1.93                     66,000                531   November 1984

TEXAS
Arlington, Pioneer Pkwy.                              2.50                     61,000                544   July 1985
Austin, Ben White Blvd.                               2.62                     53,000                453   February 1986
Houston, Antoine Dr.                                  2.75                     62,000                558   October 1984
Jacinto City, I-10                                    1.88                     45,000                393   November 1984

---------------
(1) Facility combines mini-warehouse and commercial space.

(2) Property subject to a pending partial condemnation action by the City of Pasadena. Action will result in reduction in size and reconfiguration of the property.

(3)   Commercial facility.

     As of the date of this proxy statement, each of PSP11's properties is generating sufficient revenues to cover its operating expenses. None of PSP11's properties is subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. Each of PSP11's properties will continue to be used for its current purpose. At present, PSP11 has no plans for any material renovation or improvement of its properties except as noted in the property table above. However, PSP11 budgets for regular maintenance, repair and upgrade to its properties. PSP11 believes each of its properties is adequately covered by insurance.

     Competition exists in all of the market areas in which PSP11's mini-warehouses and commercial properties are located, and the barriers to entry are relatively low for competitors with the necessary capital. However, PSP11 believes that the current overall demand for mini-warehouse and commercial space is strong, and as reflected in the tables below the overall performance of PSP11's mini-warehouses and commercial properties has generally improved. PSP11's mini-warehouses, which will no longer be owned by PSP11 after the merger, are operated as part of the "Public Storage" system by PSI, the largest operator of mini-warehouses in the United States.

     Set forth below is a schedule showing the overall occupancy rate and realized rent for PSP11's mini-warehouses for the periods indicated:

                                                                    Nine months ended
                                       Years ended December 31,       September 30,
                                      ---------------------------   -----------------
                                        1994      1995      1996      1996     1997
                                      -------   -------   -------   ------   --------

Weighted average occupancy level            93%       92%       92%      92%      93%
Realized monthly rent per occupied
  square foot (1)                        $ .67     $ .70     $ .72    $ .72    $ .74

     Set forth below is a table showing the overall occupancy rate and realized rent for PSP11's commercial facilities for the periods indicated:

                                                                    Nine months ended
                                         Years ended December 31,      September 30,
                                        --------------------------  -----------------
                                         1994      1995      1996    1996      1997
                                        -------   -------   ------  ------   --------

Weighted average occupancy level            94%       94%       96%      99%      97%
Realized monthly rent per occupied
  square foot (1)                        $ .78     $ .76     $ .80    $ .80    $ .84

---------------
(1) Realized monthly rent per occupied square foot represents the actual revenue earned per occupied square foot. PSP11 believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

     Additional information is set forth below with respect to the Pasadena/Arroyo Parkway I and Overland Park properties because they are the only properties with a book value of at least 10% of PSP11's total assets or that have accounted for more than 10% of its aggregate gross revenues. No other single property is materially important to PSP11.

     PASADENA/ARROYO PARKWAY I. This mini-warehouse is located in Pasadena, California, immediately south of the central business district and approximately eight miles northeast of downtown Los Angeles. No tenant occupies 10% or more of the rentable area. Competition exists in the market area in which this property is located. However, PSP11 believes that current demand for mini-warehouse space in the Los Angeles market area is strong, and as reflected in the table below the performance of this property has improved.

     Set forth below is a schedule showing the average occupancy rate and realized rent per square foot for the property for the years indicated:

                                   Monthly
                     Average      Realized
                    Occupancy     Rent Per
                       Rate      Square Foot
                    ----------   -----------

          1996             93%          $.94
          1995             90            .90
          1994             92            .87
          1993             92            .83
          1992             91            .79

     OVERLAND PARK. This commercial property is located in Overland Park, Kansas, a suburban community approximately ten miles south of downtown Kansas City, Missouri. The property offers a combination of office space and industrial space. The property is visible and accessible from Interstate 435 near Metcalf Avenue, which leads to downtown Kansas City. No tenant occupies 10% or more of the rentable area. Competition exists in the market area in which this property is located. However, PSP11 believes that current demand for commercial space in the Kansas City market area is strong, and as reflected in the table below the performance of this property has generally improved.

     Set forth below is a schedule showing the average occupancy rate and realized rent per square foot for the property for the years indicated:

                                   Monthly
                     Average      Realized
                    Occupancy     Rent Per
                       Rate      Square Foot
                    ----------   -----------

          1996             99%          $.77
          1995             93            .74
          1994             90            .75
          1993             90            .79
          1992             91            .72

     A schedule showing the total annual base rent and percentage of total income relating to leases according to their expiration dates is set forth below:

    Year of        Total Amount   Percentage of
  Expiration*       Base Rent      Total Income
----------------   ------------   --------------
     1997              $347,000           48.53%
     1998               226,000           31.61
     1999               104,000           14.55
     2000                31,000            4.34
     2001                 7,000            0.97
                       --------          ------
     Total             $715,000          100.00%
                       ========          ======

---------------
* Assumes that none of the renewal options included in the leases will be exercised.

                     AMERICAN OFFICE PARK PROPERTIES, INC.

GENERAL

     AOPP was originally organized in 1986 as a California corporation to serve as the manager of the commercial properties owned by PSI and its related entities. In January 1997, AOPP was reorganized to succeed to the commercial properties business of PSI, becoming a fully-integrated, self-administered and self-managed REIT. AOPP conducts substantially all of its business as the sole general partner of the Operating Partnership.

     In January 1997, as part of the reorganization, PSI and its consolidated partnerships transferred 35 commercial properties to AOPP and the Operating Partnership. During April 1997, PSI transferred an additional four commercial properties to the Operating Partnership. At September 30, 1997, AOPP and the Operating Partnership owned 42 properties located in 10 states. The Operating Partnership also managed an additional 49 properties owned by PSI and its related entities (including the 11 PSI Exchange Properties). As of December 31, 1997, AOPP owned a 35% partnership interest in the Operating Partnership. The balance of the Operating Partnership is owned by PSI, its consolidated partnerships and certain third parties.

     Since September 30, 1997, AOPP has acquired six properties from the Acquiport Corporations (collectively, "Acquiport"), subsidiaries of the New York State Common Retirement Fund, and two properties from other third parties. AOPP has agreements in principle to acquire three properties from other third parties and has an agreement to issue up to $155,000,000 of common stock to a group of institutional investors. There can be no assurance that any of these agreements will be implemented or completed. See "- Agreement with Subsidiary of State Pension Plan," "- Proposed Stock Issuances to Institutional Investors" and "AOPP's Recent and Proposed Acquisitions."

AGREEMENT WITH SUBSIDIARY OF STATE PENSION PLAN

     GENERAL. In December 1997, AOPP and the Operating Partnership issued to Acquiport an aggregate of 4,482,852 shares of AOPP common stock and limited partnership interests convertible into AOPP common stock, and Acquiport, through a merger and contribution, transferred to AOPP and the Operating Partnership a total of six commercial properties located in California and $1,000,000 in cash. These properties were valued at $118,655,000 based on arm's length negotiation between AOPP and Acquiport resulting in an issuance price of $26.47 per share of AOPP common stock or an equivalent of $22.43 per share of PSP11 Common Stock at the exchange ratio for the merger of 1.18. It is contemplated that all of these properties will be held by the Operating Partnership. All of Acquiport's limited partnership interests have been converted into AOPP common stock. The agreement also requires AOPP (PSP11 after the merger of AOPP into PSP11) to purchase a seventh property from Acquiport, provided that certain conditions with respect to such property are met within one year of the acquisition of the six properties. After the merger of AOPP into PSP11, the agreements between AOPP and Acquiport will be enforceable against PSP11. See "AOPP's Recent and Proposed Acquisitions."

     After the merger of AOPP into PSP11, Acquiport would own approximately 46% of the PSP11 Common Stock (28% upon conversion of all interests in the Operating Partnership) or, if the full $155,000,000 of common stock are issued to a group of institutional investors, 29% of the PSP11 Common Stock (18% upon conversion of all interests in the Operating Partnership).

     UNWINDING TRANSACTION. Acquiport has the option to unwind the transaction if AOPP is not publicly traded within 18 months. Under the agreement, AOPP may become publicly traded through the merger, an initial public offering of at least $25 million or other mutually agreeable means. After the merger of AOPP into PSP11, Acquiport will no longer have the right to unwind the transaction.

     REPRESENTATION ON THE BOARD; VOTING AGREEMENT. Acquiport has the right to designate one nominee, and PSI has the right to designate two nominees, to the board of directors of AOPP. After the merger, the size of the Board of Directors of PSP11 will be increased to seven members: two nominees of psi and five independent directors mutually acceptable to PSI and Acquiport. Acquiport and PSI have agreed to vote their respective shares of AOPP common stock (PSP11 Common Stock after the merger) to support such nominees to the Board. This voting agreement will further enhance PSI'S control of PSP11 after the merger.

     This voting agreement expires at the later of the following dates: (i) when Acquiport's interest in AOPP (PSP11 after the merger) or PSI's interest in AOPP is less than 20%, assuming conversion of all interests in the Operating Partnership or (ii) four years after the date of the transaction with the state pension plan.

     REGISTRATION RIGHTS. AOPP (PSP11 after the merger) has granted certain registration rights to Acquiport in connection with the shares of AOPP common stock (PSP11 Common Stock after the merger) acquired by Acquiport.

     Approximately one year after AOPP is publicly traded, AOPP (PSP11 after the merger) will be required to file and maintain a "shelf" registration statement under the Securities Act for the shares of common stock acquired by Acquiport. Acquiport will also have the right to demand that AOPP (PSP11 after the merger) cooperate with Acquiport in underwritten offerings, provided such right may be invoked not more often than once per year, nor more than twice during the term of the registration agreement and generally for not less than $50,000,000 of shares. During any such offering, AOPP (PSP11 after the merger) may be required to refrain from issuing any securities for six months after completion of such offering. Acquiport will also have the right, with respect to most registrations of AOPP common stock (PSP11 Common Stock after the merger) by the applicable corporation, to include shares owned by Acquiport in such registrations.

     Under the registration rights agreement, AOPP (PSP11 after the merger) will pay all expenses relating to registrations and Acquiport will pay all underwriting discounts and commissions relating to the sale of its stock. The registration rights agreement contains other terms (including for indemnification of the state pension plan and Acquiport) that are generally customary to registration rights agreements of its type. The registration rights agreement will expire when the shares owned by Acquiport are freely tradable without restriction, except that the right to include shares in other registrations will continue until Acquiport owns less than $25,000,000 of stock and the right to demand cooperation in underwritten offerings will generally continue until Acquiport owns less than $50,000,000 of stock.

     FUTURE ISSUANCES OF COMMON STOCK. Until December 31, 1998, AOPP (PSP11 after the merger) has agreed to make reasonable efforts to allow Acquiport to purchase shares in most underwritten offerings of common stock in order to maintain its proportionate holdings. Also, if AOPP (PSP11 after the merger) proposes to issue shares of common stock at less than $22.88 in the case of PSP11, Acquiport will have the right to purchase a number of shares on the same proposed terms sufficient for Acquiport to maintain its percentage interest in AOPP (PSP11 after the merger). This right will terminate when AOPP (PSP11 after the merger) raises $155,000,000 of common stock in one or more public offerings.

     REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITIES. The agreement for the acquisition of properties by AOPP contains various representations, warranties, covenants and indemnities generally customary for a transaction of this type. these provisions will be enforceable against PSP11 after the merger.

     PSI'S COVENANT NOT TO COMPETE. PSI has agreed with AOPP (PSP11 after the merger) and Acquiport not to compete in the ownership and operation of commercial properties of the type owned and operated by AOPP (PSP11 after the merger). PSI's agreement will not apply to commercial properties currently owned by PSI. After the merger, PSI's agreement may also be waived as to a particular transaction by the independent directors of PSP11.

     PSI's agreement will expire when Acquiport's interest or PSI's interest in AOPP (PSP11 after the merger) is less than 7.5%, assuming conversion of all interests in the Operating Partnership. PSI's agreement will also expire three years after the merger or when the aggregate net common equity of AOPP (PSP11 after the merger) and the Operating Partnership exceeds $1 billion.

     OTHER PROVISIONS. Prior to AOPP becoming publicly traded through the merger or otherwise, (i) AOPP has agreed to certain restrictions on its operations and to issue shares to Acquiport to enable it to maintain its percentage interest in AOPP and (ii) PSI has granted AOPP certain rights upon a proposed sale by PSI of shares in AOPP. Also, prior to AOPP becoming publicly traded through the merger or otherwise, if AOPP grants certain shareholder rights to other investors, it is required to grant similar rights to Acquiport.

PROPOSED STOCK ISSUANCES TO INSTITUTIONAL INVESTORS

     AOPP has reached an agreement with a group of institutional investors (ABKB/LaSalle Securities Limited Partnership, Cohen & Steers Capital Management, Inc., Morgan Stanley Asset Management, Harvard Private Capital Realty, Inc., Stanford University, State of Michigan Retirement Systems and The Fidelity REIT Collective Pool, State Employees' Retirement Fund of the State of Delaware, J.W. McConnell Family Foundation and Fidelity Real Estate Investment Portfolio) under which AOPP would issue up to 5,740,741 shares of AOPP common stock at $27 per share in cash (an aggregate of up to $155,000,000) or an equivalent of $22.88 per share of PSP11 Common Stock at the exchange ratio for the merger of 1.18. There can be no assurance that the transaction between AOPP and the institutional investors will be completed. The agreement between AOPP and the institutional investors and the merger are not conditioned on each other. However, the agreement with the investors will require AOPP to use all commercially reasonable efforts to effect the merger (including the property exchange with PSI) and, after the merger, any agreement between AOPP and the institutional investors will be enforceable against PSP11.

     The institutional investors are expected to purchase up to $50,000,000 of AOPP common stock at an initial funding with the balance of the shares purchased at subsequent fundings through July 31, 1998. The institutional investors will be obligated to purchase additional shares only if the properties to be purchased with the sales proceeds meet certain acquisition criteria relating to their projected net operating income yield or the properties are approved by the institutional investors. There can be no assurance that these criteria will be met or that, even if they are met, any additional shares will be purchased.

     The institutional investors will have the right to require that AOPP repurchase the shares of common stock acquired by the institutional investors if AOPP is not publicly traded within 18 months. After the merger, the institutional investors will no longer have this right.

     Upon completion of the merger, the institutional investors will have the right to require PSP11 as the surviving corporation in the merger to file and maintain a "shelf" registration statement under the Securities Act for the shares of PSP11 Common Stock acquired by the institutional investors in the merger if necessary for such shares to be freely tradable. As soon as possible after any purchase by the institutional investors of additional shares, AOPP (or PSP11 after the merger) will be required to file a registration statement for the resale of these additional shares. If the merger does not occur before April 30, 1998, or in other limited circumstances, the institutional investors will have the right to require that AOPP file registration statements for the sale of their shares on up to three occasions and to include with respect to most registrations of AOPP common stock shares owned by the institutional investors in such registrations.

     Until January 31, 1999, AOPP (PSP11 after the merger) will agree to make reasonable efforts to allow the institutional investors to purchase shares in most underwritten offerings of common stock in order to maintain their proportionate holdings. Also, if AOPP (PSP11 after the merger) proposes to issue shares of common stock at less than the institutional investors' purchase price, the institutional investors will have the right to purchase a number of shares on the same proposed terms sufficient for the institutional investors to maintain their percentage interest in AOPP (PSP11 after the merger). This right will terminate when AOPP (PSP11 after the merger) raises $155,000,000 of common stock in one or more public offerings. AOPP will also agree to certain additional restrictions on its capital raising activities until the merger.

     The agreement with the institutional investors contains various representations, warranties, covenants, indemnities and conditions customary for a transaction of this type. These provisions, as well as the agreement to issue shares at subsequent fundings, will be enforceable against PSP11 after the merger.

DESCRIPTION OF AOPP'S PROPERTIES

     At September 30, 1997, AOPP had interests in 42 commercial facilities, consisting of approximately 3,911,700 square feet of rentable space. AOPP holds fee ownership of all but one of these properties, which is ground leased. At September 30, 1997, AOPP also managed 49 commercial properties (approximately 1,882,000 square feet of rentable space) in which it has no ownership interest. Of these 49 properties, the 11 PSI Exchange Properties (approximately 729,000 square feet of rentable space) are owned by PSI and are to be transferred to PSP11 in connection with the merger. The majority of the remaining 38 properties (approximately 1,153,000 square feet of rentable space) are adjacent to, and part of the same legal parcel as, mini-warehouses operated by PSI. PSP11 will manage these properties after the merger.

     AOPP's commercial properties generally include both industrial and office space. Industrial space is used for, among other things, light manufacturing and assembly, storage and warehousing, distribution and research and development activities. Most of the office space is occupied by tenants who are also renting industrial space. AOPP's commercial properties typically consist of one to ten one-story buildings located on three to 12 acres and contain from approximately 10,000 to 200,000 square feet of rentable space (more than 50,000 square feet in the case of the free-standing properties). An AOPP commercial property is typically divided into units ranging in size from 500 to 10,000 square feet. Leases generally range from one to five years and some tenants have options to extend the original terms of their leases. The larger facilities have on-site management. Parking is open or covered, and the ratio of spaces to rentable square feet ranges from one to four per thousand square feet, depending upon the use of the property and its location. Office space generally requires a greater parking ratio than most industrial uses.

     AOPP's policy of acquiring commercial properties may be changed by its Board of Directors without shareholder approval. However, the AOPP Board of Directors has no intention to change this policy. Although AOPP currently operates properties in 13 states, AOPP may expand its operations to other states. Properties are acquired both for income and potential capital appreciation; there is no limitation on the amount that can be invested in any specific property and there is no limitation on mortgage debt. AOPP's policies are expected to be adopted by PSP11 after the merger.

     As of September 30, 1997, AOPP had equity interests in 42 properties in 11 states and managed an additional 49 properties in nine states. The following table contains information as of September 30, 1997 about the facilities owned or managed by AOPP:

                    Equity Interest in Facilities      Managed Facilities
                    -----------------------------   -------------------------
                     Number of      Net Rentable    Number of    Net Rentable
                     Facilities     Square Feet     Facilities   Square Feet
                    -------------   -------------   ----------   ------------
Arizona                        4          369,300            2         87,400
Arkansas                       1           91,100           --             --
California
   Northern                    3          378,000           13        263,400
   Southern                   13        1,019,700           12        602,200
Florida                       --               --            1         63,000
Kansas                        --               --            1         61,800
Maryland                       3          419,000            3         97,400
North Carolina                --               --            1         18,200
Oklahoma                       2          139,700           --             --
Oregon                         2          101,600           --             --
Tennessee                      2          138,000           --             --
Texas                          8          823,800           11        413,400
Virginia                       3          402,700            5        274,900
Washington                     1           27,900           --             --
                             ----      -----------         ----    -----------
   Total                      42        3,911,700           49      1,881,700
                             ----      -----------         ----    -----------

     As of the date of this proxy statement, each of the properties in which AOPP has an equity interest is generating sufficient revenues to cover its operating expenses. None of these properties is subject to any material mortgage lien or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. Each of the properties will continue to be used for its current purpose. AOPP believes that each of the properties is adequately covered by insurance. No single property has a book value of 10% or more of AOPP's total assets or has accounted for 10% or more of AOPP's aggregate gross revenues or is materially important to AOPP.

     Competition exists in all of the market areas in which AOPP's commercial properties are located, barriers to entry are relatively low for competitors with the necessary capital, and PSP11 will be competing with entities that have greater financial resources than PSP11. However, AOPP believes that the current overall demand for commercial space is strong, and as reflected in the table below the overall performance of AOPP's properties has generally improved. More than 10% of AOPP's net rentable square feet of space are located in each of the Southern California, Texas and Washington D.C. metro area markets. The economy of each of those markets has been strengthening.

     The table below reflects the performance of properties that AOPP has operated for each of the periods presented:

                                                                    Nine months ended
                                         Years ended December 31,      September 30,
                                        ---------------------------   ---------------
                                         1994      1995      1996      1996     1997
                                        -------   -------   -------   ------   ------
Weighted average occupancy level            95%       95%       96%      96%      96%
Realized monthly rent per occupied
  square foot (1)                        $ .66     $ .68     $ .70    $ .70    $ .73

---------------
(1) Realized monthly rent per occupied square foot represents the actual revenue earned per occupied square foot.

     For information on properties acquired by AOPP since September 30, 1997 and proposed to be acquired, see "AOPP's Recent and Proposed Acquisitions."

OPERATING PARTNERSHIP

     GENERAL. The properties in which AOPP has an equity interest generally will be owned by the Operating Partnership in order, among other things, (i) to enable PSI (and its consolidated partnerships), in contributing interests in the properties, to defer until a later date the tax liabilities that they otherwise would have incurred if they had received AOPP Common Stock and (ii) to enable AOPP to acquire interests in additional properties in transactions that could defer the contributors' tax consequences.

     Substantially all of AOPP's assets will be held by, and its operations conducted through, the Operating Partnership. As of September 30, 1997, AOPP owned a 23% partnership interest in the Operating Partnership. As a result of the merger, PSP11 will replace AOPP as the sole general partner of the Operating Partnership and will control the Operating Partnership. As the general partner of the Operating Partnership, PSP11 will have the exclusive power under the Operating Partnership Agreement to manage and conduct the business of the Operating Partnership. The PSP11 Board of Directors will direct the affairs of the Operating Partnership by managing PSP11's affairs. The Operating Partnership will be responsible for, and pay when due, its share of all administrative and operating expenses of the properties it owns.

     PSP11's interest in the Operating Partnership will entitle it to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to PSP11's economic interest in the Operating Partnership (apart from tax allocations of profits and losses to take into account pre-contribution property appreciation or depreciation). Substantially all of the balance of the economic interest in the Operating Partnership is held by PSI and its consolidated partnerships as limited partners.

     SUMMARY OF THE OPERATING PARTNERSHIP AGREEMENT. The following summary of the Operating Partnership Agreement is qualified in its entirety by reference to the Operating Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this proxy statement is a part.

     Issuance of Additional Partnership Interests. AOPP (PSP11 after the merger), as the general partner of the Operating Partnership, is authorized to cause the Operating Partnership from time to time to issue to partners of the Operating Partnership or to other persons additional partnership interests in one or more classes, in one or more series of any of such classes, with such designations, preferences and relative, participating, optional, or other special rights, powers and duties (which may be senior to the existing partnership interests), as will be determined by AOPP (PSP11 after the merger), in its sole and absolute discretion, provided however, that no such partnership interests will be issued to AOPP (PSP11 after the merger) unless (i) the agreement to issue the additional partnership interests arises in connection with the issuance of shares of AOPP (PSP11 after the merger), which shares have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the additional partnership interests that would be issued to AOPP (PSP11 after the merger) and (ii) AOPP (PSP11 after the merger) agrees to make a capital contribution to the Operating Partnership in an amount equal to the proceeds raised in connection with the issuance of such shares of AOPP (PSP11 after the merger).

     Capital Contributions. No partner is required to make additional capital contributions to the Partnership, except that AOPP (PSP11 after the merger) as the general partner, is generally required to contribute the net proceeds of the sale of equity interests in AOPP (PSP11 after the merger) to the Operating Partnership. No partner is required to pay to the Operating Partnership any deficit or negative balance which may exist in its capital account.

     Distributions. AOPP (PSP11 after the merger), as general partner, is required to distribute at least quarterly the "available cash" (as defined in the Operating Partnership Agreement) generated by the Operating Partnership for such quarter. Distributions are to be made (i) first, with respect to any class of partnership interests having a preference over other classes of partnership interests, and (ii) then, in accordance with the partners' respective percentage interests. Commencing in 1998, the Operating Partnership's policy is to make distributions to its partners that are equal to the per share distribution made by the general partner with respect to its common stock, and in any case the per unit and per share distributions will be equal during partnership years 1998, 1999 and 2000.

     Redemption of Partnership Interests. Subject to certain limitations described below, each limited partner other than AOPP (PSP11 after the merger) has the right to require the redemption of such limited partner's partnership interests at any time or from time to time beginning on the date that is one year after the date on which such limited partner is admitted to the Operating Partnership (unless otherwise contractually agreed by the general partner). At September 30, 1997, the limited partnership interests are redeemable for an aggregate of $188,500,000 (assuming a price of $24.19 per share) in cash or approximately 7,794,000 shares of AOPP Common Stock.

     Unless AOPP (PSP11 after the merger), as general partner, elects to assume and perform the Operating Partnership's obligation with respect to a redemption right, as described below, a limited partner that exercises its redemption right will receive cash from the Operating Partnership in an amount equal to the market value (as defined in the Operating Partnership Agreement) of the partnership interests redeemed. In lieu of the Operating Partnership redeeming the partner for cash, AOPP (PSP11 after the merger), as the general partner, has the right to elect to acquire the partnership interests directly from a limited partner exercising its redemption right, in exchange for cash in the amount specified above or by issuance of one share of AOPP (PSP11 after the merger) common stock for each unit of limited partnership interest redeemed.

     A limited partner cannot exercise its redemption right if delivery of shares of AOPP (PSP11 after the merger) common stock would be prohibited under the applicable articles of incorporation or if the general partner believes that there is a risk that delivery of shares of common stock would cause the general partner to no longer qualify as a REIT, would cause a violation of the applicable securities laws, or would result in the Operating Partnership no longer being treated as a partnership for federal income tax purposes.

     Management. The Operating Partnership is organized as a California limited partnership. PSP11, as the sole general partner of the Operating Partnership after the merger, will generally have full, exclusive and complete responsibility and discretion in managing and controlling the Operating Partnership. The limited partners of the Operating Partnership will have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership except as provided in the Operating Partnership Agreement and as permitted by applicable law. However, the consent of the limited partners holding a majority of the interests of the limited partners (including limited partnership interests held by AOPP (PSP11 after the merger)) generally will be required to amend the Operating Partnership Agreement. Further, the Operating Partnership Agreement cannot be amended without the consent of each partner adversely affected if, among other things, the amendment would alter the partner's rights to distributions from the Operating Partnership (except as specifically permitted in the Operating Partnership Agreement), alter the redemption right, or impose on the limited partners an obligations to make additional capital contributions. The consent of all limited partners will be required to (i) take any action that would make it impossible to carry on the ordinary business of the Operating Partnership, except as otherwise provided in the Operating Partnership Agreement; or (ii) possess Operating Partnership property, or assign any rights in specific Operating Partnership property, for other than an Operating Partnership purpose except as otherwise provided in the Operating Partnership Agreement. In addition, without the consent of any adversely affected Limited Partner, the General Partner may not perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any other liability except as provided in the Operating Partnership Agreement or under California law.

     Extraordinary Transactions. The Operating Partnership Agreement provides that AOPP (PSP11 after the merger) may not generally engage in any business combination, defined to mean any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, or any recapitalization (other than certain stock splits or stock dividends) or change of outstanding shares of common stock, unless (i) the limited partners of the Operating Partnership will receive, or have the opportunity to receive, the same proportionate consideration in the transaction as shareholders of AOPP (PSP11 after the merger) (without regard to tax considerations); or (ii) limited partners of the Operating Partnership (other than the General Partner) holding at least 60% of the interests in the Operating Partnership held by limited partners (other than the General Partner) vote to approve the business combination. In addition, AOPP (PSP11 after the merger), as general partner of the Operating Partnership, has agreed in the Operating Partnership Agreement with the limited partners of the Operating Partnership that it will not consummate a business combination in which AOPP (PSP11 after the merger) conducted a vote of shareholders unless the matter is also submitted to a vote of the partners. The foregoing provision of the Operating Partnership Agreement would under no circumstances enable or require AOPP (PSP11 after the merger) to engage in a business combination which required the approval of shareholders if the shareholders of AOPP (PSP11 after the merger) did not in fact give the requisite approval. Rather, if the shareholders did approve a business combination, AOPP (PSP11 after the merger) would not consummate the transaction unless (i) AOPP (PSP11 after the merger) as general partner first conducts a vote of partners of the Operating Partnership on the matter, (ii) AOPP (PSP11 after the merger) votes its interest in the same proportion as the shareholders of AOPP (PSP11 after the merger) voted on the matter (disregarding shareholders who do not vote), and (iii) the result of such vote is that had such Operating Partnership vote been a vote of shareholders, the business combination would have been approved by the shareholders. As a result of these provisions of the Operating Partnership, a third party may be inhibited from making an acquisition proposal that it would otherwise make, or AOPP (PSP11 after the merger), despite having the requisite authority under its articles of incorporation, may not be authorized to engage in a proposed business combination.

     Tax Protection Provisions. The Operating Partnership Agreement provides that, for a period of 10 years, the Operating Partnership may not sell any of 13 designated properties in a transaction that will produce taxable gain for the contributing partner without the prior written consent of PSI. The Operating Partnership is not required to obtain PSI's consent if PSI and its affiliated partnerships do not continue to hold at the time of the sale at least 30% of their original interest in the Operating Partnership. Since PSI's consent is required only in connection with a taxable sale of one of the 13 designated properties, the Operating Partnership will not be required to obtain PSI's consent in connection with a "like-kind" exchange or other nontaxable transaction involving one of these properties.

     Indemnification. The Operating Partnership Agreement provides that AOPP (PSP11 after the merger) and its officers and directors will be indemnified and held harmless by the Operating Partnership for any act performed for, or on behalf of, the Operating Partnership, or in furtherance of the Operating Partnership's business unless it is established that (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that the indemnified person did not meet the requisite standard of conduct set forth above. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the indemnified person acted in a manner contrary to that specified above. Any indemnification so made shall be made only out of the assets of the Operating Partnership.

     Duties and Conflicts. The Operating Partnership Agreement allows PSP11 after the merger to operate the Operating Partnership in a manner that will enable PSP11 to satisfy the requirements for being classified as a REIT. The Partnership Agreement provides that all business activities of PSP11 after the merger, including all activities pertaining to the acquisition, management and operation of properties, must be conducted through the Operating Partnership unless such activities must be conducted through another party (including PSP11) in order to maintain or facilitate PSP11's continued qualification as a REIT.

     Term. The Operating Partnership will continue in full force and effect until December 31, 2096 or until sooner dissolved upon the withdrawal of the general partner (unless the limited partners elect to continue the Operating Partnership), or by the election of the general partner, or in connection with a merger or by the sale or other disposition of all or substantially all of the assets of the Operating Partnership.

                            PSI EXCHANGE PROPERTIES

     The following table contains information as of September 30, 1997 about the PSI Exchange Properties, which are managed by AOPP. After the merger, these properties would be owned by PSP11. See "American Office Park Properties, Inc. -- Description of AOPP's Properties."

                                           Net Rentable    Number of          Date
             Location                      Square Feet      Spaces            Opened
             --------                      ------------    ----------         ------
CALIFORNIA
Kearny Mesa, Murphy Cny- R&D                 85,000             33           April 1988
Kearny Mesa, Murphy Cny- Office              74,000             73           April 1988
San Diego, Lusk Blvd. II- R&D                57,000             26           December 1988
San Diego, Lusk Blvd. II- Office             83,000             82           December 1988
San Diego, Lusk Blvd. III                    18,000             45           July 1989
Oakland, San Ramon Norris Cyn - R&D          24,000             17           May 1989
Oakland, San Ramon Norris Cyn - Office       28,000             39           May 1989

VIRGINIA
Fairfax County, Shirley Hwy- R&D             60,000             14           August 1989
Fairfax County, Shirley Hwy- Office          53,000             36           August 1989
Fairfax, Alban Road - R&D                    59,000             17           October 1990
Fairfax, Alban Road - Office                 89,000             47           October 1990

     As of the date of this proxy statement, each of the PSI Exchange Properties is generating sufficient revenues to cover its operating expenses. None of the PSI Exchange Properties is subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not due or payable, utility easements or other immaterial liens or encumbrances. Each of the PSI Exchange Properties will continue to be used for its current purpose. PSI has advised PSP11 that each of the PSI Exchange Properties is adequately covered by insurance. No single PSI Exchange Property will have a book value of more than 10% of PSP11's book value after the merger or will account for more than 10% of its aggregate gross revenues after the merger or will be materially important to AOPP.

     Competition exists in all of the market areas in which the PSI Exchange Properties are located, and the barriers to entry are relatively low for competitors with the necessary capital. However, AOPP believes that the current overall demand for commercial space is strong, and as reflected in the table below the overall performance of the PSI Exchange Properties has generally improved. The PSI Exchange Properties are concentrated in the Southern California and Northern Virginia markets. The economy of both of those markets has been strengthening.

     Set forth below is a table showing the overall occupancy rate and realized rent for the PSI Exchange Properties for the periods indicated:

                                                                             Nine Months Ended
                                         Years ended December 31,              September 30,
                                      --------------------------------      -------------------
                                          1994       1995      1996           1996       1997
                                      ----------  --------   ---------      ---------  ---------
Weighted average occupancy level          94%        95%       96%             96%           97%
Realized monthly rent per occupied
   square foot (1)                     $ .84      $ .87     $ .89           $ .89         $ .94

(1) Realized monthly rent per occupied square foot represents the actual revenue earned per occupied square foot.

                    AOPP'S RECENT AND PROPOSED ACQUISITIONS

     The following table contains information as of September 30, 1997 and about properties acquired and proposed to be acquired by AOPP since September 30, 1997. After the merger, these properties would be owned by PSP11.

                                              Net Rentable     Number of      Percent
                Location                      Square Feet        Spaces       Occupied
-----------------------------------------     ------------     ----------     --------
CALIFORNIA:
Buena Park (1)                                  317,300            8            100%
Cerritos, Cerritos Industrial Center (1)        394,600           27            100%
Hayward, Parkway Commerce Center (1)            406,700           29             99%
Laguna Hills, Laguna Hills Commerce             513,100           84             93%
 Center (1)
Lake Forest, Canada Business Center (1)         296,600          122             95%
Lake Forest, Lake Forest Commerce               100,800           22             96%
 Center (1)

MARYLAND:
Beltsville, Ammendale Business Park (2)         307,800           11             96%
Landover, Centre Pointe Corporate (3)           254,000           16             93%

VIRGINIA:
Sterling, Northpointe E Business Park(2)         51,000            8             99%
Newington, Gunston Industrial Park (3)          246,500           22             94%
Sterling, Shaw Road Business Park (3)           148,500           11             98%

---------------
(1)  Acquired from Acquiport.
(2)  Acquired from unaffiliated third party.
(3)  Proposed to be acquired from unaffiliated third party.

     For the year ended December 31, 1996 and the nine months ended
September 30, 1997, each of the above properties generated sufficient revenues to cover its operating expenses. Only three of the properties are subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not due or payable, utility easements or other immaterial liens or encumbrances. The three properties are encumbered by mortgages in the aggregate amount of approximately $26,900,000, bearing interest at rates ranging from 7% to 8% per year and maturing between 2004 and 2006. Each of these properties will continue to be used for its current purpose and, in AOPP's opinion, will be adequately covered by insurance. Competition exists in the market areas in which these properties are located, and the barriers to entry are relatively low for competitors with the necessary capital. However, AOPP believes that the current overall demand for commercial space is strong. These properties are located in the Southern California, Northern California and Washington D.C. metro markets. The economy of these markets has been strengthening.

     None of these properties, other than the Laguna Hills Commerce Center, will have a book value of more than 10% of PSP11's total assets after the merger or will account for more than 10% of its aggregate gross revenues after the merger.

     Additional information is set forth below with respect to the Laguna Hills Commerce Center because it represents more than 10% of PSP11's total assets after the merger or has revenues in excess of 10% of PSP11's aggregate gross revenues after the merger.

     The Laguna Hills Commerce Center is a 24 building business park containing 513,100 rentable square feet located in southern Orange County, California. The property includes retail office and industrial units.

     The southern Orange County manufacturing and warehouse, and research and development, markets combined contain over 32 million square feet. The southern Orange County office market contains over 4.2 million square feet. The southern Orange County retail market contains over 10.4 million square feet. Additional construction is in process and is expected in the southern Orange County manufacturing and warehouse, office and retail markets.

     Set forth below is a schedule showing the average occupancy rate and realized rent per square foot for the Laguna Hills Commerce Center for the years indicated:

                                   Monthly
                     Average      Realized
                    Occupancy     Rent Per
                       Rate      Square Foot
                    ----------   -----------
          1996             94%         $1.01
          1995             95           1.00
          1994             95            .95
          1993             86           1.01
          1992             83           1.04

     A schedule showing, as of December 31, 1996, the total annual base rent relating to leases according to their expiration dates is set forth below:

Year of            Total Amount
Expiration*         Base Rent
----------------   ------------
     1997           $ 4,773,000
     1998             3,040,000
     1999             2,160,000
     2000             1,464,000
     2001               506,000
     Total          $11,943,000
                    ===========
---------------

* Assumes that none of the renewal options included in the leases will be exercised.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

PSI'S OWNERSHIP OF PSP11 AND AOPP COMMON STOCK

     PSI and Mr. Hughes own in the aggregate 37% of the total outstanding shares of PSP11 Common Stock and PSP11 Common Stock Series B and C. PSI also owns 43% of the capital stock of AOPP.

COMMON EXECUTIVE OFFICERS AND DIRECTORS

     Certain executive officers and directors of PSI are also executive officers and directors of PSP11 and AOPP. The following table lists each executive officer and director of PSI who is also an executive officer and director of PSP11 and/or AOPP and the executive officers and directors of PSP11 after the merger:

                                                                                                            Executive Position
                                                                Current Executive       Current Executive     with PSP11 after
            Name              Current Position with PSI        Position with PSP11      Position with AOPP      the Merger
-----------------------       -------------------------       --------------------      ------------------  -------------------
B. Wayne Hughes                   Chairman of the                 Same                   None                      None
                                  Board and Chief
                                 Executive Officer

Harvey Lenkin                      President and               President               Director                  Director
                                      Director

Ronald L. Havner, Jr.                 None(1)                     None              Chairman, Chief           Same as Current
                                                                                  Executive Officer,        Position with AOPP
                                                                                   President, Chief
                                                                                   Financial Officer
                                                                                     and Secretary
Obren B. Gerich                     Senior Vice            Vice President and            None                     None(3)
                                     President                 Secretary

David Goldberg                      Senior Vice              Vice President              None                     None(3)
                                     President

A. Timothy Scott                    Senior Vice              Vice President              None                     None(3)
                                     President

David P. Singelyn                Vice President and        Vice President and            None                     None(3)
                                     Treasurer              Chief Financial
                                                                Officer

Mary Jayne Howard(2)                    None                      None              Executive Vice            Same as Current
                                                                                       President            Position with AOPP

Vern O. Curtis                          None                    Director                 None                    Director

Jack D. Steele                          None                    Director                 None                    Director

James H. Kropp                          None                      None                  None(4)                  Director

Arthur M. Friedman                      None                      None                   None                    Director

Alan K. Pribble                         None                      None                   None                    Director
---------------

(1) Mr. Havner was a senior vice president and chief financial officer of PSI (and vice president of PSP11) until December 1996 and is currently an employee of PSI.

(2) Ms. Howard was a senior vice president of PSI until December 1996.

(3) Will be a vice president of PSP11 after the merger.

(4) Mr. Kropp was a director of AOPP from December 1996 until December 1997.

COMPENSATION TO EXECUTIVE OFFICERS AND DIRECTORS


     Following the merger, PSP11 will pay annual base compensation of its executive officers as follows: chief executive officer, president, chief financial officer and secretary Ronald L. Havner, Jr. ($185,000) and executive vice president Mary Jayne Howard ($165,000). In addition to these minimum annual salaries, the executive officers receive discretionary bonuses and discretionary awards under the Plan. Prior to the merger, these salaries and bonuses were paid by AOPP.

     After the merger, each of PSP11's directors, other than Mr. Havner, will receive director's fees of $10,000 per year plus $200 for each meeting attended. In addition, if the PSP11 shareholders approve the Plan, the non-employee directors would receive automatic grants of options thereunder, and Ronald L. Havner, Jr. would be eligible to receive discretionary grants of options and/or restricted stock thereunder. Prior to the merger, each of PSP11's directors, other than B. Wayne Hughes, received director's fees of $2,000 per year plus $200 for each meeting attended, and each member of PSP11's audit committee received $100 for each committee meeting attended.

     EMPLOYMENT AGREEMENTS. In December 1997, Ronald L. Havner, Jr. and Mary Jayne Howard each entered into an employment agreement with AOPP, which agreements will be assumed by PSP11 in the merger. Mr. Havner's employment agreement is for a term of two years and provides for an annual base salary of $185,000 and a discretionary annual bonus. Ms. Howard's employment agreement is for a term of one year and provides for an annual base salary of $165,000 and a discretionary annual bonus. The agreements include provisions restricting Mr. Havner and Ms. Howard from competing with AOPP (PSP11 after the merger) during employment. In the event of termination of an agreement by AOPP (PSP11 after the merger) without cause, termination by the employee with cause or a merger or consolidation in which the employer is not the surviving corporation, or a transfer of all or substantially all of the assets of the employer (other than the merger of AOPP into PSP11 or any other merger approved by Mr. Havner in which the agreement is assumed by the surviving corporation), each agreement provides for the following payments: (i) the present value of the employee's annual base salary for the remainder of the term of the agreement (based on a discount rate of 5%), (ii) a prorated portion of the employee's last annual bonus, but in no event less than the employee's annual base salary and (iii) the acceleration of the vesting of the employee's stock options so that all of the employee's outstanding stock options will be exercisable during a specified period.

     MANAGEMENT AGREEMENTS. PSP11 has management agreements with PSI and AOPP. Under the management agreements, PSP11 pays PSI a fee of 6% of the gross revenues of PSP11's mini-warehouses ($327,000 in 1996 and $370,000 in 1997) and pays AOPP a fee of 5% of the gross revenues of PSP11's commercial properties ($67,000 in 1996 and $71,000 in 1997). PSP11 believes that the terms of the management agreements are as favorable as would be obtained from unrelated third parties. After the merger, PSP11's properties will be "self-managed."

     After the merger, PSP11 will continue AOPP's management of the commercial properties owned by PSI and affiliates, which are generally adjacent to mini-warehouses, for a fee of 5% of the gross revenues of such properties.

              DISTRIBUTIONS AND PRICE RANGE OF PSP11 COMMON STOCK

     The PSP11 Common Stock has been listed on the AMEX since March 1991. The following table sets forth the distributions paid per share on PSP11 Common Stock with respect to the periods indicated below and the reported high and low sales prices on the AMEX composite tape for the applicable periods. The merger will not affect PSP11's AMEX listing.

CALENDAR PERIODS                               HIGH           LOW               DISTRIBUTIONS
                                                                                   PAID (1)

1996:
  First quarter                            $    18 3/8      $    16 7/8                $.34
  Second quarter                                18 7/8           17 5/8                 .34
  Third quarter                                 20 1/2           18 1/2                 .34
  Fourth quarter                                20 3/8           19 1/8                 .34

1997:
  First quarter                                 20 3/8           19 3/8                 .34
  Second quarter                                20 1/8           19 3/8                 .34
  Third quarter                                 21 7/16          19 5/16                .34
  Fourth quarter                                23 1/2           20 1/2                 .34

1998:
  First quarter (through January ___, 1998)

  -----------------
  (1) Distributions paid per share of PSP11 Common Stock with respect to the applicable periods. Actual payment was made 15 days after end of quarter. For generally accepted accounting principles purposes, all distributions were from ordinary income.

     As of December 31, 1997, there were approximately 940 record holders of PSP11's Common Stock. On August 15, 1997, the last full trading day prior to the first public announcement of the proposed merger, the closing price of PSP11 Common Stock was $20. On _________, 1998, the last full trading day prior to the date of this proxy statement, the closing price was $_____.

     Holders of PSP11 Common Stock are entitled to receive distributions when, as and if declared by its board of directors out of any funds legally available for that purpose. PSP11, as a REIT, is required to distribute annually at least 95% of its "REIT taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PSP11 can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year.

     The AOPP Common Stock is not listed for trading.

                         SELECTED FINANCIAL INFORMATION

PSP11 HISTORICAL FINANCIAL INFORMATION

     The following selected financial historical information relating to each of the three years in the period ended December 31, 1996 has been derived from audited financial statements of PSP11. The information for the nine months ended September 30, 1997 and the same period in 1996 has been derived from unaudited financial statements of the PSP11. The data below should be read in conjunction with the Managements Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included elsewhere in this proxy statement.

                                               Nine Months Ended
                                                 September 30,          Years Ended December 31,
                                           ------------------------  ------------------------------
                                              1997          1996        1996      1995      1994
                                           ----------    ----------  --------   --------  ---------
                                           (unaudited)   (unaudited)
OPERATING DATA:                                    ($ in thousands, except per share data)
Revenues
  Rental revenues                             $ 5,644       $ 5,401    $ 7,220   $ 6,859   $ 6,651
  Interest and other income                        55            20         33        19        21
                                              -------       -------    -------   -------   -------
                                                5,699         5,421      7,253     6,878     6,672
                                              -------       -------    -------   -------   -------
Expenses:
  Cost of operations                            2,062         2,034      2,728     2,665     2,495
  Depreciation                                    877           848      1,150     1,105     1,046
  General and administrative                      164           164        217       205       208
  Environmental costs                               -             -          -       106         -
  Interest expense                                  -             3          3         1         -
                                              -------       -------    -------   -------   -------
                                                3,103         3,049      4,098     4,082     3,749
                                              -------       -------    -------   -------   -------
Net income                                    $ 2,596       $ 2,372    $ 3,155   $ 2,796   $ 2,923
                                              =======       =======    =======   =======   =======
BALANCE SHEET DATA(AT END OF PERIOD):
  Cash and cash equivalents                   $ 2,273       $ 1,000    $ 1,290   $   746   $   754
  Total assets                                 28,809        27,934     28,129    28,388    28,767
  Total debt
  Shareholders equity                          27,170        26,515     26,617    26,883    27,398
PER SHARE OF COMMON STOCK
Net income(1)(2):
  Primary                                     $  1.32       $  1.19    $  1.59   $  1.37   $  1.39
  Fully-diluted                                  1.03           .93       1.24      1.09      1.11
Distributions (3):
  PSP11 Common Stock                             1.02          1.02       1.36      1.36      1.36
  PSP11 Common Stock Series B                    1.02          1.02       1.36      1.36      1.36
Book value (at end of period)(4)                10.75         10.49      10.53     10.49     10.56
WEIGHTED AVERAGE SHARES OF
  COMMON STOCK (IN THOUSANDS)
  Primary                                       1,820         1,834      1,831     1,863     1,926
  Fully-diluted                                 2,527         2,542      2,538     2,571     2,633
OTHER DATA:
Net cash provided by operating
 activities                                   $ 3,395       $ 3,318    $ 4,485   $ 3,786   $ 3,899
  Net cash used by investing activities           369           311        507       472       216
  Net cash used in financing activities         2,043         2,753      3,434     3,322     4,143
  Funds from operations (5)                     3,473         3,220      4,305     4,007     3,969
  Capital expenditures to maintain
   facilities                                     369           311        507       472       216

AOPP HISTORICAL FINANCIAL INFORMATION

     The following selected historical information relating to each of the three years in the period ended December 31, 1996 has been derived from audited financial statements of AOPP. The information for the period April 1, 1997 through September 30, 1997, the period from January 1, 1997 through March 31, 1997 and the nine months ended September 30, 1996 has been derived from unaudited financial statements of the AOPP. As a result of PSI attaining voting control of AOPP on March 31, 1997, the financial results of 1997 are presented separately for the period prior to March 31, 1997 (January 1, 1997 through March 31, 1997) and the period subsequent to March 31, 1997 (April 1, 1997 through September 30, 1997) The data below should be read in conjunction with the Managements Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included elsewhere in this proxy statement.

                                         April 1,         January 1,      Nine Months
                                      1997 through      1997 through         Ended
                                        September            March         September           Years Ended December 31,
                                                                                           -----------------------------
                                        30, 1997           31, 1997        30, 1996        1996      1995        1994
                                     -------------      --------------    -------------   ------------------------------
                                       (unaudited)       (unaudited)        (unaudited)
                                                       ($ in thousands, except per share data)

OPERATING DATA:
Revenues
Rental revenues                            $ 15,234        $  5,805        $      -         $    -     $    -      $    -
Facility management fees                        449             247           1,587          2,133      2,044       1,973
Interest and other income                       293              29              34             43        37          40
                                           --------        --------        --------        -------     ------      ------
                                             15,976           6,081           1,621          2,176      2,081       2,013
                                           --------        --------        --------        -------     ------      ------
Expenses:
Cost of operations                            5,776           2,493
Cost of managing facilitates                     97              60             369           514        570         523
Depreciation                                  2,328             820               -             -          -           -
Amortization (6)                                262               -               -             -          -           -
General and administrative                      554             213             570         1,143       319         245
                                           --------        --------        --------       -------     ------      ------
                                              9,017           3,586             939         1,657       889         768
                                           --------        --------        --------       -------     ------      ------
Income before income taxes and minority
  interest                                    6,959           2,495             682           519     1,192        1,245
Minority interest (7)                        (4,982)         (1,813)              -             -         -            -
Income taxes                                      -               -            (283)         (216)     (472)        (488)
Net income                                 $  1,977        $    682        $    399        $  303    $  720      $   757
                                           ========        ========        ========        ======    ======      =======

BALANCE SHEET DATA(AT END OF PERIOD):
Total cash and cash                        $  6,455        $  5,949        $    290        $  919    $  884      $    18
 equivalents
Total assets                                202,623         136,922           1,495         1,941     1,110          326
Total debt
Minority interests                          125,668          97,180
Shareholders equity                          72,511          36,670           1,440         1,734     1,041          343

PER SHARE OF COMMON STOCK(10)
Net income (11)                            $    .81        $   .37         $    .50        $  .38    $  .94      $   .99
Distributions                                     -              -               -            .51      1.06          .75
Book value (at end of period)              $  20.26        $ 19.69         $   1.79        $ 2.06    $ 1.30      $   .44
Weighted average shares of
  common stock (in thousands)(11)             2,444          1,858              803           803       767          762

OTHER DATA:
Net cash provided by operating
  activities                               $ 10,716        $ 5,840         $   546         $  413    $  950      $   571
Net cash used by investing
  activities                                (45,099)          (582)              -              -         -            -
Net cash provided (used) by financing
  activities                                 34,889           (228)         (1,140)          (378)      (84)        (563)
Funds from operations (5)                     2,713            907             399            303       720          757

COMPARATIVE PSP11 HISTORICAL AND PRO FORMA FINANCIAL INFORMATION (8)

                                            Nine Months Ended
                                            September 30, 1997                                       Year Ended December 31, 1996
                                --------------------------------------------------  ----------------------------------------------
                                                 Pro Forma          Pro Forma                        Pro Forma         Pro Forma
                                                  No Cash          Maximum Cash                       No Cash         Maximum Cash
                                 Historical     Elections(9)       Elections(9)      Historical     Elections(9)      Elections(9)
                                 ----------    -------------       ------------     -----------     ------------     -------------
                                                          ($ in thousands, except per share data)
OPERATING DATA:
Revenues
  Rental revenues                  $   5,644       $  52,311           $  52,311        $  7,220      $  66,039           $  66,039
  Facility management fees                               293                 293                            375                 375
  Interest and other income               55             377                 377              33             76                  76
                                   ---------       ---------           ---------        --------      ---------           ---------
                                       5,699          52,981              52,981           7,253         66,490              66,490
                                   ---------       ---------           ---------        --------      ---------           ---------
Expenses:
  Cost of operations                   2,062          18,124              18,124           2,728         24,511              24,511
  Cost of managing facilitates                            66                  66                             91                  91
  Depreciation and amortization          877           9,533               9,533           1,150         12,709              12,709
  General and administrative             164           1,156               1,156             217          1,660               1,660
  Interest expense                                     1,549               1,824               3          1,949               2,316
                                   ---------       ---------           ---------        --------      ---------           ---------
                                       3,103          30,428              30,703           4,098         40,920              41,287
                                   ---------       ---------           ---------        --------      ---------           ---------
Income before minority                 2,596          22,553              22,278           3,155         25,570              25,203
 interest
Minority interest                                     (7,951)             (7,987)                        (9,014)             (9,036)
                                   ---------       ---------           ---------        --------      ---------           ---------
Net income                         $   2,596       $  14,602           $  14,291        $  3,155      $  16,556           $  16,167
                                   =========       =========           =========        ========      =========           =========

BALANCE SHEET DATA(AT END OF PERIOD):
  Cash and cash equivalents        $   2,273       $   7,303           $   5,000
  Total assets                        28,809         451,335             449,032
  Total debt                                          26,900              32,059
  Minority interest                                  133,699             133,699
  Shareholders equity                 27,170         284,653             277,191

PER SHARE OF COMMON STOCK
Net income:
  Primary                              $1.32           $1.04               $1.04          $ 1.59          $1.18               $1.18
  Fully-diluted                         1.03                                                1.24
  Book value (at end of period)        10.75           20.21               20.20           10.53
Weighted average shares of
  common stock (in thousands)
  Primary                              1,820          14,088              13,724           1,831         14,088              13,724
  Fully-diluted                        2,527                                               2,538

(1) Primary earnings per share represents the shareholders rights to distribution out of the respective periods net income, which is calculated by dividing net income after reduction for any distributions made to the holders of the PSP11 Common Stock Series B (holders of the PSP11 Common Stock Series C are not entitled to cash distributions) by the weighted average number of shares of PSP11 Common Stock. Fully diluted earnings per share assumes conversion of the PSP11 Common Stock Series B and C into PSP11 Common Stock.

(2) In connection with the reorganization of the PSP11 Partnership, PSP11 issued PSP11 Common Stock and PSP11 Common Stock Series B and C. The capital structure of PSP11 was designed to reflect the economic rights of the limited partners and general partners in the predecessor partnership and the capital shares were distributed to the limited and general partners in respect of their interests in the predecessor partnership.

     PSP11 Common Stock shares are entitled to 100% of cash distributions from operations from PSP11 until (a) the sum of (1) all cumulative dividends and other distributions from all sources to the holders of PSP11 Common Stock and (2) the cumulative predecessor partnership distributions from all sources with respect to all units equal (b) the product of $20 multiplied by the number of the then-outstanding shares of PSP11 Common Stock, at which time PSP11 Common Stock Series B and C will automatically convert to PSP11 Common Stock. As of September 30, 1997, conversion will occur with respect to PSP11 when $5,397,000 in additional distributions are made to holders of PSP11 Common Stock (assuming no further repurchases of PSP11 Common Stock).

(3) For federal income tax purposes, distributions on the PSP11 Common Stock were from ordinary income. Distributions for all periods were less than net income in accordance with GAAP. Distributions for each year included distributions declared during the fourth quarter and paid in January.

(4) Book value per share computed based on the combined number of shares of PSP11 Common Stock and PSP11 Common Stock Series B and C outstanding at the end of the period.

(5) FFO is defined by PSP11 and AOPP as net income (loss), computed in accordance with generally accepted accounting principles (GAAP), before depreciation, amortization and extraordinary or non-recurring items. FFO is presented because PSP11 and AOPP considers FFO to be a useful measure of the operating performance of a REIT which, together with net income and cash flows, provides investors with a basis to evaluate the operating and cash flow performances of a REIT. FFO does not represent net income or cash flows from operations as defined by GAAP. FFO does not take into consideration scheduled principal payments on debt and capital improvements. Accordingly, FFO is not necessarily a substitute for cash flow or net income as a measure of liquidity or operating performance or ability to make acquisitions and capital improvements or ability to pay distributions or debt principal payments. Also, FFO as computed and disclosed by PSP11 and AOPP may not be comparable to FFO computed and disclosed by other REITs.

     Funds from operations for PSP11 Historical Financial Information is computed as follows:

                                                              Nine Months Ended
                                                                September 30,                     Years Ended December 31,
                                                       ------------------------------          ------------------------------
                                                            1997            1996                  1996       1995      1994
                                                         (unaudited)     (unaudited)
                                                       --------------   -------------          ---------   ---------  --------
                                                                                  ($ in thousands)
     Net income                                         $   2,596        $   2,372             $   3,155  $  2,796   $  2,923
     Depreciation                                             877              848                 1,150     1,105      1,046
     Environmental costs                                       --               --                    --       106         --
                                                        ---------        ---------             ---------  --------   --------
     Funds from operations                              $   3,473        $   3,220             $   4,305   $ 4,007   $  3,969
                                                        =========        =========             =========  ========   ========

Funds from operations for AOPP Historical Financial Information is computed as follows:


                                          April 1, 1997    January 1, 1997   Nine Months
                                             through          through           Ended
                                            September          March          September               Years Ended December 31,
                                                                                                    ---------------------------
                                             30, 1997         31, 1997         30, 1996               1996      1995      1994
                                           (unaudited)       (unaudited)     (unaudited)
                                           ---------------------------------------------            --------  -------   -------
                                                                                      ($ in thousands)
Net income                                  $   1,977     $     682        $     399                $   303   $   720   $   757
Minority interest in income                     4,982         1,813               --                     --        --        --
Depreciation and amortization                   2,590           820               --                     --        --        --
                                            ---------     ---------        ---------                --------  -------   -------
   Subtotal                                     9,549         3,315              399                    303       720       757
FFO allocated to minority interests            (6,836)       (2,408)              --                     --        --        --
                                            ---------     ---------        ---------                --------  -------   -------
Funds from operations allocated to
 shareholders                               $   2,713     $     907        $     399                $   303   $   720   $   757
                                            =========     =========        =========                =======   =======   =======

   (6) In March 1997, PSI attained control of AOPP and accordingly, PSIs purchase price of AOPP was reflected by AOPP in its financial statements resulting in AOPP establishing $4,395,000 of intangible assets. These assets are being amortized over seven years.

   (7) Minority interest represents the interest in the Operating Partnership held by PSI and affiliated entities and not by AOPP. As of September 30, 1997, AOPP had a 37% interest in the Operating Partnership.

   (8) For the pro forma consolidated financial data, transactions which occurred during 1996 and 1997 as described in the Notes to Pro Forma Consolidated Financial Statements are assumed to have occurred at the beginning of 1996.

   (9) Presents consolidated pro forma per share amounts based on the number of shares of PSP11 Common Stock assumed to be outstanding at September 30, 1997, after giving effect to the issuance of shares of PSP11 Common Stock in the merger. The per share information assumes the cancellation of 47,824 PSP11 Common Stock Series C shares in accordance with a pre-existing agreement, the conversion of each remaining share of PSP11 Common Stock Series B and C into 0.8641 share of PSP11 Common and 1.18 shares of PSP11 Common Stock are issued for each share of AOPP Common Stock in the merger.

   (10) Per share amounts for AOPP retroactively reflect the impact of a 10-for-1 stock split which occurred January 1, 1997 and stock dividend which occurred December 1997.

   (11) Earnings per share of AOPP is computed on the number of shares of common stock and common stock equivalents outstanding. The preferred stock is deemed to be a common stock equivalent. The number of shares of common stock and common stock equivalents has been adjusted to reflect the 10-for-1 stock split in January 1997 and stock dividend in December 1997.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PSP11 HISTORICAL

     The following discussion should be read in conjunction with the financial statements of PSP11 included elsewhere in this proxy statement.

     RESULTS OF OPERATIONS

     Nine months ended September 30, 1997 compared to the nine months ended September 30, 1996. PSP11's net income for the nine months ended September 30, 1997 and 1996 was $2,596,000 ($1.03 per share of fully-diluted PSP11 Common Stock) and $2,372,000 ($.93 per share of fully-diluted PSP11 Common Stock), respectively, representing an increase of $224,000 or 9%. This increase is primarily the result of increases in property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense).

     Rental income for the nine months ended September 30, 1997 and 1996 was $5,644,000 and $5,401,000, respectively, representing an increase of $243,000 or 4%. PSP11's mini-warehouse operations contributed $191,000 to the increase in rental income for the nine-month period ended September 30, 1997 compared to the same period in 1996. Approximately 76% of the increase in mini-warehouse rental income for the nine-month period ended September 30, 1997 was generated by PSP11's two California properties primarily due to an increase in rental rates. PSP11's commercial operations also contributed to the increase in rental income for the nine-month period ended September 30, 1997 compared to the same period in 1996 due to increases in rental rates.

     PSP11's mini-warehouse operations had weighted average occupancy levels of 93% and 92% for the nine-month periods ended September 30, 1997 and 1996, respectively. PSP11's commercial operations had weighted average occupancy levels of 98% for both of the nine-month periods ended September 30, 1997 and 1996.

     Cost of operations (including management fees paid to affiliates and depreciation expense) for the nine months ended September 30, 1997 and 1996 was $2,062,000 and $2,034,000, respectively, representing an increase of $28,000 or 1%. This increase is primarily due to an increase in management fees and property taxes partially offset by a decrease in snow removal costs. Property taxes increased primarily due to an unfavorable comparison to a one-time tax refund received in early 1996 from appealing prior years tax assessments at PSP11's Nesconset, New York property. Snow removal costs were higher in 1996 than amounts typically incurred due to higher than normal snow levels experienced at PSP11's mini-warehouse facilities located in the eastern states.

     In 1995, PSP11 prepaid eight months of 1996 management fees on its mini-warehouse operations discounted at a 14% effective rate to compensate for early payment. As a result, management fee expense for the nine months ended September 30, 1996 was $26,000 lower than it would have been under the customary, undiscounted fee structure.

     During the nine months ended September 30, 1996, PSP11 incurred $3,000 in interest expense on its line of credit facility. No such expense was incurred during the same period in 1997 since PSP11 did not have any borrowings against its credit facility.

     Year ended December 31, 1996 compared to year ended December 31, 1995. Net income in 1996 was $3,155,000 compared to $2,796,000 in 1995, representing an increase of $359,000 or 13%. Net income per share of fully diluted PSP11 Common Stock was $1.24 in 1996 compared to $1.09 in 1995, representing an increase of $.15 or 14% per share. These increases are primarily due to an increase in property net operating income combined with the favorable impact of comparing to expenses for 1995 which included a non-recurring charge for environmental assessments and provision for future remediation costs.

     During 1996, property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) increased $253,000 from $3,089,000 in 1995 to $3,342,000 in 1996. This increase is primarily attributable to an increase in rental income at PSP11's mini-warehouse and commercial operations.

     Rental income for the mini-warehouse operations increased $245,000 or 4% from $5,631,000 in 1995 to $5,876,000 in 1996. Cost of operations (including management fees paid to an affiliate of PSP11) increased $63,000 or 3% from $1,993,000 in 1995 to $2,056,000 in 1996. The results of these changes was a net increase in property net operating income before depreciation expense of $181,000 or 5% from $3,639,000 in 1995 to $3,820,000 in 1996. The increase in rental income is primarily due to an increase in rental rates at a majority of PSP11s mini-warehouse properties. The increase in cost of operations is primarily due to increases in payroll, repairs and maintenance and advertising expense. Repairs and maintenance increased due mainly to an increase in snow removal and landscaping costs. Snow removal costs increased due to the higher than normal snow levels experienced at PSP11s mini-warehouse properties located in the eastern states.

     Property net operating income before depreciation expense with respect to PSP11s commercial operations increased by $117,000 or 21% from $556,000 in 1995 to $673,000 in 1996. This increase is due to an increase in rental income at PSP11s four commercial facilities as a result of increases in rental rates. Cost of operations remained stable in 1996 compared to 1995.

     Weighted average occupancy levels were 92% for the mini-warehouse facilities and 97% for the commercial facilities in 1996 compared to 92% for the mini-warehouse facilities and 95% for the business park facilities in 1995.

     In 1995, PSP11 prepaid eight months of 1996 management fees on its mini-warehouse operations (based on the management fees for the comparable period during the calendar year immediately preceding the prepayment) discounted at the rate of 14% per year to compensate for early payment. In 1996, PSP11 expensed the prepaid management fees. The amount is included in management fees paid to affiliates in the statements of income. As a result of the prepayment, PSP11 saved approximately $26,000 in management fees, based on the management fees that would have been payable on rental income generated in 1996 compared to the amount prepaid.

     During 1996, PSP11 incurred $3,000 in interest expense on its line of credit facility.

     Mini-warehouse Operating Trends. The following table illustrates the operating trends for PSP11s 13 mini-warehouses:

                                            Years ended December 31,
                                         ------------------------------
                                            1996       1995       1994
                                         ----------  --------   -------
Weighted average occupancy level               92%       92%       93%
Realized monthly rent per occupied
 square foot (1)                             $ .72     $ .70     $ .67
Operating margin: (2)
 Before reduction for depreciation
  expense                                      65%       65%       65%
 After reduction for depreciation
  expense                                      52%       52%       52%

________________
(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. Management believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

(2) Operating margin (before reduction for depreciation expense) is computed by dividing rental income less cost of operations by rental income. Operating margin (after reduction for depreciation expense) is computed by dividing rental income less cost of operations and depreciation by rental income.

     LIQUIDITY AND CAPITAL RESOURCES

     PSP11 believes that net cash provided by operating activities and FFO are important measures of its performance. PSP11s financial profile has been characterized by increasing net cash provided by operating activities and increasing FFO.

     Net cash provided by operating activities reflects the cash generated from PSP11s business before distributions to shareholders and capital expenditures. Net cash provided by operating activities has increased over the past years from $3,899,000 in 1994 to $4,485,000 in 1996. Net cash provided by operating activities for the nine months ended September 30, 1997 was $3,395,000 compared to $3,318,000 for the same period in the prior year.

     The following table summarizes PSP11s ability to make capital improvements to maintain its facilities through the use of cash provided by operating activities. The remaining cash flow is available to PSP11 to pay distributions to shareholders and repurchase its stock.

                                                Nine months ended
                                                  September 30,                   Years ended December 31,
                                           ---------------------------   -----------------------------------------
                                               1997           1996           1996           1995           1994
                                           (unaudited)    (unaudited)
                                           ------------  -------------   -----------   -------------   -----------
Net income                                 $ 2,596,000    $ 2,372,000    $ 3,155,000    $ 2,796,000    $ 2,923,000
Depreciation                                   877,000        848,000      1,150,000      1,105,000      1,046,000
Environmental cost                                  --             --             --        106,000             --
Change in working capital                      (78,000)        98,000        180,000       (221,000)       (70,000)
                                           ------------  -------------   -----------   -------------   -----------
Net cash provided by operating               3,395,000      3,318,000      4,485,000      3,786,000      3,899,000
 activities
Capital improvements to maintain
 facilities                                   (369,000)      (311,000)      (507,000)      (472,000)      (216,000)
                                           ------------  -------------   ------------  -------------   ------------
Funds available for distributions to         3,026,000      3,007,000      3,978,000      3,314,000      3,683,000
shareholders and repurchases of stock

Cash distributions to shareholders          (2,043,000)    (2,068,000)    (2,749,000)    (2,793,000)    (2,889,000)
                                           ------------  -------------   ------------  -------------   ------------
Excess funds available for principal
 payments, cash distributions to
 shareholders and repurchase of stock      $   983,000    $   939,000    $ 1,229,000    $   521,000    $   794,000
                                           ============  =============   ============  =============   ============

     Funds from operations (FFO) is defined by PSP11, consistent with the definition of FFO by the National Association of Real Estate Investment Trusts (NAREIT) as net income (loss), computed in accordance with generally accepted accounting principles (GAAP), before depreciation and extraordinary or non-recurring items. FFO is presented because PSP11 considers FFO to be a useful measure of the operating performance of a REIT which, together with net income and cash flows, provides investors with a basis to evaluate the operating and cash flow performances of a REIT. FFO does not represent net income or cash
flows from operations as defined by GAAP.   FFO does not take into consideration
scheduled principal payments on debt and capital improvements. Accordingly, FFO is not necessarily a substitute for cash flow or net income as a measure of liquidity or operating performance or ability to make acquisitions and capital improvements or ability to pay distributions or debt principal payments. Also, FFO as computed and disclosed by PSP11 may not be comparable to FFO computed and disclosed by other REITs.

     Funds from operation for PSP11 is computed as follows:

                                Nine Months Ended
                                  September 30,                 Years Ended December 31,
                           ----------------------       ----------------------------------------

                               1997           1996          1996          1995          1994
                           (unaudited)    (unaudited)
                           -----------   ------------   ------------   -----------   -----------
Net income                  $2,596,000     $2,372,000     $3,155,000    $2,796,000    $2,923,000
Depreciation                   877,000        848,000      1,150,000     1,105,000     1,046,000
Environmental costs                 --             --             --       106,000            --
                            ----------     ----------     ----------    ----------    ----------
Funds from operations       $3,473,000     $3,220,000     $4,305,000    $4,007,000    $3,969,000
                            ==========     ==========     ==========    ==========    ==========

     PSP11 believes that its rental revenues and interest and other income will be sufficient in the future to meet PSP11s operating expenses, capital improvements and distributions to shareholders. During 1995, PSP11s property operator commenced a program to enhance the visual appearance of the mini-warehouse facilities operated by it. Such enhancements include new signs, exterior color schemes, and improvements to the rental offices. The vast majority of the costs associated with these enhancements were incurred in 1995 and 1996.

     PSP11 believes its geographically diverse portfolio has resulted in a relatively stable and predictable investment portfolio.

     PSP11 has an unsecured revolving credit facility with a bank for borrowings up to $3,000,000 for working capital purposes and to repurchase PSP11s stock. Outstanding borrowings on the credit facility, at PSP11s option, bear interest at either the banks prime rate plus .25% or the LIBOR rate plus 2.25%. Interest is payable monthly. On

December 31, 1999, all unpaid principal and accrued interest is due and payable. At September 30, 1997 and for the nine months then ended, there was no outstanding balance on the credit facility.

     PSP11 has established a conservative distribution policy. Dividends declared per share of PSP11 Common Stock and PSP11 Common Stock Series B were $1.36 in 1996 and $1.02 for the nine months ended September 30, 1997.

     The PSP11 Common Stock Series B and C shares will convert automatically into PSP11 Common Stock shares on a share-for-share basis in accordance with a predetermined formula.

     REIT Distribution Requirement. PSP11 has elected and intends to continue to qualify as REIT for federal income tax purposes. As a REIT, PSP11 must meet, among other tests, sources of income, share ownership, and certain asset tests. As a REIT, PSP11 is not taxed on that portion of its taxable income which is distributed to its shareholders provided that at least 95% of its taxable income is so distributed to its shareholders prior to filing PSP11's tax return. Under certain circumstances, PSP11 can rectify a failure to meet the 95% distribution test by making distributions after the close of a particular taxable year and attributing those distributions to the prior year's taxable income. PSP11 has satisfied the REIT distribution requirement for 1996 by attributing distributions in 1997 to the prior year's taxable income. The extent to which PSP11 will be required to attribute distributions to a prior year will depend on PSP11's operating results (taxable income) and the level of distributions as determined by the Board of Directors. The primary difference between book income and taxable income is depreciation expense. In 1996, PSP11's federal tax depreciation was $1,229,000.

AOPP HISTORICAL

     The following discussion should be read in conjunction with the Consolidated Financial Statements of AOPP and notes thereto included elsewhere in this proxy statement.

     DESCRIPTION OF BUSINESS

     The financial statements of AOPP include the accounts of AOPP and its Operating Partnership which was formed in 1997. AOPP is the general partner of the Operating Partnership.

     AOPP, formerly known as Public Storage Commercial Properties Group, Inc., was previously a wholly-owned subsidiary of Public Storage Management, Inc. ("PSMI"). On November 16, 1995, PSI acquired PSMI in a transaction accounted for as a purchase. Concurrent with the November 1995 merger, PSI exchanged its common stock for non-voting participating preferred stock which represents a 95% economic interest in AOPP. Concurrently, Mr. Hughes and his family purchased all the voting common stock of AOPP which represented a 5% economic interest.

     In December 1996, Ronald L. Havner, Jr. purchased the common stock of AOPP owned by the Hughes family and became AOPP's Chairman and Chief Executive Officer. As of January 1997, AOPP was reorganized so as to qualify for taxation as a REIT. During March 1997, PSI converted its interest represented by participating preferred stock into AOPP Common Stock.

     The Operating Partnership manages, pursuant to property management agreements, commercial properties. The property management agreements generally provide for compensation equal to 5% of the gross revenues of the facilities managed. For the property management fees, under the supervision of the property owners, the Operating Partnership coordinates rental policies, rent collections, marketing activities, the purchase of equipment and supplies, maintenance activity, and the selection and engagement of vendors, suppliers and independent contractors. The Operating Partnership assists and advises property owners in establishing policies for the hire, discharge and supervision of employees for the operation of their facilities, including property managers, leasing and maintenance personnel.

     During 1997, AOPP acquired 39 facilities from PSI and eight affiliated partnerships. Prior to their acquisition, the Operating Partnership managed these facilities. These facilities were acquired as follows: 35 on January 2, 1997 from PSI and eight affiliated partnerships and four in April 1997 from PSI. All of these properties have been transferred by AOPP to the Operating Partnership. Property operations for these facilities are included in the consolidated operating results for 1997 for the period owned by AOPP and the Operating Partnership. Historical operating results for these properties are set forth elsewhere in this proxy statement.

     In July 1997, AOPP acquired two commercial office buildings for an aggregate purchase price of $33,750,000. One building located in Baltimore, Maryland, contains 216,000 square feet of office space and 25,000 square feet of storage space. The property is 92% occupied. The second building in Herndon, Virginia which is proximate to Washington, D.C., contains approximately 194,000 square feet of office space and is 100% occupied. To fund these transactions, AOPP issued 1,690,000 shares of common stock to PSI for $33,800,000.

     In September 1997, the Operating Partnership purchased one commercial facility for a purchase price for $10,500,000 in cash and the issuance of 12,000 limited partnership units of the Operating Partnership.

     At September 30, 1997, the Operating Partnership owned 40 properties and AOPP owned two properties. These 42 properties are located in 10 states, consisting of approximately 3,911,700 square feet of rentable space. The Operating Partnership also manages 49 commercial properties (approximately 1,881,700 square feet of rentable space) in which it has no ownership interest. Eleven of these 49 properties (approximately 729,000 square feet of rentable space) are owned by PSI and are to be transferred to PSP11 in connection with the merger. Two of these 49 properties (approximately 103,000 square feet of rentable space) are owned by PSP11. The majority of the remaining 36 properties (approximately 1,050,000 square feet of rentable space) are adjacent to, and part of the same legal parcel as, mini-warehouses operated by PSI. AOPP's interest in the Operating Partnership as of September 30, 1997 was 23% (35% at December 31, 1997). After the merger, PSP11's interest in the Operating Partnership, assuming completion of all proposed transactions, will be approximately 65%.

     RESULTS OF OPERATIONS

     Nine months ended September 30, 1997 compared to the nine months ended
     ----------------------------------------------------------------------
September 30, 1996:  On March 31, 1997, PSI exchanged its non-voting preferred
-------------------
stock for voting common stock of AOPP in a transaction accounted for as a purchase of AOPP by PSI. As a result of PSI's attaining a 95% ownership interest in AOPP voting common stock, the financial results for 1997 are presented separately for the period prior to the exchange transaction for the period January 1, 1997 to March 31, 1997 and subsequent to the exchange transaction for the period April 1, 1997 to September 30, 1997. To properly compare the operating results for the nine months ended September 30, 1997 to the same period in the prior year, the amounts for 1997 have been combined as follows:

                                     January 1, 1997 -      April 1, 1997 -      Nine months ended
                                      March 31, 1997      September 30, 1997    September 30, 1997
                                     -----------------    ------------------    ------------------
Revenues:
   Rental income                          $ 5,805,000          $ 15,234,000          $ 21,039,000
   Facility management fees                   247,000               449,000               696,000
   Interest and other income                   29,000               293,000               322,000
                                          -----------          ------------          ------------
                                            6,081,000            15,976,000            22,057,000
                                          -----------          ------------          ------------
Expenses:
   Cost of operations                       2,493,000             5,776,000             8,269,000
   Cost of facility management                 60,000                97,000               157,000
   Depreciation                               820,000             2,328,000             3,148,000
   Amortization                                     -               262,000               262,000
   General and administrative                 213,000               554,000               767,000
                                          -----------          ------------          ------------
                                            3,586,000             9,017,000            12,603,000
                                          -----------          ------------          ------------
Net income before minority
    interest                                2,495,000             6,959,000             9,454,000
Minority interest                          (1,813,000)           (4,982,000)           (6,795,000)
                                          -----------          ------------          ------------
   Net income                             $   682,000          $  1,977,000          $  2,659,000
                                          ===========          ============          ============

     Net income for the nine months ended September 30, 1997 was $2,659,000 compared to $399,000 for the nine months ended September 30, 1996. This significant increase in net income reflects the impact of converting AOPP to a real estate investment trust and of the acquisition of 42 commercial facilities in 1997. For the nine months ended September 30, 1997, net operating income (rental income less cost of operations and depreciation expense) of $9,622,000 was recognized related to the 42 facilities acquired during the period. During the nine months ended September 30, 1997, $539,000 in net operating income was recognized from facility management operations compared to $1,218,000 during the same period in 1996. This decrease of $679,000 is due to the fact that AOPP now owns 39 of the 88 properties it managed in 1996. The impact to net operating income from facility management operations in 1997 related to these 39 facilities acquired in 1997 but managed in 1996 is $815,000. During the nine months ended September 30, 1997, general and administrative expenses were $767,000 compared to $570,000 for the same period in 1996, a $197,000 increase. The increase in general and administrative expenses is due to an increase in salaries related to the January 1997 reorganization. Depreciation and amortization expense was $3,148,000 and $262,000, respectively for the nine months ended September 30, 1997. No amounts for depreciation and amortization expense were reported for the same period in 1996. Of the $9,454,000 earned by AOPP and its Operating Partnership for the nine months ended September 30, 1997, $6,795,000 was allocated to the limited partners of the Operating Partnership and $2,659,000 was allocated to AOPP.

     Year ended December 31, 1996 compared to the year ended December 31, 1995. Net income for the year ended December 31, 1996 was $303,000 compared to net income for the year ended December 31, 1995 of $720,000. The primary reason for this decline in net income was an $824,000 increase in general and administrative expense. Net operating income related to facility management operations for the year ended December 31, 1996 was $1,619,000, a $145,000 or 9.8% increase from $1,474,000 reported for the year ended December 31, 1995.
The increase is due to a 4.4% increase in facility management fees earned combined with a 9.0% decrease in cost of managing the facilities. The increase in facility management fees is due to higher revenues at the facilities managed. During 1996, revenues of the properties managed were $42.6 million compared to $40.7 million for 1995 due to a 0.9% increase in occupancy levels (from 94.7% in 1995 to 95.6% in 1996) and a 3.5% increase in realized annual rental rates (from $8.37 in 1995 to $8.66 in 1996). The reduction in cost of managing the facilities is due to a $47,000 decrease in salaries related to field management personnel.

     General and administrative expense for 1996 was $1,143,000 compared to $319,000 in 1995. This increase of $824,000 includes legal expense of $456,000. This includes approximately $407,000 of non-recurring legal expense related to corporate planning issues. In addition, general and administrative expense for 1996 includes $533,000 in salaries related to direct and allocated costs from PSI for management and support functions, including but not limited to accounting, data processing and legal. In 1995, many of these support functions were being provided by AOPP's parent. Included in general and administrative expenses for Post-PSMI Merger 1995 are $120,000 of discretionary bonuses paid to AOPP personnel.

     Year ended December 31, 1995 compared to the year ended December 31, 1994. Net income for the year ended December 31, 1995 was $720,000 compared to net income for the year ended December 31, 1994 of $757,000. The decrease is due to an increase in general and administrative expense. During 1995, net operating income from facility management operations was $1,474,000 compared to $1,450,000 in 1994. This increase of $24,000 results from a $71,000 increase in facility management fees offset by a $47,000 increase in cost of managing facilities. General and administrative expense for 1995 was $319,000 compared to $245,000 in 1994, a $74,000 increase. This increase is due to $90,000 being incurred in 1995 related to severance cost paid during the year.

     LIQUIDITY AND CAPITAL RESOURCES

     AOPP is characterized by no leverage and an increasing level of funds available for distributions and investments. Net cash provided by operating activities for the years ended December 31, 1996, 1995 and 1994 for the period from April 1, 1997 through September 30, 1997, for the period from January 1, 1997 through March 31, 1997 and for the nine months ended September 30, 1996 were $413,000, $950,000, $571,000, $10,716,000, $5,840,000 and $546,000,
respectively. Management expects cash flows from operations will be sufficient to fund capital expenditures and distributions in the future.

     The following table summarizes AOPP's ability to make capital improvements to maintain its facilities through the use of cash provided by operating activities. The remaining cash flow is available to AOPP to pay distributions to shareholders and acquire property interests.

                                           April 1, 1997    January 1, 1997       Nine months
                                              through           through              ended             Years ended December 31,
                                             September           March             September         -----------------------------
                                             30, 1997           31, 1997            30, 1996         1996        1995        1994
                                            (unaudited)       (unaudited)         (unaudited)
                                            -------------   ----------------    --------------     ----------  ----------  ---------
 Net income                                  $ 1,977,000      $   682,000         $ 399,000        $ 303,000   $ 720,000  $ 757,000
 Depreciation and amortization                 2,590,000          820,000                 -                -           -          -
 Change in working capital                     1,167,000        2,525,000           147,000          110,000     230,000   (186,000)
 Minority interest in income                   4,982,000        1,813,000                 -                -           -          -
                                             -----------      -----------         ---------        ---------   ---------  ---------
 Net cash provided by (used in)
  operating activities                        10,716,000        5,840,000           546,000          413,000     950,000    571,000

 Capital improvements to maintain
  facilities                                  (1,739,000)        (582,000)                -                -           -          -
                                             -----------      -----------         ---------        ---------   ---------  ---------

 Funds available for distributions to
  shareholders and repurchases of stock        8,977,000        5,258,000           546,000          413,000     950,000    571,000

 Cash distributions to shareholders                    -                -                 -         (400,000)   (815,000)  (563,000)
                                             -----------      -----------         ---------        ---------   ---------  ---------
 Excess funds available for principal
  payments, cash distributions to
  shareholders and repurchase of stock       $ 8,977,000      $ 5,258,000         $ 546,000        $  13,000   $ 135,000  $   8,000
                                             ===========      ===========         =========        =========   =========  =========

     Funds from operations (FFO) is defined by AOPP as net income (loss), computed in accordance with generally accepted accounting principles (GAAP), before depreciation, amortization and extraordinary or non-recurring items. FFO is presented because AOPP considers FFO to be a useful measure of the operating performance of a REIT which, together with net income and cash flows, provides investors with a basis to evaluate the operating and cash flow performances of a REIT. FFO does not represent net income or cash flows from operations as defined by GAAP. FFO does not take into consideration scheduled principal payments on debt and capital improvements. Accordingly, FFO is not necessarily a substitute for cash flow or net income as a measure of liquidity or operating performance or ability to make acquisitions and capital improvements or ability to pay distributions or debt principal payments. Also, FFO as computed and disclosed by AOPP may not be comparable to FFO computed and disclosed by other REITs.

     Funds from operations for AOPP is computed as follows:



                                   April 1, 1997     January 1, 1997     Nine Months Ended             Years Ended December 31,
                                     through            through             September              --------------------------------
                                    September            March              30, 1996                 1996       1995         1994
                                  (unaudited)         (unaudited)          (unaudited)
                                  --------------    -----------------    ------------------      ---------    --------    ----------
                                                                                      ($ in thousands)
Net income                            $   1,977          $   682             $  399                $ 303       $ 720        $ 757
Minority interest in income               4,982            1,813                 --                   --          --           --
Depreciation and amortization             2,590              820                 --                   --          --           --
                                       --------         --------             ------                -----       -----        -----
   Subtotal                               9,549            3,315                399                  303         720          757

FFO allocated to minority
 interests                               (6,836)          (2,408)                --                   --          --           --
                                       --------         --------             ------                -----       -----        -----
Funds from operations
 allocated to shareholders            $   2,713          $   907             $  399                $ 303       $ 720        $ 757
                                       ========          =======             ======                =====       =====        =====

     Distributions. AOPP will elect and intends to qualify as a REIT for federal income tax purposes for its short taxable year ending at the time of the merger. As a REIT, AOPP must meet, among other tests, sources of income, share ownership and certain asset tests. In addition, AOPP is not taxed on that portion of its taxable income which is distributed to its shareholders provided that at least 95% of its taxable income is so distributed to its shareholders prior to filing of its tax return. AOPP intends to meet its distribution requirement by distributing the minimum amount required under the distribution test. This amount is impacted by the level of tax depreciation allocated from the Operating Partnership to AOPP. Although no distributions have been paid for 1997, AOPP will make all such required distributions prior to the filing of its tax return for its short taxable year ending at the time of the merger. PSP11 (after the merger) will adopt the distribution policy of AOPP.

     SUBSEQUENT EVENTS

     Acquisition of properties. In December 1997, AOPP issued 4,482,852 shares of AOPP common stock ($118,655,000) to a subsidiary of a state pension plan, and the subsidiary of the state pension plan through merger and contribution, transferred to AOPP six commercial facilities located in California and $1,000,000 in cash. AOPP incurred approximately $3,300,000 in transaction costs.

     Also in December 1997, AOPP purchased a property from a third party for a purchase price of $3,875,000, consisting of $3,575,000 in cash and 11,111 units in the Operating Partnership having a value of $300,000.

     In January 1998, AOPP purchased a property from a third party for a purchase price of $22,643,000 consisting of $22,450,000 in cash and 7,143 units in the Operating Partnership having a value of $193,000.

     Proposed stock issuances to institutional investors. AOPP has entered into an agreement with a group of institutional investors under which AOPP would issue up to 5,740,741 shares of AOPP common stock at $27 per share in cash (an aggregate of up to $155,000,000). There can be no assurance that the transaction between AOPP and the institutional investors will be completed.

     Proposed acquisition of properties. AOPP has entered into contracts to acquire three commercial facilities from third parties for aggregate consideration of $54,338,000 consisting of the assumption of mortgage debt with an approximate outstanding balance of $26,900,000, cash of approximately $19,900,000 and approximately 279,200 units in the Operating Partnership.

     Line of credit with PSI. AOPP has entered into a line of credit agreement with Public Storage, Inc. for $50,000,000 with an interest rate of the London Interbank Offered Rate ("LIBOR") plus 1.25%. Under the terms of the agreement, the note must be repaid with proceeds from any equity offerings or debt financings. If amounts borrowed are not repaid by January 1998, AOPP must establish a separate line of credit to repay the amounts borrowed.

     Revolving line of credit. AOPP has received a commitment from a commercial bank whereby the commercial bank has agreed to provide AOPP with a $70 million unsecured revolving credit facility. The credit facility is expected to be available in January 1998. Under the facility, at the option of AOPP, the rate of interest charged is equal to (i) the prime rate or (ii) a rate ranging from LIBOR plus 0.80% to LIBOR plus 1.30% depending on AOPP's credit rating. In addition, AOPP pays an annual fee of 0.125% to 0.25% of its average unused balance of its credit facility; such fee is dependent upon the amount of credit facility unused.

     Under covenants of the credit facility, AOPP is required to (i) maintain a balance sheet leverage ratio of less than 0.50 to 1.00, (ii) maintain a ratio of secured debt to gross asset value of less than 0.30 to 1.00, (iii) maintain an interest coverage ratio of not less than 2.25 times and (iv) maintain a minimum shareholders' value (as defined). In addition, AOPP will be restricted in the level of distributions it may pay, the type of investments it may make and is limited in its ability to incur additional borrowings. (AOPP is required to maintain unencumbered assets with an aggregate value (as defined) equal to or greater than two times its unsecured recourse debt.)

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the federal income tax considerations of the merger and the cash elections that are reasonably expected to be material to the PSP11 and AOPP shareholders who are U.S. persons for federal income tax purposes. The following description is for general information only, is not exhaustive of all possible tax considerations, and is not intended to be (and should not be construed as) tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, the discussion is intended to address only those federal income tax considerations that are generally applicable for all U.S. shareholders of PSP11 or AOPP (as applicable). It does not discuss all aspects of federal income taxation that might be relevant to a specific shareholder in light of its particular investment or tax circumstances. The description does not purport to deal with aspects of taxation that may be relevant to shareholders subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, financial institutions, non-U.S. shareholders, broker-dealers or tax-exempt organizations.

     This discussion is based on certain factual assumptions related to the ownership and operation of AOPP and PSP11 and certain representations made by AOPP and PSP11 and certain shareholders of AOPP, as well as on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service ("IRS") (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date of this proxy statement. No assurance can be given that the factual assumptions underlying this discussion will be accurate, or that there will not be a change in the future in the circumstances of AOPP or PSP11 that would affect this discussion, or that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Changes in the law or its interpretation could apply retroactively. AOPP and PSP11 have not requested, and do not plan to request, any rulings from the IRS concerning the tax treatment of the merger, the exchange or the cash elections. Thus, no assurance can be provided that the statements in this proxy statement (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged.

     BECAUSE THIS DISCUSSION DOES NOT DEAL WITH ALL ASPECTS OF FEDERAL TAXATION, AND THE TAX CONSEQUENCES WILL NOT BE THE SAME FOR ALL PSP11 OR AOPP SHAREHOLDERS, PSP11 AND AOPP SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

THE MERGER

     The merger of AOPP with and into PSP11 is intended to be a "reorganization" for federal income tax purposes, and accordingly (i) no gain or loss will be recognized by AOPP or PSP11 in connection with the merger, (ii) no gain or loss will be recognized by PSP11 shareholders who retain their PSP11 Common Stock in the merger and do not receive any cash and (iii) no gain or loss will be recognized by AOPP shareholders who receive solely PSP11 Common Stock in exchange for AOPP Common Stock in connection with the merger (but all AOPP shareholders will recognize ordinary income in the amount of any distributions made to them to satisfy AOPP's REIT qualification distribution requirements, see, "-Reorganization Consequences to AOPP shareholders - REIT Distribution Requirements"). Hogan & Hartson L.L.P., counsel to PSP11, has rendered an opinion to the effect that the merger of AOPP with and into PSP11 will constitute a reorganization under Section 368(a) of the Code, based on certain factual assumptions and representations made by AOPP and PSP11 and certain AOPP shareholders. Of particular importance are certain assumptions and representations relating to the "continuity of interest" requirement discussed below.

     Continuity of Interest Assumption. To qualify as a reorganization, among other requirements, the merger must satisfy a "continuity of interest" test, under which the historic AOPP shareholders must continue to retain a meaningful ownership interest in PSP11 after the merger. Generally, this test will be considered satisfied if historic AOPP shareholders exchange at least 50% of the AOPP Common Stock for PSP11 Common Stock in the merger, and the AOPP shareholders do not at the time of the merger plan to dispose of that PSP11 Common Stock. Management of AOPP and PSP11 have represented that they are not aware of any plan on the part of AOPP shareholders that would cause this test not to be satisfied. Based upon this representation and similar representations from certain shareholders of AOPP, Hogan & Hartson L.L.P. has assumed, for purposes of its opinion, that the continuity of interest test will be satisfied.

     Reorganization Consequences to AOPP and PSP11. As a result of reorganization treatment, AOPP and PSP11 will not recognize gain or loss in the merger. PSP11 also will succeed to the assets, liabilities, and tax attributes (including unsatisfied tax liabilities, if any) of AOPP. Accordingly, following the merger, PSP11 will hold the properties of AOPP (principally, AOPP's interest in the Operating Partnership) with a carryover tax basis, determined by reference to the historic basis of the transferred assets in the hands of AOPP. The tax basis will not be increased by any cash expended pursuant to cash elections or to satisfy dissenters' rights, or by the amount of any gain reportable by those PSP11 or AOPP shareholders who may be taxable as a result of the merger or cash elections.

     Reorganization Consequences to PSP11 Shareholders.

     PSP11 Shareholders Who Do Not Receive Cash.  No gain or loss will be
     -------------------------------------------
recognized by PSP11 shareholders who simply retain their PSP11 Common Stock and do not receive any cash as a result of the merger or as a result of a cash election. Such a PSP11 shareholder's tax basis and holding period for the retained PSP11 Common Stock will not change.

     PSP11 Shareholders Receiving Cash Pursuant to the Exercise of Dissenters'
     -------------------------------------------------------------------------
Rights.  A PSP11 shareholder who exchanges PSP11 Common Stock for cash pursuant
-------
to the exercise of dissenters' rights generally will recognize capital gain or loss for federal income tax purposes measured by the difference between the PSP11 shareholder's adjusted basis in the surrendered PSP11 Common Stock and the amount of cash received. Although it is unlikely in the context of the merger, a PSP11 shareholder may be subject to dividend treatment if the payment is either "essentially equivalent to a dividend" within the meaning of Section 302 of the Code or has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code. The receipt of cash pursuant to the exercise of dissenters' rights generally will not be treated as a dividend if, following the merger, the shareholder no longer owns any shares of PSP11 (actually or constructively within the meaning of Section 318 of the Code).

     Reorganization Consequences to AOPP Shareholders.

     AOPP Shareholders Exchanging AOPP Common Stock Solely for PSP11 Common
     ----------------------------------------------------------------------
Stock.  As a result of reorganization treatment, (i) no gain or loss will be
------
recognized by AOPP shareholders who exchange their AOPP Common Stock solely for PSP11 Common Stock pursuant to the merger by reason of that exchange (but see "Required REIT Distributions" below), (ii) such an AOPP shareholder's aggregate tax basis the PSP11 Common Stock received will be the same as the aggregate tax basis of the shares of AOPP Common Stock surrendered and (iii) provided such AOPP Common Stock is held as a capital asset at the effective time of the merger, the holding period of the PSP11 Common Stock will include the holding period of the surrendered AOPP Common Stock. This discussion does not address the impact, if any, that the merger might have on the tax treatment of prior transactions undertaken by AOPP or the AOPP shareholders, including, but not limited to, the transaction pursuant to which an AOPP shareholder received his or her AOPP Common Stock.

     AOPP Shareholders Receiving Only Cash.  An AOPP shareholder who exchanges
     --------------------------------------
AOPP Common Stock only for cash (whether pursuant to and subject to the conditions of the cash election, or as the result of the exercise of applicable dissenter's rights (if any)) will be taxed on the difference between such AOPP shareholder's adjusted basis in his or her AOPP Common Stock and the amount of the cash received.

     AOPP Shareholders Receiving Cash and PSP11 Common Stock.  AOPP shareholders
     --------------------------------------------------------
are not expected to make a cash election. As a result of reorganization treatment, however, if a cash election were made (i) an AOPP shareholder who, pursuant to the merger and subject to the conditions of the cash election, exchanges AOPP Common Stock for a combination of PSP11 Common Stock and cash will not recognize any loss realized on such exchange and (ii) such AOPP shareholder will recognize gain by reason of that exchange only to the extent of the lesser of the amount of cash received or the excess of the fair market value of the PSP11 Common Stock and the cash received over such AOPP shareholder's tax basis in the AOPP Common Stock surrendered.

     Required REIT Distributions.  AOPP must distribute to its shareholders,
     ----------------------------
prior to the effective time of the merger, an amount of cash necessary for AOPP to satisfy the REIT distribution requirements under Section 857(a)(1) of the Code for AOPP's short taxable year ending at the effective time of the merger. Any such distributions by AOPP are referred to herein as "Pre-Merger Distributions." Except as provided below with respect to any Pre-Merger Distributions that may be designated as capital gain dividends, any Pre-Merger Distributions paid to AOPP's taxable U.S. shareholders out of AOPP's current or accumulated earnings and profits would be taken into account by such U.S. shareholders as ordinary income and would not be eligible for the dividends received deduction generally available for corporations. Any Pre-Merger Distributions in excess of current and accumulated earnings and profits of AOPP would not be taxable to the shareholder to the extent that such distribution does not exceed the adjusted basis of the shareholder's shares with respect to which the distribution is made, but rather would reduce the adjusted basis of such shares. To the extent that any Pre-Merger Distribution in excess of earnings and profits exceeds the adjusted basis of the shareholder's shares, such distribution would be included in the shareholder's income as capital gain (for noncorporate shareholders, such capital gain will be long-term capital gain if the shares have been held for more than 18 months, mid-term capital gain if the shares have been held for more than one year, but not more than 18 months, or short-term capital gain if the shares have been held for one year or less; for corporate shareholders, such capital gain will be long-term capital gain if the shares have been held for more than one year or short-term capital gain if the shares have been held for one year or less) assuming the shareholder holds the shares as a capital asset at the time of the merger. Any Pre-Merger Distributions designated as capital gain dividends will be taxed as capital gain (to the extent they do not exceed the payor's actual net capital gain for the taxable year), as described in greater detail below, provided that that corporate shareholders may be required to treat up to 20% of certain capital gain distributions as ordinary income. For an explanation of the treatment of capital gains distributions generally, see " -Taxation of U.S. shareholders Holding PSP11 Common Stock - Distributions by PSP11."

     Failure to Qualify for Reorganization Treatment. In the event that the merger did not qualify as a reorganization, the merger likely would be treated as a taxable sale of AOPP's assets to PSP11 for PSP11 Common Stock, with AOPP then treated as distributing that stock to its shareholders in a contemporaneous liquidation. PSP11 would not directly recognize gain or loss as result of the failure of the merger to qualify as a reorganization. PSP11, as the successor to AOPP, however, would be liable for all taxes imposed on AOPP as a result of the merger being a taxable transaction. PSP11 also would receive a basis in the properties acquired from AOPP equal to the fair market value of the stock paid for the properties. The AOPP shareholders would recognize income or loss equal to the difference between the tax basis of their AOPP Common Stock and the sum of the fair market value of the PSP11 Common Stock and the cash received in exchange for their AOPP Common Stock. The AOPP shareholders would have a tax basis in their PSP11 Common Stock equal to the fair market value of the shares at the time of the merger, and their holding period for their PSP11 Common Stock would not include the period during which their shares of AOPP Common Stock were held.

PSP11 CASH ELECTION

     If a PSP11 shareholder makes a cash election, the receipt of cash in exchange for all or part of that shareholder's PSP11 Common Stock generally will be treated as a redemption for federal income tax purposes. The treatment accorded to any redemption by PSP11 (as distinguished from a sale, exchange or other disposition by the PSP11 shareholder) of PSP11 Common Stock can only be determined on the basis of particular facts as to each shareholder of PSP11 Common Stock at the time of the redemption. In general, a shareholder will recognize capital gain or loss measured by the difference between the amount received by the shareholder upon the redemption and such shareholder's adjusted basis in the PSP11 Common Stock redeemed (provided that the PSP11 Common Stock is held as a capital asset by such shareholder) if such redemption (i) results in a "complete termination" of the shareholder's interest in all classes of stock of PSP11 under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the shareholder's interest in the Company under Section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account any ownership of PSP11 Common Stock (including stock purchase rights and options to acquire PSP11 Common Stock), such shareholder's ownership of any other class or series of PSP11 stock and any ownership of PSP11 stock that is attributed to such shareholder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

     A "substantially disproportionate" reduction in the interest of a shareholder of PSP11 Common Stock will have occurred if, as a result of the redemption, (1) the shareholder's ownership of all the outstanding voting stock of PSP11 is reduced immediately after the redemption to less than 80% of the shareholder's percentage interest in such stock immediately before the redemption; (2) the shareholder's percentage ownership of the PSP11 Common Stock after and before the redemption meets the same 80% requirement; and (3) the shareholder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of stock entitled to vote. Based upon current law, it is likely that a redemption of PSP11 Common Stock will be considered "not essentially equivalent to a dividend" as to a particular shareholder if such shareholder does not own any other stock of PSP11 (either actually or constructively) and the redemption causes a significant reduction in such shareholder's interest in PSP11. However, whether a cash election is "not essentially equivalent to a dividend" depends upon all of the facts and circumstances applicable to the PSP11 Common Stock shareholder at the time a cash election is made.

     If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from a cash election will be treated as a distribution with respect to the PSP11 Common Stock which may be taxable as a dividend. If the redemption is taxed as a dividend, the PSP11 shareholder's adjusted basis in the PSP11 Common Stock surrendered in a cash election will be transferred to any other stock of such shareholder in PSP11. If the shareholder owns no other stock in PSP11, under certain circumstances, such basis may be transferred to a related party, or it may be lost.

THE EXCHANGE

     The exchange of properties between PSP11 and PSI has been structured in a manner that is intended by the parties to qualify as a tax-deferred like-kind exchange for federal income tax purposes. In this regard, each party to the exchange has agreed not to dispose of the acquired properties for at least two years. Any sale of an exchanged property during such two-year period would be treated as a taxable sale of such property. In the exchange, the gain that otherwise would be reported upon the sale of those properties will be deferred, and the relatively low tax basis of PSP11 in the properties it relinquishes will be carried over into the properties it acquires: the PSI Exchange Properties.
In addition, the PSI Exchange Properties will be held directly by PSP11 rather than the Operating Partnership. If the PSI Exchange Properties were transferred to the Operating Partnership, the IRS's apparent view (based on published administrative rulings) would be that gain would be recognized, although the one court that has considered this issue reached a contrary result. If the exchange failed to qualify as a tax-deferred like-kind exchange, the exchange would be treated as a taxable sale of the properties by PSP11.

EFFECT OF THE MERGER ON THE FEDERAL INCOME TAX
TREATMENT OF PSP11 AS A REIT

     The following discussion summarizes the impact of the merger and the acquisition of the assets of AOPP, including AOPP's interest in the Operating Partnership, on PSP11's qualification as a REIT. PSP11 elected to be taxed as a REIT beginning with its initial fiscal year ending December 31, 1990. That election will continue in effect until it is revoked or terminated. The most important consequence to PSP11 of being treated as a REIT for federal income tax purposes is that this enables PSP11 to deduct dividend distributions to its shareholders, thus effectively eliminating the "double taxation" (at the corporate and shareholder levels) that typically results when a regular corporation earns income and distributes that income to shareholders in the form of dividends.

     PSP11 believes that it has qualified during each of its past fiscal years, and currently qualifies, as a REIT, and PSP11 expects that following the merger it will continue to be taxed as a REIT for federal income tax purposes. While PSP11 intends to operate so that it will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of PSP11, no assurance can be given that PSP11 will so qualify for any particular year.

     Hogan & Hartson L.L.P., counsel to PSP11, has rendered an opinion to PSP11 to the effect that PSP11 is organized in conformity with the requirements for qualification as a REIT and its proposed method of operation following the merger will enable PSP11 to continue to meet the requirements for qualification as a REIT. Hogan & Hartson L.L.P.'s opinion is based on certain extensive and detailed representations as to factual and legal matters made by AOPP and PSP11 that relate to the qualification of both PSP11 and AOPP as REITs, including specific representations regarding satisfaction of the stock ownership and gross income requirements applicable to REITs.

     Adverse Consequences If AOPP Fails to Qualify as a REIT. AOPP has represented that it intends to make an election to qualify for taxation as a REIT effective for 1997. PSP11 and AOPP believe that AOPP's election to qualify for taxation as a REIT will be valid and that AOPP is organized and will have operated in 1997 and until the time of the merger in conformity with the requirements for taxation as a REIT. If, for any reason, the IRS were subsequently to determine that AOPP failed to meet the requirements for REIT status, AOPP could lose its REIT qualification, causing PSP11 to lose its REIT qualification for the year of the merger and for subsequent years. Among other requirements, a REIT is not permitted to have at the end of any taxable year any undistributed earnings and profits that are attributable to a "C corporation" taxable year. AOPP was taxable as a "C corporation" prior to 1997, and believes that at the end of 1996 it did not have any undistributed "C corporation earnings and profits." However, neither AOPP nor PSP11 has sought an opinion of counsel or outside accountants to the effect that there are no "C corporation earnings and profits" at that time or as a result of the merger.

     Amendments to Articles of Incorporation. Following the initial taxable year of a REIT, its capital stock must be held by 100 or more owners. After the merger, the stock of PSP11 will continue to be widely-held, satisfying this requirement. In addition, not more than 50% of the value of the capital stock of a REIT generally may be held by five or fewer "individuals" (determined after giving effect to various ownership attribution rules). Prior to the transaction with the subsidiary of a state pension fund and the merger, approximately 98% of the value of the outstanding capital stock of AOPP was held by PSI. In turn, approximately 30% of the value of the outstanding capital stock of PSI is held by Mr. Hughes and his family (who accordingly held an approximately 30% indirect interest in the outstanding capital stock of AOPP, and are treated as a single individual owner for these purposes). Following the transaction with the subsidiary of a state pension fund and the merger, the direct and indirect interest in PSP11 held by the Hughes family is expected to decrease to approximately 11% (8% upon the full issuance of shares to institutional investors in pending transactions). The direct and indirect interest of the Hughes family may increase if partnership interests owned by PSI and its affiliates are exchanged for PSP11 shares.

     In order to assist PSP11 in meeting the REIT ownership restrictions, in light of the Hughes family's indirect ownership interest, the PSP11 articles of incorporation and bylaws are being amended to prohibit the actual or constructive ownership by holders other than the Hughes family of more than 2% of the outstanding shares of all common stock of PSP11 or more than 9.9% of the outstanding shares of each class or series of shares of preferred stock of PSP11. The restrictions provide that if, at any time, for any reason, those ownership limitations are violated or more than 50% in value of PSP11's outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of stock necessary to cure the violation will automatically and irrevocably be transferred from the person causing the violation to a designated charitable beneficiary. See "Proposal Four - Amendments to PSP11's Articles of Incorporation and Bylaws - Ownership Limitation."

     The REIT protective provisions are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as the arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to PSP11 (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued and PSP11 will not seek a private ruling on this or any other issue) or contend that PSP11 failed to enforce these various arrangements. Moreover, the PSP11 limitations will not apply to the ownership of shares at the time of the merger, or to shares of stock of PSP11 deemed to be owned by a person as a result of such person's ownership of shares of PSI (however, such deemed ownership will be taken into account in determining whether a subsequent acquisition or transfer of shares of PSP11 (but not PSI) violates the limitations), exceptions not contained in the private letter rulings previously issued by the IRS. Accordingly, there can be no assurance that these arrangements necessarily will preserve PSP11's REIT status. PSP11 believes, however, that following the merger it will have issued and outstanding sufficient shares with sufficient diversity of ownership to allow it to satisfy the REIT ownership requirements. In addition, provisions in the Taxpayer Relief Act of 1997 provide that with respect to PSP11 in 1998 and subsequent years, provided that PSP11 complies with certain reporting requirements and does not know (or exercising reasonable due diligence, would not have known) of any violation of the requirement that no five or fewer individuals may own more than 50% in value of the stock, PSP11 will be treated as having satisfied that requirement.

     Tax on Disposition of C Corporation Assets. Prior to 1997, AOPP was taxable as a regular C corporation. In making its election to be taxed as a REIT for 1997, AOPP has represented that it will elect to be subject to the "built-in gain" rules of IRS Notice 88-19. Accordingly, PSP11 as the successor to AOPP may be subject to taxation at the highest regular corporate rate pursuant to IRS regulations that have not yet been promulgated if PSP11 were to dispose of certain assets held by AOPP at the beginning of the Recognition Period. The tax would apply to any built-in gain on those assets (i.e., the excess of (a) the fair market value of such asset over (b) AOPP's adjusted basis in such asset, both determined as of the beginning of the Recognition Period) that PSP11 recognizes during the Recognition Period. For these purposes, the "Recognition Period" shall mean the ten-year period beginning on the effective date of AOPP's REIT election. PSP11 currently does not intend to dispose of any of assets potentially subject to that tax during that period, but there can be no assurance that one or more such dispositions will not occur.

GENERAL TAX TREATMENT OF PSP11 AS A REIT

     The following is a very brief overview of certain of the technical requirements that PSP11 must meet on an ongoing basis in order to continue to qualify as a REIT. This summary is qualified in its entirety by the applicable Code provisions, Treasury regulations and administrative and judicial interpretations thereof.

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

     The capital stock must be widely-held and not more than 50% of the value of the capital stock may be held by five or fewer individuals ("5/50 Test") (determined after giving effect to various ownership attribution rules). Pursuant to the Taxpayer Relief Act of 1997 (the "1997 Act"), for PSP11's taxable years commencing on or after January 1, 1998, if PSP11 complies with regulatory rules pursuant to which it is required to send annual letters to holders of PSP11 Common Stock requesting information regarding the actual ownership of the PSP11 Common Stock (see " - Taxation of U.S. Shareholders Holding PSP11 Common Stock - Ownership Records"), and PSP11 does not know, or exercising reasonable diligence would not have known, whether it failed to meet the 5/50 Test, PSP11 will be treated as having met the 5/50 Test.

     PSP11's gross income must meet two income tests: (a) at least 75% of the gross income must be derived from specified real estate sources; and (b) at least 95% of the gross income must be from the real estate sources includable in the 75% income test, and/or from dividends, interest, or gains from the sale or disposition of stock or securities not held for sale in the ordinary course of business.

     Rents received by PSP11 will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. PSP11 anticipates that none of its gross annual income will be attributable to rents that are based in whole or in part on the income of any person (excluding rents based on a percentage of receipts or sales, which, as described above, are permitted). Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if PSP11, or an owner of 10% or more of PSP11, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). PSP11 does not anticipate that it will receive income from Related Party Tenants. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." PSP11 does not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. Finally, for rents received to qualify as "rents from real property," PSP11 generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" which is adequately compensated and from whom PSP11 derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by PSP11 are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Any services with respect to certain properties that PSP11 believes may not be provided by PSP11 directly without jeopardizing the qualification of rent as "rents from real property" will be performed by "independent contractors."

     Pursuant to the 1997 Act, for PSP11's taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property even if PSP11 were to provide services that are not permissible services so long as the amount received for such services meets a de minimis standard. The amount received for "impermissible services" with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by PSP11 with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). In computing any such amounts, the amount that PSP11 would be deemed to have received for performing "impermissible services" will be the greater of the actual amount so received or 150% of the direct cost to PSP11 of providing those services.

     Generally, 75% by value of PSP11's investments must be in real estate, mortgages secured by real estate, cash, or government securities (including its allocable share of real estate assets held by any partnerships in which PSP11 owns an interest). Not more than 25% of PSP11's total assets may be represented by securities other than those in the 75% asset class. Of the investments included in the 25% asset class, the value of any one issuer's securities owned by PSP11 may not exceed 5% of the value of PSP11's total assets, and PSP11 may not own more than 10% of any one issuer's outstanding voting securities. The 5% test generally must be met for any quarter in which PSP11 acquires securities of an issuer. PSP11 believes that it satisfies these tests.

     PSP11 must distribute to its shareholders in each taxable year an amount at least equal to 95% of PSP11's "REIT Taxable Income" (which is generally equivalent to net taxable ordinary income). Under certain circumstances, PSP11 can rectify a failure to meet the 95% distribution test by paying dividends after the close of a particular taxable year.

     For purposes of applying the income and asset tests mentioned above, a REIT is considered to own a proportionate share of the assets of any partnership in which it holds a partnership interest, such as the Operating Partnership.

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

     Federal Income Taxes Payable by REITs. If PSP11 qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it distributes currently to shareholders. However, PSP11 will be subject to federal income tax in the following circumstances. First, PSP11 will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, PSP11 may be subject to the "alternative minimum tax" on its items of tax preference. Third, if PSP11 has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a lease or a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if PSP11 has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if PSP11 should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed above), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which PSP11 fails the 75% or 95% gross income test.

     Failure of PSP11 to Qualify as a REIT. For any taxable year that PSP11 fails to qualify as a REIT, PSP11 would be taxed at the usual corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to PSP11 for distribution to its shareholders. As a result, failure of PSP11 to qualify during any taxable year as a REIT could have a material adverse effect upon PSP11 and its shareholders, unless certain relief provisions are available.

     Unless certain relief provisions apply, PSP11's election to be treated as a REIT will terminate automatically if PSP11 fails to meet the qualification requirements described above and PSP11 will not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which PSP11's election was terminated (or revoked). If PSP11 loses its REIT status, but later qualifies and elects to be taxed as a REIT again, PSP11 may face significant adverse tax consequences.

TAXATION OF U.S. SHAREHOLDERS HOLDING PSP11 COMMON STOCK

     Distributions by PSP11. As used herein, the term "U.S. shareholder" means a holder of shares of PSP11 Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) is a trust the administration of which is subject to the primary supervision of a United States court and which has one or more Untied States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, shall also be considered U.S. shareholders.
As long as PSP11 qualifies as a REIT, distributions made to PSP11's taxable U.S. shareholders (and not designated as capital gain dividends) will generally be taxable to such shareholders as ordinary income to the extent of PSP11's earnings and profits. Such distributions will not be eligible for the dividends received deductions in the case of shareholders that are corporations.
Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year generally are treated as if received by the shareholders on December 31 of the calendar year during which they were declared.

     Distributions designated by PSP11 as capital gain dividends generally will be taxed as long-term capital gain to shareholders (to the extent that the distributions do not exceed PSP11's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Corporate shareholders however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. As described below in "- Recent Legislation," the 1997 Act changed significantly the taxation of capital gains by taxpayers who are individuals, estates, or trusts. On November 10, 1997, the IRS issued IRS Notice 97-64, which provides generally that PSP11 may classify portions of its designated capital-gain dividend as (i) a 20% rate gain distribution (which would be taxed as long-term capital gain in the 20% group),
(ii) an unrecaptured Section 1250 gain distribution (which would be taxed as long-term capital gain in the 25% group), or (iii) a 28% rate gain distribution (which would be taxed as long-term capital gain in the 28% group). (If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution.) IRS Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a

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marginal tax rate of at least 28%. The Notice further provides that designations made by the REIT will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of PSP11. Instead, such losses would be carried over by PSP11 for potential offset against future income (subject to certain limitations). Distributions made by PSP11 and gain arising from the sale or exchange by a shareholder of PSP11 Common Stock will not be treated as passive activity income, and, as a result, shareholders generally will not be able to apply any "passive losses" against such income or gain. Future regulations may require that the shareholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of PSP11.

     PSP11 may distribute cash in excess of its net taxable income. Upon distribution of such cash by PSP11 to shareholders (other than as a capital gain dividend), if all of PSP11's current and accumulated earnings and profits have been distributed, the excess cash will be deemed to be a non-taxable return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder's capital stock. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the capital stock. A shareholder who has received a distribution in excess of current and accumulated earnings and profits of PSP11 may, upon the sale of the capital stock, realize a higher taxable gain or a smaller loss because the basis of PSP11 Common Stock as reduced will be used for purposes of computing the amount of the gain or loss.

     In any year in which PSP11 does not qualify as a REIT, distributions by PSP11 to shareholders will be taxable in the same manner discussed above, except that no distributions can be designated as capital gain dividends, distributions will be eligible for the corporate dividends received deduction, and shareholders will not receive any share of PSP11's tax preference items.

     Sales of Common Stock. In general, a shareholder will realize gain or loss on the disposition of shares of PSP11 Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such shares of PSP11 Common Stock. With respect to dispositions occurring after July 28, 1997, in the case of a shareholder who is an individual or an estate or trust, such gain or loss will be mid-term capital gain or loss if such shares have been held for more than one year but not more than 18 months and long-term capital gain or loss if such shares have been held for more than 18 months. In the case of a shareholder that is a corporation, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon a sale or exchange of shares of PSP11 Common Stock by a shareholder who has held such shares of PSP11 Common Stock for six months or less (after applying certain holding period rules) will be treated as either a long-term or mid-term capital loss to the extent of distributions from PSP11 required to be treated by such shareholder as long-term or mid-term capital gain.

     Ownership Records. To monitor PSP11's compliance with the REIT share ownership requirements, PSP11 is required to demand annual written statements from the record holders of designated percentages of its capital stock disclosing the actual owners of the capital stock and to maintain permanent records showing the information it has received as to the actual ownership of such capital stock and a list of those persons failing or refusing to comply with such demand.

BACKUP WITHHOLDING

     If a shareholder is subject to "backup withholding," PSP11 will be required to deduct and withhold from any dividends payable to the shareholder a tax of 31%. These rules may apply when a shareholder fails to supply a correct taxpayer identification number, or when the IRS notifies PSP11 that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number.

TAXATION OF TAX EXEMPT INVESTORS

     In general, a tax exempt entity that is a shareholder is not subject to tax on distributions from PSP11 or gain realized on the sale of capital stock, provided that the tax exempt entity has not financed the acquisition of its capital stock with "acquisition indebtedness" within the meaning of the Code. Special rules apply to organizations exempt under Code Sections 501(c)(7),
(c)(9), (c)(17) and (c)(20), and such prospective investors are urged to consult their own tax advisors concerning the applicable "set aside" and reserve requirements. In addition, certain distributions by a REIT to a tax-exempt employee's

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pension trust that owns more than 10% of the REIT will, in certain circumstances, be treated as "unrelated business taxable income."

TAXATION OF NON-U.S. SHAREHOLDERS

     The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of PSP11 Common Stock by persons that are not U.S. shareholders ("Non-U.S. shareholders"). In general, Non-U.S. shareholders may be subject to special tax withholding requirements on distributions from PSP11 and with respect to their sale or other disposition of PSP11 Common Stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the Non-U.S. shareholder's country. A Non-U.S. shareholder who is a shareholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with PSP11 in order to claim such treatment. Non-U.S. shareholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares of PSP11 Common Stock, including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, PSP11.

RECENT LEGISLATION

     As described above, the 1997 Act contains certain changes to the REIT qualification requirements and to the taxation of REITs. The 1997 Act also contains certain changes to the taxation of capital gains of individuals, trusts and estates.

     Capital Gain Rates. Under the 1997 Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The 1997 Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," and other changes to prior law. The 1997 Act allows the IRS to prescribe regulations on how the 1997 Act's new capital gain rates will apply to sales of capital assets by "pass-through entities," including REITs and to sales of interests in "pass-through entities." For a discussion of new rules under the 1997 Act that apply to the taxation of distributions by PSP11 to its shareholders that are designated by PSP11 as "capital gain dividends," see "Taxation of Holders of PSP11 Common Stock - Distributions by PSP11" above. Shareholders are urged to consult with their tax advisors with respect to the new rules contained in the 1997 Act.

     REIT Provisions. In addition to the provisions discussed above, the 1997 Act contains a number of technical provisions that either (i) reduce the risk that PSP11 will inadvertently cease to qualify as a REIT, or (ii) provide additional flexibility with which PSP11 can meet the REIT qualification requirements. These provisions are effective for PSP11's taxable years commencing on or after January 1, 1998.

TAX ASPECTS OF PSP11'S OWNERSHIP OF INTERESTS IN THE OPERATING PARTNERSHIP

     General. Substantially all of PSP11's investments (other than the PSI Exchange Properties acquired) will be held indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on those items, without regard to whether the partners receive a distribution from the partnership. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that for purposes of applying the REIT gross income and gross asset tests, the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share, based on its "capital interest" in the partnership. In addition, the character of the gross income and assets of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code which includes the gross income and asset tests described below. PSP11 will have direct control of the Operating Partnership and intends to operate it consistent with the requirements for qualification as a REIT. PSP11 will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and will take into account its distributive share of partnership items in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, PSP11 will include its proportionate share of assets held through the Operating Partnership.

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

     Entity Classification. If the Operating Partnership were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of PSP11's assets and items of gross income would change and would preclude PSP11 from qualifying as a REIT. The same result could occur if any subsidiary partnership failed to qualify for treatment as a partnership.

     Prior to January 1, 1997, an organization formed as a partnership or a limited liability company was treated as a partnership for federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests.

     Under final Treasury Regulations that became effective January 1, 1997, the four factor test has been eliminated and an entity formed as a partnership or as a limited liability company will be taxed as a partnership for federal income tax purposes unless it specifically elects otherwise. The Treasury Regulations provide that the IRS will not challenge the classification of an existing partnership or limited liability company for tax periods prior to January 1, 1997 so long as (1) the entity had a reasonable basis for its claimed classification, (2) the entity and all its members recognized the federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (3) neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the IRS.

     Hogan & Hartson L.L.P. is of the opinion, based upon certain factual assumptions and representations described in the opinion, that the Operating Partnership will be treated as a partnership for federal income tax purposes (and not as an association taxable as a corporation).

     Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and loss among partners, those allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, those provisions require that partnership allocations reflect the economic arrangement of the partners. The allocations of taxable income and loss provided for in the Operating Partnership Agreement are intended to comply with the requirements of Section 704(b) of the Code and the related Treasury Regulations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to that item.

     Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Properties) that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at that time (a "Book-Tax Difference"). These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated and depreciated properties. Consequently, the Operating Partnership Agreement requires that those allocations be made in a manner consistent with Section 704(c) of the Code.

     In general, the partners of the Operating Partnership who contributed appreciated assets will be allocated larger depreciation deductions than if they had retained the contributed property, while those who contributed depreciated assets will be allocated smaller depreciation deductions than if they had retained the contributed property. In addition, on the disposition of any contributed asset that has a Book-Tax Difference, the income or loss attributable to the Book-Tax Difference generally will be allocated to the contributing partner. These allocations will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause PSP11 to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of the contributed assets in excess of the economic or book income allocated to it as a result of that sale. Such an allocation might cause PSP11 to recognize taxable income in excess of cash proceeds, which might adversely affect PSP11's ability to comply with the

REIT distribution requirements. See "- Effect of the Merger and Cash Elections on the Federal Income Tax Treatment of PSP11 as a REIT."

     Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including the "traditional method" or the election of certain methods that would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and PSP11 will determine with respect to each contribution to the Operating Partnership which method to use.

FEDERAL TAX LAW CHANGES

     The anticipated income tax treatment described in this proxy statement may be changed, perhaps retroactively, by legislative, administrative, or judicial action at any time. Congress frequently considers changes to the tax laws, and any such legislation may affect the treatment of real estate investments in general, or REITs in particular.

                             STATE AND LOCAL TAXES

     The tax treatment of AOPP, PSP11, and the PSP11 shareholders, in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, no discussion of state taxation of AOPP, PSP11, or the PSP11 shareholders, is provided nor is any representation made as to the tax status of AOPP or PSP11 in those states. All shareholders should consult their own tax advisors as to the treatment of AOPP and PSP11 under the respective state tax laws applicable to them.

                                 LEGAL OPINIONS

     David Goldberg, senior vice president and general counsel of PSI, will deliver an opinion to the effect that the shares of PSP11 Common Stock to be issued in the merger will be validly issued, fully paid and nonassessable. Mr. Goldberg owns 81,299 shares of PSI Common Stock, 1,000 shares of PSI convertible preferred stock and 600 shares of PSI Senior Preferred Stock and has options to acquire an additional 157,500 shares of PSI Common Stock. Mr. Goldberg also owns 200 shares of PSP11 Common Stock and 50.8 shares of AOPP common stock and has options to acquire an additional 10,158.3 shares of AOPP common stock.
Hogan & Hartson L.L.P., Washington, D.C., has rendered an opinion to the effect that the merger will constitute a reorganization under Section 368(a) of the Code (based on certain factual assumptions and representations made by PSP11 and AOPP, and certain shareholders of PSP11). Hogan & Hartson L.L.P. has performed certain legal services on behalf of AOPP and PSI.

                                    EXPERTS

     The financial statements of PSP11 as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996 appearing herein and in PSP11's Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report contained herein. The consolidated financial statements of AOPP as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996 have been audited by Ernst & Young LLP as set forth in their report contained herein. The combined statements of revenues and certain operating expenses of the Acquired Properties and of the PSI Exchange Properties for each of the three years in the period ended December 31, 1996 and the combined statement of revenue and certain operating expenses of the Largo Property, Gunston Property, Proposed Acquisition Properties, Northpointe Property and Ammendale Property for the year ended December 31, 1996 have also been audited by Ernst & Young LLP as set forth in their reports contained herein. The combined statement of revenue and certain operating expenses of the Baldon Properties for the year ended December 31, 1996 have been audited by Coopers & Lybrand L.L.P. as set forth in their report contained herein. The combined statement of revenue and certain operating expenses of the Acquiport Properties for the year ended December 31, 1996 have been audited by KPMG Peat Marwick LLP as set forth in their report contained herein. Such financial statements are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                              INDEPENDENT AUDITORS

     PSP11's Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the accounts of PSP11 for the fiscal year ending December 31, 1997.

     It is anticipated that representatives of Ernst & Young LLP, which has acted as the independent auditors of PSP11 and AOPP since their respective organization, will be in attendance at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to any appropriate inquiries of such shareholders or their representatives.

                             SHAREHOLDER PROPOSALS

     Any proposal that a PSP11 shareholder wishes to submit for consideration for inclusion in the proxy statement for the next annual meeting of shareholders must be received by PSP11 no later than October 1, 1998.

                                    GLOSSARY
     The following are definitions of certain terms used in this proxy statement:

     "AOPP." American Office Park Properties, Inc., a REIT organized as a California corporation.

     "Code."  Internal Revenue Code of 1986, as amended.

     "Commission."  Securities and Exchange Commission.

     "Exchange Act."  Securities Exchange Act of 1934, as amended.

     "FFO."  Funds from operations.

     "IRS."  Internal Revenue Service.

     "Jefferies."  Jefferies & Company, Inc.

     "Merged REITs." Public Storage Properties XVI, Inc., Public Storage Properties XVII, Inc., Public Storage Properties XVIII, Inc. and Public Storage Properties XIX, Inc., affiliated REITs that merged into PSI.

     "Operating Partnership." American Office Park Properties, L.P., a California limited partnership. AOPP is the general partner of the Operating Partnership.

     "Operating Partnership Agreement." The Partnership Agreement of the Operating Partnership among AOPP, as general partner, and the limited partners of the Operating Partnership.

     "PSI."  Public Storage, Inc., a REIT organized as a California corporation.

     "PSI Exchange Properties." The 11 commercial properties being acquired by PSP11 from PSI in exchange for 13 predominantly mini-warehouse properties.

     "PSP11." Public Storage Properties XI, Inc., a REIT organized as a California corporation.

     "PSP11 Common Stock." Shares of Common Stock Series A, par value $.01 per share, of PSP11.

     "PSP11 Common Stock Series B and C." Shares of Common Stock Series B and C, par value $.01 per share, of PSP11.

     "PSP11 Partnership." Public Storage Properties XI, Ltd., a California limited partnership, the predecessor to PSP11.

     "Registration Statement." PSP11's registration statement on Form S-4 (together with all amendments and exhibits) filed with the Commission under the Securities Act, of which this proxy statement and prospectus is a part.

     "Securities Act."  Securities Act of 1933, as amended.

     "REIT."  A real estate investment trust.

     "TNG."  The Nicholson Group, Ltd.

     "Wilson."  Charles R. Wilson & Associates, Inc.

                           HISTORICAL AND PRO FORMA
                             FINANCIAL STATEMENTS

                                                                                          Page
                                                                                       References
                                                                                       ----------
PUBLIC STORAGE PROPERTIES XI, INC. - HISTORICAL:

        Report of Independent Auditors                                                        F-1

        Balance Sheets at December 31, 1996 and 1995                                          F-2

        For the years ended December 31, 1996, 1995 and 1994:

              Statements of Income                                                            F-3

              Statements of Shareholders' Equity                                              F-4

              Statements of Cash Flows                                                        F-5

        Notes to Financial Statements                                                  F-6 - F-10

        Condensed Balance Sheets at September 30, 1997 and December 31, 1996                 F-11

        Condensed Statements of Income for the nine months
            ended September 30, 1997 and 1996                                                F-12

        Condensed Statement of Shareholders' Equity for the
            nine months ended September 30, 1997                                             F-13

        Condensed Statements of Cash Flows for the
            nine months ended September 30, 1997 and 1996                                    F-14

        Notes to Condensed Financial Statements                                              F-15

AMERICAN OFFICE PARK PROPERTIES, INC. - HISTORICAL:

        Report of Independent Auditors                                                       F-16

        Balance Sheets at December 31, 1996 and 1995                                         F-17

        For each of the three years in the period ended December 31, 1996:

              Statements of Income                                                           F-18

              Statements of Shareholders' Equity                                             F-19

              Statements of Cash Flows                                                       F-20

        Notes to Financial Statements                                                 F-21 - F-25

        Condensed Balance Sheets at September 30, 1997 and December 31, 1996                 F-26

        Condensed Statements of Income for the period from
            April 1, 1997 through September 30, 1997, the period
            January 1, 1997 through March 31, 1997 and the nine
            months ended September 30, 1996                                                  F-27

        Condensed Statement of Shareholders' Equity for the
            nine months ended September 30, 1997                                             F-28

        Condensed Statements of Cash Flows for the period from
            April 1, 1997 through September 30, 1997, the period
            January 1, 1997 through March 31, 1997 and the nine
            months ended September 30, 1996                                                  F-29

        Notes to Condensed Financial Statements                                       F-30 - F-36

                                     F(1)

ACQUIRED PROPERTIES:

     Report of Independent Auditors                                                       F-37

     Combined Statements of Revenues and Certain Operating Expenses for
         the years ended December 31, 1996, 1995 and 1994
         and the nine months ended September 30, 1997 and 1996                            F-38

     Notes to Combined Statements of Revenues and Certain Operating Expenses       F-39 - F-40

PSI EXCHANGE PROPERTIES:

     Report of Independent Auditors                                                       F-41

     Combined Statements of Revenues and Certain Operating Expenses for
         the years ended December 31, 1996, 1995 and 1994
         and the nine months ended September 30, 1997 and 1996                            F-42

     Notes to Combined Statements of Revenues and Certain Operating Expenses       F-43 - F-44

BALDON PROPERTIES:

     Report of Independent Accountants                                                    F-45

     Combined Statements of Revenues and Certain Operating
         Expenses for  the year ended December 31, 1996
         and nine months ended September 30, 1997                                         F-46

     Notes to Combined Statement of Revenues and
         Certain Operating Expenses                                                F-47 - F-48

LARGO PROPERTY:

     Report of Independent Auditors                                                       F-49

     Statements of Revenues and Certain Operating Expenses for
         the year ended December 31, 1996 and nine months
         ended September 30, 1997                                                         F-50

     Notes to Statements of Revenues and
         Certain Operating Expenses                                                F-51 - F-52

ACQUIPORT PROPERTIES:
     Report of Independent Auditors                                                       F-53

     Combined Statements of Revenues and Certain Operating
         Expenses for the year ended December 31, 1996 and
         nine months ended September 30, 1997                                             F-54

     Notes to Combined Statements of Revenues and
         Certain Operating Expenses                                                F-55 - F-56

GUNSTON PROPERTY:

     Report of Independent Auditors                                                       F-57

     Statements of Revenues and Certain Operating
         Expenses for the year ended December 31, 1996
         and nine months ended September 30, 1997                                         F-58

     Notes to Statements of Revenues and Certain
         Operating Expenses                                                        F-59 - F-60

                                     F(2)

PROPOSED ACQUISITION PROPERTIES:

     Report of Independent Auditors                                                              F-61

     Combined Statements of Revenues and Certain Operating
         Expenses for the year ended December 31, 1996
         and nine months ended September 30, 1997                                                F-62

     Notes to Combined Statements of Revenues and
         Certain Operating Expenses                                                       F-63 - F-64

NORTHPOINTE PROPERTY:

     Report of Independent Auditors                                                              F-65

     Combined Statements of Revenues and Certain Operating
         Expenses for the year ended December 31, 1996
         and nine months ended September 30, 1997                                                F-66

     Notes to Combined Statements of Revenues and
         Certain Operating Expenses                                                       F-67 - F-68

AMMENDALE PROPERTY:

     Report of Independent Auditors                                                              F-69

     Combined Statements of Revenues and Certain Operating
         Expenses for the year ended December 31, 1996
         and nine months ended September 30, 1997                                                F-70

     Notes to Combined Statements of Revenues and
         Certain Operating Expenses                                                       F-71 - F-72

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS, ASSUMING MAXIMUM CASH ELECTIONS:

     Pro Forma Consolidated Balance Sheet at September 30, 1997                                  PF-4

     Notes to Pro Forma Consolidated Balance Sheet                                       PF-5 - PF-10

     Pro Forma Consolidated Statements of Income:

         For the nine months ended September 30, 1997                                           PF-11

         For the year ended December 31, 1996                                                   PF-12

     Notes to Pro Forma Consolidated Statements of Income                               PF-13 - PF-22

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS, ASSUMING NO CASH ELECTIONS:

     Pro Forma Consolidated Balance Sheet at September 30, 1997                                 PF-23

     Notes to Pro Forma Consolidated Balance Sheet                                      PF-24 - PF-27

     Pro Forma Consolidated Statements of Income:

         For the nine months ended September 30, 1997                                           PF-28

         For the year ended December 31, 1996                                                   PF-29

     Notes to Pro Forma Consolidated Statements of Income                               PF-30 - PF-33

                                     F(3)

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------

The Board of Directors and Shareholders
Public Storage Properties XI, Inc.

We have audited the accompanying balance sheets of Public Storage Properties XI, Inc. as of December 31, 1996 and 1995, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Storage Properties XI, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

February 18, 1997
Los Angeles, California

                       PUBLIC STORAGE PROPERTIES XI, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                               1996            1995
                                           ------------    ------------
                                 ASSETS
                                 ------

Cash and cash equivalents                  $  1,290,000    $    746,000
Rent and other receivables                       53,000          87,000
Prepaid expenses                                142,000         268,000

Real estate facilities at cost:
  Building, land improvements and
   equipment                                 26,526,000      26,031,000
  Land                                       12,118,000      12,118,000
                                           ------------    ------------
                                             38,644,000      38,149,000

Less accumulated depreciation               (12,000,000)    (10,862,000)
                                           ------------    ------------
                                             26,644,000      27,287,000
                                           ------------    ------------
Total assets                               $ 28,129,000    $ 28,388,000
                                           ============    ============

             LIABILITIES AND SHAREHOLDERS' EQUITY
             ------------------------------------

Accounts payable                           $    633,000    $    609,000
Dividends payable                               681,000         694,000
Advance payments from renters                   198,000         202,000

Shareholders' equity:
  Series A common, $.01 par value,
  2,828,929 shares authorized,
  1,819,937 shares issued and
  outstanding (1,856,337 shares
  issued and outstanding in 1995)                18,000          19,000
Convertible Series B common, $.01 par
  value, 184,453 shares authorized,
  issued and outstanding                          2,000           2,000
Convertible Series C common, $.01 par
  value, 522,618 shares authorized,
  issued and outstanding                          5,000           5,000

Paid-in-capital                              32,421,000      33,105,000
Cumulative net income                        25,971,000      22,816,000
Cumulative distributions                    (31,800,000)    (29,064,000)
                                           ------------    ------------
Total shareholders' equity                   26,617,000      26,883,000
                                           ------------    ------------
Total liabilities and shareholders'
 equity                                    $ 28,129,000    $ 28,388,000
                                           ============    ============

                            See accompanying notes.

                      PUBLIC STORAGE PROPERTIES XI, INC.
                             STATEMENTS OF INCOME
                      FOR EACH OF THE THREE YEARS IN THE
                        PERIOD ENDED DECEMBER 31, 1996

                                               1996          1995          1994
                                            ----------    ----------    ----------
REVENUES:

Rental income                               $7,220,000    $6,859,000    $6,651,000
Interest income                                 33,000        19,000        21,000
                                            ----------    ----------    ----------
                                             7,253,000     6,878,000     6,672,000
                                            ----------    ----------    ----------
COSTS AND EXPENSES:

Cost of operations                           2,334,000     2,265,000     2,107,000
Management fees paid to affiliates             394,000       400,000       388,000
Depreciation                                 1,150,000     1,105,000     1,046,000
Administrative                                 217,000       205,000       208,000
Environmental cost                                   -       106,000             -
Interest expense                                 3,000         1,000             -
                                            ----------    ----------    ----------
                                             4,098,000     4,082,000     3,749,000
                                            ----------    ----------    ----------
NET INCOME                                  $3,155,000    $2,796,000    $2,923,000
                                            ==========    ==========    ==========
Primary earnings per share-Series A         $     1.59    $     1.37    $     1.39
                                            ==========    ==========    ==========
Fully diluted earnings per share-Series A   $     1.24    $     1.09    $     1.11
                                            ==========    ==========    ==========

Dividends declared per share:
   Series A                                 $     1.36    $     1.36    $     1.36
                                            ==========    ==========    ==========
   Series B                                 $     1.36    $     1.36    $     1.36
                                            ==========    ==========    ==========
Weighted average Common shares
 outstanding:
   Primary- Series A                         1,830,845     1,863,470     1,925,554
                                            ==========    ==========    ==========
   Fully diluted- Series A                   2,537,916     2,570,541     2,632,625
                                            ==========    ==========    ==========

                            See accompanying notes.

                      PUBLIC STORAGE PROPERTIES XI, INC.
                      STATEMENTS OF SHAREHOLDERS' EQUITY
                FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED
                               DECEMBER 31, 1996

                                                                    Convertible              Convertible
                                            Series A                  Series B                 Series C             Paid-in
                                       Shares      Amount        Shares        Amount      Shares      Amount       capital
                                     ----------   --------      ---------      -------   ---------    --------    -----------
Balances at December 31, 1993        1,963,062    $20,000        184,453        $2,000   522,618       $5,000     $34,887,000

Net income                                   -          -              -             -         -            -               -
Repurchase of shares                   (74,525)    (1,000)             -             -         -            -      (1,253,000)

Cash distributions declared:
  $1.36 per share - Series A                 -          -              -             -         -            -               -
  $1.36 per share - Series B                 -          -              -             -         -            -               -
                                    -----------------------------------------------------------------------------------------

Balances at December 31, 1994        1,888,537     19,000        184,453         2,000   522,618        5,000      33,634,000

Net income                                   -          -              -             -         -            -               -
Repurchase of shares                   (32,200)         -              -             -         -            -        (529,000)

Cash distributions declared:
  $1.36 per share - Series A                 -          -              -             -         -            -               -
  $1.36 per share - Series B                 -          -              -             -         -            -               -
                                    -----------------------------------------------------------------------------------------

Balances at December 31, 1995        1,856,337     19,000        184,453         2,000   522,618        5,000      33,105,000

Net income                                   -          -              -             -         -            -               -
Repurchase of shares                   (36,400)    (1,000)             -             -         -            -        (684,000)

Cash distributions declared:
  $1.36 per share - Series A                 -          -              -             -         -            -               -
  $1.36 per share - Series B                 -          -              -             -         -            -               -
                                    -----------------------------------------------------------------------------------------

Balances at December 31, 1996        1,819,937    $18,000        184,453        $2,000   522,618       $5,000     $32,421,000
                                    =========================================================================================


                                                     Cumulative                         Total
                                                        net          Cumulative      shareholder's
                                                       income       distributions       equity
                                                     -----------    -------------    -------------
Balances at December 31, 1993                        $17,097,000    ($23,419,000)   $28,592,000

Net income                                             2,923,000               -      2,923,000
Repurchase of shares                                           -               -     (1,254,000)

Cash distributions declared:
  $1.36 per share - Series A                                   -      (2,612,000)    (2,612,000)
  $1.36 per share - Series B                                   -        (251,000)      (251,000)
                                                     ------------------------------------------

Balances at December 31, 1994                         20,020,000     (26,282,000)    27,398,000

Net income                                             2,796,000               -      2,796,000
Repurchase of shares                                           -               -       (529,000)

Cash distributions declared:
  $1.36 per share - Series A                                   -      (2,530,000)    (2,530,000)
  $1.36 per share - Series B                                   -        (252,000)      (252,000)
                                                     ------------------------------------------

Balances at December 31, 1995                         22,816,000     (29,064,000)    26,883,000

Net income                                             3,155,000               -      3,155,000
Repurchase of shares                                           -               -       (685,000)

Cash distributions declared:
  $1.36 per share - Series A                                   -      (2,484,000)    (2,484,000)
  $1.36 per share - Series B                                   -        (252,000)      (252,000)
                                                     ------------------------------------------

Balances at December 31, 1996                        $25,971,000    ($31,800,000)   $26,617,000
                                                     ==========================================

                            See accompanying notes.

                      PUBLIC STORAGE PROPERTIES XI, INC.
                           STATEMENTS OF CASH FLOWS
                      FOR EACH OF THE THREE YEARS IN THE
                        PERIOD ENDED DECEMBER 31, 1996

                                               1996           1995           1994
                                            -----------    -----------     ----------
Cash flows from operating activities:

Net income                                 $ 3,155,000    $ 2,796,000    $ 2,923,000

Adjustments to reconcile net
income to net cash provided
by operating activities:

Depreciation                                 1,150,000      1,105,000      1,046,000
Decrease (increase) in rent and
other receivables                               34,000        (53,000)        (1,000)
Increase in prepaid expenses                   (79,000)        (4,000)        (1,000)
Amortization (payment) of prepaid
 management fees                               205,000       (205,000)             -
Increase (decrease) in accounts payable         24,000        151,000        (29,000)
Decrease in advance payments from
 renters                                        (4,000)        (4,000)       (39,000)
                                           -----------    -----------    -----------
Total adjustments                            1,330,000        990,000        976,000
                                           -----------    -----------    -----------
Net cash provided by operating
 activities                                  4,485,000      3,786,000      3,899,000
                                           -----------    -----------    -----------
Cash flows from investing activities:

Additions to real estate facilities           (507,000)      (472,000)      (216,000)
                                           -----------    -----------    -----------
Net cash used in investing activities         (507,000)      (472,000)      (216,000)
                                           -----------    -----------    -----------
Cash flows from financing activities:

Distributions paid to shareholders          (2,749,000)    (2,793,000)    (2,889,000)
Advances from affiliate                              -        145,000              -
Repayment of advances from affiliate                 -       (145,000)             -
Borrowing on credit facility                   250,000              -              -
Repayment of borrowing on credit
 facility                                     (250,000)             -              -
Purchase of Company Series A common
 stock                                        (685,000)      (529,000)    (1,254,000)
                                           -----------    -----------    -----------
Net cash used in financing activities       (3,434,000)    (3,322,000)    (4,143,000)
                                           -----------    -----------    -----------
Net increase (decrease) in cash and
 cash equivalents                              544,000         (8,000)      (460,000)

Cash and cash equivalents at the
 beginning of the year                         746,000        754,000      1,214,000
                                           -----------    -----------    -----------
Cash and cash equivalents at the end of
 the year                                  $ 1,290,000    $   746,000    $   754,000
                                           ===========    ===========    ===========

                            See accompanying notes.

                      PUBLIC STORAGE PROPERTIES XI, INC.
                         NOTES TO FINANCIAL STATEMENTS

     1.  DESCRIPTION OF BUSINESS

          Public Storage Properties XI, Inc. (the "Company") is a California corporation which has elected to qualify as a real estate investment trust ("REIT") for Federal income tax purposes. The Company succeeded to the business of Public Storage Properties XI, Ltd. (the "Partnership") in a reorganization transaction which was effective December 31, 1990 (the "Reorganization").

          The Company owns and operates primarily self-storage facilities and, to a lesser extent, business park facilities containing commercial or industrial spaces.

          The term of the Company is until all properties have been sold and, in any event, not later than December 31, 2038. The bylaws of the Company provide that, during 1997, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

     2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation:

          Certain prior year amounts have been reclassified in order to conform with the 1996 presentation.

     Income Taxes:

          The Company has and intends to continue to qualify as a REIT, as defined in Section 856 of the Internal Revenue Code (the Code). As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that the Company meets the requirements of the Code. The Company believes it is in compliance with these requirements and, accordingly, no provision for income taxes has been made.

     Statements of Cash Flows:

          For purposes of financial statement presentation, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Real Estate Facilities:

          Cost of land includes appraisal and legal fees related to acquisition and closing costs. Buildings, land improvements and equipment reflect costs incurred through December 31, 1996 and 1995 to develop primarily mini-warehouse facilities and to a lesser extent, business park facilities. The mini-warehouse facilities provide self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The buildings and equipment are depreciated on the straight-line basis over estimated useful lives of 25 and 5 years, respectively. Included in depreciation is depreciation of tenant improvements on the Company's business park facilities of $47,000, $50,000 and $19,000 in 1996, 1995 and 1994,
     respectively.

          In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("Statement 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in 1996 and based on current circumstances, such adoption did not have any effect on the financial statements.

          At December 31, 1996, the basis of real estate facilities (excluding land) for Federal income tax purposes (after adjustment for accumulated depreciation of $15,586,000) is $9,794,000.

     Revenue Recognition:

          Property rents are recognized as earned.

     Net Income Per Share:

          Net income per share is based on net income attributable to each series of common shares and the weighted average number of such shares outstanding during the periods presented.

          Net income per share is presented on a primary and fully diluted basis. Primary earnings per share represents the Series A shareholders' rights to distributions out of the respective period's net income, which is calculated by dividing net income after reduction for distributions to the Convertible Series B shareholders (Series C shareholders are not entitled to cash distributions) by the weighted average number of outstanding Series A shares (Note 4). Fully diluted earnings per share assumes conversion of the Convertible Series B and Series C shares into Series A shares.

     Use of Estimates:

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Environmental Cost:

          Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company expensed $106,000 in 1995 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.

     3.  RELATED PARTY TRANSACTIONS

          The Company has a Management Agreement with Public Storage, Inc. ("PSI") pursuant to which PSI operates the Company's mini-warehouse facilities for a fee equal to 6% of the facilities' monthly gross revenue (as defined). Through 1996, the Company's commercial properties were operated by Public Storage Commercial Properties Group, Inc. ("PSCPG") pursuant to a Management Agreement which provides for a fee equal to 5% of the facilities' monthly gross revenue (as defined).

          PSI has a 95% economic interest in PSCPG (represented by nonvoting preferred stock) and B. Wayne Hughes, the Company's Chief Executive Officer, and members of his family (the "Hughes Family") had a 5% economic interest in PSCPG (represented by voting common stock) until December 1996 when the Hughes Family sold its interest to Ronald L. Havner, Jr., formerly Senior Vice President and Chief Financial Officer of PSI, who became the Chief Executive Officer of PSCPG. PSCPG issued additional voting common stock to two other unaffiliated investors.

          In January 1997, American Office Park Properties, LP ("AOPPLP") became the operator of the Company's commercial properties pursuant to the Management Agreement. AOPPLP is an operating partnership formed to own and operate business parks in which PSI has an approximate 85% economic interest. The general partner of AOPPLP is PSCPG, now known as American Office Park Properties, Inc.

          Each Management Agreement, as amended in February 1995, provides that the agreement will expire in February 2002 provided that in February of each year it shall be automatically extended for one year (thereby maintaining a seven-year term) unless either party notifies the other that the Management Agreement is not being extended, in which case it expires, on the first anniversary of its then scheduled expiration date. Each Management Agreement may also be terminated by either party for cause, but if terminated for cause by the Company, the Company retains the rights to use the service marks and related designs until the then scheduled expiration date, if applicable, or otherwise a date seven years after such termination.

          In August 1995, the Management Agreement for the mini-warehouse facilities was amended to provide that upon demand from PSI made prior to December 15, 1995, the Company agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In November 1995, the Company prepaid, to PSI, 8 months of 1996 management fees at a cost of $205,000. The amount has been expensed as management fees paid to affiliate during 1996.

          During the second quarter of 1995, the Company borrowed $145,000 from an affiliate for working capital purposes. The advance, which was repaid in May 1995, bore interest at the prime rate plus .25%. Interest expense of $1,000 was charged to income in 1995 with respect to this advance.

     4.  SHAREHOLDERS' EQUITY

          Series A shares are entitled to all distributions of cash from sale or refinancing and participate ratably with the Convertible Series B shares in distributions of cash flow from operations. The Convertible Series C shares (prior to conversion into Series A shares) will not participate in any distributions.

          The Convertible Series B shares and Convertible Series C shares will convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all units equals
     (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares". The term "Original Series A shares" means the Series A shares issued in the Reorganization. Through December 31, 1996, the Company has made and declared cumulative cash distributions of approximately $29,141,000 with respect to the Series A shares. Accordingly, assuming no repurchases or redemptions of Series A shares after December 31, 1996, Conversion will occur when $7,258,000 in additional distributions with respect to the Series A shares have been made.

          Assuming liquidation of the Company at its net book value at December 31, 1996 and 1995, each Series of common shares would receive the following as a liquidating distribution:

                                           1996           1995
                                        -----------    -----------
             Series A                   $21,449,000    $22,567,000
             Convertible Series B         1,348,000      1,126,000
             Convertible Series C         3,820,000      3,190,000
                                        -----------    -----------

             Total                      $26,617,000    $26,883,000
                                        ===========    ===========

          The Series B and Series C shareholders have agreed that 47,824 of the Series A shares received upon conversion of the Convertible Series B and Convertible Series C shares will not be entitled to distributions attributable to sale or financing proceeds. This agreement, which is binding on transferees of such Series A shares, is reflected in the liquidation values applicable to the Series A and Convertible Series B and C shares.

          The Series A shares, Convertible Series B shares and Convertible Series C shares have equal voting rights. The holders of the Convertible Series B and Convertible Series C shares have agreed to vote along with the majority of the unaffiliated Series A shareholders on matters other than control of the Company and its business.

          The Company's Board of Directors has authorized the Company to purchase up to 400,000 shares of the Company's Series A common stock. As of December 31, 1996, the Company had purchased and retired 301,275 shares of Series A common stock, of which 36,400 and 32,200 were purchased and retired in 1996 and 1995, respectively.

          For Federal income tax purposes, all distributions declared by the Board of Directors in 1996, 1995 and 1994 were ordinary income.

     5.   NOTE PAYABLE TO BANK

          The Company has an unsecured revolving credit facility with a bank for borrowings up to $3,000,000 for working capital purposes and to repurchase the Company's stock. Outstanding borrowings on the credit facility, at the Company's option, bear interest at either the bank's prime rate plus .25% or the LIBOR rate plus 2.25%. Interest is payable monthly. On December 31, 1999, all unpaid principal and accrued interest is due and payable.

          During the first quarter of 1996, the Company borrowed and repaid $250,000 on its line of credit facility. At December 31, 1996, there was no outstanding balance on the credit facility.

          Under covenants of the credit facility, the Company is (1) required to maintain a ratio of liabilities to assets (as defined) for each fiscal quarter of not more than .3 to 1.0, (2) required to maintain a debt coverage ratio (as defined) for each fiscal quarter of not less than 8 times the debt service, (3) required to maintain a fixed charge coverage ratio (as defined) for each fiscal quarter of not less than 1.0 to 1.0 and
     (4) required to maintain a minimum shareholder's equity (as defined) for each fiscal quarter of $20 million.

     6.   QUARTERLY RESULTS (UNAUDITED)

          The following is a summary of unaudited quarterly results of operations:

                                                          Three months ended
                                           -------------------------------------------------
                                           March 1996   June 1996    Sept. 1996   Dec. 1996
                                           ----------   ----------   ----------   ----------
Revenues                                   $1,741,000   $1,822,000   $1,858,000   $1,832,000
                                           ----------   ----------   ----------   ----------

Expenses                                    1,004,000    1,017,000    1,028,000    1,049,000
                                           ----------   ----------   ----------   ----------

Net income                                 $  737,000   $  805,000   $  830,000   $  783,000
                                           ==========   ==========   ==========   ==========

Primary earnings per share- Series A       $     0.37   $     0.40   $     0.42   $     0.40
                                           ==========   ==========   ==========   ==========

Fully diluted earnings per share-
 Series A                                  $     0.29   $     0.32   $     0.32   $     0.31
                                           ==========   ==========   ==========   ==========
                                                          Three months ended
                                           -------------------------------------------------
                                           March 1995   June 1995    Sept. 1995   Dec. 1995
                                           ----------   ----------   ----------   ----------
Revenues                                   $1,652,000   $1,718,000   $1,787,000   $1,721,000
                                           ----------   ----------   ----------   ----------

Expenses                                      945,000    1,005,000      995,000    1,137,000
                                           ----------   ----------   ----------   ----------

Net income                                 $  707,000   $  713,000   $  792,000   $  584,000
                                           ==========   ==========   ==========   ==========

Primary earnings per share- Series A       $     0.34   $     0.35   $     0.39   $     0.29
                                           ==========   ==========   ==========   ==========

Fully diluted earnings per share-
 Series A                                  $     0.27   $     0.28   $     0.31   $     0.23
                                           ==========   ==========   ==========   ==========

                       PUBLIC STORAGE PROPERTIES XI, INC.
                            CONDENSED BALANCE SHEETS

                                           September 30,    December 31,
                                                1997            1996
                                            -----------     -------------
                                            (Unaudited)
                  ASSETS
                  ------
Cash and cash equivalents                   $  2,273,000    $  1,290,000
Rent and other receivables                        41,000          53,000
Prepaid expenses                                 359,000         142,000

Real estate facilities at cost:
 Building, land improvements and
  equipment                                   26,895,000      26,526,000
 Land                                         12,118,000      12,118,000
                                            ------------    ------------
                                              39,013,000      38,644,000

  Less accumulated depreciation              (12,877,000)    (12,000,000)
                                            ------------    ------------
                                              26,136,000      26,644,000
                                            ------------    ------------
Total assets                                $ 28,809,000    $ 28,129,000
                                            ============    ============

    LIABILITIES AND SHAREHOLDERS' EQUITY
    ------------------------------------

Accounts payable                            $    771,000    $    633,000
Dividends payable                                681,000         681,000
Advance payments from renters                    187,000         198,000

Shareholders' equity:
 Series A common, $.01 par value,
  2,828,929 shares authorized,
  1,819,937 shares issued and
  outstanding in 1997 and 1996                    18,000          18,000
Convertible Series B common, $.01 par
 value, 184,453 shares authorized,
 issued and outstanding                            2,000           2,000
Convertible Series C common, $.01 par
 value, 522,618 shares authorized,
 issued and outstanding                            5,000           5,000

Paid-in-capital                               32,421,000      32,421,000
Cumulative net income                         28,567,000      25,971,000
Cumulative distributions                     (33,843,000)    (31,800,000)
                                            ------------    ------------
Total shareholders' equity                    27,170,000      26,617,000
                                            ------------    ------------
Total liabilities and shareholders'
 equity                                     $ 28,809,000    $ 28,129,000
                                            ============    ============

                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES XI, INC.
                        CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                            Nine Months Ended
                                              September 30,
                                         ------------------------
                                            1997          1996
                                         ----------    ----------
REVENUES:
Rental income                            $5,644,000    $5,401,000
Interest income                              55,000        20,000
                                         ----------    ----------
                                          5,699,000     5,421,000
                                         ----------    ----------
COSTS AND EXPENSES:

Cost of operations                        1,733,000     1,746,000
Management fees paid to affiliates          329,000       288,000
Depreciation                                877,000       848,000
Administrative                              164,000       164,000
Interest expense                                  -         3,000
                                         ----------    ----------
                                          3,103,000     3,049,000
                                         ----------    ----------

NET INCOME                               $2,596,000    $2,372,000
                                         ==========    ==========
Earnings per share:

  Primary - Series A                     $     1.32    $     1.19
                                         ==========    ==========
  Fully diluted - Series A               $     1.03    $     0.93
                                         ==========    ==========

Dividends declared per share:

  Series A                               $     1.02    $     1.02
                                         ==========    ==========
  Series B                               $     1.02    $     1.02
                                         ==========    ==========

Weighted average Common
shares outstanding:

  Primary - Series A                      1,819,937     1,834,481
                                         ==========    ==========
  Fully diluted - Series A                2,527,008     2,541,552
                                         ==========    ==========

                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES XI, INC.
                  CONDENSED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)

                                                                   Convertible              Convertible
                                           Series A                  Series B                 Series C             Paid-in
                                     Shares        Amount        Shares      Amount      Shares       Amount       capital
                                    ---------     ---------     ---------   --------    --------     --------     -----------
Balances at December 31, 1996       1,819,937       $18,000       184,453    $2,000      522,618       $5,000     $32,421,000
Net income                                  -             -             -         -            -            -               -
Cash distributions declared:
  $1.02 per share - Series A                -             -             -         -            -            -               -
  $1.02 per share - Series B                -             -             -         -            -            -               -
                                    ---------     ---------     ---------   --------    --------     --------     -----------
Balances at September 30, 1997      1,819,937       $18,000       184,453     $2,000     522,618       $5,000     $32,421,000
                                    =========     =========     =========   ========    ========     ========     ===========
                                       Cumulative                        Total
                                         net          Cumulative      shareholders'
                                        income       distributions       equity
                                      -----------    -------------   -------------
Balances at December 31, 1996         $25,971,000    ($31,800,000)   $26,617,000
Net income                              2,596,000               -      2,596,000
Cash distributions declared:
  $1.02 per share - Series A                    -      (1,854,000)    (1,854,000)
  $1.02 per share - Series B                    -        (189,000)      (189,000)
                                      -----------     -----------    -----------
Balances at September 30, 1997        $28,567,000    ($33,843,000)   $27,170,000
                                      ===========     ===========    ===========

                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES XI, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                Nine Months Ended
                                                  September 30,
                                           --------------------------
                                               1997           1996
                                           -----------    -----------
Cash flows from operating activities:

Net income                                 $ 2,596,000    $ 2,372,000

Adjustments to reconcile net income to
 net cash provided by operating
 activities:

 Depreciation                                  877,000        848,000
 Decrease (increase) in rent and other          12,000        (16,000)
  receivables
 Increase in prepaid expenses                 (217,000)       (18,000)
 Amortization of prepaid management fees             -        205,000
 Increase (decrease) in accounts payable       138,000        (45,000)
 Decrease in advance payments from
  renters                                      (11,000)       (28,000)
                                           -----------    -----------

   Total adjustments                           799,000        946,000
                                           -----------    -----------

   Net cash provided by operating
    activities                               3,395,000      3,318,000
                                           -----------    -----------

Cash flows from investing activities:

 Additions to real estate facilities          (369,000)      (311,000)
                                           -----------    -----------

   Net cash used in investing activities      (369,000)      (311,000)
                                           -----------    -----------

Cash flows from financing activities:

 Distributions paid to shareholders         (2,043,000)    (2,068,000)
 Borrowing on credit facility                        -        250,000
 Repayment of borrowing on credit
  facility                                           -       (250,000)
 Purchase of Company Series A common
  stock                                              -       (685,000)
                                           -----------    -----------

   Net cash used in financing activities    (2,043,000)    (2,753,000)
                                           -----------    -----------

Net increase in cash and cash
 equivalents                                   983,000        254,000

Cash and cash equivalents at the
 beginning of the period.................    1,290,000        746,000
                                           -----------    -----------
Cash and cash equivalents at the end of
 the period..............................  $ 2,273,000    $ 1,000,000
                                           ===========    ===========

                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES XI, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes for the year ended December 31, 1996.

2. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal accruals, necessary to present fairly the Company's financial position at September 30, 1997 and December 31, 1996, the results of its operations for the nine months ended September 30, 1997 and 1996 and its cash flows for the nine months then ended.

3. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results expected for the full year.

4. Certain prior year amounts have been reclassified in order to conform with current year presentation.

5. The Company has an unsecured revolving credit facility with a bank for borrowings up to $3,000,000 for working capital purposes and to repurchase the Company's stock. Outstanding borrowings on the credit facility, at the Company's option, bear interest at either the bank's prime rate plus .25% or the bank's LIBOR rate plus 2.25%. Interest is payable monthly. On December 31, 1999, all unpaid principal and accrued interest is due and payable. At September 30, 1997 and for the nine months then ended, there was no outstanding balance on the credit facility.

6. On August 2, 1997, the Company agreed to merge with American Office Park Properties, Inc. ("AOPP"). Upon the merger of AOPP into the Company, each of the 1,819,937 outstanding shares of the Company's common stock Series A (other than shares held by holders of the Company's common stock series A ("Series A Shareholders") who have properly exercised dissenters' rights under California law) would continue to be owned by the Series A Shareholders or converted into the right to receive cash as follows: (i) with respect to up to 20% of the outstanding common stock series A of the Company, $20.50 in cash and (ii) the balance of the outstanding common stock Series A of the Company would continue to be owned by the Series A Shareholders. In the merger, (i) each share of the Company's common stock series B and each share of the Company's common stock series C would be converted into .8641 shares of the Company's common stock series A (or up to 20% in cash) and (ii) each share of AOPP's capital stock would be converted into 1.18 shares of the Company's common stock series A (or up to 20% in cash). See "Proposal One - The Merger" elsewhere in this Proxy Statement and Prospectus. Concurrently with the merger, the Company will exchange 13 mini warehouses for 11 commercial properties owned by Public Storage, Inc. The merger is conditioned on, among other requirements, the Company's receipt of a fairness opinion from a financial advisor and approval by the Company's shareholders. Until the merger is completed, the Company has agreed that it will not declare or pay distributions on its capital stock or make any other distribution of assets to its shareholders other than regular dividends at a quarterly rate not in excess of $.34 per share.

                           REPORT OF INDEPENDENT AUDITORS
                           ------------------------------

The Board of Directors and Shareholders
American Office Park Properties, Inc.

We have audited the accompanying balance sheets of American Office Park Properties, Inc. as of December 31, 1996 and 1995, and the related statements of income, shareholders' equity, and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Office Park Properties, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995, and 1994 in conformity with generally accepted accounting principles.


                                                           ERNST & YOUNG LLP

Los Angeles, California
December 19, 1997

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                                BALANCE SHEETS
                          December 31, 1996 and 1995



                                             DECEMBER 31, DECEMBER 31,
        ASSETS                                  1996         1995
        ------                             -------------- ------------


Cash and cash equivalents                  $    919,000   $    884,000
Receivable from PSI                             827,000         59,000
Other assets                                    195,000        167,000
                                           -------------- ------------
      Total assets                         $  1,941,000   $  1,110,000
                                           ============== ============

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Accrued and other liabilities              $    207,000   $     69,000

Commitments and contingencies

Shareholders' equity:
Preferred Stock, $0.10 par value,
 $15,010,000 aggregate liquidation
 preference, 100,000,000 shares
 authorized,  762,380 shares issued and
 outstanding at December 31, 1996
 and 1995                                        76,000         75,000

Common stock, $0.10 par value,
 100,000,000 shares authorized, 80,251
 shares issued and outstanding at
 December 31, 1996 (40,125 shares
 issued and outstanding
 at December 31, 1995)                            8,000          4,000

Paid-in capital                               1,499,000        714,000

Retained earnings                               151,000        248,000
                                           -------------- ------------
 Total shareholders' equity                   1,734,000      1,041,000
                                           -------------- ------------
 Total liabilities and shareholders'
  equity                                   $  1,941,000   $  1,110,000
                                           ============== ============


                            See accompanying notes.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                             STATEMENTS OF INCOME
                      For each of the three years in the
                        period ended December 31, 1996



                                               1996                1995                 1994
                                        ----------------------------------------------------------
REVENUES:
 Facility management fees
   primarily from affiliates            $    2,133,000       $    2,044,000         $    1,973,000
 Interest and other income                      43,000               37,000                 40,000
                                        --------------       --------------         --------------
                                             2,176,000            2,081,000              2,013,000
                                        --------------       --------------         --------------
EXPENSES:
 Cost of facility management                   514,000              570,000                523,000
 General and administrative                  1,143,000              319,000                245,000
                                        --------------       --------------         --------------
                                             1,657,000              889,000                768,000
                                        --------------       --------------         --------------

Net income before income taxes                 519,000            1,192,000              1,245,000

Income tax expense                            (216,000)            (472,000)              (488,000)
                                        --------------       --------------         --------------

Net income                              $      303,000       $      720,000         $      757,000
                                        ==============       ==============         ==============
Net income per common share
 (See notes)                                      $.38                 $.94                   $.99
                                        ==============       ==============         ==============
Weighted average shares
  outstanding                                  802,505              767,349                762,380
                                        ==============       ==============         ==============


                            See accompanying notes.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                      STATEMENTS OF SHAREHOLDERS' EQUITY
       For each of the three years in the period ended December 31, 1996



                                                Preferred Stock         Common Stock                                     Total
                                             ----------------------  ------------------                     Retained  Shareholders'
                                               Shares        Amount    Shares    Amount   Paid-in Capital    Earnings     Equity
                                             -----------   --------- --------  ---------  ---------------   ---------   -----------
BALANCES AT DECEMBER 31, 1993                        -     $     -    2,500    $ 3,000    $             -   $ 149,000   $  152,000
  Net income                                         -           -        -          -                  -     757,000      757,000
  Distributions                                      -           -        -          -                  -    (563,000)    (563,000)
                                             -----------   --------- --------  ---------  ---------------   ---------   ----------

BALANCES AT DECEMBER 31, 1994                        -           -    2,500      3,000                  -     343,000      346,000
  Issuance of common stock for cash                  -           -   40,125      4,000            786,000           -      790,000
  Exchange of common stock for preferred
   stock                                       762,380      76,000   (2,500)    (3,000)           (73,000)          -            -
  Net Income                                         -           -        -          -                  -     720,000      720,000
  Distributions                                      -           -        -          -                  -    (815,000)    (815,000)
                                             -----------   --------- --------  ---------  ---------------   ---------   ----------

BALANCES AT DECEMBER 31, 1995                  762,380      76,000   40,125      4,000            713,000     248,000    1,041,000
  Issuance of common stock for cash                  -           -   40,126      4,000            786,000           -      790,000
  Distributions                                      -           -        -          -                  -    (400,000)    (400,000)
  Net income                                         -           -        -          -                  -     303,000      303,000
                                             -----------   --------- --------  ---------  ---------------   ---------   ----------
BALANCES AT DECEMBER 31, 1996                  762,380     $76,000   80,251    $ 8,000    $     1,499,000   $ 151,000   $1,734,000
                                             ===========   ========= ========  =========  ===============   =========   ==========

                            See accompanying notes.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                           STATEMENTS OF CASH FLOWS
                      For each of the three years in the
                        period ended December 31, 1996


                                              1996         1995         1994
                                           -----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

 Net income                                $ 303,000    $   720,000  $ 757,000

 Adjustments to reconcile net income to
  net cash provided by (used in)
  operating activities:

     (Increase) decrease in other assets     (28,000)       157,000   (185,000)
     Increase (decrease) in accrued and
      other liabilities                      138,000         73,000     (1,000)
                                           -----------  ------------ ----------
   Net cash provided by operating
      activities                             413,000        950,000    571,000
                                           -----------  ------------ ----------

CASH FLOWS FROM FINANCING ACTIVITIES:

 Net proceeds from the issuances of
  common stock                               790,000        790,000          -
 Distributions paid to shareholders         (400,000)      (815,000)  (563,000)
 Increase in receivable from PSI            (768,000)       (59,000)         -
                                           -----------  ------------ ----------
  Net cash used in financing activities     (378,000)       (84,000)  (563,000)
                                           -----------  ------------ ----------

Net increase in cash and cash
 equivalents                                  35,000        866,000      8,000
Cash and cash equivalents at the
 beginning of the period                     884,000         18,000     10,000
                                           -----------  ------------ ----------

Cash and cash equivalents at the end of
 the period                                $ 919,000    $   884,000  $  18,000
                                           ===========  ============ ==========


                            See accompanying notes.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                        NOTES TO FINANCIAL STATEMENTS


1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

          American Office Park Properties, Inc. ("AOPP"), formerly known as Public Storage Commercial Properties Group, Inc., was organized in California in 1984 as a wholly-owned subsidiary of Public Storage Management, Inc. ("PSMI"), a privately owned company of B. Wayne Hughes and his family (collectively "Hughes").

          On November 16, 1995, Public Storage, Inc. ("PSI") acquired PSMI in a business combination accounted for using the purchase method. In connection with the transaction, PSI exchanged its common stock for all of the non-voting participating preferred stock of AOPP representing a 95% economic interest and Hughes purchased the voting common stock representing the remaining 5% economic interest in AOPP. Since PSI's investment consisted of a non-voting interest, PSI's cost basis of its investment has not been reflected in AOPP's financial statements.

          During December 1996, Ronald L. Havner, Jr. (an executive officer of
     PSI) acquired all of Hughes' common stock in AOPP.

          In December 1996, AOPP issued 3,950 shares (40,126 shares, adjusted for a January 1997 10 for 1 stock split and December 1997 stock dividend) of common stock to third parties in exchange for $790,000 cash.

          AOPP operates and manages, pursuant to property management agreements, commercial office buildings and light industrial business parks. The property management agreements generally provide for compensation equal to 5% of the gross revenues of the facilities managed. For the property management fees, under the supervision of the property owners, AOPP coordinates rental policies, rent collections, marketing activities, the purchase of equipment and supplies, maintenance activity, and the selection and engagement of vendors, suppliers and independent contractors. AOPP assists and advises property owners in establishing policies for the hire, discharge, and supervision of employees for the operation of their facilities, including property managers, leasing, and maintenance personnel.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation:

          The financial statements include only the accounts of AOPP.

     Cash and cash equivalents:

          AOPP considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

     Revenue and expense recognition:

          Property management fees are recognized in the period earned.

     Net income per common share:

          Net income per common share is computed using the weighted average common and common equivalent shares outstanding. AOPP's preferred stock has been determined to be a common stock equivalent and has been included in the computation of earnings per share.

          Weighted average shares and equivalent shares outstanding have been adjusted to reflect the exchange of common stock for preferred stock, to reflect the effect of a 10 for 1 stock split that occurred in January 1997 and the stock dividend that occurred in December 1997.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                         NOTES TO FINANCIAL STATEMENTS

Income Taxes:

     Prior to November 16, 1995, AOPP's earnings were included in the consolidated federal and combined state income tax returns of PSMI. Under the terms of a tax sharing agreement, taxes were allocated to AOPP as though it filed separate federal and state tax returns. For periods subsequent to November 16, 1995, separate federal and state income tax returns were filed for AOPP.

     Income taxes are accounted for under SFAS 109, "Accounting for Income Taxes", which requires income taxes to be recorded using the liability method. Under the liability method, deferred taxes are provided for temporary differences between the financial reporting and income tax bases of assets and liabilities, applying presently enacted tax rates and laws. Taxes have been paid by PSI and PSMI on behalf of AOPP, and are included in due from affiliate.


     The income tax provision is as follows:

            1996:
            ----
             Federal                   $166,000
             State                       50,000
                                      ---------
                                       $216,000
                                      =========
            1995:
            ----
             Federal                   $372,000
             State                      100,000
                                      ---------
                                       $472,000
                                      =========
            1994:
            ----
             Federal                   $387,000
             State                      101,000
                                      ---------
                                       $488,000
                                      =========

     The income tax provision (benefit) is different from that which would be computed by applying the Federal income tax rate to income before taxes as follows:

                                             1996        1995         1994
                                           ---------   ---------   ---------
Tax at statutory rate                       $177,000    $405,000    $423,000

State income taxes net of Federal
  tax benefit                                 33,000      66,000      66,000


Other                                          6,000       1,000      (1,000)
                                           ---------   ---------   ---------
                                            $216,000    $472,000    $488,000
                                           =========   =========   =========

Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

General and administrative expense:

     General and administrative expense includes legal expense, office
expense, executive salaries, and other such administrative items.   Such
amounts include amounts incurred by PSI on behalf of AOPP, which were subsequently recharged to AOPP.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                         NOTES TO FINANCIAL STATEMENTS


3.   SHAREHOLDERS' EQUITY

          AOPP was initially capitalized with 2,500 shares of capital stock.
     In connection with the November 16, 1995 merger between PSMI and PSI, AOPP's Articles of Incorporation were amended authorizing AOPP to issue only two classes of shares (i) 100,000 shares of $0.10 par value Non-Voting Preferred Stock and (ii) 100,000 shares of $0.10 par value Common Stock. AOPP's existing 2,500 shares of capital stock were, concurrent with the amendment, exchanged for 75,050 shares (762,380 shares adjusted for the 10 for 1 stock split in January 1997 and stock dividend in December 1997) of Preferred Stock.

          The Preferred Stock participates fully on a share for share basis in any dividends which the Board of Directors of AOPP declares with respect to the Common Shares. Except under certain conditions, the Preferred Stock has no voting rights on any matter requiring a vote of shareholders. In the event of any liquidation, dissolution or winding up of AOPP, the Preferred Stock shall be entitled to receive, in preference to any payment on the Common Shares, an amount equal to $200 per share. After this the Common Shares receive $200 per share. Subsequent to the Common Shares receiving $200 per share, the remainder is distributed ratably among the Preferred and Common Shareholders (the liquidation preference after adjusting for the 10 for 1 stock split in January 1997 and stock dividend in December 1997 is $19.69).

          In connection with the November 16, 1995 merger, Hughes purchased 3,950 shares (40,125 shares, adjusted for the 10 for 1 stock split in January 1997 and stock dividend in December 1997) of Common Stock for cash totaling $790,000.

          In December 1996, AOPP issued 3,950 shares (40,126 shares, adjusted for the 10 for 1 stock split in January 1997 and stock dividend in December
     1997) of Common Stock to third parties for cash totaling $790,000.

          On January 1, 1997, the number of outstanding shares of Preferred Stock and Common Stock increased to 750,500 shares and 79,000 shares, respectively, as a result of a 10 for 1 stock split. In March 1997, the Preferred Stock of AOPP was converted into Common Stock on a share for share basis. In December 1997, AOPP declared a common stock dividend at a rate of approximately .016 shares for each common share outstanding. The balance sheets at December 31, 1996 and 1995 have been retroactively adjusted to reflect these transactions.

4.   PROPERTY MANAGEMENT CONTRACTS

          AOPP manages industrial, office and retail facilities for PSI and entities affiliated with PSI, and third party owners. These facilities, all located in the United States, operate under the "Public Storage" or "PS Business Parks" name.

          The property management contracts provide for compensation of five percent of the gross revenue of the facilities managed. Under the supervision of the property owners, the Company coordinates rental policies, rent collections, marketing activities, the purchase of equipment and supplies, maintenance activities, and the selection and engagement of vendors, suppliers and independent contractors. In addition, the Company assists and advises the property owners in establishing policies for the hire, discharge and supervision of employees for the operation of these facilities, including property managers, leasing, billing and maintenance personnel.

          The property management contract with PSI is for seven year terms with the term being extended one year each anniversary. The property management contracts with affiliates of PSI are cancelable by either party upon sixty days notice.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                         NOTES TO FINANCIAL STATEMENTS

5.   SUBSEQUENT EVENTS (UNAUDITED)

          AOPP elected to qualify as a real estate investment trust ("REIT") for Federal income tax purposes pursuant to Section 856 (c) (1) of the Internal Revenue Code. As a REIT, AOPP is not taxed on that portion of its taxable income which is distributed to its shareholders provided that AOPP meets certain tests.

          On January 2, 1997, in connection with the reorganization of the commercial property operations of PSI and affiliated entities, AOPP formed a partnership (the "Operating Partnership"). Subject to certain limitations described below, each limited partner other than AOPP has the right to require the redemption of such limited partner's partnership interests at any time or from time to time beginning on the date that is one year after the date on which such limited partner is admitted to the Operating Partnership.

          Unless AOPP, as general partner, elects to assume and perform the Operating Partnership's obligation with respect to a redemption right, as described below, a limited partner that exercises its redemption right will receive cash from the Operating Partnership in an amount equal to the market value (as defined in the Operating Partnership Agreement) of the partnership interests redeemed. In lieu of the Operating Partnership redeeming the partner for cash, AOPP, as the general partner, has the right to elect to acquire the partnership interest directly from a limited partner exercising its redemption right, in exchange for cash in the amount specified above or by issuance of one share of AOPP common stock for each unit of limited partnership interest redeemed.

          A limited partner cannot exercise its redemption right if delivery of shares of AOPP common stock would be prohibited under the applicable articles of incorporation or if the general partner believes that there is a risk that delivery of shares of common stock would cause the general partner to no longer qualify as a REIT, would cause a violation of the applicable securities laws, or would result in the Operating Partnership no longer being treated as a partnership for federal income tax purposes.

          Concurrent with the formation of the Operating Partnership, (i) PSI and affiliated entities contributed 26 commercial properties to the Operating Partnership in exchange for 4,859,000 limited partnership units ("OP Units"), (ii) PSI contributed 9 commercial properties to AOPP in exchange for 1,000,000 (1,015,380 shares adjusted for the December 1997 stock dividend) shares of Preferred Stock. Immediately thereafter, AOPP contributed the 9 commercial properties referred to in (ii) above along with its commercial property management operations and $790,000 in cash to the Operating Partnership for 1,829,500 OP Units. These transactions were accounted for as purchases of properties.

          In April 1997, the Operating Partnership acquired 4 additional commercial properties from PSI in exchange for 1,235,500 OP Units in a transaction accounted for as a purchase.

          In July 1997, AOPP purchased two commercial office buildings from third parties for an aggregate purchase price of $33,750,000. To fund this transaction, AOPP issued 1,690,000 (1,716,753 shares adjusted for the December 1997 stock dividend) shares of common stock primarily to PSI for $33,800,000.

          In September 1997, AOPP purchased one commercial facility from a third party for a purchase price of $10,050,000 in cash and the issuance of 12,000 limited partnership units of the Operating Partnership having a value of $324,000.

          In December 1997, AOPP issued 4,482,852 shares of AOPP common stock to a subsidiary of a state pension plan, and the subsidiary of the state pension plan through a merger and contribution, transferred to the Company six commercial facilities located in California ($118,655,000) and $1,000,000 in cash. AOPP incurred approximately $3,300,000 in transaction costs.

          Also in December 1997, the Company purchased a property from a third party for an aggregate purchase price of $3,875,000 consisting of $3,575,000 in cash and 11,111 OP units having a value of $300,000.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                         NOTES TO FINANCIAL STATEMENTS

     Stock issuances to institutional investors

          AOPP has entered into an agreement with a group of institutional investors under which AOPP will issue up to 5,740,741 shares of AOPP common stock at $27 per share in cash (an aggregate of up to $155,000,000).

     Proposed acquisition of property

          AOPP has entered into contracts to acquire four commercial facilities from third parties for aggregate consideration of $76,981,000 consisting of the assumption of mortgage debt with an approximate outstanding balance of $49,350,000, cash of approximately $19,900,000 and approximately 286,300 units in the operating partnership.

     Line of credit with PSI

          AOPP has entered into a line of credit agreement with Public Storage, Inc. for $50,000,000 with an interest rate of the London Interbank Offered Rated ("LIBOR") plus 1.25%. Under the terms of the agreement, the note must be repaid with proceeds from any equity offerings or debt financings. If amounts borrowed are not repaid by January 15, 1998 then AOPP must establish a separate line of credit to repay the amounts borrowed.

     Proposed revolving line of credit

          AOPP has received a commitment from a commercial bank whereby the commercial bank has agreed to provide AOPP with a $70 million unsecured revolving credit facility. The credit facility is expected to be available in January 1998. Under the facility, at the option of AOPP, the rate of interest charged is equal to (i) the prime rate or (ii) a rate ranging from LIBOR plus 0.80% to LIBOR plus 1.30% depending on AOPP's credit rating. In addition, AOPP pays an annual fee of 0.125% to 0.25% of its average unused balance of its credit facility; such fee is dependent upon the amount of credit facility unused.

          Under covenants of the credit facility, AOPP is required to (i) maintain a balance sheet leverage ratio of less than 0.50 to 1.00, (ii) maintain a ratio of secured debt to gross asset value of less than 0.30 to 1.00, (iii) maintain an interest coverage ratio of not less than 2.25 times and (iv) maintain a minimum shareholders' value (as defined). In addition, AOPP will be restricted in the level of distributions it may pay, type of investments it may make and is limited in its ability to incur additional borrowings (AOPP is required to maintain unencumbered assets with an aggregate value(as defined) equal to or greater than two times its unsecured recourse debt).

     Agreement to merge

          In August 1997, AOPP agreed to a merger with Public Storage Properties XI, Inc. ("PSP11"), a real estate investment trust listed on the American Stock Exchange. Upon the merger of AOPP into PSP11, each share of AOPP's common stock will be converted into 1.18 shares of PSP11 common stock series A. See "Proposal One - The Merger" elsewhere in this Proxy Statement and Prospectus.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                           CONDENSED BALANCE SHEETS


                                                       SEPTEMBER 30,    DECEMBER 31,
                 ASSETS                                    1997            1996
                 ------                              ---------------   --------------
                                                       (Unaudited)

Cash and cash equivalents                              $  6,455,000     $   919,000
Real estate facilities, at cost:
  Land                                                   55,452,000               -
  Buildings                                             138,855,000               -
                                                     ---------------   --------------
                                                        194,307,000               -
  Accumulated depreciation                               (2,328,000)              -
                                                     ---------------   --------------
                                                        191,979,000               -
Receivable from PSI                                          46,000         827,000
Intangible assets, net of accumulated                     3,403,000               -
 amortization
Other assets                                                740,000         195,000
                                                     ---------------   --------------
    Total assets                                       $202,623,000     $ 1,941,000
                                                     ===============   ==============

 LIABILITIES AND SHAREHOLDERS' EQUITY
 ------------------------------------

Accrued and other liabilities                          $  4,444,000     $   207,000
Minority interest                                       125,668,000               -
Commitments and contingencies                                     -               -

Shareholders' equity:

  Preferred Stock, $0.10 par value,
    100,000,000 shares authorized, no
    shares issued and outstanding at
    September 30, 1997 (762,380 shares
    issued and outstanding at December 31, 1996)                  -          76,000

  Common stock, $0.10 par value,
    100,000,000 shares authorized,
    3,579,277 shares issued and
    outstanding at September 30, 1997
    (80,251 shares issued and outstanding
    at December 31, 1996)                                   352,000           8,000

Paid-in capital                                          70,182,000       1,499,000
Cumulative net income                                     1,977,000       8,274,000
Cumulative distributions                                          -      (8,123,000)
                                                     ---------------   --------------
    Total shareholders' equity                           72,511,000       1,734,000
                                                     ---------------   --------------
    Total liabilities and shareholders' equity         $202,623,000     $ 1,941,000
                                                     ===============   ==============

                            See accompanying notes.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                        CONDENSED STATEMENTS OF INCOME
                                  (Unaudited)



                                           April 1, 1997       January 1, 1997         Nine months
                                              through              through                ended
                                         September 30, 1997     March 31, 1997       September 30, 1996
                                       ----------------------------------------------------------------------
REVENUES:
  Rental income                           $    15,234,000        $   5,805,000        $             -
  Facility management fees                        449,000              247,000              1,587,000
   primarily from affiliates
  Interest and other income                       293,000               29,000                 34,000
                                       ----------------------------------------------------------------------
                                               15,976,000            6,081,000              1,621,000
                                       ----------------------------------------------------------------------

EXPENSES:
  Cost of operations                            5,776,000            2,493,000                      -
  Cost of facility management                      97,000               60,000                369,000
  Depreciation                                  2,328,000              820,000                      -
  Amortization                                    262,000                    -                      -
  General and administrative                      554,000              213,000                570,000
                                       ----------------------------------------------------------------------
                                                9,017,000            3,586,000                939,000
                                       ----------------------------------------------------------------------

Net income before minority interest
 and income taxes                               6,959,000            2,495,000                682,000


 Minority interest in income                   (4,982,000)          (1,813,000)                     -
                                       ----------------------------------------------------------------------

Net income before income taxes                  1,977,000              682,000                682,000

Income tax expense                                      -                    -               (283,000)
                                       ----------------------------------------------------------------------

Net income                                $     1,977,000        $     682,000        $       399,000
                                       ======================================================================

  Net income per share:                             $0.81                $0.37                  $0.50
                                       ======================================================================
  Weighted average common shares
   and common shares equivalents
   outstanding                                  2,444,020            1,858,346                802,505
                                       ======================================================================


                            See accompanying notes.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                 CONDENSED STATEMENTS OF SHAREHOLDERS' EQUITY
                   For the period ending September 30, 1997
                                  (Unaudited)


                                     Preferred Stock        Common Stock                     Cumulative                    Total
                                   ------------------      ----------------                     net       Cumulative   Shareholders'
                                   Shares      Amount      Shares    Amount  Paid-in Capital   income    distributions    Equity
                                   ------      ------      ------    ------  --------------- ----------  ------------- ------------
BALANCES AT DECEMBER 31, 1996      762,380     $75,000     80,251  $  8,000   $ 1,500,000   $ 8,274,000   $(8,123,000)  $ 1,734,000

Issuance of preferred stock
 in exchange for real estate
 facilities                      1,015,830     100,000          -         -    19,900,000             -             -    20,000,000

Issuance of common stock for
 cash                                    -           -      4,063         -        80,000             -             -        80,000

Adjustment to reflect cost
 of PSI's investment in AOPP             -           -          -         -    12,361,000             -             -    12,361,000

Net income                               -           -          -         -             -       682,000             -       682,000

Exchange of preferred stock
 for common stock               (1,778,210)   (175,000) 1,778,210   175,000       833,000    (8,956,000)    8,123,000             -

Adjustment to reflect
 minority interests' to
 underlying ownership
 interest                                -           -          -         -     1,813,000             -             -     1,813,000
                                 ---------     -------  ---------  --------   -----------   -----------   -----------   -----------

BALANCES AT MARCH 31, 1997               -           -  1,862,524   183,000    36,487,000             -             -    36,670,000

Issuance of common stock for
 cash                                    -           -  1,716,753   169,000    33,631,000             -             -    33,800,000
Net income                               -           -          -         -             -     1,977,000             -     1,977,000

Adjustment to reflect
 minority interests' to
 underlying ownership
 interest                                -           -          -         -        64,000             -             -        64,000
                                 ---------     -------  ---------  --------   -----------   -----------   -----------   -----------
BALANCES AT SEPTEMBER 30, 1997           -     $     -  3,579,277  $352,000   $70,182,000   $ 1,977,000   $         -   $72,511,000
                                 =========     =======  =========  ========   ===========   ===========   ===========   ===========

                            See accompanying notes.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                      CONDENSED STATEMENTS OF CASH FLOWS
                                  (Unaudited)



                                                                 April 1, 1997           January 1, 1997           Nine months
                                                                    through                   through                 ended
                                                              September 30, 1997          March 31, 1997        September 30, 1996
                                                             ---------------------------------------------------------------------
Cash flow from operating activities:
  Net income                                                    $    1,977,000            $     682,000           $     399,000
  Depreciation                                                       2,328,000                  820,000                       -
  Amortization                                                         262,000                        -                       -
  Minority interest in income                                        4,982,000                1,813,000                       -
  (Increase) decrease in other assets                                 (145,000)                (400,000)                160,000
  Increase (decrease) in accrued and other liabilities               1,312,000                2,925,000                 (13,000)
                                                                ----------------          ---------------         ----------------
    Net cash provided by operating activities                       10,716,000                5,840,000                 546,000
                                                                ----------------          ---------------         ----------------

Cash flows from investing activities:
  Acquisition of real estate facilities                            (43,360,000)                       -                       -
  Improvements to real estate facilities                            (1,739,000)                (582,000)                      -
                                                                ----------------          ---------------         ----------------
    Net cash used by investing activities                          (45,099,000)                (582,000)                      -
                                                                ----------------          ---------------         ----------------

Cash flows from financing activities:
  Net proceeds from the issuances of common stock                   33,800,000                   80,000                       -
  Decrease (increase) in receivable from affiliate                   1,089,000                 (308,000)              (1,140,000)
                                                                ----------------          ---------------         ----------------
    Net cash provided by (used) by financing activities             34,889,000                 (228,000)              (1,140,000)
                                                                ----------------          ---------------         ----------------

Net increase (decrease) in cash and cash equivalents                   506,000                5,030,000                 (594,000)
Cash and cash equivalents at the beginning of the period             5,949,000                  919,000                  884,000
                                                                ----------------          ---------------         ----------------

Cash and cash equivalents at the end of the period              $    6,455,000            $   5,949,000           $      290,000
                                                                ================          ===============         ================

Supplemental schedule of noncash investing and financing activities:

Issuances of preferred stock in exchange for
 real estate facilities:
   Real estate facilities                                       $            -            $  20,000,000           $            -
   Preferred stock                                                           -                  100,000                        -
   Paid in capital                                                           -               19,900,000                        -

Contribution of real estate facilities to operating partnership:
   Real estate facilities                                           24,300,000               97,180,000                        -
   Intangible assets                                                  (730,000)                       -                        -
   Minority interest                                                23,570,000               97,180,000                        -

Adjustment to reflect cost allocated to PSI's investment in AOPP:
   Real estate facilities                                                    -                7,146,000                        -
   Accumulated depreciation                                                  -                  820,000                        -
   Intangible assets                                                         -                4,395,000                        -
   Paid in capital                                                           -               12,361,000                        -

Exchange of preferred stock for common stock:
   Preferred stock                                                           -                 (175,000)                       -
   Common stock                                                              -                  175,000                        -

                            See accompanying notes.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)


1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

          American Office Park Properties, Inc. ("AOPP"), formerly known as Public Storage Commercial Properties Group, Inc., was organized in California in 1984 as a wholly-owned subsidiary of Public Storage Management, Inc. ("PSMI"), a privately owned company of B. Wayne Hughes and his family (collectively "Hughes").

          On November 16, 1995, Public Storage, Inc. ("PSI") acquired PSMI in a transaction accounted for as a purchase. In connection with the transaction, PSI exchanged its common stock for all of the non-voting participating preferred stock of AOPP representing a 95% economic interest and Hughes purchased all the voting common stock representing the remaining 5% economic interest in AOPP.

          During December 1996, Ronald L. Havner, Jr. (an executive officer of
PSI) acquired all of Hughes' common stock in AOPP.

          In December 1996, AOPP issued 3,950 shares (39,500 shares, adjusted for a January 1997 10 for 1 stock split and stock dividend in December 1997) of Common Stock to third parties in exchange for $790,000 cash.

          AOPP operates and manages, pursuant to property management agreements, commercial office building and light industrial business parks. The property management agreements generally provide for compensation equal to 5% of the gross revenues of the facilities managed. For the property management fees, under the supervision of the property owners, AOPP coordinates rental policies, rent collections, marketing activities, the purchase of equipment and supplies, maintenance activity, and the selection and engagement of vendors, suppliers and independent contractors. AOPP assists and advises property owners in establishing policies for the hire, discharge, and supervision of employees for the operation of their facilities, including property managers, leasing, and maintenance personnel.

          On January 2, 1997, in connection with the reorganization of the commercial property operations of PSI and affiliated entities, AOPP formed a partnership (the "Operating Partnership")(collectively, AOPP and the Operating Partnership are referred to as the "Company"). Concurrent with the formation of the Operating Partnership, (i) PSI and affiliated entities contributed 26 commercial properties to the Operating Partnership in exchange for 4,859,000 limited partnership units ("OP Units"), (ii) PSI contributed 9 commercial properties to AOPP in exchange for 1,000,000 (1,015,830 shares adjusted for stock dividend in December 1997) shares of Preferred Stock. Immediately thereafter, AOPP contributed the 9 commercial properties referred to in (ii) above along with its commercial property management operations and $790,000 in cash to the Operating Partnership for 1,829,500 OP Units. OP Units held by limited partners in the Operating Partnership may be exchanged for shares of common stock of AOPP on a one-for-one basis in certain circumstances. These transactions were accounted for as a purchase of properties at fair value ($117,180,000).

          On March 31, 1997, AOPP and PSI agreed to exchange the non-voting participating preferred stock held by PSI for 1,750,500 shares of (1,778,210 shares, adjusted for stock dividend in December 1997) voting common stock of AOPP. After the exchange, PSI owned in excess of 95% of the outstanding voting common stock of AOPP and AOPP accounted for the transaction as if PSI purchased AOPP. Accordingly, AOPP reflected PSI's cost of its investment in AOPP in accordance with Accounting Principles Board Opinion No. 16. As a result of PSI attaining control of AOPP as a result of its ownership in excess of 95% of AOPP's outstanding voting common stock, the carrying value of AOPP's assets and liabilities was adjusted to reflect PSI's acquisition cost of its controlling interest in AOPP of approximately $35 million. As a result, the carrying value of real estate facilities was increased approximately $8.0 million, intangible assets increased approximately $4.4 million and paid in capital increased approximately $12.4 million.

          In April 1997, the Operating Partnership acquired 4 additional commercial properties from PSI in exchange for 1,235,500 OP Units. This transaction was accounted for at PSI's carrying value of $23.2 million.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)


          In July 1997, AOPP purchased two commercial office buildings for an aggregate purchase price of $33,750,000. To fund this transaction, AOPP issued 1,690,000 shares (1,716,753 shares, adjusted for the December 1997 stock dividend) of common stock primarily to PSI for $33,800,000. These properties were acquired from third parties and were accounted for as a purchase of properties at fair value.

          In September 1997, AOPP purchased one commercial facility for a purchase price of $10,050,000 in cash and the issuance of 12,000 limited partnership units of the Operating Partnership for a total purchase price of $10,374,000. This property was acquired from a third page and was accounted for as a purchase at fair value.

Basis of Presentation:

          As a result of PSI attaining a 95% ownership interest in AOPP voting common stock on March 31, 1997, the unaudited consolidated financial statements of 1997 are presented separately for the period prior to March 31, 1997 (January 1, 1997 through March 31, 1997) and the period subsequent to March 31, 1997 (April 1, 1997 through September 30, 1997). The financial statements prior to January 1, 1997, include only the accounts of AOPP. The financial statements for 1997 include the accounts of AOPP and the Operating Partnership as AOPP, as the sole general partner of the Operating Partnership, has full, exclusive and complete responsibility and discretion in managing and controlling the Operating Partnership. As of September 30, 1997, AOPP owned approximately 23% of the Operating Partnership with the remaining interest owned by PSI and affiliates of PSI. PSI owns approximately 98% of the outstanding common stock of AOPP as of September 30, 1997.

          The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles. In the opinion of management, such financial statements reflect all adjustments considered necessary for a fair presentation of the results of the respective interim periods and all such adjustments are of a normal and recurring nature.

Cash and cash equivalents:

          The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Real Estate Facilities:

          Costs related to the improvements of properties are capitalized. Expenditures for repair and maintenance are charged to expense when incurred. After March 31, 1997, acquisition of facilities from PSI and entities controlled by PSI are recorded at the predecessor's basis until such time that AOPP is not controlled by PSI. Buildings and equipment are depreciated on the straight line method over the estimated useful lives, which is generally 25 and 5 years, respectively.

Intangible Assets:

          On March 31, 1997, in connection with the adjustment of AOPP's assets and liabilities to reflect PSI's acquisition basis in AOPP, AOPP established $4,395,000 of intangible assets. Intangible assets consist of property management contracts for properties managed, but not owned, by AOPP. The intangible assets are being amortized over seven years. As properties managed are subsequently acquired by AOPP, the unamortized basis of intangible assets related to such property is included in the cost of acquisition of such property. During April 1997, AOPP acquired four properties from PSI and included in the cost of real estate facilities for such properties are $730,000 of cost previously classified as intangible assets. Intangible assets at September 30, 1997 are net of accumulated amortization of $262,000. Amortization expense for the period April 1, 1997 to September 30, 1997 is $262,000.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)


     Evaluation of asset impairment:

          In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which requires impairment losses to be recorded on long-lived assets. The Company evaluates its assets used in operations, by identifying indicators of impairment and by comparing the sum of the estimated undiscounted future cash flows for each asset to the asset's carrying amount. When indicators of impairment are present and the sum of the undiscounted future cash flows is less than the carrying value of such asset, an impairment loss is recorded equal to the difference between the asset's current carrying value and its value based on discounting its estimated future cash flows. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Such assets are to be reported at the lower of their carrying amount or fair value, less cost to sell. The Company adopted Statement 121 in 1996 and the adoption had no effect. The Company's subsequent evaluations have indicated no impairment in the carrying amount of its assets.

     Revenue and expense recognition:

          All leases are classified as operating leases. Rental income is recognized on a straight-line basis over the terms of the leases. Reimbursements from tenants for real estate taxes and other recoverable operating expense are recognized as revenue in the period the applicable costs are incurred.

          Costs incurred in connection with leasing are capitalized and amortized over the lease period.

          Property management fees are recognized in the period earned.

     Allowance for possible losses:

          The Company periodically evaluates amounts billed to tenants and accrues recoveries from tenants and adjusts the allowance for doubtful accounts to reflect the amounts estimated to be uncollectible. Amounts determined to be uncollectible are included in operating expenses.

     Net income per common share:

          Net income per common share is computed using the weighted average common and common equivalent shares outstanding. The Company's preferred stock has been determined to be a common stock equivalent and has been included in the computation of earnings per share. The weighted average common and common equivalent shares have been adjusted to reflect the effects of the stock dividend in December 1997 - see Note 5 - Shareholders' Equity.

          OP Units held by limited partners in the Operating Partnership may be exchanged for shares of common stock of the Company on a one-for-one basis in certain circumstances and have not been included in the weighted average common shares outstanding.

     Income taxes:

          Income taxes for 1996 are accounted for under SFAS 109, "Accounting for Income Taxes", which requires income taxes to be recorded using the liability method. Under the liability method, deferred taxes are provided for temporary differences between the financial reporting and income tax bases of assets and liabilities, applying presently enacted tax rates and laws.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)


          Commencing January 1997, AOPP has elected to be taxed as a REIT pursuant to Section 856 (c) (1) of the Internal Revenue Code. As a REIT, AOPP is not taxed on that portion of it taxable income which is distributed to its shareholders provided that AOPP meets certain tests. AOPP believes it will meet such tests for 1997 and accordingly, no provision for income taxes for 1997 has been made in the accompanying consolidated financial statements.

     Use of estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     General and administrative expense:

          General and administrative expense includes legal expense, office expenses, executive salaries and other such administrative items. Such amounts include amounts incurred by PSI on behalf of the Company, which were subsequently recharged to the Company.

2.   Real Estate Facilities

          Prior to 1997, the Company owned no real estate facilities. On January 2, 1997, the Company acquired 35 real estate facilities (containing 3.0 million square feet) from PSI and affiliated entities. In April 1997, the Company acquired 4 real estate facilities (containing 0.4 million square feet) from PSI, of which PSI had acquired on the same date from two affiliated REITs. In July and September 1997, the Company acquired two facilities and one facility, respectively, from unaffiliated third parties. These facilities were recorded at their respective purchase price and related costs of acquisition.

          The activity in real estate facilities in 1997 is as follows:

                                                                                        Accumulated
                                                        Land        Buildings           Depreciation      Total
                                                     -----------   ------------         ------------   ------------
          Balances at December 31, 1996              $         -   $          -         $         -    $          -
          Acquisitions of Buildings and land          35,154,000     82,026,000                   -     117,180,000
          Capital improvements (Jan - Mar 1997)                -        582,000                   -         582,000
          Depreciation expense (Jan - Mar 1997)                -              -            (820,000)       (820,000)
          Adjustment to reflect PSI's basis in
           cost of PSI's investment in previously
           acquired properties                                 -      7,146,000             820,000       7,966,000
                                                     -----------   ------------         -----------    ------------
          Balances at March 31, 1997                  35,154,000     89,754,000                   -     124,908,000
          Acquisitions of buildings and land          20,298,000     47,362,000                   -      67,660,000
          Capital improvements (Apr - Sep 1997)                -      1,739,000                   -       1,739,000
          Depreciation expense (Apr - Sep 1997)                -              -          (2,328,000)     (2,328,000)
                                                     -----------   ------------         -----------    ------------
          Balances at September 30, 1997             $55,452,000   $138,855,000         $(2,328,000)   $191,979,000
                                                     ===========   ============         ===========    ============

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)


3.   LEASING ACTIVITY

          Future minimum rental revenues under non-cancelable leases as of September 30, 1997 with tenants for the above real estate facilities are as follows:

                1997 (Remainder)                            $ 6,935,000
                1998                                         25,414,000
                1999                                         16,470,000
                2000                                          9,910,000
                2001                                          5,708,000
                Thereafter                                    9,376,000
                                                        -------------------
                                                            $73,813,000
                                                        ===================

4.   MINORITY INTERESTS

          In consolidation, the Company classifies ownership interests in the Operating Partnership, other than its own, as minority interest on the consolidated financial statements. Minority interest in income consists of the minority interests' share (approximately 72% for the nine months ended September 30, 1997 and 63% at September 30, 1997) of the operating results of the Company.

          Subject to certain limitations described below, each limited partner other than AOPP has the right to require the redemption of such limited partner's partnership interests at any time or from time to time beginning on the date that is one year after the date on which such limited partner is admitted to the Operating Partnership.

          Unless AOPP, as general partner, elects to assume and perform the Operating Partnership's obligation with respect to a redemption right, as described below, a limited partner that exercises its redemption right will receive cash from the Operating Partnership in an amount equal to the market value (as defined in the Operating Partnership Agreement) of the partnership interests redeemed. In lieu of the Operating Partnership redeeming the partner for cash, AOPP, as general partner, has the right to elect to acquire the partnership interest directly from a limited partner exercising its redemption right, in exchange for cash in the amount specified above or by issuance of one share of AOPP common stock for each unit of limited partnership interest redeemed.

          A limited partner cannot exercise its redemption right if delivery of shares of AOPP common stock would be prohibited under the applicable articles of incorporation or if the general partner believes that there is a risk that delivery of shares of common stock would cause the general partner to no longer qualify as a REIT, would cause a violation of the applicable securities laws, or would result in the Operating Partnership no longer being treated as a partnership for federal income tax purposes.

5.   SHAREHOLDERS' EQUITY

          The Preferred Stock participates fully on a share for share basis in any dividends which the Board of Directors of AOPP declares with respect to the Common Shares. In the event of any liquidation, dissolution or winding up of AOPP, the Preferred Stock shall be entitled to receive, in preference to any payment on the Common Shares, an amount equal to $200 per share. After this the Common Shares receive $200 per share. Subsequent to the Common Shares receiving $200 per share, any remainder is distributed ratably among the Preferred and Common shareholders (the liquidation preference after adjusting for the 10 for the 1 stock split in January 1997 and December 1997 stock dividend is $19.69).

          In December 1996, AOPP issued 3,950 shares (40,126 shares, adjusted for the 10 for 1 stock split in January 1997 and stock dividend in December
     1997) of Common Stock to third parties for cash totaling $790,000.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)


          In January 1997, the number of outstanding shares of Preferred and Common Stock increased to 750,500 and 79,000 shares, respectively, as a result of a 10 for 1 stock split. In March 1997, the Preferred Stock was exchanged for Common Stock of the Company on a share for share basis. In December 1997, AOPP declared a common stock dividend at a rate of approximately .016 shares for each common share outstanding. The balance sheet at December 31, 1996 has been retroactively restated to reflect these transactions.

6.   PROPERTY MANAGEMENT CONTRACTS

          The Company manages industrial, office and retail facilities for PSI and entities affiliated with PSI, and third party owners. These facilities, all located in the United States, operate under the "Public Storage" or "PS Business Parks" name.

          The property management contracts provide for compensation of five percent of the gross revenue of the facilities managed. Under the supervision of the property owners, the Company coordinates rental policies, rent collections, marketing activities, the purchase of equipment and supplies, maintenance activities, and the selection and engagement of vendors, suppliers and independent contractors. In addition, the Company assists and advises the property owners in establishing policies for the hire, discharge and supervision of employees for the operation of these facilities, including property managers, leasing, billing and maintenance personnel.

          The property management contract with PSI is for seven year terms with the term being extended one year each anniversary. The property management contracts with affiliates of PSI are cancelable by either party upon sixty days notice.

7.   STOCK OPTIONS

          The Company has a 1997 Stock Option Plan (the "Plan"). Under the Plan, the Company has granted non-qualified options to certain directors, officers and key employees to purchase shares of the Company's common stock at a price equal to the fair market value of the common stock at the date of grant. Generally, options under the Plans vest over a three-year period from the date of grant at the rate of one-third per year and expire ten years after the date of grant.

          At September 30, 1997, there were 1,000,000 options authorized to grant, of which 250,000 options were granted in 1997 at an exercise price of $20.

8.   SUBSEQUENT EVENTS

     Acquisition of properties

          In December 1997, AOPP issued 4,482,852 shares of AOPP common stock to a subsidiary of a state pension plan, and the subsidiary of the state pension plan through merger and contribution, transferred to the Company six commercial facilities located in California ($118,655,000) and $1,000,000 in cash. AOPP incurred approximately $3,300,000 in transaction costs.

          Also in December 1997, the Company purchased a property from a third party for a purchase price of $3,875,000, consisting of $3,575,000 in cash and 11,111 OP units have a value of $300,000.

          In January 1998, the Company purchased a property form a third party for a purchase price of $22,643,000 consisting of $22,450,000 and 7,143 OP units having a value of $193,000.

                     AMERICAN OFFICE PARK PROPERTIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)


     Stock issuances to institutional investors

          AOPP has entered into an agreement with a group of institutional investors under which AOPP will issue up to 5,740,741 shares of AOPP common stock at $27 per share in cash (an aggregate of up to $155,000,000).

     Proposed acquisition of property

          AOPP has entered into contracts to acquire three commercial facilities from third parties for aggregate consideration of $54,338,000 consisting of the assumption of mortgage debt with an approximate outstanding balance of $26,900,000, cash of approximately $19,900,000 and approximately 279,200 units in the operating partnership.

     Line of credit with PSI

          AOPP has entered into a line of credit agreement with Public Storage, Inc. for $50,000,000 with an interest rate of the London Interbank Offered Rate ("LIBOR") plus 1.25%. Under the terms of the agreement, the note must be repaid with proceeds from any equity offerings or debt financings. If amounts borrowed are not repaid by January 15, 1998, then AOPP must establish a separate line of credit to repay the amounts borrowed.

     Proposed revolving line of credit

          AOPP has received a commitment from a commercial bank whereby the commercial bank has agreed to provide AOPP with a $70 million unsecured revolving credit facility. The credit facility is expected to be available in January 1998. Under the facility, at the option of AOPP, the rate of interest charged is equal to (i) the prime rate or (ii) a rate ranging from LIBOR plus 0.80% to LIBOR plus 1.30% depending on AOPP's credit rating. In addition, AOPP pays an annual fee of 0.125% to 0.25% of its average unused balance of its credit facility; such fee is dependent upon the amount of credit facility unused.

          Under covenants of the credit facility, AOPP is required to (i) maintain a balance sheet leverage ratio of less than 0.50 to 1.00, (ii) maintain a ratio of secured debt to gross asset value of less than 0.30 to 1.00, (iii) maintain an interest coverage ratio of not less than 2.25 times and (iv) maintain a minimum shareholders' value (as defined). In addition, AOPP will be restricted in the level of distributions it may pay, type of investments it may make and is limited in its ability to incur additional borrowings (AOPP is required to maintain unencumbered assets with an aggregate value (as defined) equal to or greater than two times its unsecured recourse debt).

     Agreement to merge

          In August 1997, AOPP agreed to a merger with Public Storage Properties XI, Inc. ("PSP11"), a real estate investment trust listed on the American Stock Exchange. Upon the merger of AOPP into PSP11, each share of AOPP's common stock will be converted into 1.18 shares of PSP11 common stock series A. See "Proposal One - The Merger" elsewhere in this Proxy Statement and Prospectus.

                        REPORT OF INDEPENDENT AUDITORS
                        ------------------------------

To the Board of Directors
of American Office Park Properties, Inc.

We have audited the accompanying combined statements of revenues and certain operating expenses of the Acquired Properties (as defined in Note 1) ("Combined Summaries") for each of the three years in the period ended December 31, 1996. The Combined Summaries are the responsibility of management. Our responsibility is to express an opinion on the above mentioned combined statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Summaries are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Combined Summaries. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Combined Summaries presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Combined Summaries were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Proxy Statement of Public Storage Properties XI, Inc.

In our opinion, the Combined Summaries present fairly the combined revenues and certain operating expenses of the Acquired Properties for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Los Angeles, California
August 19, 1997

                            THE ACQUIRED PROPERTIES
             Statements of Revenues and Certain Operating Expenses

                                      Nine Months Ended
                                        September 30,                  Year Ended December 31,
                                 --------------------------    ---------------------------------------
                                     1997           1996          1996          1995          1994
                                 -----------    -----------    -----------   -----------   -----------
                                 (unaudited)    (unaudited)
Rental Revenues                  $20,974,000    $19,959,000    $26,682,000   $25,703,000   $25,100,000

Certain Operating Expenses         8,123,000      7,976,000     10,738,000    10,737,000    10,607,000
                                 -----------    -----------    -----------   -----------   -----------
Excess Rentals over Certain
Operating Expenses               $12,851,000    $11,983,000    $15,944,000   $14,966,000   $14,493,000
                                 ===========    ===========    ===========   ===========   ===========

                            See accompanying notes.

                            THE ACQUIRED PROPERTIES
    Notes to Combined Statements of Revenues and Certain Operating Expenses

1.   BACKGROUND AND BASIS FOR COMBINATION

          The accompanying combined statements of revenues and certain operating expenses include the accounts of certain commercial office, industrial and retail real estate assets ("Acquired Properties") acquired by American Office Park Properties, Inc. and its operating partnership (collectively, "AOPP") in January and April 1997. They are prepared in order to comply with Rule 3.14 of Regulation S-X of the Securities and Exchange Commission, and are to be filed in connection with the proposed merger of Public Storage Properties XI, Inc. and AOPP.

          All of the Acquired Properties were previously owned by Public Storage Inc. ("PSI"), which is the principal shareholder of AOPP. AOPP manages the properties. As property manager, AOPP coordinates rental policies, rent collections, marketing activities, the purchase of equipment and supplies, maintenance activity, and the selection and engagement of vendors, suppliers, and independent contractors. Pursuant to management agreements, AOPP charges a fee to the property owner for these services in the amount of 5% of the gross revenues collected.

     The Acquired Properties are composed of:

     . Thirty-five real estate facilities acquired on January 2, 1997 from PSI and eight affiliated partnerships. PSI owns approximately a 70% economic interest in the affiliated partnerships.

     . Four real estate facilities acquired in April 1997 from PSI. PSI acquired three of these four facilities on the same date from two affiliated REITs.

          The combined statements of revenue and certain operating expenses include only the accounts and activity of the Acquired Properties. Items which are not comparable to the proposed future operations of the properties have been excluded. Such items include mortgage interest, depreciation, amortization, management fees charged by AOPP to its affiliates, and indirect costs incurred by AOPP in the management of those properties.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Revenue Recognition

          The Acquired Properties' leases are accounted for as operating leases. Minimum rent revenues are recognized on a straight-line basis over the respective lease term. Recoveries from tenants, which include an administrative fee, are recognized as income in the period the applicable costs are accrued. The difference between the rental income recognized on a straight-line basis and the amount collected on a cash basis is not material for any of the periods presented.

     Allowance for Uncollectible Accounts

          Management periodically evaluates amounts billed to tenants and accrues recoveries from tenants and adjusts the allowance for doubtful accounts to reflect the amounts estimated to be uncollectible. Amounts determined to be uncollectible are included in operating expenses.

     Use of Estimates

          The preparation of the combined statements of revenues and certain operating expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting periods. Actual results could differ from those estimates.

3.   PROPERTY RENTALS

          Future minimum rental revenues under non-cancelable leases as of December 31, 1996 are as follows:

                     1997         $22,040,000
                     1998          12,537,000
                     1999           6,161,000
                     2000           2,525,000
                     2001           1,167,000
                     Thereafter     2,551,000
                                  -----------
                                  $46,981,000
                                  ===========

                        REPORT OF INDEPENDENT AUDITORS
                        ------------------------------



To the Board of Directors
of Public Storage Properties XI, Inc.

We have audited the accompanying combined statements of revenues and certain operating expenses of the PSI Exchange Properties (as defined in Note 1) ("Combined Summaries") for each of the three years in the period ended December 31, 1996. The Combined Summaries are the responsibility of management. Our responsibility is to express an opinion on the above mentioned combined statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Summaries are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Combined Summaries. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Combined Summaries presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Combined Summaries were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Proxy Statement of Public Storage Properties XI, Inc.

In our opinion, the Combined Summaries present fairly the combined revenues and certain operating expenses of the Exchanged Properties for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Los Angeles, California
August 19, 1997

                            PSI EXCHANGE PROPERTIES
             Statements of Revenues and Certain Operating Expenses

                                     Nine Months Ended
                                       September 30,               Year Ended December 31,
                                 ------------------------    ------------------------------------
                                    1997          1996          1996         1995         1994
                                 ----------    ----------    ----------   ----------   ----------
                                 (unaudited)   (unaudited)
Rental Revenues                  $5,958,000    $5,600,000    $7,495,000   $7,212,000   $6,952,000

Certain Operating Expenses        2,472,000     2,486,000     3,274,000    3,222,000    3,156,000
                                 ----------    ----------    ----------   ----------   ----------
Excess Rentals over Certain
Operating Expenses               $3,486,000    $3,114,000    $4,221,000   $3,990,000   $3,796,000
                                 ==========    ==========    ==========   ==========   ==========

                            See accompanying notes.

                            PSI EXCHANGE PROPERTIES
     NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES


1.   BACKGROUND AND BASIS FOR COMBINATION

          The accompanying combined statements of revenues and certain operating expenses include the accounts of the commercial office and industrial real estate assets ("PSI Exchange Properties") to be acquired from Public Storage, Inc. ("PSI") in exchange for Public Storage Properties XI, Inc.'s ("PSP11") self-storage real estate assets in connection with a proposed merger of PSP11 and American Office Park Properties, Inc. ("AOPP"). PSI is the principal shareholder of AOPP. These combined statements are prepared in order to comply with Rule 3.14 of Regulation S-X of the Securities and Exchange Commission, and are to be filed in connection with the proposed merger.

          AOPP currently manages the properties. As property manager, AOPP coordinates rental policies, rent collections, marketing activities, the purchase of equipment and supplies, maintenance activity, and the selection and engagement of vendors, suppliers, and independent contractors.
     Pursuant to management agreements, AOPP charges a fee to the property owner for these services in the amount of 5% of the gross revenues collected.

          PSI Exchange Properties are composed of eleven commercial office and industrial real estate facilities. PSI acquired these facilities in June 1997 from four affiliated REITs.

          The combined statements of revenue and certain operating expenses include only the accounts and activity of the PSI Exchange Properties. Items which are not comparable to the proposed future operations of the properties have been excluded. Such items include mortgage interest, depreciation, amortization, management fees charged by AOPP to its affiliates, and indirect costs incurred by AOPP in the management of those properties.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Revenue Recognition

          The PSI Exchange Properties' leases are accounted for as operating leases. Minimum rent revenues are recognized on a straight-line over the respective lease term. Recoveries from tenants, which include an administrative fee, are recognized as income in the period the applicable costs are accrued. The difference between the rental income recognized on a straight-line basis and the amount collected on a cash basis is not material for any of the periods presented.

     Allowance for Uncollectible Accounts

          Management periodically evaluates amounts billed to tenants and accrues recoveries from tenants and adjusts the allowance for doubtful accounts to reflect the amounts estimated to be uncollectible. Amounts determined to be uncollectible are included in operating expenses.

     Use of Estimates

          The preparation of the combined statements of revenues and certain operating expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting periods. Actual results could differ from those estimates.

          Property Rentals

          Future minimum rental revenues under non-cancelable leases as of December 31, 1996 are as follows:

                    1997                 6,199,000
                    1998                 3,501,000
                    1999                 1,869,000
                    2000                   730,000
                    2001                   435,000
                    Thereafter             414,000
                                       -----------
                                       $13,148,000
                                       ===========

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
of American Office Park Properties, Inc.

We have audited the accompanying combined statement of revenues and certain operating expenses of the Baldon Properties (as defined in Note 1) ("Combined Summary") for the year ended December 31, 1996. The Combined Summary is the responsibility of the Company's management. Our responsibility is to express an opinion on the Combined Summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Combined Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Combined Summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Combined Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Proxy Statement of Public Storage Properties XI, Inc. as described in Note 1 and is not intended to be a complete presentation of the Baldon Properties' revenue and operating expenses.

In our opinion, the Combined Summary referred to above presents fairly, in all material respects, the combined revenues and certain operating expenses of the Baldon Properties for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center

Philadelphia, PA  19103
February 26, 1997,
  except for the information presented in
  the first paragraph of Note 1
  as to which the date is
  October 3, 1997

                             THE BALDON PROPERTIES
        COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

                                                                 Nine months ended         Year ended
                                                                September 30, 1997     December 31, 1996
                                                                ------------------     -----------------
                                                                   (Unaudited)

Rental revenues                                                      $4,932,000             $5,641,000
Certain operating expenses                                            1,542,000              2,234,000
                                                                ------------------     -----------------
   Excess rental revenues over certain operating expenses            $3,390,000             $3,407,000
                                                                ==================     =================

   The accompanying notes are an integral part of this financial statement.

                             THE BALDON PROPERTIES

     Notes to Combined Statement of Revenues and Certain Operating Expenses

1.   Background and Basis for Combination

     The accompanying combined statements of revenues and certain operating expenses include the accounts of the industrial, office and retail real estate assets ("Baldon Properties") acquired by American Office Park Properties, Inc. ("AOPP") from Baldon Real Estate, Inc. (A Real Estate Investment Trust - formerly MMP Real Estate, Inc.) in July 1997. They are prepared in order to comply with Rule 3.14 of Regulation S-X of the Securities and Exchange Commission, and are to be filed in connection with the proposed merger of Public Storage Properties XI, Inc. and AOPP.

     The Baldon Properties are composed of an office building located in Baltimore, Maryland and an office park consisting of two buildings in Herndon, Virginia.

     The combined statements of revenue and certain operating expenses include only the accounts and activity of the Baldon Properties. Items which are not comparable to the proposed future operations of the properties have been excluded. Such items include mortgage interest, depreciation, management fees and interest income.

2.   Summary of Significant Accounting Policies

     Revenues Recognition

     The Baldon Properties' leases are accounted for as operating leases. Minimum rent revenues are recognized on a straight-line basis over the respective lease term. Recoveries from tenants, which include an administrative fee, are recognized as income in the period the applicable costs are accrued. The difference between the rental income recognized on a straight-line basis and the amount collected on a cash basis is not material for any of the periods presented.

     Allowance for Uncollectible Accounts

     Management periodically evaluated amounts billed to tenants and accrued recoveries from tenants and adjusted the allowance for doubtful accounts to reflect the amounts estimated to be uncollectible. Amounts determined to be uncollectible are included in operating expenses.

     Use of Estimates

     The preparation of the combined statements of revenues and certain operating expenses in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting periods. Actual results could differ from those estimates.

3.   Property Rentals

     Future minimum rental revenues under non-cancelable leases as of December 31, 1996 are as follows:

           1997.........                      $  5,714,000
           1998.........                         5,405,000
           1999.........                         5,099,000
           2000.........                         3,522,000
           2001.........                         1,941,000
                                              ------------
                                              $ 21,681,000
                                              ============

4.   PROPERTY ASSESSMENT (UNAUDITED)

     An audited statement is being presented for the most recent fiscal year available instead of the three most recent years based on the following factor: The properties were purchased from an unaffiliated party in July 1997. Based on the investigation of the properties by AOPP, the Company is not aware of any material factors relating to the properties that would cause this financial information not to be necessarily indicative of future operating results other than the factors specifically considered by AOPP as described below.

     In the decision to acquire the properties, AOPP considered the competition from other commercial property owners, the location, the leases, the rental rates and the occupancy level of the property.

     AOPP has reviewed the expenses of the properties, including salaries of on-site personnel, utilities, property taxes, supplies, insurance and repairs and maintenance. AOPP expects that certain expenses, including bad debt expenses of $138,000 reported in 1996, will be lower in the future and that the operating expenses to be incurred by AOPP will be consistent to those reported for the nine months ended September 1997. AOPP expects to be able to pass inflationary operating expense increases in future periods through to its tenants.

     AOPP has insured the properties under a blanket insurance policy at rates lower than those generally charged to individual owners. AOPP believes that the insurance coverage provided by the policy will be adequate.

     As part of the acquisition process, a physical inspection of the properties was performed that indicated that approximately $67,000 of repairs and equipment would be required in the near future and approximately $1,300,000 of repairs and equipment will be required over the next five years.

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors
of American Office Park Properties, Inc.

We have audited the accompanying statement of revenues and certain operating expenses of the Largo Property (as defined in Note 1) ("Statement") for the year ended December 31, 1996. The Statement is the responsibility of the property's management. Our responsibility is to express an opinion on the above mentioned statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Proxy Statement of Public Storage Properties XI, Inc.

In our opinion, the Statement presents fairly the combined revenues and certain operating expenses of the Largo Property for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                               ERNST & YOUNG LLP

Los Angeles, California
October 9, 1997

                              THE LARGO PROPERTY
             STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

                                      Nine months ended      Year ended
                                      September 30, 1997  December 31, 1996
                                      ------------------  -----------------
                                         (unaudited)
Rental revenues                           $952,000            $1,290,000
Certain operating expenses                 230,000               320,000
                                          --------            ----------
Rental revenues in excess of certain
 operating expenses                       $722,000            $  970,000
                                          ========            ==========

                            See accompanying notes.

                              THE LARGO PROPERTY

        NOTES TO STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

1.   BACKGROUND AND BASIS FOR PRESENTATION

     The accompanying statements of revenues and certain operating expenses include the accounts of the Largo Property, located in Maryland and acquired by American Office Park Properties, Inc. ("AOPP") from an unaffiliated party in September 1997. The statements are prepared in order to comply with Rule 3.14 of Regulation S-X of the Securities and Exchange Commission, and are to be filed in connection with the proposed merger of Public Storage Properties XI, Inc. and AOPP.

     The statements of revenue and certain operating expenses include only the accounts and activity of the Largo Property. Items which are not comparable to the proposed future operations of the property have been excluded. Such items include mortgage interest, depreciation, amortization, management fees and miscellaneous income.

     An audited statement is being presented for the most recent fiscal year available instead of the three most recent years based on the following factor: The property was purchased from an unaffiliated party in September 1997. Based on the investigation of the property by AOPP, the Company is not aware of any material factors relating to the property that would cause this financial information not to be necessarily indicative of future operating results other than the factors specifically considered by AOPP as described below.

     In the decision to acquire the property, AOPP considered the competition from other commercial property owners, the location, the leases, the rental rates and the occupancy level of the property.

     AOPP has reviewed the expenses of the property, including salaries of on-site personnel, utilities, property taxes, supplies, insurance and repairs and maintenance. AOPP expects that operating expenses in the future will be consistent to those reported for 1996 and the nine months ended September 1997. AOPP expects to be able to pass inflationary operating expense increases in future periods through to its tenants.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Revenues Recognition

     The Largo Property leases are accounted for as operating leases. Minimum rent revenues are recognized on a straight-line basis over the respective lease term. Recoveries from tenants, which include an administrative fee, are recognized as income in the period the applicable costs are accrued. The difference between the rental income recognized on a straight-line basis and the amount collected on a cash basis is not material for any of the periods presented.

     Use of Estimates

     The preparation of the combined statements of revenues and certain operating expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting periods. Actual results could differ from those estimates.

3.   PROPERTY RENTALS

     Future minimum rental revenues under non-cancelable leases as of December 31, 1996 are as follows:

           1997......................................      $745,000
           1998......................................       624,000
           1999......................................       297,000
           2000......................................       242,000
           2001......................................       242,000
           Thereafter................................       214,000
                                                         ----------
                                                         $2,364,000
                                                         ==========

                         REPORT OF INDEPENDENT AUDITORS

To The Board of Directors and Shareholder of
Acquiport Two Corporation and
Acquiport Three Corporation

We have audited the accompanying combined statement of revenues and certain operating expenses of the Acquiport Properties owned by Acquiport Two Corporation and Acquiport Three Corporation (as defined in Note 1) for the year ended December 31, 1996. The Combined Summary is the responsibility of the Company's management. Our responsibility is to express an opinion on the combined statement of revenues and certain operating expenses based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenues and certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Proxy Statement of Public Storage Properties XI, Inc.

In our opinion, the combined statement of revenues and certain operating expenses presents fairly the combined revenues and certain operating expenses of the Acquiport Properties owned by Acquiport Two Corporation and Acquiport Three Corporation (as defined in Note 1) for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                           KPMG PEAT MARWICK LLP

Atlanta, Georgia
February 14, 1997

                         ACQUIPORT PROPERTIES OWNED BY
                         ACQUIPORT TWO CORPORATION AND
                          ACQUIPORT THREE CORPORATION

        COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES


                                                               Nine months ended                   Year ended
                                                               September 30, 1997               December 31, 1996
                                                               ------------------               -----------------
                                                                  (Unaudited)
Rental revenues                                                     $11,107,000                     $14,579,000
Certain operating expenses                                            2,263,000                       3,350,000
                                                                    -----------                     -----------
   Excess rental revenues over certain operating expenses           $ 8,844,000                     $11,229,000
                                                                    ===========                     ===========


                            See accompanying notes.

                         ACQUIPORT PROPERTIES OWNED BY
                         ACQUIPORT TWO CORPORATION AND
                          ACQUIPORT THREE CORPORATION

    NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

1.   BACKGROUND AND BASIS FOR COMBINATION

     The accompanying combined statements of revenues and certain operating expenses include the accounts of certain of the industrial, office and retail real estate assets ("Acquiport Properties") acquired by American Office Park Properties, Inc. and its operating partnership (collectively, "AOPP") from Acquiport Two Corporation (a wholly-owned subsidiary of a state pension plan) and Acquiport Three Corporation (a wholly-owned Subsidiary of a state pension plan) in December 1997. They are prepared in order to comply with Rule 3.14 of Regulation S-X of the Securities and Exchange Commission, and are to be filed in connection with the proposed merger of Public Storage Properties XI, Inc. and AOPP.

     The Acquiport Properties are composed of:

          Laguna Hills Commerce Center  Laguna Hills, CA
          Lake Forest Commerce Center   Lake Forest, CA
          Parkway Commerce Center       Hayward, CA
          Canada Business Center        Lake Forest, CA
          Cerritos Industrial Center    Cerritos, CA
          Buena Park                    Buena Park, CA

     The combined statements of revenues and certain operating expenses include only the accounts and activity of the Acquiport Properties. Items which are not comparable to the proposed future operations of the Acquiport Properties have been excluded. Such items include mortgage interest, depreciation, management fees and interest income.

     An audited statement is being presented for the most recent fiscal year available instead of the three most recent years based on the following factor: The Acquiport Properties were acquired from an unaffiliated party. Based on the investigation of the Acquiport Properties by AOPP, it is not aware of any material factors relating to the Acquiport Properties that would cause this financial information not to be necessarily indicative of future operating results other than the factors specifically considered by AOPP as described below.

     In the decision to acquire the Acquiport Properties, AOPP considered the competition from other commercial property owners, the location, the leases, the rental rates and the occupancy level of the property.

     AOPP has reviewed the expenses of the Acquiport Properties, including salaries of on-site personnel, utilities, property taxes, supplies, insurance and repairs and maintenance. AOPP expects that property tax expenses will be approximately $380,000 (unaudited) higher in the future than amounts included in operating expenses for the year ended December 31, 1996 and approximately $180,000 (unaudited) higher than amounts included in operating expenses for the nine months ended September 30, 1997. AOPP expects to be able to pass inflationary operating expense increases in future periods through to its tenants through expense recoveries.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Revenues Recognition

     The Acquiport Properties' leases are accounted for as operating leases. Minimum rent revenues are recognized on a method which approximates straight-line basis over the respective lease term. Recoveries from tenants, which include an administrative fee, are recognized as income in the period the applicable costs are accrued.

     Allowance for Uncollectible Accounts

     Management periodically evaluates amounts billed to tenants and accrued recoveries from tenants and adjusts the allowance for doubtful accounts to reflect the amounts estimated to be uncollectible. Amounts determined to be uncollectible are included in operating expenses.

     Use of Estimates

     The preparation of the combined statements of revenues and certain operating expenses in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting periods. Actual results could differ from those estimates.

3.   PROPERTY RENTALS

     Future minimum rental revenues under non-cancelable leases as of December 31, 1996 are as follows:

          1997........................................   $12,288,000
          1998........................................     8,213,000
          1999........................................     5,483,000
          2000........................................     3,534,000
          2001........................................     1,541,000
          Thereafter..................................       355,000
                                                         -----------
                                                         $31,414,000
                                                         ===========

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors
of American Office Park Properties, Inc.

We have audited the accompanying statement of revenues and certain operating expenses of the Gunston Property (as defined in Note 1) ("Statement") for the year ended December 31, 1996. The Statement is the responsibility of the property's management. Our responsibility is to express an opinion on the above mentioned statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Proxy Statement of Public Storage Properties XI, Inc.

In our opinion, the Statement presents fairly the revenues and certain operating expenses of the Gunston Property for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Los Angeles, California
November 10, 1997

                              THE GUNSTON PROPERTY

             STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

                                                           Nine months ended            Year ended
                                                           September 30, 1997        December 31, 1996
                                                           ------------------        -----------------
                                                              (Unaudited)

Rental revenues                                                $1,698,000               $ 2,071,000
Certain operating expenses                                       (173,000)                 (325,000)
Interest expense                                                 (720,000)               (1,009,000)
                                                               ----------               -----------
Rental revenues in excess of certain operating and
 interest expenses                                             $  805,000               $   737,000
                                                               ==========               ===========

                            See accompanying notes.

                              THE GUNSTON PROPERTY

         NOTES TO STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

1.   BACKGROUND AND BASIS FOR PRESENTATION

     The accompanying statements of revenues and certain operating expenses include the accounts of the Gunston Property, located in Virginia and proposed to be acquired by American Office Park Properties, Inc. ("AOPP"). The statements are prepared in order to comply with Rule 3.14 of Regulation S-X of the Securities and Exchange Commission, and are to be filed in connection with the proposed merger of Public Storage Properties XI, Inc. and AOPP.

     The statements of revenue and certain operating expenses includes only the accounts and activity of the Gunston Property. Items which are not comparable to the proposed future operations of the property have been excluded. Such items include depreciation, amortization, management fees and miscellaneous income.

     An audited statement is being presented for the most recent fiscal year available instead of the three most recent years based on the following factor: The property is a proposed acquisition from an unaffiliated party. Based on the investigation of the property by AOPP, it is not aware of any material factors relating to the property that would cause this financial information not to be necessarily indicative of future operating results other than the factors specifically considered by AOPP as described below.

     In the decision to acquire the property, AOPP considered the competition from other commercial property owners, the location, the leases, the rental rates and the occupancy level of the property.

     AOPP has reviewed the expenses of the property, including salaries of on-site personnel, utilities, property taxes, supplies, insurance and repairs and maintenance. AOPP expects that certain expenses will be approximately $200,000 (unaudited) per annum higher in the future than amounts incurred under the 1996 ownership structure of the prior owner ($250,000 (unaudited) higher than amounts reported for the nine months ended September 30, 1997). AOPP expects to be able to pass inflationary operating expense increases in future periods through to its tenants through expense recoveries.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Revenues Recognition

     The Gunston Property leases are accounted for as operating leases. Minimum rent revenues are recognized on a straight-line basis over the respective lease term. Recoveries from tenants, which include an administrative fee, are recognized as income in the period the applicable costs are accrued. The difference between the rental income recognized on a straight-line basis and the amount collected on a cash basis is not material for any of the periods presented.

     Use of Estimates

     The preparation of the combined statements of revenues and certain operating expenses in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting periods. Actual results could differ from those estimates.

3.   MORTGAGE DEBT

     The property provides collateral for a mortgage note with an approximate outstanding balance at December 31, 1996 and September 30, 1997 of $12,752,000 and $12,275,000, respectively. The mortgage note bears interest at 7.625% and is due May 2004.

4.   PROPERTY RENTALS

     Future minimum rental revenues under non-cancelable leases as of December 31, 1996 are as follows:

          1997....................................... $1,818,000
          1998.......................................  1,827,000
          1999.......................................  1,742,000
          2000.......................................  1,149,000
          2001.......................................  1,110,000
          Thereafter.................................    910,000
                                                      ----------
                                                      $8,556,000
                                                      ==========

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors
of American Office Park Properties, Inc.

We have audited the accompanying combined statement of revenues and certain operating expenses of the Proposed Acquisition Properties (as defined in Note 1) ("Combined Statement") for the year ended December 31, 1996. The Combined Statement is the responsibility of the property's management. Our responsibility is to express an opinion on the above mentioned statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Combined Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Combined Statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Combined Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Proxy Statement of Public Storage Properties XI, Inc.

In our opinion, the Combined Statement presents fairly the combined revenues and certain operating expenses of the Proposed Acquisition Properties for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Los Angeles, California
December 19, 1997

                        PROPOSED ACQUISITION PROPERTIES

         COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

                                                 Nine months ended           Year ended
                                                 September 30, 1997       December 31, 1996
                                                 ------------------       -----------------
                                                     (Unaudited)

Rental revenues                                      $2,993,000              $ 3,584,000
Certain operating expenses                             (821,000)              (1,044,000)
Interest expense                                       (829,000)                (937,000)
                                                     ----------              -----------
Rental revenues in excess of certain operating and
   interest expenses                                 $1,343,000              $ 1,603,000
                                                     ==========              ===========


                            See accompanying notes.

                         PROPOSED ACQUISTION PROPERTIES

    NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

1.   BACKGROUND AND BASIS FOR PRESENTATION

     The accompanying combined statements of revenues and certain operating expenses include the accounts of two properties located in Virginia (collectively "Proposed Acquisition Properties") and proposed to be acquired by American Office Park Properties, Inc. ("AOPP"). The properties are owned by different owners but have a common property manager. The statements are prepared in order to comply with Rule 3.14 of Regulation S-X of the Securities and Exchange Commission, and are to be filed in connection with the proposed merger of Public Storage Properties XI, Inc. and AOPP.

     The combined statements of revenue and certain operating expenses includes only the accounts and activity of the Proposed Acquisition Properties. Items which are not comparable to the proposed future operations of the properties have been excluded. Such items include depreciation, amortization, management fees and miscellaneous income.

     An audited statement is being presented for the most recent fiscal year available instead of the three most recent years based on the following factor: The properties are proposed acquisitions from unaffiliated parties. Based on the investigation of the properties by AOPP, it is not aware of any material factors relating to the properties that would cause this financial information not to be necessarily indicative of future operating results other than the factors specifically considered by AOPP as described below.

     In the decision to acquire the properties, AOPP considered the competition from other commercial property owners, the location, the leases, the rental rates and the occupancy level of the property.

     AOPP has reviewed the expenses of the properties, including salaries of on-site personnel, utilities, property taxes, supplies, insurance and repairs and maintenance. AOPP expects that certain operating expenses, will be approximately $190,000 (unaudited) higher in the future than amounts reported for 1996 and that the operating expenses to be incurred by AOPP will be approximately $100,000 (unaudited) higher than those reported for the nine months ended September 1997. AOPP expects to be able to pass inflationary operating expense increases in future periods through to its tenants through expense recoveries.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Revenues Recognition

     The Proposed Acquisition Properties leases are accounted for as operating leases. Minimum rent revenues are recognized on a straight-line basis over the respective lease term. Recoveries from tenants, which include an administrative fee, are recognized as income in the period the applicable costs are accrued. The difference between the rental income recognized on a straight-line basis and the amount collected on a cash basis is not material for any of the periods presented.

     Use of Estimates

     The preparation of the combined statements of revenues and certain operating expenses in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting periods. Actual results could differ from those estimates.

3.   MORTGAGE DEBT

     The two properties provide collateral for mortgage notes. The notes have an aggregate outstanding balance of approximately $14,814,000 and $14,645,000 at December 31, 1996 and September 30, 1997, respectively. The notes bear interest at rates ranging from 7.125% to 8.125% (7.50% weighted average interest rate). The loans mature in July 2005 and May 2006.

4.   PROPERTY RENTALS

     Future minimum rental revenues under non-cancelable leases as of December 31, 1996 are as follows:

          1997.....................................   $ 2,755,000
          1998.....................................     2,633,000
          1999.....................................     2,201,000
          2000.....................................     2,117,000
          2001.....................................     1,751,000
          Thereafter...............................     2,195,000
                                                      -----------
                                                      $13,652,000
                                                      ===========

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
of American Office Park Properties, Inc.

We have audited the accompanying statement of revenues and certain operating expenses of the Northpointe Property (as defined in Note 1) ("Statement") for the year ended December 31, 1996. The Statement is the responsibility of management. Our responsibility is to express an opinion on the above mentioned statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Proxy Statement of Public Storage Properties XI, Inc.

In our opinion, the Statement presents fairly the revenues and certain operating expenses of the Northpointe Property for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Los Angeles, California
January 28, 1998

                              NORTHPOINTE PROPERTY
             STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

                                                                   Nine months ended               Year ended
                                                                  September 30, 1997            December 31, 1996
                                                                  ------------------            -----------------
                                                                     (unaudited)
Rental revenues                                                        $473,000                        $585,000

Certain operating expenses                                               94,000                         142,000
                                                                       --------                        --------
Rental revenues in excess of certain
 operating expenses                                                    $379,000                        $443,000
                                                                       ========                        ========

                            See accompanying notes.

                              NORTHPOINTE PROPERTY

NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

1. BACKGROUND AND BASIS FOR PRESENTATION

   The accompanying combined statements of revenues and certain operating expenses include the accounts of the Northpointe property located in Virginia ("Northpointe Property") acquired by American Office Park Properties, Inc. ("AOPP") in December 1997. The property was owned by a third party. The statements are prepared in accordance with Rule 3.14 of Regulation S-X of the Securities and Exchange Commission and are to be filed in connection with the proposed merger of Public Storage Properties XI, Inc. and AOPP.

   The combined statements of revenue and certain operating expenses include only the accounts and activity of the Northpointe Property. Items which are not comparable to the proposed future operations of the property has been excluded. Such items include depreciation, amortization, management fees and miscellaneous income.

   An audited statement is being presented for the most recent fiscal year available instead of the three most recent years based on the following factor: the property was acquired from an unaffiliated party. Based on the investigation of the property by AOPP, it is not aware of any material factors relating to the property that would cause this financial information not to be necessarily indicative of future operating results other than the factors specifically considered by AOPP as described below.

   In the decision to acquire the property, AOPP considered the competition from other commercial property owners, the location, the leases, the rental rates and the occupancy level of the property.

   AOPP has reviewed the expenses of the property, including salaries of on-site personnel, utilities, property taxes, supplies, insurance and repairs and maintenance. AOPP expects that the operating expenses will be comparable in the future to amounts reported for 1996 and the nine months ended September 1997. AOPP expects to be able to pass inflationary operating expense increases in future periods through to its tenants through expense recoveries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Revenues Recognition

   The Northpointe Property leases are accounted for as operating leases. Minimum rent revenues are recognized on a straight-line basis over the respective lease term. Recoveries from tenants, which include an administrative fee, are recognized as income in the period the applicable costs are accrued. The difference between the rental income recognized on a straight-line basis and the amount collected on a cash basis is not material for any of the periods presented.

   Use of Estimates

   The preparation of the combined statements of revenues and certain operating expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting periods. Actual results could differ from those estimates.

3. PROPERTY RENTALS

   Future minimum rental revenues under non-cancelable leases as of December 31, 1996 are as follows:

       1997...    $ 334,000
       1998...       86,000
       1999...       75,000
       2000...       34,000
                 ----------
                  $ 529,000
                 ==========

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
of American Office Park Properties, Inc.

We have audited the accompanying statement of revenues and certain operating expenses of the Ammendale Property (as defined in Note 1) ("Statement") for the year ended December 31, 1996. The Statement is the responsibility of management. Our responsibility is to express an opinion on the above mentioned statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Proxy Statement of Public Storage Properties XI, Inc.

In our opinion, the Statement presents fairly the revenues and certain operating expenses of the Ammendale Property for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Los Angeles, California
January 28, 1998

                               AMMENDALE PROPERTY
             STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

                                                                  Nine months ended                  Year ended
                                                                  September 30, 1997             December 31, 1996
                                                                  ------------------             -----------------
                                                                    (unaudited)
Rental revenues                                                      $2,162,000                      $3,136,000

Certain operating expenses                                              480,000                         714,000
                                                                     ----------                      ----------
Rental revenues in excess of certain operating expenses              $1,682,000                      $2,422,000
                                                                     ==========                      ==========

                            See accompanying notes.

                               AMMENDALE PROPERTY

NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

1. BACKGROUND AND BASIS FOR PRESENTATION

   The accompanying combined statements of revenues and certain operating expenses include the accounts of the Ammendale property located in Maryland ("Ammendale Property") acquired by American Office Park Properties, Inc. ("AOPP") in December 1997. The property was owned by a third party. The statements are prepared in accordance with Rule 3.14 of Regulation S-X of the Securities and Exchange Commission and are to be filed in connection with the proposed merger of Public Storage Properties XI, Inc. and AOPP.

   The combined statements of revenue and certain operating expenses include only the accounts and activity of the Ammendale Property. Items which are not comparable to the proposed future operations of the property have been excluded. Such items include depreciation, amortization, management fees and miscellaneous income.

   An audited statement is being presented for the most recent fiscal year available instead of the three most recent years based on the following factor: the property was acquired from an unaffiliated party. Based on the investigation of the property by AOPP, it is not aware of any material factors relating to the property that would cause this financial information not to be necessarily indicative of future operating results other than the factors specifically considered by AOPP as described below.

   In the decision to acquire the property, AOPP considered the competition from other commercial property owners, the location, the leases, the rental rates and the occupancy level of the property.

   AOPP has reviewed the revenues and expenses of the property, including salaries of on-site personnel, utilities, property taxes, supplies, insurance and repairs and maintenance. Included in rental revenues for the year ended December 31, 1996 is $110,000 related to a lease termination fee received and included in operating expenses for the year ended December 31, 1996 is approximately $75,000 of snow removal cost; such cost for the nine months ended September 30, 1997 was $12,000. AOPP cannot predict the level of these items in the future. AOPP expects to be able to pass inflationary operating expense increases in future periods through to its tenants through expense recoveries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Revenues Recognition

   The Ammendale Property leases are accounted for as operating leases. Minimum rent revenues are recognized on a straight-line basis over the respective lease term. Recoveries from tenants, which include an administrative fee, are recognized as income in the period the applicable costs are accrued. The difference between the rental income recognized on a straight-line basis and the amount collected on a cash basis is not material for any of the periods presented.

   Use of Estimates

   The preparation of the combined statements of revenues and certain operating expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting periods. Actual results could differ from those estimates.

3. PROPERTY RENTALS

   Future minimum rental revenues under non-cancelable leases as of December 31, 1996 are as follows:

1997.........   $2,321,000
1998.........    1,737,000
1999.........      978,000
2000.........      630,000
2001.........      412,000
Thereafter...      350,000
                ----------
                $6,428,000
                ==========

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements were prepared to reflect the proposed merger (the "Merger") of American Office Park Properties, Inc. ("AOPP") and Public Storage Properties XI, Inc. ("PSP11"). Under the Merger Agreement:

     .    AOPP will merge into PSP11.

     . Each outstanding share of PSP11 Common Stock will continue to be owned by current holders or converted into the right to receive $20.50 in cash. The amount of cash elections (the "Cash Elections") will be limited to 20% of the total outstanding shares of PSP11. If a PSP11 shareholder does not elect cash, he or she will continue to own PSP11 Common Stock.

     . Each share of PSP11 Common Stock Series B and each share of PSP11 Common Stock Series C will be converted into either .8641 share of PSP11 Common Stock or the right to receive $17.71 in cash (up to 20% of the outstanding Series B and Series C), at the option of the shareholders. All of the Series B and Series C shareholders have indicated that they intend to elect PSP11 Common Stock in the Merger.

     . Each share of AOPP Common Stock will be converted into either 1.18 shares of PSP11 Common Stock or the right to receive $24.19 in cash (up to 20% of the outstanding AOPP Common Stock), at the option of an AOPP shareholder. All of the AOPP shareholders have indicated that they intend to elect PSP11 Common Stock in the Merger.

     . The surviving corporation in the Merger will be renamed "PS Business Parks, Inc. ("PSBP")."

     . Concurrent with the Merger, PSP11 will exchange (the "Exchange") 11 mini-warehouses and two properties that combine mini-warehouse and commercial space for 11 commercial properties owned by Public Storage, Inc. ("PSI").

The number of PSP11 Common Shares outstanding upon the consummation of the Merger will depend in large part on the amount of shares electing cash. Since the amount is not predictable, two scenarios of pro forma financial information have been provided: (i) assuming maximum Cash Elections of 20% of PSP11 Common Stock and (ii) assuming no Cash Elections.

The Merger will be treated as a reverse merger whereby AOPP will be treated as the accounting acquirer using the purchase method. This has been determined based upon the following:

     . The business focus post Merger will continue to be that of AOPP's which includes the acquisition, ownership and management of commercial properties. Prior to the Merger, PSP11's business focus has been primarily on the ownership and operation of its mini-warehouse properties which represent approximately 88% of its portfolio.

     . Following the Merger, the former shareholders and unitholders of AOPP will own in excess of 80% of the merged companies.

In addition to adjustments to reflect the proposed Merger, pro forma adjustments were made to reflect the following transactions:

      1. On January 2, 1997, AOPP formed a partnership (the "Operating Partnership"), concurrent with the formation of the Operating Partnership (i) the Operating Partnership acquired 26 commercial properties from PSI and affiliated entities in exchange for 4,859,000 units of limited partnership ("OP Units"), (ii) AOPP acquired nine commercial properties from PSI in exchange for 1,000,000 shares of Preferred Stock of AOPP and (iii) AOPP contributed these nine commercial properties to the Operating Partnership for 1,000,000 OP Units. In addition, AOPP contributed its property management operations and other net assets to the Operating Partnership in exchange for 829,500 OP Units.

      2. In April 1997, the Operating Partnership acquired four commercial properties from PSI in exchange for 1,235,500 OP Units.

      3. On July 31, 1997, AOPP acquired two commercial properties from an unaffiliated third party for cash totaling $33,750,000. AOPP raised the cash for this acquisition by issuing 1,690,000 shares of AOPP Common Stock to PSI for cash totaling $33,800,000.

      4. On September 24, 1997, the Operating Partnership acquired one commercial property from an unaffiliated third party for an aggregate cost of $10,374,000, consisting of cash of $10,050,000 and the issuance of 12,000 OP Units having a value of $324,000.

      5. On December 10, 1997, the Operating Partnership purchased a commercial property (the "Northpointe Property") for $3,875,000, consisting of cash of $3,575,000 and the issuance of 11,111 OP units having a value of $300,000.

      6. In December 1997, AOPP reached agreements in principle to acquire three commercial properties (the "Gunston" and "Proposed Acquisitions") from unaffiliated third parties for an aggregate cost of $54,338,000, consisting of cash totaling $19,900,000, the issuance of 279,200 OP Units having a value of $7,538,000 and the assumption of $26,900,000 of mortgage debt.

      7. On December 24, 1997, AOPP completed a transaction under which AOPP issued an aggregate of 4,482,852 shares of AOPP common stock and limited partnership interests convertible into AOPP common stock to a subsidiary of a state pension fund, and the subsidiary of the state pension fund, through a merger and contribution, transferred to AOPP six commercial properties ($118,655,000) and $1,000,000 cash. All of the limited partnership interests issued in connection with this transaction have been converted into AOPP common stock. AOPP incurred approximately $3,300,000 in transaction costs. See "AMERICAN OFFICE PARK PROPERTIES, INC. - AGREEMENT WITH SUBSIDIARY OF STATE PENSION FUND."

      8. On January 13, 1998, the Operating Partnership purchased a commercial property (the "Ammendale property") for $22,643,000, consisting of cash of $22,450,000 and the issuance of 7,143 OP units having a value of $193,000.

      9. On January 23, 1998, AOPP entered into an agreement with a group of institutional investors under which AOPP would issue up to 5,740,741 shares of AOPP common stock at $27.00 per share in separate tranches. The first tranche, 1,851,852 shares or $50.0 million, will be issued in January 1998. The remainder of the shares are to be issued as the funds are required by AOPP. See "AMERICAN OFFICE PARK PROPERTIES, INC. - STOCK ISSUANCE TO INSTITUTIONAL INVESTORS" for further information.

The pro forma consolidated balance sheet at September 30, 1997 has been prepared to reflect (i) the aforementioned acquisitions and proposed acquisitions of commercial properties which occurred after September 30, 1997 and the related issuance of AOPP common stock and OP Units, (ii) the issuance of $50.0 million of AOPP Common Stock to institutional investors, and (iii) the proposed Merger transaction between AOPP and PSP11.

Due to uncertainties, no adjustments have been made to the pro forma consolidated balance sheet at September 30, 1997 with respect to any potential share issuances to the subsidiary of the state pension plan pursuant to its rights to acquire additional shares in AOPP.

The pro forma consolidated statements of income for the nine months ended September 30, 1997 and for the year ended December 31, 1997 have been prepared assuming (i) the aforementioned acquisitions and proposed acquisitions of commercial properties (ii) the issuance of $50.0 million of AOPP Common Stock to institutional investors, and (iii) the proposed Merger between AOPP and PSP11, as if all such transactions were completed at the beginning of fiscal 1996.

The pro forma adjustments are based upon available information and upon certain assumptions as set forth in the notes to the pro forma consolidated financial statements that PSP11 and AOPP believe are reasonable in the circumstances. The pro forma consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements of PSP11, AOPP, and certain financial information with respect to properties acquired and proposed to be acquired pursuant to agreements in principle (See "FINANCIAL STATEMENTS - ACQUIRED PROPERTIES, - PSI EXCHANGE PROPERTIES, - BALDON PROPERTIES, - LARGO PROPERTY, - ACQUIPORT PROPERTIES, - GUNSTON PROPERTY, - PROPOSED ACQUISITION PROPERTIES, - NORTHPOINTE PROPERTY, AND - AMMENDALE PROPERTY.) The following pro forma consolidated financial statements do not purport to represent what AOPP's results of operations would actually have been if the transactions in fact had occurred at the beginning of the respective periods or to project AOPP's results of operations for any future date or period.

                            PS BUSINESS PARKS, INC.
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1997
                                  (UNAUDITED)
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                    ASSUMING MAXIMUM CASH ELECTIONS OF 20%

                                                                                    AOPP
                                                          -------------------------------------------------------

                                                                           PRO FORMA ADJUSTMENTS
                                                                        ---------------------------
                                                                          PROPERTY         OTHER          AOPP
                 ASSETS                                      AOPP       ACQUISITIONS    ADJUSTMENTS    PRE-MERGER       PSP11
                                                         (HISTORICAL)     (NOTE 1)        (NOTE 2)     (PRO FORMA)   (HISTORICAL)
                                                          ----------    ------------    -----------    ----------    ------------
Cash and cash equivalents                                  $  6,455        $(48,225)       $47,600      $  5,830       $  2,273
Real estate facilities, net of accumulated depreciation     191,979         199,511              -       391,490         26,136
Intangible assets, net of accumulated amortization            3,403               -              -         3,403              -
Other assets                                                    786               -              -           786            400
Purchase cost                                                     -               -              -             -              -
                                                           --------        --------        -------      --------       --------
    Total assets                                           $202,623        $151,286        $47,600      $401,509       $ 28,809
                                                           ========        ========        =======      ========       ========
 LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued and other liabilities                              $  4,444        $      -        $     -      $  4,444       $  1,639
Notes payable                                                     -          26,900              -        26,900              -
Minority interest                                           125,668           8,031              -       133,699              -
Shareholder's equity:
  Common stock , $.10 par value, 100,000,000 shares
     authorized 3,579,277 issued and outstanding
     (13,724,103 pro forma shares issued and
     outstanding)                                               358             448            185           991              -
  Series A                                                        -               -              -             -             18
  Series B                                                        -               -              -             -              2
  Series C                                                        -               -              -             -              5
  Paid-in capital                                            70,176         115,907         47,415       233,498         32,421
  Cumulative net income                                       1,977               -              -         1,977         28,567
  Cumulative distribution paid                                    -               -              -             -        (33,843)
                                                           --------        --------        -------      --------       --------
     Total shareholders' equity                              72,511         116,355         47,600       236,466         27,170
                                                           --------        --------        -------      --------       --------
  Total liabilities and shareholders' equity               $202,623        $151,286        $47,600      $401,509       $ 28,809
                                                           ========        ========        =======      ========       ========

Book Value per share of Common Stock (Note 4)              $  20.26                                     $  23.85       $  10.75
                                                           ========                                     ========       ========

                                                                PRO FORMA MERGER
                                                                  ADJUSTMENTS
                                                            ----------------------
                                                                                         PSBP
                ASSETS                                      PURCHASE    VALUATION    POST-MERGER
                                                            (NOTE 3)    (NOTE 3)     (PRO FORMA)
                                                            --------   -----------   -----------
Cash and cash equivalents                                   $(3,103)   $        -       $  5,000
Real estate facilities, net of accumulated depreciation           -        23,418        441,044
Intangible assets, net of accumulated amortization                -        (1,601)         1,802
Other assets                                                      -             -          1,186
Purchase cost                                                48,987    $  (48,987)             -
                                                            -------    ----------       --------
    Total assets                                            $45,884    $  (27,170)      $449,032
                                                            =======    ==========       ========

 LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued and other liabilities                               $     -    $        -       $  6,083
Notes payable                                                 5,159             -         32,059
Minority interest                                                 -             -        133,699
Shareholder's equity:
  Common stock , $.10 par value, 100,000,000 shares
     authorized 3,579,277 issued and outstanding
     (13,724,103 pro forma shares issued and
     outstanding)                                               203           178          1,372
  Series A                                                        -           (18)             -
  Series B                                                        -            (2)             -
  Series C                                                        -            (5)             -
  Paid-in capital                                            40,522       (32,599)       273,842
  Cumulative net income                                           -       (28,567)         1,977
  Cumulative distribution paid                                    -        33,843              -
                                                            -------    ----------       --------
     Total shareholders' equity                              40,725       (27,170)       277,191
                                                            -------    ----------       --------
  Total liabilities and shareholders' equity                $45,884    $  (27,170)      $449,032
                                                            =======    ==========       ========

Book Value per share of Common Stock (Note 4)                                           $  20.20
                                                                                        ========

See Accompanying Notes to Pro Forma Consolidated Balance Sheet.

                            PS BUSINESS PARKS, INC.
                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)
                    (ASSUMING MAXIMUM CASH ELECTIONS OF 20%)


1.   ACQUISITION OF REAL ESTATE FACILITIES
     -------------------------------------

     In December 1997, AOPP reached agreements in principle to acquire three commercial properties (The "Gunston Property" and "Proposed Acquisitions") from unaffiliated third parties for an aggregate cost of $54,338,000, consisting of cash totaling $19,900,000, the issuance of 279,200 OP Units having a value of $7,538,000, and the assumption of $26,900,000 of mortgage debt.

     On December 10, 1997, AOPP purchased the Northpointe property for an aggregate cost of $3,875,000 consisting of $3,575,000 cash and the issuance of 11,111 OP units having a value of $300,000.

     On January 13, 1998, AOPP purchased the Ammendale property for an aggregate cost of $22,643,000 consisting of $22,450,000 cash and the issuance of 7,143 OP units having a value of $193,000.

     In addition, on December 24, 1997, AOPP completed a transaction under which AOPP issued 4,482,852 shares of AOPP common stock to a subsidiary of a state pension fund, and the subsidiary of the state pension fund, through a merger and contribution, transferred to AOPP six commercial properties ($118,655,000) and $1,000,000 cash. AOPP incurred transaction costs of approximately $3,300,000.

     The following pro forma adjustments have been made to the pro forma consolidated balance sheet as of September 30, 1997 to reflect the acquisition and proposed acquisitions of the above commercial properties and the related issuance of common stock and OP Units:

                                                                (in 000's)
                                                              --------------
     .    Cash and cash equivalents has been decreased to
          reflect the cash portion of the acquisition cost
          of the properties purchased, as follows:
               The Gunston Property........................   $ (1,700)
               Proposed Acquisitions.......................    (18,200)
               Northpointe Property.............. .........     (3,575)
               Ammendale Property..........................    (22,450)
               Properties acquired from the subsidiary of
               a state pension fund (transaction costs of
               approximately $3,300,000, net of $1,000,000
               contribution  from the subsidiary of a state
               pension fund)...............................     (2,300)
                                                              --------
                                                              $(48,225)
                                                              ========


     .    Real estate facilities has been adjusted to
          reflect the acquisition cost of the facilities
          acquired:
               The Gunston Property........................   $ 21,187
               Proposed Acquisitions.......................     33,151
               Northpointe Property........................      3,875
               Ammendale Property..........................     22,643
               Properties acquired from the subsidiary of
               a state pension fund........................    118,655
                                                              --------
                                                              $199,511
                                                              ========

     .    Notes payable has been increased to reflect the
          principal balance of related notes expected to
          be assumed by AOPP in connection with the Gunston
          Property and the Proposed Acquisitions...........   $ 26,900
                                                              ========

                            PS BUSINESS PARKS, INC.
                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1997
                                  (UNAUDITED)
                    (ASSUMING MAXIMUM CASH ELECTIONS OF 20%)

                                                                   (in 000's)
                                                                   ----------
       .  Minority interest has been increased to reflect the
          issuance of 297,454 OP Units in connection with the
          acquisition of the Gunston, Proposed Acquisitions,
          Northpointe, and Ammendale commercial properties........  $  8,031
                                                                    ========

       .  Common stock has been increased to reflect the
          issuance of 4,482,852 shares with a par value of
          $0.10 per share.........................................  $    448
                                                                    ========

       .  Paid-in Capital has been increased to reflect the
          issuance of common stock ($119,655,000 less par value
          of $448,000) less estimated transaction costs of
          $3,300,000..............................................  $115,907
                                                                    ========

2.   OTHER ADJUSTMENTS

     In December 1997, AOPP reached an agreement in principle with a group of institutional investors under which AOPP would issue up to 5,740,740 shares of AOPP common stock at $27.00 per share in separate tranches. The first tranche, 1,851,852 shares or $50.0 million, is to be issued in January 1998. The remainder of the shares are to be issued as the funds are required by AOPP.

     The following pro forma adjustments have been made to the September 30, 1997 pro forma balance sheet to reflect the proposed issuance of $50.0 million of AOPP Common Stock to institutional investors:

                                                                   (in 000's)
                                                                   ----------
       .  Cash and cash equivalents has been increased to
          reflect the net proceeds from the issuance of common
          stock to institutional investors (gross proceeds of
          $50,000,000 less estimated offering costs of
          $2,400,000).............................................  $ 47,600
                                                                    ========

       .  Common stock has been increased to reflect the
          issuance of 1,851,852 shares of common stock to
          institutional investors, at par value of $0.10 per
          share...................................................  $    185
                                                                    ========

       .  Paid-in Capital has been increased to reflect the
          issuance of 1,851,852 shares of common stock to
          institutional investors (Net proceeds of $47,600,000
          less par value of $185,000).............................  $ 47,415
                                                                    ========

                            PS BUSINESS PARKS, INC.
                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1997
                                  (UNAUDITED)
                   (ASSUMING MAXIMUM CASH ELECTIONS OF 20%)


3.   MERGER PRO FORMA ADJUSTMENTS
     ----------------------------

     The Merger will be accounted for using the purchase method of accounting with AOPP being the accounting acquirer. The total purchase cost will be allocated to the acquired net assets; first to the tangible and identifiable intangible assets and liabilities acquired based upon their respective fair values, and the remainder will be allocated to the excess of purchase cost over fair value of assets acquired, if any. Upon completion of the Merger, the outstanding shares of AOPP common stock (historical shares outstanding at September 30, 1997 combined with the shares issued in December 1997 and January 1998) will be converted into an aggregate of 11,698,498 shares of PSP11 Common Stock and PSP11 will be renamed "PS Business Parks, Inc."

     In determining the cost of the Merger, AOPP evaluated as a measure of cost of the Merger (i) the aggregate fair value of PSP11's net assets acquired,
     (ii) the fair value of PSP11's Common Stock traded in the market, and (iii) the cash election price of $20.50 per share of PSP11 Common Stock. AOPP determined that the use of the cash price of $20.50 was a reliable measure of the Merger cost; further, that such cash price was materially equivalent to the Merger cost had either of the other alternatives been chosen, based upon the following:

       . The fair value of the net assets of PSP11 were readily determinable as of August 15, 1997(date the Merger was announced). Substantially all of the PSP11 assets were comprised of real estate facilities having current appraised values as determined by independent appraisers. The estimated fair value per share of PSP11 Common Stock at August 15, 1997 based upon the fair values of the net assets was approximately $20.50 per share.

       . Since AOPP is the accounting acquirer, AOPP's common stock market price would have been an indicator of the Merger cost. However, AOPP's common stock is not publicly traded, accordingly, AOPP evaluated PSP11's common stock as a determination of AOPP's implied common stock value. The market price of PSP11's Common Stock from January 1, 1997 through August 15, 1997 ranged from $20-3/8 to $19-3/8. The closing price of PSP11's Common Stock on August 15, 1997, was $20.00. PSP11's trading price for the one month period after the announcement of the proposed Merger traded in the range from $19-15/16 to $20-9/16.

       . Each outstanding share of PSP11 Common Stock will continue to be owned by current holders or converted into the right to receive $20.50 in cash. The amount of cash elections will be limited to 20% of the total outstanding shares of PSP11. If a PSP11 shareholder does not elect cash, he or she will continue to own PSP11 Common Stock. Similarly, each share of AOPP Common Stock will be converted into either 1.18 shares of PSP11 Common Stock or the right to receive $24.19 in cash (up to 20% of the outstanding AOPP Common Stock), at the option of an AOPP shareholder; however, all of the AOPP common shareholders have indicated that they will not be taking the cash election option.

     In determining the fair value of the net assets to be acquired, historical carrying values as of September 30, 1997 were used with respect to PSP11's other assets and accrued liabilities since they approximately fair value and appraised values were used for PSP11's real estate facilities (see "PROPOSAL ONE - THE MERGER - REAL ESTATE PORTFOLIO APPRAISAL BY TNG"). The aggregate purchase cost and its preliminary allocation to the historical assets and liabilities is as follows:

                            PS BUSINESS PARKS, INC.
                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1997
                                  (UNAUDITED)
                    (ASSUMING MAXIMUM CASH ELECTIONS OF 20%)


PURCHASE COST:
--------------
                                                                     (in 000's)
                                                                     ----------
     .    Issuance of 1,455,950 shares of Common Stock
          to PSP11's Series A common shareholders
          (1,819,937 shares outstanding less assumed
          shares electing cash of 363,987) at $20.50
          per share.................................................. $29,847

     .    Issuance of 569,655 shares of Common Stock
          to the holders of PSP11's Common Stock
          Series B and Series C (707,071 combined
          shares outstanding less cancellation of
          47,824 shares  of Series C the remaining
          of which is multiplied by the conversion
          ratio of 0.8641) at $20.50 per share.......................  11,678

     .    Cash elections (assumes that 20% or 363,987
          shares of the Series A Common Stock of PSP11
          elect to receive $20.50 per share in cash in
          the Merger)................................................   7,462
                                                                      -------
               Total Purchase Cost                                    $48,987
                                                                      =======

PRELIMINARY ALLOCATION OF PURCHASE COST:
----------------------------------------

          Cash....................................................... $ 2,273
          Other assets...............................................     400
          Accrued and other liabilities..............................  (1,639)
          Real estate facilities (fair value of
          $48,000,000 less $47,000 of excess
          aggregate fair values of net assets
          acquired over purchase cost)...............................  47,953
                                                                      -------
                                                                      $48,987
                                                                      =======

   The following pro forma adjustments have been made to reflect the Merger as of September 30, 1997:

PURCHASE ADJUSTMENTS:
---------------------
                                                                     (in 000's)
                                                                     ----------
     .    Cash and cash equivalents have been reduced
          to reflect the cash necessary to satisfy
          cash elections ($7,462,000) combined with
          estimated direct costs and expenses of the
          merger of $800,000......................................... $(8,262)
                                                                      =======

     .    Unallocated purchase cost has been increased
          to reflect the aggregate purchase cost..................... $48,987
                                                                      =======

     .    Common stock has been increased to reflect
          the issuance of 2,025,605 shares with a par
          value of $0.10 per share................................... $   203
                                                                      =======

     .    Paid-in Capital has been decreased to reflect
          the issuance of common stock ($41,525,000 less
          par value of $203,000 and estimated direct
          costs and expenses of the Merger of $800,000).............. $40,522
                                                                      =======

                            PS BUSINESS PARKS, INC.
                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1997
                                  (UNAUDITED)
                   (ASSUMING MAXIMUM CASH ELECTIONS OF 20%)


VALUATION ADJUSTMENTS:
----------------------
                                                          (in 000's)
                                                         ------------
 .  Unallocated purchase cost has been
   decreased to reflect the allocation of
   the aggregate purchase cost..........................   $(48,987)
                                                         ============

 .  Real estate facilities has been
   increased to reflect the fair value of
   the real estate facilities to be
   acquired in the Merger (purchase price
   allocation of $47,953,000 plus related
   net historical cost of management
   contracts on AOPP's books with respect
   to such properties ($1,601,000) less
   PSP11 historical net book value of
   $26,136,000).........................................   $ 23,418
                                                         ============

 .  AOPP's intangible assets have been
   reduced to reflect the
   reclassification to real estate with
   respect to the above pro forma
   adjustment...........................................   $ (1,601)
                                                         ============

 .  PSP11's historical equity has been
   eliminated as follows:
        Series A common stock...........................        (18)
        Series B common stock...........................         (2)
        Series C common stock...........................         (5)
        Paid-in capital.................................    (32,421)
        Cumulative distributions........................    (28,567)
        Cumulative net income...........................     33,843
                                                         ------------
                                                           $(27,170)
                                                         ============

ADDITIONAL MERGER RELATED ADJUSTMENTS:
-------------------------------------

AOPP would not have sufficient cash for operations after satisfying cash elections and closing costs of the merger, and would borrow from its line of credit to satisfy working capital requirements. The following pro forma adjustments have been made to reflect these borrowings, as well as to reflect the issuance of common stock to AOPP shareholders pursuant to the terms of the Merger Agreement.

                                                          (in 000's)
                                                         -----------
 .  Cash has been increased to reflect
   the borrowings from AOPP's line of
   credit...............................................     $5,159
                                                          ==========

 .  Notes payable has been increased to
   reflect the borrowings from AOPP's
   line of credit.......................................     $5,159
                                                          ==========

 .  Common stock has been increased to
   reflect the issuance of 1,784,517
   shares (par value of $0.10 per share)
   to the shareholders of AOPP to adjust
   to the terms of the Merger Agreement
   (9,913,981 pro forma shares multiplied
   by the conversion ratio of 1.18 less
   9,913,981 shares)....................................     $  178
                                                          ==========

 .  Paid-in capital has been decreased
   to reflect the issuance of the above
   common stock to AOPP shareholders....................     $ (178)
                                                          ==========


                            PS BUSINESS PARKS, INC.
                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1997
                                  (UNAUDITED)
                   (ASSUMING MAXIMUM CASH ELECTIONS OF 20%)

     EXCHANGE OF PROPERTIES
     ----------------------

     Concurrent with the Merger, PSP11 will exchange 11 mini-warehouses and two properties that combine mini-warehouse and commercial space for 11 commercial properties owned by PSI. The fair value of the mini-warehouse facilities is approximately $42,400,000 compared to the fair value of the 11 commercial properties to be received of $42,900,000. Through the pro forma adjustments above, the commercial facilities are reflected on the pro forma consolidated balance sheet at their fair approximate values as a result of the accounting acquisition of PSP11 by AOPP. No additional adjustments have been made to reflect the Exchange as the relative valuations are nearly the same.

4.   BOOK VALUE PER SHARE OF COMMON STOCK
     ------------------------------------

     Book value per share has been determined by dividing total shareholders' equity by the outstanding shares of Common Stock. The following summarizes the shares outstanding:

                                                                                                   Common shares
                                                                                                    outstanding
                                                                                                   -------------
       .  AOPP historical shares outstanding at September 30, 1997...........................        3,579,277
       .  AOPP shares issued in December 1997 to subsidiary of state pension fund............        4,482,852
       .  Pro forma shares issued to institutional investors.................................        1,851,852
                                                                                                    ----------
                  Pre-Merger pro forma AOPP shares outstanding                                       9,913,981

       .  PSP11's Series A shares (assuming maximum Cash Elections, see
          "Purchase cost" above).............................................................        1,455,950


       .  PSP11's Series B and C (see "Purchase cost" above).................................          569,655

       .  Incremental shares issued to AOPP shareholders based upon the conversion of the
          Pre-Merger AOPP shares into PSP11 equivalents (9,913,981 pro forma shares
          subtracted from the product of 9,913,981 multiplied by 1.18).......................        1,784,517
                                                                                                    ----------
             Post-Merger pro forma AOPP shares outstanding...................................       13,724,103
                                                                                                    ==========

                            PS BUSINESS PARKS, INC.
                  PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                   (ASSUMING MAXIMUM CASH ELECTIONS OF 20%)

                                                                 AOPP
                           ------------------------------------------------------------------------------------
                                                         PRO FORMA ADJUSTMENTS
                                            ---------------------------------------------------
                                              ACQUISITION OF    ACQUISITION OF
                                               REAL ESTATE     REAL ESTATE FROM       OTHER          AOPP
                                  AOPP      FROM AFFILIATES    THIRD PARTIES       ADJUSTMENTS     PRE-MERGER         PSP11
                              (HISTORICAL)     (NOTE 1)          (NOTE 2)            (NOTE 3)      (PRO FORMA)     (HISTORICAL)
                              ------------   ----------------  ---------------      ------------   ------------    -------------
REVENUES:
Rental income:
 Commercial properties          $ 21,039        $ 1,038       $ 23,214               $      -        $ 45,291       $  1,062
 Mini-warehouse properties             -              -              -                      -               -          4,582
Facility management fees             696            (52)             -                      -             644              -
Interest and other income            322              -              -                      -             322             55
                              ------------   ----------------  ---------------      ------------   ------------    -------------
                                  22,057            986         23,214                      -          46,257          5,699
                              ------------   ----------------  ---------------      ------------   ------------    -------------

EXPENSES:
Cost of operations:
 Commercial properties             8,269            363          6,477                      -          15,109            517
 Mini-warehouse properties             -              -              -                      -               -          1,545
Cost of managing facilities          157            (12)             -                      -             145              -
Depreciation and amortization      3,410             92          5,023                      -           8,525            877
General and administrative           767              -              -                    225             992            164
Interest expense                       -              -          1,549                      -           1,549              -
                              ------------   ----------------  ---------------      ------------   ------------    -------------
                                  12,603            443         13,049                    225          26,320          3,103
                              ------------   ----------------  ---------------      ------------   ------------    -------------

Income before minority
 interest in income                9,454            543         10,165                   (225)         19,937          2,596

Minority interest in income       (6,795)             -              -                 (1,101)         (7,896)             -
 (Note 7)
                              ------------   ----------------  ---------------      ------------   ------------    -------------
Net income (loss)                  2,659        $   543        $10,165                $(1,326)       $ 12,041       $  2,596
                              ============   ================  ===============      ============   ============    =============
PER SHARE OF COMMON STOCK:
Net income (Note 4 and 6)       $   1.19                                                               $ 1.21          $1.03
                               ===========                                                         ===========     =============
Weighted average shares
 (Note 4 and 6)                    2,239                                                                9,914          2,527
                               ===========                                                         ===========     =============
                                                 PRO FORMA
                                                  MERGER
                                                ADJUSTMENTS
                                                -----------
                                                EXCHANGE OF
                                                REAL ESTATE      PSBP
                                                FACILITIES     POST-MERGER
                                                 (NOTE 5)      (PRO FORMA)
                                               ------------    ------------
REVENUES:
Rental income:
 Commercial properties                           $ 5,958        $52,311
 Mini-warehouse properties                        (4,582)             -
Facility management fees                            (351)           293
Interest and other income                              -            377
                                               ------------    ------------
                                                   1,025         52,981
                                               ------------    ------------

EXPENSES:
Cost of operations:
 Commercial properties                             2,498         18,124
 Mini-warehouse properties                        (1,545)             -
Cost of managing facilities                          (79)            66
Depreciation and amortization                        131          9,533
General and administrative                             -          1,156
Interest expense                                     275          1,824
                                               ------------    ------------
                                                   1,280         30,703
                                               ------------    ------------

Income before minority
 interest in income                                 (255)        22,278

Minority interest in income
 (Note 7)                                            (91)        (7,987)
                                               ------------    ------------


Net income (loss)                                $  (346)       $14,291
                                               ============    ============

PER SHARE OF COMMON STOCK:
Net income (Note 4 and 6)                                       $  1.04
                                                               ============
Weighted average shares
 (Note 4 and 6)                                                  13,724
                                                               ============

    See Accompanying Notes to Pro-Forma Consolidated Statements of Income.

                            PS BUSINESS PARKS, INC.
                  PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                   (ASSUMING MAXIMUM CASH ELECTIONS OF 20%)

                                                                    AOPP
                                 -----------------------------------------------------------------------------
                                                   PRO FORMA ADJUSTMENTS
                                            ------------------------------------
                                              ACQUISITION OF   ACQUISITION OF
                                               REAL ESTATE        REAL ESTATE         OTHER           AOPP
                                   AOPP      FROM AFFILIATES  FROM THIRD PARTIES   ADJUSTMENTS     PRE-MERGER         PSP11
                                (HISTORICAL)     (NOTE 1)           (NOTE 2)          (NOTE 3)     (PRO FORMA)     (HISTORICAL)
                                -----------  ---------------  ------------------   ------------    -----------     ------------
REVENUES:
Rental income:
 Commercial properties               $    -        $26,682        $30,886             $     -        $57,568         $  976
 Mini-warehouse properties                -              -              -                   -              -          6,244
Facility management fees              2,133         (1,334)             -                   -            799              -
Interest and other income                43              -              -                   -             43             33
                                     ------        -------        -------             -------        -------         ------
                                      2,176         25,348         30,886                   -         58,410          7,253
                                     ------        -------        -------             -------        -------         ------
EXPENSES:
Cost of operations:
 Commercial properties                    -         11,059          9,661                   -         20,720            464
 Mini-warehouse properties                -              -              -                   -              -          2,264
Cost of managing facilities             514           (321)             -                   -            193              -
Depreciation and amortization             -          4,565          6,800                   -         11,365          1,150
General and administrative            1,143              -              -                 300          1,443            217
Interest expense                          -              -          1,946                   -          1,946              3
                                     ------        -------        -------             -------        -------         ------
                                      1,657         15,303         18,407                 300         35,667          4,098
                                     ------        -------        -------             -------        -------         ------
Income (loss)  before
 minority interest in income            519         10,045         12,479                (300)        22,743          3,155
 and income taxes

Minority interest in income               -              -              -              (9,007)        (9,007)             -
 (Note 7)
Income tax expense                     (216)             -              -                 216              -              -
                                     ------        -------        -------             -------        -------         ------
Net income (loss)                    $  303        $10,045        $12,479             $(9,091)       $13,736         $3,155
                                     ======        =======        =======             =======        =======         ======
PER SHARE OF COMMON STOCK:
Net income (Notes 4 and 6)           $ 0.38                                                          $  1.39         $ 1.24
                                     ======                                                          =======         ======
Weighted average shares
 (Notes 4 and 6)                       803                                                            9,914           2,538
                                     ======                                                          =======         ======

                                              PRO FORMA
                                          MERGER ADJUSTMENTS
                                          ------------------
                                           EXCHANGE OF REAL        PSBP
                                           ESTATE FACILITIES     POST-MERGER
                                               (NOTE 5)          (PRO FORMA)
                                          ------------------     -----------
REVENUES:
Rental income:
 Commercial properties                         $ 7,495            $66,039
 Mini-warehouse properties                      (6,244)                 -
Facility management fees                          (424)               375
Interest and other income                            -                 76
                                               -------            -------
                                                   827             66,490
                                               -------            -------
EXPENSES:
Cost of operations:
 Commercial properties                           3,327             24,511
 Mini-warehouse properties                      (2,264)                 -
Cost of managing facilities                       (102)                91
Depreciation and amortization                      194             12,709
General and administrative                           -              1,660
Interest expense                                   367              2,316
                                               -------            -------
                                                 1,522             41,287
                                               -------            -------
Income (loss)  before
 minority interest in income                      (695)            25,203
 and income taxes

Minority interest in income                        (29)            (9,036)
 (Note 7)
                                               -------            -------
Income tax expense                                   -                  -
Net income (loss)                              $  (724)           $16,167
                                               =======            =======

PER SHARE OF COMMON STOCK:
Net income (Notes 4 and 6)                                          $1.18
                                                                  =======
Weighted average shares
 (Notes 4 and 6)                                                   13,724
                                                                  =======


See Accompanying Notes to Pro-Forma Consolidated Statements of Income.

                            PS BUSINESS PARKS, INC.
             NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                   (ASSUMING MAXIMUM CASH ELECTIONS OF 20%)

1.   ACQUISITION OF REAL ESTATE FACILITIES FROM AFFILIATES (THE "ACQUIRED
     --------------------------------------------------------------------
     PROPERTIES")
     ------------

     During 1997,  AOPP acquired the following real estate facilities:

          . On January 2, 1997, AOPP acquired nine commercial properties
            ($20,000,000 aggregate fair value) from PSI in exchange for 1,000,000 shares of Preferred Stock. AOPP contributed these nine commercial properties to the Operating Partnership for 1,000,000 OP Units. In addition, the Operating Partnership acquired 26 commercial properties from PSI and affiliated entities in exchange for 4,859,000 OP Units.

          . On April 1, 1997, the Operating Partnership acquired four commercial properties from PSI in exchange for 1,235,500 OP Units.

     The following pro forma adjustments have been made to the pro forma consolidated statements of income to reflect the above as if the transactions were completed as of January 1, 1996 (see financial statements for the Acquired Properties included elsewhere in this Proxy Statement):

                                                          NINE MONTHS           YEAR ENDED
                                                        ENDED SEPTEMBER         DECEMBER 31,
                                                            30, 1997               1996
                                                         ---------------        ------------
                                                                         (in 000's)
 .  Rental income has been increased to reflect:
 .  the pro forma rental income as if
    the acquired real estate facilities
    were owned by AOPP throughout the
    entire period......................................   $ 20,974              $26,682



 .  less the rental income with respect
    these properties included in AOPP's
    historical amounts.................................    (19,936)                   -
                                                          --------             --------
    Total incremental rental income....................   $  1,038              $26,682
                                                          ========             ========

 .  Facility management fee income has
   been decreased to eliminate AOPP's
   historical management fee income (5%
   of rental income) with respect to the
   commercial properties acquired (a
   partial period in the case of the nine
   month period as a portion has already
   been eliminated in the historical
   amounts),  as such fee is not
   collected on owned facilities.......................   $    (52)             $(1,334)
                                                          ========             ========

                            PS BUSINESS PARKS, INC.
             NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                   (ASSUMING MAXIMUM CASH ELECTIONS OF 20%)



                                                                                      NINE MONTHS             YEAR ENDED
                                                                                    ENDED SEPTEMBER           DECEMBER 31,
                                                                                        30, 1997                  1996
                                                                                    ---------------           ------------
     .  Cost of operations has been increased as follows:

        .  To reflect the pro forma cost of operations as if the acquired real estate facilities were owned by AOPP throughout the entire full
           period                                                                       $ 8,123                 $10,738

        .  The above adjustment excludes facility management fees, accordingly, a pro forma adjustment has been made to reflect the actual cost of
           management                                                                       237                     321
                                                                                        -------                 -------
        .  To eliminate cost of operations included in AOPP's historical amounts         (7,997)                      -
                                                                                        -------                 -------
               Total incremental cost of operations                                     $   363                 $11,059
                                                                                        =======                 =======

     .  Cost of managing facilities has been decreased to eliminate the costs associated with the management fee income with respect to the Acquired
        Properties. The reduction in management fee income will result in a
        reduction in cost of operations with respect to facility management.......      $   (12)                $  (321)
                                                                                        =======                 =======

     .  Depreciation has been increased to reflect the incremental depreciation of the commercial properties (a partial period with respect to the nine month period, representing the difference between the full period pro
        forma amounts and the historical amounts).................................      $    92                 $ 4,565
                                                                                        =======                 =======


2.   ACQUISITION OF REAL ESTATE FACILITIES FROM THIRD PARTIES
     --------------------------------------------------------

     During 1997, AOPP completed the acquisition of several properties and had agreements in principle to acquire several additional properties:

          . Baldon Properties: In July 1997, AOPP issued 1,690,000 shares of common stock primarily to PSI for cash totaling $33,800,000. AOPP used substantially all of the proceeds to acquire two commercial properties in July 1997 from an unaffiliated third party for $33,750,000 in cash.

          . Largo Property: On September 24, 1997, AOPP acquired one commercial property for cash totaling $10,050,000 and the issuance of 12,000 OP Units.

                            PS BUSINESS PARKS, INC.
             NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
 For the Nine Months Ended September 30, 1997 and Year Ended December 31, 1996
                                  (Unaudited)
                   (Assuming Maximum Cash Elections Of 20%)


     . Acquiport Properties: On December 24, 1997, AOPP completed a transaction where AOPP issued 4,482,852 shares of AOPP common stock to a subsidiary of a state pension fund, and the subsidiary of the state pension fund, through a merger and contribution, transferred to AOPP six commercial properties ($118,655,000) and $1,000,000 cash. The Company will incur $3,300,000 in transaction costs.

     . Gunston Property: In December 1997, AOPP reached agreement in principle to acquire a commercial property from an unaffiliated third party for an aggregate cost of $21,187,000, consisting of cash totaling $1,700,000, the issuance of 271,167 OP Units having a value of $7,322,000 and the assumption of $12,165,000 of mortgage debt.

     . Proposed Acquisition Properties: In December 1997, AOPP reached agreements in principle to acquire two commercial properties from an unaffiliated third party for an aggregate cost of $33,151,000 consisting of cash totaling $18,200,000, the issuance of 8,033 OP Units having a value of $216,000 and the assumption of $14,735,000 of mortgage debt.

     . Northpointe and Ammendale Properties: In December 1997 and January 1998, AOPP acquired these properties from unaffiliated third parties, for an aggregate cost of $26,518,000 consisting of cash of $26,025,000 and the issuance of 18,254 OP units having a value of $493,000.

The following pro forma adjustments have been made to reflect the operations of these properties as if such properties had been acquired at the beginning of fiscal 1996:

                                                                            NINE MONTHS ENDED        YEAR ENDED
                                                                            SEPTEMBER 30, 1997   DECEMBER 31, 1996
                                                                            ------------------   -----------------
                                                                                          (in 000's)
 .  Rental income has been increased to reflect the pro forma rental income of the properties,  as if these facilities were owned by AOPP throughout the entire period presented:
   .  Rental income for the entire period base properties'
      historical operations:
          Baldon properties .........................................       $        4,932         $         5,641
          Largo property ............................................                  952                   1,290
          Acquiport  properties .....................................               11,107                  14,579
          Gunston property ..........................................                1,698                   2,071
          Northpointe Property ......................................                  473                     585
          Ammendale Property ........................................                2,162                   3,136
          Proposed Acquisitions .....................................                2,993                   3,584
   .  Less: the portion of rental income with respect to these properties which has been included in AOPP's historical
      amounts .......................................................               (1,103)                      -
                                                                            ------------------   --------------------
                                                                                $   23,214              $   30,886
                                                                            ==================   ====================

                            PS BUSINESS PARKS, INC.
             NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
 For the Nine Months Ended September 30, 1997 and Year Ended December 31, 1996
                                  (Unaudited)
                   (Assuming Maximum Cash Elections Of 20%)


                                                                                    NINE MONTHS              YEAR ENDED
                                                                               ENDED SEPTEMBER 30, 1997    DECEMBER 31, 1996
                                                                               ------------------------    -----------------
 .  Cost of operations has been increased to reflect the pro forma cost of operations of these properties,  as if they were owned by AOPP throughout the entire period presented:
   . Cost of operations for the entire period base properties'
     historical operations:
       Baldon.....................................................                 $    1,542             $     2,234
       Largo......................................................                        230                     320
       Acquiport Properties.......................................                      2,263                   3,350
       Gunston Property...........................................                        173                     325
       Northpointe Property.......................................                         94                     142
       Ammendale Property.........................................                        480                     714
       Proposed Acquisitions......................................                        821                   1,044
    .  Less: the portion of cost of operations with respect to these properties which has been included
       in AOPP's historical amounts...............................                       (217)                      -
    .  Plus:  Pro forma adjustment to reflect additional estimated
       personnel cost to manage the facilities and property taxes.                      1,091                   1,532
                                                                                  --------------         --------------
                                                                                   $    6,477             $     9,661
 .    Depreciation has been increased to reflect depreciation                      ==============         ==============
     expense for each of the periods..............................                 $    5,023             $     6,800
                                                                                  ==============         ==============
 .    Interest expense has been increased to reflect the
     historical interest expense for each of the periods
     presented with respect to the assumption of
     mortgage notes payable.......................................                 $    1,549             $     1,946
                                                                                  ==============         ==============


                            PS BUSINESS PARKS, INC.
             NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
 For the Nine Months Ended September 30, 1997 and Year Ended December 31, 1996
                                  (Unaudited)
                   (Assuming Maximum Cash Elections Of 20%)



3.   OTHER PRO FORMA ADJUSTMENTS
     ---------------------------

                                                                        NINE MONTHS           Year Ended
                                                                      ENDED SEPTEMBER        December 31,
                                                                         30, 1997                1996
                                                                     ------------------    ----------------
                                                                                    (in 000's)
 .  A pro forma adjustment has been made
   to increase general and administrative
   expense to reflect additional costs
   with respect to payroll as AOPP hires
   acquisition and executive personnel....................             $         225         $       300
                                                                      ===============       =============
 .  Many of the properties acquired were
   acquired by the consolidated Operating
   Partnership in exchange for OP Units
   from affiliates of AOPP.  Such
   affiliates are represented as minority
   interest in the consolidated financial
   statements.  Accordingly,  a pro forma
   adjustment has been made to increase
   "Minority interest in income" to
   reflect the incremental income
   associated with pro forma adjustments
   allocable to the minority interest
   (representing the difference between
   the pro forma amounts less the
   historical amounts included in AOPP's
   historical financial statements).......................             $      (1,101)        $    (9,007)
                                                                      ===============       =============
 .  Prior to 1997, AOPP operated as a
   taxable "C Corporation" and as a
   result incurred tax expense.
   Commencing in 1997, AOPP will elect
   to qualify as a real estate investment
   trust for federal tax purposes.  As a
   real estate investment trust, and
   provided AOPP meets certain
   requirements (See "Federal Income Tax
   Considerations"), AOPP will no longer
   incur tax expense.  AOPP expects to
   meet such requirements, accordingly,
   a pro forma adjustment has been made
   to eliminate historical income tax
   expense................................................             $           -         $       216
                                                                      ===============       =============

                            PS BUSINESS PARKS, INC.
             NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
 For the Nine Months Ended September 30, 1997 and Year Ended December 31, 1996
                                  (Unaudited)
                   (Assuming Maximum Cash Elections Of 20%)

4.   NET INCOME PER COMMON SHARE (AOPP PRE-MERGER PRO FORMA) HAS BEEN COMPUTED
     ---------------------------------------------------------------------------
     AS FOLLOWS:
     -----------

                                                                    NINE MONTHS ENDED           YEAR ENDED
                                                                    SEPTEMBER 30, 1997       DECEMBER 31, 1996
                                                                    ------------------       -----------------
Historical net income................................................  $   2,659,000            $    303,000

Historical weighted average common shares............................      2,238,766                 802,505

Historical net income per common share...............................  $        1.19            $       0.38

Pro forma net income.................................................  $  12,041,000            $ 13,736,000

Pro forma weighted average common shares (1).........................      9,913,981               9,913,981

Pro forma net income per common share................................  $        1.21            $       1.39

--------------------------------------------------------------------------------------------------------------
(1)
Historical weighted average shares (common and equivalents)..........      2,238,766                 802,505

Adjusted for:
  Issuance of Preferred Stock in January 1997 in connection
    with property acquisitions (which on March 31, 1997 was
    exchanged for an equivalent number of shares of AOPP
    common stock)....................................................              -               1,015,830

  Other issuances....................................................              -                  44,189

  Issuance of common shares in July 1997 in connection
    with property acquisitions.......................................      1,340,511               1,716,753

  Issuance of common stock to subsidiary of a state
    pension fund (on December 24, 1997)..............................      4,482,852               4,482,852

  Pro forma issuance of common stock to institutional
    investors........................................................      1,851,852               1,851,852

      Total Pre-Merger pro forma weighted average shares.............      9,913,981               9,913,981
                                                                       =============            ============

                            PS BUSINESS PARKS, INC.
             NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                   (ASSUMING MAXIMUM CASH ELECTIONS OF 20%)


5.   PRO FORMA MERGER ADJUSTMENTS - EXCHANGE OF PROPERTIES:
     ------------------------------------------------------

     Concurrent with the Merger, PSP11 will exchange 11 mini-warehouses and two properties that combine mini-warehouse and commercial space for 11 commercial properties owned by PSI.

                                                                   NINE MONTHS              YEAR ENDED
                                                                 ENDED SEPTEMBER           DECEMBER 31,
                                                                     30, 1997                 1996
                                                               --------------------    ------------------
                                                                                (in 000's)
 .    Rental income - commercial properties has been increased
     to reflect the rental income with respect to the 11
     commercial properties received through the Exchange........  $   5,958                 $   7,495
                                                                  =========                 =========
 .    Rental income - mini-warehouses has been decreased to
     eliminate the rental income with respect to the 11
     mini-warehouse facilities and two properties that combine
     mini-warehouse and commercial space given up through
     the Exchange...............................................  $ (4,582)                 $  (6,244)
                                                                  =========                 =========

 .   A pro forma adjustment has made to facility management
      fees to:

     .  eliminate the historical facility management fees
        related to 11 commercial properties acquired in
        the Exchange as such fee will no longer be charged to
        properties as AOPP will own them                          $    (298)                 $   (375)

    .   eliminate the historical facility management fees
        related to the two commercial properties of PSP11
        acquired in the Merger                                          (53)                      (49)
                                                                  ---------                 ---------
                                                                  $    (351)                $    (424)
                                                                  =========                 =========

                            PS BUSINESS PARKS, INC.
             NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                   (ASSUMING MAXIMUM CASH ELECTIONS OF 20%)

                                                                          NINE MONTHS              YEAR ENDED
                                                                         ENDED SEPTEMBER           DECEMBER 31,
                                                                             30, 1997                 1996
                                                                       --------------------    ------------------
                                                                                 (in 000's)
 .  A pro forma adjustment has been made to cost of
   operations to:

   .  eliminate historical management fees paid to AOPP
      to manage PSP11's two commercial properties which
      are included in historical amounts and as a result of
      the Merger will no longer be incurred                              $   (53)                 $   (49)

   .  reflect the cost of operations of the 11 commercial
      properties acquired in the Exchange (before cost of
      management)                                                          2,472                    3,274

   .  reflect the cost of management for PSP11's two
      commercial properties and the 11 commercial
      properties acquired in the Exchange                                     79                      102
                                                                         -------                  -------
                                                                         $ 2,498                  $ 3,327
                                                                         =======                  =======
 .  Cost of operations - mini-warehouses has been decreased
   to eliminate the cost of operations with respect to the 11 mini-warehouse facilities and two properties that combine
   mini-warehouse and commercial space given up through
   the Exchange....................................................      $(1,545)                 $(2,264)
                                                                         =======                  =======

 .  Cost of managing facilities has been decreased to
   eliminate the historical cost of managing the two PSP11
   commercial properties and the 11 commercial properties
   acquired in the Exchange, such costs are reclassified to
   Cost of operations - commercial properties.......................     $   (79)                 $  (102)
                                                                         =======                  =======

 . A pro forma adjustment has been made to depreciation expense to reflect the:

   .  Eliminate the historical depreciation expense
      of PSP11's facilities........................................      $  (877)                 $(1,150)

   .  Record depreciation expense based on the acquired
      cost of the remaining PSP11 facilities ($47,953,000
      cost, 30% allocated to land, the remaining cost
      allocated to buildings, depreciated straight-line over
      25 years)....................................................        1,008                    1,344
                                                                         -------                  -------
                                                                         $   131                  $   194
                                                                         =======                  =======

                            PS BUSINESS PARKS, INC.
             NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                   (ASSUMING MAXIMUM CASH ELECTIONS OF 20%)

                                                                                NINE MONTHS             YEAR ENDED
                                                                              ENDED SEPTEMBER           DECEMBER 31,
                                                                                  30, 1997                 1996
                                                                            --------------------    ------------------
                                                                                              (in 000's)
    .  A pro forma adjustment has been made to interest expense to reflect interest expense related to pro forma borrowings on
       AOPP's line of credit (see note 3 - Merger Pro Forma
       Adjustments -  Additional merger adjustments to the pro
       forma balance sheet................................................     $       275           $       367
                                                                               ===========           ===========
    .  A pro forma adjustment has been made to increase the
       minority interests' share of income based upon its pro rata
       ownership interest in the above pro forma adjustments..............     $       (91)          $       (29)
                                                                               ===========           ===========

6.  POST-MERGER PRO FORMA NET INCOME PER SHARE OF COMMON STOCK HAS BEEN COMPUTED AS FOLLOWS:
    ----------------------------------------------------------------------------------------
                                                                                NINE MONTHS             YEAR ENDED
                                                                              ENDED SEPTEMBER           DECEMBER 31,
                                                                                  30, 1997                 1996
                                                                            --------------------    ------------------
    Post-Merger pro forma net income......................................     $14,291,000            $16,167,000

    Post-Merger pro forma weighted average common shares(1)...............      13,724,103             13,724,103

    Pro forma net income per share of Common Stock........................     $      1.04            $      1.18
-----------------------------------------------------------------------------------------------------------------------------------
   (1)
    Pre-Merger pro forma weighted average shares from Note 4 above........       9,913,981              9,913,981

    PSP11's Series A shares (see Note 4 to the Pro Forma
       Consolidated Balance Sheet - Assuming Maximum Cash
       Elections of 20%)..................................................       1,455,950             1,455,950

    PSP11's Series B and C (see Note 4 to the Pro Forma
       Consolidated Balance Sheet - Assuming Maximum Cash
       Elections of 20%)..................................................         569,655               569,655

    Incremental shares issued to AOPP shareholders based upon the conversion of the Pre-Merger AOPP shares into PSP11
       equivalents (9,913,981 shares subtracted from the product
       of 9,913,981 multiplied by 1.18) (see Note 4 to the Pro Forma
       Consolidated Balance Sheet - Assuming Maximum Cash
       Elections of 20%)..................................................       1,784,517             1,784,517
                                                                               -----------           -----------
    Post-Merger pro forma weighted average Common Stock common
       shares.............................................................      13,724,103            13,724,103
                                                                               ===========           ===========

                            PS BUSINESS PARKS, INC.
             NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                   (ASSUMING MAXIMUM CASH ELECTIONS OF 20%)


7.   MINORITY INTEREST:
     ------------------

     Minority interest represents ownership interests of OP Units in the consolidated Operating Partnership which are not owned by AOPP. The OP Units, subject to certain conditions of the Operating Partnership Agreement, are convertible into Common Shares of AOPP on a one-for-one basis. Pro forma weighted average OP Units outstanding during each period owned by minority interests totaled 7,670,733 (after adjustment for the conversion factor of 1.18). The following table summarizes the ownership interests:

                                                                             NINE MONTHS       YEAR ENDED
                                                                           ENDED SEPTEMBER    DECEMBER 31,
                                                                               30, 1997          1996
                                                                           ---------------  --------------
                                                                                      (in 000's)
Pro forma AOPP Common Shares outstanding...........................           13,724,103     13,724,103
Pro forma OP Units owned by minority interests which are
 convertible into AOPP Common Shares...............................            7,670,733      7,670,733
                                                                              ----------     ----------
    Total AOPP Common Shares outstanding assuming
       conversion of OP Units......................................           21,394,836     21,394,836
                                                                              ==========     ==========

Percentage ownership of AOPP Common Shares outstanding.............                 64.1%          64.1%
Percentage ownership of minority interests.........................                 35.9%          35.9%
                                                                              ----------     ----------
    Total ownership interest.......................................                100.0%         100.0%
                                                                              ==========     ==========

                            PS BUSINESS PARKS, INC.
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1997
                                  (UNAUDITED)
              (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                          ASSUMING NO CASH ELECTIONS

                                                                             AOPP
                                                         ------------------------------------------
                                                                            PRO FORMA ADJUSTMENTS
                                                                           PROPERTY        OTHER         AOPP
                                                             AOPP        ACQUISITIONS   ADJUSTMENTS   PRE-MERGER
          ASSETS                                         (HISTORICAL)      (NOTE 1)      (NOTE 2)     (PRO FORMA)
                                                         -----------     ------------   -----------   ----------
Cash and cash equivalents                                 $  6,455        $(48,225)       $47,600      $  5,830
Real estate facilities, net of accumulated depreciation    191,979         199,511                      391,490
Intangible assets, net of accumulated amortization           3,403               -                        3,403
Other assets                                                   786               -                          786
Purchase cost                                                    -               -                            -
                                                         ---------       ---------       --------     ---------
    Total assets                                          $202,623        $151,286        $47,600      $401,509
                                                         =========       =========       ========     =========
 LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued and other liabilities                             $  4,444        $      -        $     -      $  4,444
Notes payable                                                    -          26,900              -        26,900
Minority interest                                          125,668           8,031              -       133,699
Shareholder's equity:
  Common stock, $.10 par value, 100,000,000 shares
     authorized 3,579,277 issued and outstanding
     (14,088,090 pro forma shares issued and
     outstanding)                                              358             448            185           991
  Series A                                                       -               -                            -
  Series B                                                       -               -                            -
  Series C                                                       -               -                            -
  Paid-in capital                                           70,176         115,907         47,415       233,498
  Cumulative net income                                      1,977               -              -         1,977
  Cumulative distribution paid                                   -               -              -             -
                                                         ---------       ---------       --------     ---------
    Total shareholders' equity                              72,511         116,355              -       236,466
                                                         ---------       ---------       --------     ---------
  Total liabilities and shareholders' equity              $202,623        $151,286        $47,600      $401,509
                                                         =========       =========       ========     =========
Book Value per share of Common Stock (Note 4)             $  20.26                                       $23.85
                                                         =========                                    =========
                                                                             PRO FORMA MERGER
                                                                          ----------------------
                                                                                ADJUSTMENTS            PSBP
                                                                          ----------------------    -----------
                                                            PSP11          PURCHASE    VALUATION    POST-MERGER
                                                         (HISTORICAL)      (NOTE 3)     (NOTE 3)    (PRO FORMA)
        ASSETS                                           ------------      --------    ---------    -----------
Cash and cash equivalents                                   $  2,273      $  (800)     $      -      $  7,303
Real estate facilities, net of accumulated depreciation       26,136            -        23,418       441,044
Intangible assets, net of  accumulated amortization
Other assets                                                       -            -        (1,601)        1,802
Purchase cost                                                    400            -             -         1,186
                                                                   -       48,987       (48,987)            -
                                                            --------      -------      --------      --------
    Total assets                                            $ 28,809      $48,187      $(27,170)     $451,335
                                                            ========      =======      ========      ========
 LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued and other liabilities                               $  1,639      $     -      $      -      $  6,083
Notes payable                                                      -            -             -        26,900
Minority interest                                                  -            -             -       133,699
Shareholder's equity:
  Common stock, $.10 par value, 100,000,000 shares
     authorized 3,579,277 issued and outstanding
     (14,088,090 pro forma shares issued and
     outstanding)                                                  -          239           179         1,409
  Series A                                                        18            -           (18)            -
  Series B                                                         2            -            (2)            -
  Series C                                                         5            -            (5)            -
  Paid-in capital                                             32,421       47,948       (32,600)      281,267
  Cumulative net income                                       28,567            -       (28,567)        1,977
  Cumulative distribution paid                               (33,843)           -        33,843             -
                                                            --------      -------      --------      --------
    Total shareholders' equity                                27,170       48,187       (27,170)      284,653
                                                            --------      -------      --------      --------
  Total liabilities and shareholders' equity                $ 28,809      $48,187      $(27,170)     $451,335
                                                            ========      =======      ========      ========
Book Value per share of Common Stock (Note 4)               $  10.75                                 $  20.21
                                                            ========                                 ========

        See Accompanying Notes to Pro Forma Consolidated Balance Sheet

                            PS BUSINESS PARKS, INC.
                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1997
                                  (UNAUDITED)
                         (ASSUMING NO CASH ELECTIONS)

1. ACQUISITION OF REAL ESTATE FACILITIES
   -------------------------------------

   Same as Note 1 to Pro Forma Consolidated Balance Sheet (Assuming Maximum Cash Elections of 20%).

2. OTHER ADJUSTMENTS
   -----------------

   Same as note 2 to Pro Forma Consolidated Balance Sheet (Assuming Maximum Cash Elections of 20%).

3. MERGER PRO FORMA ADJUSTMENTS
   ----------------------------

   The Merger will be accounted for using the purchase method of accounting with AOPP being the accounting acquirer. The total purchase cost will be allocated to the acquired net assets; first to the tangible and identifiable intangible assets and liabilities acquired based upon their respective fair values, and the remainder will be allocated to the excess of purchase cost over fair value of assets acquired, if any. Upon completion of the Merger, the outstanding shares of AOPP common stock (historical shares outstanding at September 30, 1997 combined with the shares issued in December 1997 and January 1998) will be converted into an aggregate of 11,698,498 shares of PSP11 Common Stock and PSP11 will be renamed "PS Business Parks, Inc."

   In determining the cost of the Merger, AOPP evaluated as a measure of cost of the Merger (i) the aggregate fair value of PSP11's net assets acquired, (ii) the fair value of PSP11's Common Stock traded in the market, and (iii) the cash election price of $20.50 per share of PSP11 Common Stock. AOPP determined that the use of the cash price of $20.50 was a reliable measure of the Merger cost; further, that such cash price was materially equivalent to the Merger cost had either of the other alternatives been chosen, based upon the following:

       . The fair value of the net assets of PSP11 were readily determinable as of August 15 1997(date the Merger was announced). Substantially all of the PSP11 assets were comprised on real estate facilities having current appraised values as determined by independent appraisers. The estimated fair value per share of PSP11 Common Stock at August 15, 1997 based upon the fair values of the net assets was approximately $20.50 per share.

       . Since AOPP is the accounting acquirer, AOPP's common stock market price would have been an indicator of the Merger cost. However, AOPP's common stock is not publicly traded, accordingly, AOPP evaluated PSP11's common stock as a determination of AOPP's implied common stock value. The market price of PSP11's Common Stock from January 1, 1997 through August 15, 1997 ranged from $20-3/8 to $19-3/8. The closing price of PSP11's Common Stock on August 15, 1997, was $20.00. PSP11's trading price for the one month period after the announcement of the proposed Merger traded in the range from $19-15/16 to $20-9/16.

       . Each outstanding share of PSP11 Common Stock will continue to be owned by current holders or converted into the right to receive $20.50 in cash. The amount of cash elections will be limited to 20% of the total outstanding shares of PSP11. If a PSP11 shareholder does not elect cash, he or she will continue to own PSP11 Common Stock. Similarly, each share of AOPP Common Stock will be converted into either 1.18 shares of PSP11 Common Stock or the right to receive $24.19 in cash (up to 20% of the outstanding AOPP Common Stock), at the option of an AOPP shareholder.

   In determining the fair value of the net assets to be acquired, historical carrying values as of September 30, 1997 were used with respect to PSP11's other assets and accrued liabilities since they approximate fair value and appraised values were used for PSP11's real estate facilities (see "PROPOSAL ONE - THE MERGER - REAL ESTATE PORTFOLIO APPRAISAL BY TNG"). The aggregate purchase cost and its preliminary allocation to the historical assets and liabilities is as follows:

                            PS BUSINESS PARKS, INC.
                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)
                          (ASSUMING NO CASH ELECTIONS)


PURCHASE COST:
--------------
                                                                                       (in 000's)
                                                                                       ----------
    .  Issuance of 1,819,937 shares of Common Stock to PSP11's Series A
       common shareholder at $20.50 per share........................................    $37,309
    .  Issuance of 569,655 shares of Common Stock to the holders of PSP11's
       Common Stock Series B and Series C (707,071 combined shares outstanding less cancellation of 47,824 shares of Series C the remaining of which is multiplied by the conversion ratio of 0.8641) at $20.50 per
       share.........................................................................     11,678
                                                                                         -------
            Total Purchase Cost......................................................    $48,987
                                                                                         =======
PRELIMINARY ALLOCATION OF PURCHASE COST:
----------------------------------------
       Cash..........................................................................    $ 2,273
       Other assets..................................................................        400
       Accrued and other liabilities.................................................     (1,639)
       Real estate facilities (fair value of $48,000,000 less $47,000 of excess aggregate fair values of net assets acquired over purchase
       cost).........................................................................     47,953
                                                                                         -------
                                                                                         $48,987
                                                                                         =======

The following pro forma adjustments have been made to reflect the Merger as of September 30, 1997:


PURCHASE ADJUSTMENTS:
---------------------
                                                                                       (in 000's)
                                                                                       ----------
    .  Cash and cash equivalents has been reduced to reflect to cash necessary to fund estimated direct costs and expenses of the
       Merger........................................................................    $  (800)
                                                                                         =======
    .  Unallocated purchase cost has been increased to reflect the
       aggregate purchase cost.......................................................    $48,987
                                                                                         =======
    .  Common stock has been increased to reflect the issuance of
       2,389,592 shares with a par value of $0.10 per  share.........................    $   239
                                                                                         =======
    .  Paid-in Capital has been increased to reflect the issuance of common stock ($48,987,000 less par value of $239,000 and
       estimated direct costs and expenses of the Merger of $800,000)................    $47,948
                                                                                         =======

                            PS BUSINESS PARKS, INC.
                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)
                          (ASSUMING NO CASH ELECTIONS)


VALUATION ADJUSTMENTS:
----------------------
                                                                                       (in 000's)
                                                                                       ----------
    .  Unallocated purchase cost has been decreased to reflect the allocation
       of the aggregate purchase cost................................................   $(48,987)
                                                                                        ========
    .  Real estate facilities has been increased to reflect the fair value of the real estate facilities to be acquired in the Merger (purchase price allocation of $47,953,000 plus related net cost of management contracts with respect to such properties ($1,601,000) less PSP11
       historical net book value of $26,136,000).....................................   $ 23,418
                                                                                        ========
    .  AOPP's intangible assets have been reduced to reflect the reclassification to real estate with respect to the above pro forma
       adjustment....................................................................   $ (1,601)
                                                                                        ========
    .  PSP11's historical equity has been eliminated as follows:
          Series A common stock......................................................   $    (18)
          Series B common stock......................................................         (2)
          Series C common stock......................................................         (5)
          Paid-in capital............................................................    (32,421)
          Cumulative net income......................................................    (28,567)
          Cumulative distributions...................................................     33,843
                                                                                        --------
                                                                                        $(27,170)
                                                                                        ========
    .  Additionally, common stock has been increased to reflect the issuance of 1,784,517 shares with a par value of $0.10 per share to the shareholders of AOPP to adjust to the terms of the Merger Agreement
       (9,913,981 pro forma shares multiplied by the conversion ratio of 1.18
       less 9,913,981 shares)........................................................   $    179
                                                                                        ========
    .  Paid-in capital has been decreased to reflect the issuance of the
       above common stock to AOPP shareholders.......................................   $   (179)
                                                                                        ========

EXCHANGE OF PROPERTIES
----------------------

Same as Note 3 to Pro Forma Consolidated Balance Sheet (Assuming Maximum Cash Elections of 20%) - "EXCHANGE OF PROPERTIES."
                     ----------------------

                            PS BUSINESS PARKS, INC.
                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)
                          (ASSUMING NO CASH ELECTIONS)

4. BOOK VALUE PER SHARE OF COMMON STOCK
   ------------------------------------

   Book value per share has been determined by dividing total shareholders' equity by the outstanding shares of Common Stock. The following summarizes the shares outstanding:

                                                                                            Common shares
                                                                                             outstanding
                                                                                            -------------
     .  AOPP historical shares outstanding at September 30, 1997.............................   3,579,277
     .  AOPP shares issued in December 1997 to subsidiary of a state pension fund............   4,482,852
     .  Pro forma shares issued to institutional investor group..............................   1,851,852
                                                                                               ----------
                      Pre-Merger pro forma AOPP shares outstanding                              9,913,981

     .  PSP11's Series A shares (Assuming no Cash Elections,  see "Purchase cost" above).....   1,819,937


     .  PSP11's Series B and C (see "Purchase cost" above)...................................     569,655

     .  Incremental shares issued to AOPP shareholders based upon the conversion of the Pre-Merger AOPP shares into PSP11 equivalents (9,913,981 pro forma shares
        subtracted from the product of 9,913,981 multiplied by 1.18).........................   1,784,517
                                                                                               ----------
                      Post-Merger AOPP pro forma shares outstanding..........................  14,088,090
                                                                                               ==========

                            PS BUSINESS PARKS, INC.
                  PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                         (ASSUMING NO CASH ELECTIONS)

                                                             AOPP
                           ---------------------------------------------------------------------------
                                                    PRO FORMA  ADJUSTMENTS
                                               -------------------------------
                                               ACQUISITION OF      ACQUISITION OF
                                                 REAL ESTATE       REAL ESTATE FROM          OTHER         AOPP
                                AOPP           FROM AFFILIATES      THIRD PARTIES         ADJUSTMENTS    PRE-MERGER       PSP11
                             (HISTORICAL)          (NOTE 1)           (NOTE 2)              (NOTE 3)    (PRO FORMA)    (HISTORICAL)
                            -------------      ---------------    ----------------        -----------   -----------    ------------
REVENUES:
  Rental income:
   Commercial properties          $21,039            $1,038             $23,214              $      -       $45,291          $1,062
   Mini-warehouse properties            -                 -                   -                     -             -           4,582
  Facility management fees            696               (52)                  -                     -           644               -
  Interest and other income           322                 -                   -                     -           322              55
                                  -------            ------             -------              --------       -------          ------
                                   22,057               986              23,214                     -        46,257           5,699
                                  -------            ------             -------              --------       -------          ------

EXPENSES:
  Cost of operations:
   Commercial properties            8,269               363               6,477                     -        15,109             517
   Mini-warehouse properties            -                 -                   -                     -             -           1,545
  Cost of managing facilities         157               (12)                  -                     -           145               -
  Depreciation and amortization     3,410                92               5,023                     -         8,525             877
  General and administrative          767                 -                   -                   225           992             164
  Interest Expense                      -                 -               1,549                     -         1,549               -
                                  -------            ------             -------              --------       -------          ------
                                   12,603               443              13,049                   225        26,320           3,103
                                  -------            ------             -------              --------       -------          ------

  Income before minority
   interest in income               9,454               543              10,165                  (225)       19,937           2,596

  Minority interest in income
   (Note 7)                        (6,795)                -                   -                (1,101)       (7,896)              -
                                  -------            ------             -------              --------       -------          ------

  Net income (loss)               $ 2,659            $  543             $10,165              $ (1,326)      $12,041          $2,596
                                  =======            ======             =======              ========       =======          ======
  PER SHARE OF COMMON STOCK:
  Net income (Notes 4 and 6)      $  1.19                                                                     $1.21           $1.03
                                  =======                                                                   =======          ======
  Weighted average shares           2,239                                                                     9,914           2,527
                                  =======                                                                   =======          ======

                                    PRO FORMA
                                      MERGER
                                   ADJUSTMENTS
                                   -----------
                                   EXCHANGE OF
                                   REAL ESTATE           PSBP
                                   FACILITIES         POST-MERGER
                                    (NOTE 5)          (PRO FORMA)
                                   ----------         -----------
REVENUES:
  Rental income:
   Commercial properties              $ 5,958            $52,311
   Mini-warehouse properties           (4,582)                 -
  Facility management fees               (351)               293
  Interest and other income                 -                377
                                      -------            -------
                                        1,025             52,981
                                      -------            -------
EXPENSES:
  Cost of operations:
   Commercial properties                2,498             18,124
   Mini-warehouse properties           (1,545)                 -
  Cost of managing facilities             (79)                66
  Depreciation and amortization           131              9,533
  General and administrative                -              1,156
  Interest Expense                          -              1,549
                                      -------            -------
                                        1,005             30,428
                                      -------            -------
  Income before minority
   interest in income                      20             22,553
  Minority interest in income
      (Note 7)                            (55)            (7,951)
                                      -------            -------

     Net income (loss)                $   (35)           $14,602
                                      =======            =======

    PER SHARE OF COMMON STOCK:
     Net income (Notes 4 and 6)                          $  1.04
                                                         =======
     Weighted average shares                              14,088
                                                         =======

    See Accompanying Notes to Pro Forma Consolidated Statements of Income.

                           PS BUSINESS PARKS, INC.
                  PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (UNAUDITED)
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                         (ASSUMING NO CASH ELECTIONS)

                                                          AOPP
                                ----------------------------------------------------------
                                                         PRO FORMA ADJUSTMENTS
                                               -------------------------------------------
                                                               ACQUISITION OF
                                               ACQUISITION OF   REAL ESTATE
                                                 REAL ESTATE     FROM THIRD       OTHER         AOPP
                                    AOPP       FROM AFFILIATES    PARTIES      ADJUSTMENTS   PRE-MERGER       PSP11
                                (HISTORICAL)      (NOTE 1)        (NOTE 2)       (NOTE 3)    (PRO FORMA)   (HISTORICAL)
                                -----------    ---------------   ---------     -----------   -----------   ------------
REVENUES:
  Rental income:
    Commercial properties            $    -        $26,682        $30,886        $     -       $57,568         $  976
    Mini-warehouse properties             -              -              -              -             -          6,244
  Facility management fees            2,133         (1,334)             -              -           799              -
  Interest and other income              43              -              -              -            43             33
                                     ------        -------        -------        -------       -------         ------
                                      2,176         25,348         30,886              -        58,410          7,253
                                     ------        -------        -------        -------       -------         ------
EXPENSES:
  Cost of operations:
    Commercial properties                 -         11,059          9,661              -        20,720            464
    Mini-warehouse properties             -              -              -              -             -          2,264
  Cost of managing facilities           514           (321)             -              -           193              -
  Depreciation and amortization           -          4,565          6,800              -        11,365          1,150
  General and administrative          1,143              -              -            300         1,443            217
  Interest expense                        -              -          1,946              -         1,946              3
                                     ------        -------        -------        -------       -------         ------
                                      1,657         15,303         18,407            300        35,667          4,098
                                     ------        -------        -------        -------       -------         ------
Income (loss) before minority
 interest in income and income          519         10,045         12,479           (300)       22,743          3,155
 taxes
  Minority interest in income (Note 7)    -              -              -         (9,007)       (9,007)             -
  Income tax expense                   (216)             -              -            216             -              -
                                     ------        -------        -------        -------       -------         ------
Net income (loss)                    $  303        $10,045        $12,479        $(9,091)      $13,736         $3,155
                                     ======        =======        =======        =======       =======         ======
PER SHARE OF COMMON STOCK:
  Net income (Notes 4 and 6)         $ 0.38                                                    $  1.39         $ 1.24
                                     ======                                                    =======         ======
  Weighted average shares               803                                                      9,914          2,538
                                     ======                                                    =======         ======

                                                  PRO FORMA
                                                   MERGER
                                                 ADJUSTMENTS
                                                 -----------
                                                 EXCHANGE OF
                                                 REAL ESTATE     PSBP
                                                 FACILITIES   POST-MERGER
                                                  (NOTE 5)    (PRO FORMA)
                                                 -----------  -----------
REVENUES:
  Rental income:
    Commercial properties                         $ 7,495       $66,039
    Mini-warehouse properties                      (6,244)            -
  Facility management fees                           (424)          375
  Interest and other income                             -            76
                                                  -------       -------
                                                      827        66,490
                                                  -------       -------
EXPENSES:
  Cost of operations:
    Commercial properties                           3,327        24,511
    Mini-warehouse properties                      (2,264)            -
  Cost of managing facilities                        (102)           91
  Depreciation and amortization                       194        12,709
  General and administrative                            -         1,660
  Interest expense                                      -         1,949
                                                  -------       -------
                                                    1,155        40,920
                                                  -------       -------
Income (loss) before minority
 interest in income and income
 taxes                                               (328)       25,570
  Minority interest in income (Note 7)                 (7)       (9,014)
  Income tax expense                                    -             -
                                                  -------       -------
Net income (loss)                                 $  (335)      $16,556
                                                  =======       =======

PER SHARE OF COMMON STOCK:
  Net income (Notes 4 and 6)                                    $  1.18
                                                                =======
  Weighted average shares                                        14,088
                                                                =======



See Accompanying Notes to Pro Forma Consolidated Statements of Income.

                            PS BUSINESS PARKS, INC.
             NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                         (ASSUMING NO CASH ELECTIONS)

1. ACQUISITION OF REAL ESTATE FACILITIES FROM AFFILIATES
   -----------------------------------------------------
   Same as Note 1 to the Pro Forma Consolidated Statements of Income (Assuming Maximum Cash Elections of 20%).

2. ACQUISITION OF REAL ESTATE FACILITIES FROM THIRD PARTIES
   --------------------------------------------------------
   Same as Note 2 to the Pro Forma Consolidated Statements of Income (Assuming Maximum Cash Elections of 20%).

3. OTHER PRO FORMA ADJUSTMENTS
   ---------------------------
   Same as Note 3 to the Pro Forma Consolidated Statements of Income (Assuming Maximum Cash Elections of 20%).

4. NET INCOME PER COMMON SHARE (AOPP PRE-MERGER PRO FORMA) HAS BEEN COMPUTED AS
   ----------------------------------------------------------------------------
   FOLLOWS:
   --------

                                                                 NINE MONTHS              YEAR ENDED
                                                               ENDED SEPTEMBER             DECEMBER 31,
                                                                  30, 1997                    1996
                                                               ---------------           --------------
                                                                               (in 000's)
Historical net income.........................................   $ 2,659,000               $   303,000

Historical weighted average common shares.....................     2,238,766                   802,505

Historical net income (loss) per common share.................         $1.19                     $0.38

Pro forma net income..........................................   $12,041,000               $13,736,000

Pro forma weighted average common shares (1)..................     9,913,981                 9,913,981

Pro forma net income per common share.........................         $1.21                     $1.39

-------------------------------------------------------------------------------------------------------
(1)
Historical weighted average shares (common and equivalents)...     2,238,766                   802,505

Adjusted for:

  Issuance of Preferred Stock in January 1997 in connection
    with property acquisitions (which on March 31, 1997 was
    exchanged for an equivalent number of shares of AOPP
    common Stock).............................................             -                 1,015,830

  Other issuances.............................................             -                    44,189

  Issuance of common shares in July 1997 in connection with
    property acquisitions.....................................     1,340,511                 1,716,753

  Issuance of common stock to a subsidiary of a state pension
    fund (on December 24, 1997)...............................     4,482,852                 4,482,852

  Issuance of common stock to institutional investor group....     1,851,852                 1,851,852
                                                                 -----------               -----------
        Total Pre-Merger pro forma weighted average shares....     9,913,981                 9,913,981
                                                                 ===========               ===========

                            PS BUSINESS PARKS, INC.
             NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                         (ASSUMING NO CASH ELECTIONS)


5.   PRO FORMA MERGER ADJUSTMENTS - EXCHANGE OF PROPERTIES:
     ------------------------------------------------------

     Concurrent with the Merger, PSP11 will exchange 11 mini-warehouses and two properties that combine mini-warehouse and commercial space for 11 commercial properties owned by PSI.

                                                                         NINE MONTHS            YEAR ENDED
                                                                       ENDED SEPTEMBER          DECEMBER 31,
                                                                           30, 1997                1996
                                                                     --------------------    ------------------
                                                                                      (in 000's)
 .  Rental income - commercial properties has been increased to reflect the rental income with respect to the 11
   commercial properties received through the Exchange............          $ 5,958              $    7,495
                                                                            =======              ==========

 .  Rental income - mini-warehouses has been decreased to
   eliminate the rental income with respect to the 11 mini-
   warehouse facilities and two properties that combine
   mini-warehouse and commercial space given up through
   the Exchange...................................................          $(4,582)             $   (6,244)
                                                                            ========             ==========

 .  A pro forma adjustment has made to facility management
   fees to:
   .  eliminate the historical facility management fees
      related to 11 commercial properties acquired in the
      Exchange as such fee will no longer be charged to
      these properties as AOPP will own them......................          $  (298)             $     (375)
   .  eliminate the historical facility management fees
      related to the two commercial properties of PSP11
      acquired in the Merger......................................              (53)                    (49)
                                                                            -------              ----------
                                                                            $  (351)             $     (424)
                                                                            =======              ==========

 . A pro forma adjustment has been made to cost of operations to:

   .  eliminate historical management fees paid to AOPP
      to manage PSP11's two commercial properties which
      are included in historical amounts and as a result of
      the Merger will no longer be incurred.......................          $   (53)             $      (49)
   .  reflect the cost of operations of the 11 commercial
      properties acquired in the Exchange (before cost of
      management).................................................            2,472                   3,274
   .  reflect the cost of management for the PSP11's two
      commercial properties and the 11 commercial
      properties acquired in the Exchange.........................               79                     102
                                                                            -------              ----------
                                                                            $ 2,498              $    3,327
                                                                            =======              ==========

                            PS BUSINESS PARKS, INC.
             NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                         (ASSUMING NO CASH ELECTIONS)


                                                                                          NINE MONTHS              YEAR ENDED
                                                                                        ENDED SEPTEMBER           DECEMBER 31,
                                                                                            30, 1997                  1996
                                                                                      --------------------    ------------------
                                                                                                       (in 000's)
 .  Cost of operations - mini-warehouses has been decreased
   to eliminate the cost of operations with respect to the
   11 mini-warehouse facilities and two properties that combine mini-warehouse and commercial space given up through the
   Exchange..........................................................                  $      (1,545)          $       (2,264)
                                                                                       ==============          ===============

 .  Cost of managing facilities has been decreased to
   eliminate the historical cost of managing the two PSP11
   commercial properties and the 11 commercial properties
   acquired in the Exchange, such costs are reclassified to
   Cost of operations - commercial properties.........................                 $         (79)          $         (102)
                                                                                       ==============          ===============

 .  A pro forma adjustment has been made to:
   .  Eliminate the historical depreciation expense of
      PSP11's facilities.............................................                  $        (877)          $       (1,150)
                                                                                       ==============          ===============

   .  Record depreciation expense based on the acquired
      cost of the remaining PSP11 facilities ($48,000,000
      cost, 30% allocated to land, the remaining cost
      allocated to buildings, depreciated straight-line over
      25 years)......................................................                          1,008                    1,344
                                                                                       --------------          ---------------
                                                                                       $         131           $          194
                                                                                       ==============          ===============

   .  A pro forma adjustment has been made to increase the
      minority interests' share of income based upon its pro
      rata ownership interest........................................                  $         (55)          $           (7)
                                                                                       ==============          ===============

6.  PRO FORMA NET INCOME PER SHARE OF COMMON STOCK HAS BEEN COMPUTED AS FOLLOWS:
    ---------------------------------------------------------------------------

                                                                                          NINE MONTHS             YEAR ENDED
                                                                                        ENDED SEPTEMBER          DECEMBER 31,
                                                                                           30, 1997                  1996
                                                                                      --------------------    ------------------
    Post-Merger pro forma net income.................................                  $  14,602,000           $   16,556,000

    Post-Merger pro forma weighted average Common Stock
    common shares (1)................................................                     14,088,090               14,088,090

    Pro forma net income per share of Common Stock...................                  $        1.04           $         1.18

------------------------------------------------------------------------------------------------------------------------------------

                            PS BUSINESS PARKS, INC.
             NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                         (ASSUMING NO CASH ELECTIONS)

                                                                                       NINE MONTHS             YEAR ENDED
                                                                                     ENDED SEPTEMBER           DECEMBER 31,
                                                                                         30, 1997                  1996
                                                                                   --------------------    --------------------
     (1)
     Pre-Merger pro forma weighted average shares from Note 4
         above.............................................................              9,913,981                9,913,981

     PSP11's Series A shares (see Note 4 to the Pro Forma
         Consolidated Balance Sheet).......................................              1,819,937                1,819,937

     PSP11's Series B and C (see Note 4 to the Pro Forma
         Consolidated Balance Sheet).......................................                569,655                  569,655

     Incremental shares issued to AOPP shareholders based upon the conversion of the Pre-Merger AOPP shares into PSP11
         equivalents (9,913,981 shares subtracted from the product of
         9,913,981 multiplied by 1.18) (see Note 4 to the Pro Forma
         Consolidated Balance Sheet).......................................              1,784,517                1,784,517
                                                                                    ---------------          ---------------

     Post-Merger pro forma weighted average Common Stock common
      shares...............................................................             14,088,090               14,088,090
                                                                                    ===============          ===============

7.   MINORITY INTEREST:
     ------------------

     Minority interest represents ownership interests of OP Units in the consolidated Operating Partnership which are not owned by AOPP. The OP Units, subject to certain conditions of the Operating Partnership Agreement, are convertible into Common Shares of AOPP on a one-for-one basis. Pro forma weighted average OP Units outstanding during each periods owned by minority interests totaled 7,670,733 (after adjustment for the conversion factor of 1.18). The following summarizes the ownership interests in the Pro forma Consolidated Financial Statements:

                                                                                      NINE MONTHS             YEAR ENDED
                                                                                    ENDED SEPTEMBER           DECEMBER 31,
                                                                                        30, 1997                  1996
                                                                                  --------------------    --------------------
     Pro forma AOPP Common Shares outstanding..............................             14,088,090              14,088,090

     Pro forma OP Units owned by minority interests which are
          convertible into AOPP Common Shares..............................              7,670,733               7,670,733
                                                                                     -------------           -------------
          Total AOPP Common Shares outstanding assuming
          conversion of OP Units...........................................             21,758,823              21,758,823
                                                                                     =============           =============

     Percentage ownership of AOPP Common Shares outstanding................                64.7%                  64.7%

     Percentage ownership of minority interests............................                35.3%                  35.3%
                                                                                     -------------           -------------
          Total ownership interest.........................................               100.0%                 100.0%
                                                                                     =============           =============

                                                                      Appendix A


           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION



     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is entered into as of this 17th day of December, 1997, by and among PUBLIC STORAGE PROPERTIES XI, INC., a California corporation ("PSP11"), AMERICAN OFFICE PARK PROPERTIES, INC., a California corporation ("AOPP") and PUBLIC STORAGE, INC., a California corporation ("PSI").

     A. The parties intend that this Agreement shall amend and restate in its entirety the Agreement and Plan of Reorganization dated as of August 18, 1997 and shall constitute a Plan of Reorganization for purposes of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan of Reorganization provides for (i) the merger of AOPP with and into PSP11 in accordance with the applicable provisions of the General Corporation Law of California (the "GCLC") and an Agreement of Merger substantially in the form attached hereto as Exhibit A ("Merger Agreement") and (ii) the tax-deferred like-kind exchange (the "Exchange") in which PSP11 will transfer to PSI the 13 properties listed on Exhibit B hereto (the "PSP11 Exchange Properties") and PSI will transfer to PSP11 the 11 properties listed on Exhibit C hereto (the "PSI Exchange Properties").

     B. PSP11, AOPP and PSI believe that it is in the best interests of such corporations and their respective shareholders to enter into and complete this Agreement and they have approved this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, the parties agree as follows:

     1. ADOPTION OF PLAN. The parties hereby adopt the Plan of Reorganization hereinafter set forth.

     2.  THE MERGER AND THE EXCHANGE.

         2.1 COMPLETION OF THE MERGER AND THE EXCHANGE. At the Effective Time (as defined below), (i) AOPP will be merged with and into PSP11 (the "Merger") in accordance with the terms, conditions and provisions of this Agreement and the Merger Agreement and (ii) the Exchange will be consummated in accordance with the terms, conditions and provisions of this Agreement. The Merger shall become effective at the time at which the Merger Agreement, together with the requisite Officers' Certificates of PSP11 and AOPP, are filed with the California Secretary of State in accordance with the GCLC (the "Effective Time"). PSP11 and AOPP are sometimes collectively referred to herein as the "Constituent Corporations" and PSP11, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation."

         2.2 EFFECT OF THE MERGER AND EXCHANGE.  At the Effective Time:

          2.2.1 CONSTITUENT CORPORATIONS. The separate corporate existence of AOPP shall cease and the Surviving Corporation shall thereupon succeed, without other transfer, to all the rights and property of AOPP and shall be subject to all the debts and liabilities of AOPP in the same manner as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of AOPP shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against AOPP may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

            2.2.2 ARTICLES AND BYLAWS. Except as amended by the Merger Agreement, the Articles of Incorporation and the Bylaws of PSP11, as in effect at the Effective Time, shall continue to be the Articles of Incorporation and the Bylaws of the Surviving Corporation until changed as provided by law and their respective provisions; provided that such Articles of Incorporation and Bylaws may be amended and restated following the Effective Time in forms reasonably acceptable to the Surviving Corporation.

            2.2.3 DIRECTORS. The directors of the Surviving Corporation immediately following the Merger shall be the following:

                    (i)  Ronald L. Havner, Jr.
                         Harvey Lenkin
                         Vern O. Curtis
                         Jack D. Steele

                         and

                    (ii) the other persons listed in the Proxy Statement and
            Prospectus provided for in Section 7.5 hereof. Such persons shall continue as directors of the Surviving Corporation until their successors are elected and qualified as provided by law and in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. If any of the above named individuals is unable to serve as a director of the Surviving Corporation at the Effective Time, a successor will be selected by the remaining above named individuals.

            2.2.4 OFFICERS. The executive officers of the Surviving Corporation immediately following the Merger shall be the following:

                    Ronald L. Havner, Jr.
                    Mary Jayne Howard

          Such persons shall continue as officers of the Surviving Corporation until their successors are elected and qualified as provided by law and in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

            2.2.5 NAME. At the Effective Time, the name of the Surviving Corporation shall be changed to "PS Business Parks, Inc."

         2.3 COMMON STOCK SERIES A OF PSP11. All outstanding shares of Common Stock Series A ($.01 par value) of PSP11 (the "PSP11 Shares") would continue to be owned by holders of PSP11 Shares or converted into the right to receive cash as follows:

            2.3.1     CASH ELECTION.  At the Effective Time, subject to Section
2.7.1 hereof, each PSP11 Share as to which a cash election has been made in accordance with the provisions of Section 2.6 hereof and has not been revoked, relinquished or lost pursuant to Section 2.6 hereof (a "Series A Cash Election Share") shall be converted into and shall represent the right to receive $20.50 in cash. As soon as practicable after the Effective Time, the registered holders of Series A Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such Series A Cash Election Shares.

            2.3.2 NO CASH ELECTION. At the Effective Time, subject to Section
2.12 hereof, each PSP11 Share (other than Series A Cash Election Shares) shall continue to be owned by the holders of the PSP11 Shares.

         2.4 COMMON STOCK SERIES B AND C OF PSP11. All outstanding shares of Common Stock Series B and C ($.01 par value) of PSP11 (the "PSP11 Series B and C Shares") would be converted into the right to receive cash or PSP11 Shares as follows:

            2.4.1 CASH ELECTION. At the Effective Time, subject to Section 2.7.2 hereof, each PSP11 Series B and C Share as to which a cash election has been made in accordance with the provisions of Section 2.6 hereof and has not been revoked, relinquished or lost pursuant to Section 2.6 hereof (collectively, the "Series B and C Cash Election Shares") shall be converted into and shall represent the right to receive $17.71 in cash. As soon as practicable after the Effective Time, the registered holders of Series B and C Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such Series B and C Cash Election Shares.

            2.4.2 NO CASH ELECTION. At the Effective Time, subject to Section
2.12 hereof, each PSP11 Series B and C Share (other than Series B and C Cash Election Shares) shall be converted into 0.8641 PSP11 Shares. If PSP11 should split or combine the PSP11 Shares or pay a stock dividend prior to the Effective Time, such conversion number will be appropriately adjusted to reflect such action.

         2.5 AOPP SHARES. All outstanding shares of Common Stock ($.10 par value) of AOPP (the "AOPP Shares") would be converted into the right to receive cash or PSP11 Shares as follows:

          2.5.1     CASH ELECTION.  At the Effective Time, subject to Section
2.7.3 hereof, each AOPP Share as to which a cash election has been made in accordance with the provisions of Section 2.6 hereof and has not been revoked, relinquished or lost pursuant to Section 2.6 hereof (collectively, the "AOPP Cash Election Shares" and with the Series A Cash Election Shares, and the Series B and C Cash Election Shares, the "Cash Election Shares") shall be converted into and shall represent the right to receive $24.19 in cash. As soon as practicable after the Effective Time, the registered holders of AOPP Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such AOPP Cash Election Shares.

            2.5.2 NO CASH ELECTION. At the Effective Time, subject to Section
2.12 hereof, each AOPP Share (other than AOPP Cash Election Shares) shall be converted into 1.18 PSP11 Shares. If PSP11 should split or combine the PSP11 Shares or pay a stock dividend prior to the Effective Time, such conversion number will be appropriately adjusted to reflect such number.

         2.6 PROCEDURE FOR CASH ELECTION. At the time of the mailing of the Proxy Statement and Prospectus provided for in Section 7.5 hereof, PSP11 will send to (i) each holder of record of PSP11 Shares and PSP11 Series B and C Shares at the record date for the PSP11 meeting of shareholders referred to in
Section 7.2.1 hereof and (ii) each holder of record of AOPP Shares at the record date for the AOPP meeting of shareholders referred to in Section 7.2.2 hereof a cash election form (the "Form of Election") providing such holder with the option to elect to receive the cash election payment contemplated by Section 2.3.1, 2.4.1 or 2.5.1 hereof with respect to such holder's shares. Any such election to receive such cash payment shall have been properly made only if American Stock Transfer & Trust Company (the "Exchange Agent") shall have received at its designated office, by 5:00 p.m., New York time, on the last business day preceding the day of such meeting of shareholders, a Form of Election properly completed and accompanied by certificates for the shares to which such Form of Election relates (or an appropriate guarantee of delivery in a form and on terms satisfactory to PSP11), as set forth in such Form of Election. Any Form of Election may be revoked by the person submitting the same to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York time, on the last business day before the day of the respective meeting of shareholders referred to in Section 7.2.1 or 7.2.2 hereof. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by the parties hereto that the Merger has been abandoned. If a Form of Election is revoked pursuant to this Section 2.6, the certificate or certificates or any guarantee of delivery in respect of the PSP11 Shares, PSP11 Series B and C Shares or AOPP Shares to which such Form of Election relates shall be promptly returned to the person submitting the same to the Exchange Agent. The Exchange Agent may determine whether or not elections to receive cash have been properly made or revoked pursuant to this
Section 2.6, and any such determination shall be conclusive and binding. If the Exchange Agent determines that any election to receive cash was not properly or timely made, the PSP11 Shares, PSP11 Series B and C Shares and AOPP Shares covered thereby shall not be treated as Cash Election Shares, and shall be treated in the Merger as provided in Section 2.3.2, 2.4.2 or 2.5.2 hereof. The Exchange Agent may, with the mutual agreement of PSP11 and AOPP, establish such procedures, not inconsistent with this Section 2.6, as may be necessary or desirable to implement this Section 2.6.

         2.7  PROCEDURE FOR PRORATION.

              2.7.1  PSP11 SHARES.

                     2.7.1.1 NO PRORATION. If the aggregate number of Series A Cash Election Shares is 20% or less than the number of PSP11 Shares outstanding as of the record date for the meeting of shareholders of PSP11 referred to in
Section 7.2.1, then each such Series A Cash Election Share shall be converted in the Merger into the right to receive $20.50 in cash.

                     2.7.1.2 PRORATION. If the aggregate number of Series A Cash Election Shares exceeds 20%, then each such Series A Cash Election Share shall be converted in the Merger into the right to receive cash as follows: the number of Series A Cash Election Shares that shall be converted into the right to receive $20.50 in cash shall equal the number obtained by multiplying (i) 20% of the outstanding PSP11 Shares by (ii) a fraction of which the numerator shall be the number of Series A Cash Election Shares owned by such holder and the denominator shall be the aggregate number of Series A Cash Election Shares. The balance of such Series A Cash Election Shares shall be treated in accordance with the provisions of Section 2.3.2 hereof. Notwithstanding the foregoing, PSP11, in its sole discretion, may allow such Series A Cash Election Shares to receive $20.50 in cash even if the aggregate number of Series A Cash Election Shares exceeds 20% of the number of PSP11 Shares outstanding as of the record date for the meeting of shareholders of PSP11 referred to in Section 7.2.1.

              2.7.2  PSP11 SERIES B AND C SHARES.

                     2.7.2.1 NO PRORATION. If the aggregate number of Series B and C Cash Election Shares is 20% or less than the number of PSP11 Series B and C Shares outstanding as of the record date for the meeting of shareholders of PSP11 referred to in Section 7.2.1, then each such Series B and C Cash Election Share shall be converted in the Merger into the right to receive $17.71 in cash.

                     2.7.2.2 PRORATION. If the aggregate number of Series B and C Cash Election Shares exceeds 20%, then each such Series B and C Cash Election Share shall be converted in the Merger into the right to receive cash as follows: the number of Series B and C Cash Election Shares that shall be converted into the right to receive $17.71 in cash shall equal the number obtained by multiplying (i) 20% of the outstanding PSP11 Series B and C Shares by (ii) a fraction of which the numerator shall be the number of Series B and C Cash Election Shares owned by such holder and the denominator shall be the aggregate number of Series B and C Cash Election Shares. The balance of such Series B and C Cash Election Shares shall be treated in accordance with the provisions of Section 2.4.2 hereof. Notwithstanding the foregoing, PSP11, in its sole discretion, may allow such Series B and C Cash Election Shares to receive $17.71 in cash even if the aggregate number of Series B and C Cash Election Shares exceeds 20% of the number of PSP11 Shares outstanding as of the record date for the meeting of shareholders of PSP11 referred to in Section 7.2.1.

             2.7.3  AOPP SHARES.

                    2.7.3.1 NO PRORATION. If the aggregate number of AOPP Cash Election Shares is 20% or less than the number of AOPP Shares outstanding as of the record date for the meeting of shareholders of AOPP referred to in Section 7.2.2, then each such AOPP Cash Election Share shall be converted in the Merger into the right to receive $24.19 in cash.

                    2.7.3.2 PRORATION. If the aggregate number of AOPP Cash Election Shares exceeds 20%, then each such AOPP Cash Election Share shall be converted in the Merger into the right to receive cash as follows: the number of AOPP Cash Election Shares that shall be converted into the right to receive $24.19 in cash shall equal the number obtained by multiplying (i) 20% of the outstanding AOPP Shares by (ii) a fraction of which the numerator shall be the number of AOPP Cash Election Shares owned by such holder and the denominator shall be the aggregate number of AOPP Cash Election Shares. The balance of such AOPP Cash Election Shares shall be treated in accordance with the provisions of
Section 2.5.2 hereof. Notwithstanding the foregoing, PSP11, in its sole discretion, may allow such AOPP Cash Election Shares to receive $24.19 in cash even if the aggregate number of AOPP Cash

Election Shares exceeds 20% of the number of AOPP Shares outstanding as of the record date for the meeting of shareholders of AOPP referred to in Section 7.2.2.

         2.8 EXCHANGE OF CERTIFICATES. After the Effective Time, each holder of a certificate theretofore evidencing outstanding PSP11 Series B and C Shares and AOPP Shares which were converted into PSP11 Shares pursuant hereto, upon surrender of such certificate to the Exchange Agent or such other agent or agents as shall be appointed by the Surviving Corporation, shall be entitled to receive a certificate representing the number of whole PSP11 Shares into which the PSP11 Shares theretofore represented by the certificate so surrendered shall have been converted as provided in Section 2.3.2 hereof and cash payment in lieu of fractional share interests, if any, as provided in Section 2.11 hereof. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and a transmittal form to each holder of record at the Effective Time of PSP11 Series B and C Shares and AOPP Shares whose stock shall have been converted into PSP11 Shares, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent certificates evidencing PSP11 Series B and C Shares and AOPP Shares in exchange for certificates evidencing PSP11 Shares.

         2.9   STATUS UNTIL SURRENDERED. Until surrendered as provided in
Section 2.8 hereof, each outstanding certificate which, prior to the Effective Time, represented PSP11 Series B and C Shares and AOPP Shares (other than Dissenting Shares (as defined below), if any) will be deemed for all corporate purposes to evidence ownership of the number of whole PSP11 Shares into which the PSP11 Series B and C Shares and AOPP Shares evidenced thereby were converted. However, until such outstanding certificates formerly evidencing PSP11 Series B and C Shares and AOPP Shares are so surrendered, no dividend payable to holders of record of PSP11 Shares shall be paid to the holders of such outstanding certificates in respect of PSP11 Series B and C Shares and AOPP Shares, but upon surrender of such certificates by such holders there shall be paid to such holders the amount of any dividends (without interest) theretofore paid with respect to such whole PSP11 Shares as of any record date on or subsequent to the Effective Time and the amount of any cash (without interest) payable to such holder in lieu of fractional share interests pursuant to Section
2.11 hereof.

         2.10 TRANSFER OF SHARES. After the Effective Time, there shall be no further registration of transfers of PSP11 Series B and C Shares or AOPP Shares on the respective corporate records and, if certificates formerly evidencing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates evidencing PSP11 Shares and cash in lieu of fractional share interests as herein provided.

         2.11 NO FRACTIONAL SHARES. Notwithstanding any other term or provision of this Agreement, no fractional PSP11 Shares and no certificates or script therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of any such fractional share interests, each holder of AOPP Shares or of PSP11 Series B and C Shares who would otherwise be entitled to such fractional share will, upon surrender of the certificate representing such shares, receive a whole PSP11 Share if such fractional share to which such holder would otherwise have been entitled is .5 of a PSP11 Share or more, and such fractional share shall be disregarded if it represents less than .5 of a PSP11 Share; provided, however, that, such fractional share shall not be disregarded if such fractional share to which such holder would otherwise have been entitled represents .5 of 1% or more of the total number of PSP11 Shares such holder is entitled to receive in the Merger. In such event, such holder shall be paid an amount in cash (without interest), rounded to the nearest
$.01, determined by multiplying (i) the per share closing price on the American Stock Exchange, Inc. of the PSP11 Shares at the Effective Time by (ii) the fractional interest.

         2.12 DISSENTING SHARES. PSP11 Shares, PSP11 Series B and C Shares and AOPP Shares held by a holder who has demanded and perfected his right to an appraisal of such shares in accordance with Section 1300 et seq. of the GCLC and who has not effectively withdrawn or lost his right to appraisal ("Dissenting Shares") shall not continue to be owned by the holder thereof or converted into or represent the right to receive cash and/or PSP11 Shares, but the holder thereof shall be entitled only to such rights as are granted by Section 1300 et seq. of the GCLC. Each holder of Dissenting Shares who becomes entitled to payment for PSP11 Shares, PSP11 Series B and C Shares or AOPP Shares pursuant to these provisions of the GCLC shall receive payment therefor from the Surviving Corporation in accordance therewith. If any holder of PSP11 Shares, PSP11 Series B and C Shares or AOPP Shares who demands appraisal in accordance with
Section 1300 et seq. of the GCLC shall effectively withdraw with the consent of the Surviving Corporation or lose (through failure to perfect or otherwise) his right to appraisal with respect to PSP11 Shares, PSP11 Series B and C Shares or AOPP Shares, such shares shall continue to be owned by the holder thereof or shall automatically be converted into the right to receive PSP11 Shares pursuant to Section 2.3.2, 2.4.2 or 2.5.2 hereof, as the case may be.

         2.13 ASSUMPTION OF AOPP OPTIONS. At the Effective Time, each outstanding option to purchase AOPP Shares (an "AOPP Option") granted under AOPP's 1997 Stock Option and Incentive Plan (the "AOPP Plan") shall be assumed by PSP11 and, whether vested or unvested, shall be converted into, and shall be deemed to constitute, an option to acquire, on the same terms and conditions applicable to the AOPP Option, the number of shares of PSP11 Shares that the holder of the AOPP Option would have received in the Merger if the AOPP Option had been exercised in full immediately prior to the Effective Time, irrespective of whether the AOPP Option was in fact then exercisable (a "Converted Option"). The exercise price per share of a Converted Option shall be the aggregate exercise price of the AOPP Option divided by the number of PSP11 Shares purchasable upon exercise of the Converted Option. As soon as practicable after the Effective Time, PSP11 shall deliver to each holder of an AOPP Option an appropriate notice setting forth the holder's rights pursuant thereto. PSP11 shall comply with the terms of each AOPP Option and take all corporate action necessary to reserve for issuance a sufficient number of PSP11 Shares for delivery upon exercise of the Converted Options.

         2.14 EXCHANGE OF DEEDS. At the Effective Time, (i) PSP11 will receive from escrow deeds for the PSI Exchange Properties and (ii) PSI will receive from escrow deeds for the PSP11 Exchange Properties. PSP11 and PSI acknowledge that the PSP11 Exchange Properties, and the PSI Exchange Properties, have the respective values set forth in Exhibits B and C hereto. PSP11 and PSI also acknowledge that the Exchange is intended to qualify, as to each of PSP11 and PSI, for "like-kind exchange" treatment under Section 1031 of the Code.

     3.  CLOSING.

         3.1 TIME AND PLACE OF CLOSING. If this Agreement is approved by the shareholders of PSP11, a meeting (the "Closing") shall take place as promptly as practicable thereafter at which the parties will exchange certificates and other documents as required by this Agreement. Such Closing shall take place at such time and place as PSP11 may designate. The date of the Closing shall be referred to as the "Closing Date."

         3.2 EXECUTION AND FILING OF MERGER AGREEMENT. At or before the Closing and after shareholder approval by PSP11 and AOPP, PSP11 and AOPP shall execute and deliver the Merger Agreement, together with the requisite Officers' Certificates, for filing with the California Secretary of State. The Merger Agreement, together with the requisite Officers' Certificates, shall be duly filed with the California Secretary of State in accordance with the GCLC as soon as practicable following the Closing.

     4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PSP11. PSP11 represents, warrants and agrees with AOPP and PSI that:

         4.1 AUTHORIZATION. Subject to approval of this Agreement by the shareholders of PSP11, (i) the execution, delivery and performance of this Agreement by PSP11 has been duly authorized and approved by all necessary corporate action of PSP11 and (ii) PSP11 has necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

         4.2 ORGANIZATION AND RELATED MATTERS. PSP11 is a corporation duly organized, existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSP11. PSP11 has no direct or indirect equitable or beneficial interest in any other corporation other than PSCC, Inc.

         4.3 CAPITAL STOCK. The authorized capital stock of PSP11 consists solely of (i) 2,828,929 shares of Common Stock Series A ($.01 par value), 1,819,937 of which were issued and outstanding as of December 16, 1997, (ii) 184,453 shares of Common Stock Series B ($.01 par value), all of which were issued and outstanding as of December 16, 1997 and (iii) 522,618 shares of Common Stock Series C ($.01 par value), all of which were issued and outstanding as of December 16, 1997 (47,824 of which will be cancelled immediately prior to the Merger). All of the issued and outstanding shares of capital stock of PSP11 have been duly and validly authorized and issued, and are fully paid and nonassessable. There are no options or agreements to which PSP11 is a party or by which it is bound calling for or requiring the issuance of any of PSP11's capital stock, except (A) the PSP11 Common Stock Series B and C is convertible into PSP11 Shares in accordance with PSP11's Articles of Incorporation and (B) as provided in this Agreement.

         4.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming approval of the Merger and of this Agreement by the shareholders of PSP11, neither the execution and delivery of this Agreement nor the consummation by PSP11 of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreement and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PSP11 is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of PSP11's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSP11 or adversely affect the ability of PSP11 to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSP11 is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSP11 or adversely affect the ability of PSP11 to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSP11 or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSP11 or adversely affect the ability of PSP11 to consummate the transactions contemplated hereby.

         4.5 LITIGATION. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSP11, threatened against PSP11 or involving any of its properties or assets.

         4.6 SEC REPORTS. Since January 1, 1994, PSP11 has filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSP11 SEC Reports"). None of the PSP11 SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.7 FINANCIAL STATEMENTS. The financial statements included in the PSP11 SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSP11 as of their respective dates, and the results of operations of PSP11 for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

         4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1997, the business of PSP11 has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

         4.9 S-4 REGISTRATION STATEMENT AND PROXY STATEMENT AND PROSPECTUS.
None of the information supplied or to be supplied by PSP11 for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement and Prospectus (as such terms are defined in Section 7.5 hereof) will
(i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement and Prospectus, at the time of the mailing of the Proxy Statement and Prospectus and at the time of the meeting of the shareholders of PSP11, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.10 INSURANCE. All material insurance of PSP11 is currently in full force and effect and PSP11 has reported all claims and occurrences to the extent required by such insurance.

         4.11 PSP11 EXCHANGE PROPERTIES. PSP11 has valid and insurable fee simple title to the PSP11 Exchange Properties, free and clear of all liens and encumbrances, subject to certain matters that do not materially impair the use or value of the respective PSP11 Exchange Property to which they relate.

         4.12 PSI EXCHANGE PROPERTIES. PSP11 agrees that it will not dispose of the PSI Exchange Properties for at least a period of two years after the Effective Time.

         4.13 DISCLOSURE. The representations and warranties by PSP11 in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     5. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF AOPP. AOPP hereby represents, warrants and agrees with PSP11 and PSI that:

         5.1 AUTHORIZATION. Subject to approval of this Agreement by the shareholders of AOPP, (i) the execution, delivery and performance of this Agreement by AOPP has been duly authorized and approved by all necessary corporate action of AOPP and (ii) AOPP has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

         5.2 ORGANIZATION AND RELATED MATTERS. AOPP owns properties indirectly through three wholly owned corporations or limited liability companies and is the general partner of American Office Park Properties, L.P. AOPP and these entities are collectively referred to as the "AOPP Entities." Each of the AOPP Entities is duly organized, existing and in good standing under the laws of the State of California, with all requisite power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of AOPP.

         5.3 CAPITAL STOCK. The authorized capital stock of AOPP consists solely of (i) 100,000,000 shares of Common Stock ($.10 par value), 3,579,277.83 of which were issued and outstanding as of December 16, 1997 and (ii) 100,000,000 shares of Preferred Stock ($.10 par value), none of which were issued and outstanding as of December 16, 1997. All of the issued and outstanding shares of capital stock or other equity interest of each of the AOPP Entities have been duly and validly authorized and issued, and are fully paid and nonassessable.

         5.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation by AOPP of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreement and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which AOPP is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of AOPP's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on AOPP or adversely affect the ability of AOPP to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which AOPP is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on AOPP or adversely affect the ability of AOPP to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to AOPP or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on AOPP or adversely affect the ability of AOPP to consummate the transactions contemplated hereby.

         5.5 LITIGATION. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of AOPP, threatened against any of the AOPP Entities or involving any of their properties or assets.

         5.6 FINANCIAL STATEMENTS. The financial statements of AOPP as of and for the periods ended December 31, 1994, 1995 and 1996 and September 30, 1996 and 1997, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of AOPP as of their respective dates, and the results of operations of AOPP for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Each of the AOPP Entities has filed all tax returns required to be filed and has paid all taxes required to be paid.

         5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1997, the business of the AOPP Entities has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

         5.8 S-4 REGISTRATION STATEMENT AND PROXY STATEMENT AND PROSPECTUS.
None of the information supplied or to be supplied by AOPP for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement and Prospectus (as those terms are defined in Section 7.5 hereof) will
(i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement and Prospectus, at the time of the mailing of the Proxy Statement and Prospectus and at the time of the meeting of the shareholders of PSP11, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.9 INSURANCE. All material insurance of the AOPP Entities is currently in full force and effect, and AOPP has reported all claims and occurrences to the extent required by such insurance.

         5.10 DISCLOSURE. The representations and warranties by AOPP in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         5.11 COMPLIANCE WITH LAWS. The use and operation of the properties of the AOPP Entities are in compliance in all material respects with all laws which are material to their ownership and operation. Notwithstanding the foregoing, no representation or warranty is made herein regarding compliance of these properties with ADA or OSHA, except that no AOPP Entity has received written notice that any of these properties is not in compliance with ADA or OSHA. All material licenses and entitlements required in connection with the ownership, construction, use, or occupancy of these properties have been obtained and are in full force and effect and in good standing, free from violation. No AOPP Entity has received written notice that any of these properties is in violation of any law which is material to the ownership and operation of these properties.

         5.12 TITLE MATTERS. Each of the AOPP Entities has good and marketable title in fee simple absolute to each of its properties; except that one of the properties is ground leased by an AOPP Entity, in which case it has the right to occupy such property pursuant to a legally valid and binding ground lease. All of these properties are owned or ground leased free and clear of all liens and encumbrances, other than certain matters, none of which interfere in any material respect with the existing or intended ownership, occupancy, use, operation, maintenance or repair of these properties.

         5.13 ENVIRONMENTAL MATTERS. Except as may be disclosed in reports delivered to PSP11, (i) no AOPP Entities have engaged in or knowingly permitted any operations or activities in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any hazardous materials on, under, in or about the properties of the AOPP Entities or transported any hazardous materials to, from or across these properties, except in all cases in compliance with environmental requirements; and (ii) to the knowledge of the AOPP Entities, no hazardous materials are presently constructed, deposited, stored or otherwise located on, under, in or about any of these properties, except in all cases in compliance with environmental requirements.

         5.14 LEASES. The leases described on the rent rolls delivered to PSP11 are all of the leases affecting the properties of the AOPP Entities as of the date hereof. The rent rolls are true, complete and accurate. Except as set forth in the rent rolls, no rent has been paid under any lease more than one month in advance. Except for the leases described on the rent rolls, there are no other leases, licenses or other agreements affecting the occupancy of any of the properties of the AOPP Entities. No AOPP Entity has received written notice that there exists any uncured breach or default under any lease, including, without limitation, any ground lease by any AOPP Entity affecting any of these properties, and to the knowledge of AOPP Entities, no pending breach or default under any lease by any AOPP Entity exists.

         5.15 CONTRACTS. Other than as disclosed in the Proxy Statement and Prospectus, none of the AOPP Entities is bound by any contract outside the ordinary course of business. No AOPP Entity has received written notice that there exists any uncured breach or default under any material contract by any AOPP Entity affecting any of its properties, and to the knowledge of AOPP Entities, no pending breach or default exists.

         5.16 REIT STATUS. AOPP has been operated since January 1, 1997 so as to qualify as a real estate investment trust under Section 856 of the Internal Revenue Code of 1986. AOPP does not have any earnings or profits that are attributable to a C corporation taxable year.

     6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PSI. PSI hereby represents, warrants and agrees with PSP11 and AOPP that:

         6.1 AUTHORIZATION. The execution, delivery and performance of this Agreement by PSI has been duly authorized and approved by all necessary corporate action of PSI, and PSI has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

         6.2 ORGANIZATION AND RELATED MATTERS. PSI is a corporation duly organized, existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSI.

         6.3 S-4 REGISTRATION STATEMENT AND PROXY STATEMENT AND PROSPECTUS.
None of the information supplied or to be supplied by PSI for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement and Prospectus (as those terms are defined in Section 7.5 hereof) will
(i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement and Prospectus, at the time of the mailing of the Proxy Statement and Prospectus and at the time of the meeting of the shareholders of PSP11, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         6.4 PSI EXCHANGE PROPERTIES. PSI has valid and insurable fee simple title to the PSI Exchange Properties, free and clear of all liens and encumbrances, subject to certain matters that do not materially impair the use or value of the respective PSI Exchange Property to which they relate. PSI has not engaged in or knowingly permitted any operations or activities in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any hazardous materials on, under, in or about the PSI Exchange Properties, or transported any hazardous materials to, from or across the PSI Exchange Properties, except in all cases in compliance with environmental requirements; and to the knowledge of PSI, no hazardous materials are presently constructed, deposited, stored, or otherwise located on, under, in or about the PSI Exchange Properties, except in all cases in compliance with environmental requirements. The leases described on the rent rolls delivered to PSP11 are all of the leases affecting the PSI Exchange Properties as of the date hereof. The rent rolls are true, complete and accurate. Except as set forth in the rent rolls, no rent has been paid under any lease more than one month in advance. Except for the leases described on such rent rolls, there are no other leases, licenses or other agreements affecting the occupancy of any of the PSI Exchange Properties. PSI has not received written notice that there exists any uncured breach or default under any lease, and to the knowledge of PSI, no pending breach or default under any lease by PSI exists.

         6.5 PSP11 EXCHANGE PROPERTIES. PSI agrees that it will not dispose of the PSP11 Exchange Properties for at least a period of two years after the Effective Time.

     7.  COVENANTS AND AGREEMENTS.

         7.1 ORDINARY COURSE. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, each of PSP11 and AOPP will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to: (a) preserve intact its present business, organization and goodwill, (b) maintain all permits, licenses and authorizations required by applicable laws and (c) keep available the services of its present employees and preserve its relationships with customers, suppliers, lenders, lessors, governmental entities and others having business or regulatory dealings with it. Without the consent of the other, PSP11 and AOPP will not issue any capital stock or debt securities convertible into capital stock or enter into any material contracts. PSP11 hereby consents to the issuance of up to 4,482,852 shares of AOPP common stock in connection with the acquisition of properties from a state pension plan and sales of AOPP common stock to institutional investors, provided that the terms of the agreements for such issuances are as described in the Proxy Statement and Prospectus in all material respects. Each of PSP11 and AOPP will promptly notify the other of any event or occurrence not in the ordinary and usual course of business or which may have a material adverse effect on the properties or financial condition of such party.

         7.2 MEETING OF SHAREHOLDERS.

          7.2.1 PSP11. PSP11 will take all action necessary in accordance with applicable law to convene a meeting of its shareholders as promptly as practicable to consider and vote upon approval of this Agreement, it being understood that (i) the principal terms of the Agreement must be approved by the affirmative vote of a majority of the outstanding shares of Common Stock Series A, Common Stock Series B and Common Stock Series C of PSP11, counted together as a single class, and (ii) the shares of Common Stock Series B and Common Stock Series C of PSP11 will be voted with the holders of a majority of the unaffiliated shares of Common Stock Series A of PSP11.

          7.2.2 AOPP. AOPP will take all action necessary in accordance with applicable law to convene a meeting of its shareholders as promptly as practicable to consider and vote upon approval of this Agreement.

         7.3 TAX REPORTING. Each of PSP11 and AOPP agrees to report the Merger for federal and state income tax purposes, as a reorganization of the type described in Section 368(a)(1)(A) of the Code.

         7.4 ACQUISITION PROPOSALS.

             7.4.1 PSP11. PSP11 will not initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving PSP11, or any purchase of all or any significant portion of the assets of PSP11, or any equity interest in PSP11, other than transactions in the ordinary course of business or the transactions contemplated hereby or described in the Proxy Statement and Prospectus (a "PSP11 Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a PSP11 Acquisition Proposal; provided, however, that the Board of Directors on behalf of PSP11 may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participate in such negotiations and discussions might cause the members of the Board of Directors to breach their fiduciary duty to PSP11's shareholders under applicable law as advised by counsel. PSP11 will notify AOPP immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with PSP11, and will keep AOPP informed of the status and terms of any such proposals and any such negotiations or discussions.

             7.4.2 AOPP. AOPP will not initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving AOPP, or any purchase of all or any significant portion of the assets of AOPP, or any equity interest in AOPP, other than transactions in the ordinary course of business or the transactions contemplated hereby or described in the Proxy Statement and Prospectus (an "AOPP Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an AOPP Acquisition Proposal; provided, however, that the Board of Directors on behalf of AOPP may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participate in such negotiations and discussions might cause the members of the Board of Directors to breach their fiduciary duty to AOPP's shareholders under applicable law as advised by counsel. AOPP will notify PSP11 immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with AOPP, and will keep PSP11 informed of the status and terms of any such proposals and any such negotiations or discussions.

             7.5 REGISTRATION AND PROXY STATEMENTS. PSP11 and AOPP will promptly prepare and file with the SEC a preliminary proxy statement in connection with the vote of shareholders of PSP11 with respect to the Merger. PSP11 will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/prospectus, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the PSP11 Shares to be issued to holders of AOPP Shares in the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in the form or forms to be mailed or delivered to the shareholders of PSP11 and AOPP, being herein called the "Proxy Statement and Prospectus"). PSP11 and AOPP will each use its best efforts to have or cause the S-4 Registration Statement to be declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and PSP11 and AOPP will use their best efforts to cause the Proxy Statement and Prospectus to be mailed to their respective shareholders at the earliest practicable date. PSP11 agrees that (i) if at any time prior to the vote of shareholders of PSP11 and AOPP with respect to the Merger any event with respect to PSP11 or the Merger should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement and Prospectus or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PSP11 and AOPP and (ii) the Proxy Statement and Prospectus will (with respect to PSP11) comply as to form in all material respects with the requirements of the federal securities laws. AOPP agrees that (i) if at any time prior to the vote of shareholders of PSP11 and AOPP with respect to the Merger any event with respect to AOPP or the Merger should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement and Prospectus or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PSP11 and AOPP and (ii) the Proxy Statement and Prospectus will (with respect to AOPP) comply as to form in all material respects with the requirements of the federal securities laws.

         7.6 BEST EFFORTS. Each of PSP11 and AOPP shall: (i) promptly make its respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (ii) use its best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

         7.7 REGISTRATION AND LISTING OF PSP11 SHARES. PSP11 will use its best efforts to register under the applicable provisions of the Securities Act the PSP11 Shares to be issued in the Merger and to cause such shares to be listed for trading on the AMEX upon official notice of issuance.

         7.8 DISTRIBUTIONS. Neither PSP11 nor AOPP will, at any time prior to the Effective Time, declare or pay any cash distribution on its capital stock or make any other distribution of assets to its shareholders, except (i) regular quarterly dividends consistent with prior practice and (ii) cash distributions required to satisfy REIT distribution requirements.

         7.9 AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS. Except for the amendments included in Exhibit D hereto, neither PSP11 nor AOPP will, at any time prior to the Effective Time, amend its respective articles of incorporation or bylaws.

     8.  CONDITIONS.

         8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in whole or in part, to the extent permitted by applicable law:

              8.1.1 SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been duly approved by both the shareholders of PSP11 and the shareholders of AOPP as contemplated by Sections 7.2.1 and 7.2.2 hereof.

              8.1.2 GOVERNMENTAL AND REGULATORY CONSENTS. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the expiration of the waiting period requirements of the HSR Act) shall have been made or obtained (as the case may be) without material restrictions, except where the failure to obtain such consents, approvals, permits and authorizations could not reasonably be expected to have a material adverse effect on PSP11, AOPP or PSI.

          8.1.3 LITIGATION. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the party invoking this condition shall use its best efforts to have any such judgment, decree, injunction or other order vacated.

          8.1.4 REGISTRATION STATEMENT. The S-4 Registration Statement shall have been declared effective and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under federal and state securities laws relating to the issuance or trading of the shares of PSP11 Common Stock to be issued in the Merger shall have been received.

          8.1.5 LISTING OF PSP11 SHARES ON AMEX. The shares of PSP11 Common Stock to be issued in the Merger shall have been approved for listing on the AMEX upon official notice of issuance.

          8.1.6 PSP11 FAIRNESS OPINION. Prior to the mailing of the Proxy Statement and Prospectus to the shareholders of PSP11 and AOPP, the Board of Directors of PSP11 shall have received the opinion of Jefferies & Company, Inc. in form and substance satisfactory to it to the effect that the terms of the Merger are, from a financial point of view, fair to the public shareholders of PSP11, and such opinion shall not have been withdrawn or revoked.

          8.1.7 TAX OPINION. The Board of Directors of PSP11 and AOPP shall have received a legal opinion of Hogan & Hartson L.L.P. that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code.

          8.1.8 PSI BOARD APPROVAL. This Agreement and the transactions contemplated hereby shall have been duly approved by the Board of Directors of PSI.

          8.1.9 MERGER AND EXCHANGE. The Merger and the Exchange are conditioned on each other.

     8.2 CONDITIONS TO OBLIGATIONS OF PSP11. The obligations of PSP11 to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by PSP11 to the extent permitted by applicable law:

          8.2.1  ACCURACY OF REPRESENTATIONS; PERFORMANCE OF AGREEMENTS.
Each of the representations and warranties of AOPP and PSI contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date), and AOPP and PSI shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

          8.2.2 DEEDS AND CASH. PSI shall have delivered into escrow deeds, in form and substance satisfactory to PSP11, for the PSI Exchange Properties.

          8.2.3 CERTIFICATE OF OFFICERS. PSP11 shall have received such certificates of officers of AOPP and PSI as PSP11 may reasonably request in connection with the Closing, including upon request a certificate satisfactory to it of the Chief Executive Officers and the Chief Financial Officers of AOPP and PSI to the effect that, to the best of their knowledge, all representations and warranties of their respective corporation contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and their respective corporation has performed or complied with all agreements and covenants required by this Agreement to be performed or complied with at or prior to the Closing.

          8.2.4 TITLE TO PROPERTIES; ENVIRONMENTAL AUDITS. PSP11 in its sole discretion shall be satisfied as to the status of title to (including the existence and effect of liens and encumbrances), and the results of an environmental audit of, each of the real properties owned by AOPP and each of the PSI Exchange Properties.

          8.2.5 DISSENTING SHARES. None of the AOPP Shares shall have become Dissenting Shares.

          8.2.6 PSP11 shall have approved all material contracts entered into by AOPP after execution of this Agreement and be satisfied that appropriate disclosure with respect to any such contract has been made to the shareholders of PSP11 and AOPP.

      8.3 CONDITIONS TO OBLIGATIONS OF AOPP. The obligations of AOPP to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by AOPP to the extent permitted by applicable law.

          8.3.1  ACCURACY OF REPRESENTATIONS; PERFORMANCE OF AGREEMENTS.
Each of the representations and warranties of PSP11 and PSI contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date), and PSP11 and PSI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

          8.3.2 CERTIFICATE OF OFFICERS. AOPP shall have received such certificates of officers of PSP11 and PSI as AOPP may reasonably request in connection with the Closing, including upon request a certificate satisfactory to it of the Chief Executive Officers and the Chief Financial Officers of PSP11 and PSI to the effect that, to the best of their knowledge, all representations and warranties of their respective corporation contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and their respective corporation has performed or complied with all agreements and covenants required by this Agreement to be performed or complied with at or prior to the Closing.

          8.3.3 TITLE TO PROPERTIES; ENVIRONMENTAL AUDITS. AOPP in its sole discretion shall be satisfied as to the status of title to (including the existence and effect of liens and encumbrances), and the results of an environmental audit of, each of the real properties owned by PSP11, excluding the PSP11 Exchange Properties.

          8.3.4 DISSENTING SHARES. Less than 5% of the outstanding PSP11 Shares shall have become Dissenting Shares.

      8.4 CONDITIONS TO OBLIGATIONS OF PSI. The obligations of PSI to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by PSI to the extent permitted by applicable law.

          8.4.1  ACCURACY OF REPRESENTATIONS; PERFORMANCE OF AGREEMENTS.
Each of the representations and warranties of PSP11 and AOPP contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and PSP11 and AOPP shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

          8.4.2 DEEDS. PSP11 shall have delivered into escrow deeds, in form and satisfactory to PSI, for the PSP11 Exchange Properties.

          8.4.3 CERTIFICATE OF OFFICERS. PSI shall have received such certificates of officers of PSP11 and AOPP as PSI may reasonably request in connection with the Closing, including upon request a certificate satisfactory to it of the Chief Executive Officers and the Chief Financial Officers of PSP11 and AOPP to the effect that, to the best of their knowledge, all representations and warranties of their respective corporation contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing

Date, and their respective corporation has performed or complied with all agreements and covenants required by this Agreement to be performed or complied with at or prior to the Closing.

     9.  TERMINATION.

         9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after shareholder approval, by the mutual written consent of PSP11, AOPP and PSI.

         9.2 TERMINATION BY PSP11, AOPP OR PSI. This Agreement may be terminated and the Merger and the Exchange may be abandoned by action of the Board of Directors of any of PSP11, AOPP or PSI if (i) both the Merger and the Exchange shall not have been consummated by December 31, 1998 (provided that the right to terminate this Agreement under this Section 9.2(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or
(iii) the shareholders of either PSP11 or AOPP shall have failed to approve, or have dissented in excess of the limits set forth in Sections 8.2.5 and 8.3.4 with respect to, this Agreement and the transactions contemplated hereby at its respective meeting of shareholders.

         9.3 TERMINATION BY PSP11. This Agreement may be terminated by PSP11 and the Merger and the Exchange may be abandoned at any time prior to the Effective Time, if (i) AOPP or PSI shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by AOPP or PSI, respectively, at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to such party of such failure to comply or (ii) any representation or warranty of AOPP or PSI contained in this Agreement shall not be true in all material respects when made, which inaccuracy or breach (if capable of cure) has not been cured within five business days following notice to such party of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

         9.4 TERMINATION BY AOPP. This Agreement may be terminated by AOPP and the Merger and the Exchange may be abandoned at any time prior to the Effective Time, before or after shareholder approval, if (i) PSP11 or PSI shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by PSP11 or PSI, respectively, at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to such party of such failure to comply or (ii) any representation or warranty of PSP11 or PSI contained in this Agreement shall not be true in all material respects when made, which inaccuracy or beach (if capable of cure) has not been cured within five business days following notice to such party of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

         9.5 TERMINATION BY PSI. This Agreement may be terminated by PSI and the Merger and the Exchange may be abandoned at any time prior to the Effective Time, before or after shareholder approval, if (i) PSP11 or AOPP shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by PSP11 or AOPP, respectively, at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to such party of such failure to comply or (ii) any representation or warranty of PSP11 or AOPP contained in this Agreement shall not be true in all material respects when made, which inaccuracy or beach (if capable of cure) has not been cured within five business days following notice to such party of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

         9.6 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Merger and the Exchange pursuant to this Section 9, no party (or any directors, officers, employees, agents or representatives of any party) shall have any liability or further obligation to any other party or any person who controls a party within the meaning of the Securities Act, except as provided in Section 10.1 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

     10. MISCELLANEOUS.

         10.1 PAYMENT OF EXPENSES. If the Merger and Exchange are consummated, the Surviving Corporation shall pay all the expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. If the Merger and Exchange are not consummated, each of PSP11, AOPP and PSI shall pay its own expenses, except that PSP11, AOPP and PSI shall each pay one-third of any expenses incurred in connection with the printing of the S-4 Registration Statement and the Proxy Statement and Prospectus, the real estate appraisals and environmental audits of the PSP11 Exchange Properties, the PSI Exchange Properties and the properties of AOPP and preparation for real estate closings, and any filing fees under the HSR Act, the Securities Act and the Securities Exchange Act of 1934, as amended.

         10.2 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The respective representations and warranties of PSP11, AOPP and PSI contained herein or in any certificate or document delivered pursuant hereto shall expire with and be terminated and extinguished by the effectiveness of the Merger and shall not survive the Effective Time. The sole right and remedy arising from a misrepresentation or breach of warranty, or from the failure of any of the conditions to be met, shall be the termination of this Agreement by the other party. This Section 10.2 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance at or after the Effective Time.

         10.3 MODIFICATION OR AMENDMENT. The parties may modify or amend this Agreement by written agreement authorized by the Boards of Directors and executed and delivered by officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of PSP11 or AOPP, no amendment shall be made which changes any of the principal terms of the Merger or this Agreement, without the approval of the shareholders of such corporation.

         10.4 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         10.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

         10.6 INTERPRETATION. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. Each of the capitalized terms defined in this Agreement shall, for all purposes of this Agreement (and whether defined in the plural and used in the singular, or vice versa), have the respective meaning assigned to such term in the Section in which such meaning is set forth. References in this Agreement to "parties" or a "party" refer to parties to this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation."

         10.7 HEADINGS. The descriptive headings contained in the Sections and subsections of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.8 PARTIES IN INTEREST. This Agreement, and the rights, interests and obligations created by this Agreement, shall bind and inure to the benefit of the parties and their respective successors and permitted assigns, and shall confer no right, benefit or interest upon any other person, including shareholders of the respective parties.

         10.9 NOTICES. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by U.S. mail, postage prepaid, addressed as follows or such other address as the party to be notified has furnished in writing by a notice given in accordance with this Section 10.9:

             If to PSP11:

             Mr. Vern O. Curtis
             14158 NW Bronson Creek Drive
             Portland, Oregon 97229

             and

             Mr. Jack D. Steele
             4725 N. Camino Sumo
             Tucson, Arizona 85718

             If to AOPP:

             American Office Park Properties, Inc.
             701 Western Avenue, Suite 200
             Glendale, California 91201-2397
             Attention:  Ronald L. Havner, Jr.
                         Chief Executive Officer

             If to PSI:

             Public Storage, Inc.
             701 Western Avenue, Suite 200
             Glendale, California 91201-2397
             Attention:  Harvey Lenkin
                         President

Any such notice or communication shall be deemed given as of the date of delivery, if delivered personally, or on the second day after deposit with the U.S. Postal Service, if sent by U.S. mail.

         10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

         10.11 ASSIGNMENT. No rights, interests or obligations of either party under this Agreement may be assigned or delegated without the prior written consent of the other party.

         10.12 ENTIRE AGREEMENT. This Agreement, including the Merger Agreement, embodies the entire agreement and understanding between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether written or oral.

         10.13 SEVERABLE PROVISIONS. If any of the provisions of this Agreement may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

         10.14 FURTHER ACTION. If at any time after the Effective Time, the Surviving Corporation shall determine that any assignments, transfers, deeds or other assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of AOPP, the officers of either Constituent Corporation are fully authorized in the name of AOPP or otherwise to execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                                   PUBLIC STORAGE PROPERTIES XI, INC.


                                   By:   /s/ B. WAYNE HUGHES
                                       ------------------------------
                                         B. Wayne Hughes
                                         Chief Executive Officer

                                   AMERICAN OFFICE PARK PROPERTIES, INC.


                                   By:   /s/ RONALD L. HAVNER, JR.
                                       ------------------------------
                                         Ronald L. Havner, Jr.
                                         Chief Executive Officer

                                   PUBLIC STORAGE, INC.


                                   By:   /s/ HARVEY LENKIN
                                       ------------------------------
                                         Harvey Lenkin
                                         President

                                                                    Exhibit A to
                                                                      Appendix A


                              AGREEMENT OF MERGER



     THIS AGREEMENT OF MERGER ("Agreement") is entered into as of this _____ day of _____________, 1998, by and between PUBLIC STORAGE PROPERTIES XI, INC., a California corporation ("PSP11") and AMERICAN OFFICE PARK PROPERTIES, INC., a California corporation ("AOPP") with reference to the following:

     A. PSP11 was incorporated in 1990 under the laws of California, and on the date hereof has outstanding _______________ shares of Common Stock Series A, $.01 par value (the "PSP11 Shares"),__________ shares of Common Stock Series B and __________ shares of Common Stock Series C.

     B. AOPP was incorporated in 1997 under the laws of California, and on the date hereof its authorized capital stock consists of 100,000,000 shares of Common Stock, $.10 par value (the "AOPP Shares"), ___________ of which are issued and outstanding and 100,000,000 shares of Preferred Stock ($.10 par value), none of which are issued and outstanding.

     C. PSP11, AOPP and Public Storage, Inc. ("PSI") have entered into an Amended and Restated Agreement and Plan of Reorganization dated as of December 17, 1997 (the "Plan"), setting forth certain representations, warranties, conditions and agreements pertaining to the Merger (as defined below).

     D. The Boards of Directors of PSP11, AOPP and PSI have approved the Plan and this Agreement of Merger, and the requisite shareholder approval has been obtained.

     NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                                   ---------

         1.1 THE MERGER. At the Effective Time (as defined below), AOPP will be merged with and into PSP11 (the "Merger") and PSP11 shall be the surviving corporation. PSP11 and AOPP are sometimes collectively referred to herein as the "Constituent Corporations" and PSP11, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation."

         1.2 EFFECTIVE TIME. The Merger shall become effective at the time at which this Agreement, together with the requisite Officers' Certificates of PSP11 and AOPP, are filed with the California Secretary of State (the "Effective Time").

         1.3 EFFECT OF THE MERGER.  At the Effective Time:

             (a) The separate corporate existence of AOPP shall cease and the Surviving Corporation shall thereupon succeed, without other transfer, to all the rights and property of AOPP and shall be subject to all the debts and liabilities of AOPP in the same manner as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon the property of AOPP shall be preserved unimpaired, provided that such liens upon property of AOPP shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against AOPP may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

                                     E.A-1

             (b) The Articles of Incorporation of PSP11, as amended in the following respects at the Effective Time, shall continue to be the Articles of Incorporation of the Surviving Corporation until changed as provided by law and its respective provisions.

                   (i) Article I shall be amended to read as follows:

                     The name of this corporation is PS Business Parks, Inc.

                   (ii) Section (a) of Article III shall be amended to read as follows:

             (a)  General.  This corporation is authorized to issue only
                  -------
        Common Stock (referred to herein either as "Common Stock" or "Common shares"). The total number of Common shares which this corporation is authorized to issue shall be ______________________________ (__________)
        of the par value of One Cent ($.01) each. The Common shares shall be considered one class and shall be divided into three series, of which ______________________________ (__________) shares will constitute
        Common Stock Series A, one hundred eighty-four thousand four hundred fifty-three (184,453) shares will constitute Common Stock Series B and five hundred twenty-two thousand six hundred eighteen (522,618) shares will constitute Common Stock Series C. The Common Stock Series A, Common Stock Series B and Common Stock Series C shall be of equal rank and shall vote together as a class, except as otherwise required by the California Corporations Code, and shall entitle the holders thereof to the same rights and privileges, except as expressly provided in Sections
        (b) through (d) of this Article III.

                                   ARTICLE II
                                   ----------

         2.1 COMMON STOCK SERIES A OF PSP11. Each outstanding share of Common Stock Series A ($.01 par value) of PSP11 (the "PSP11 Shares") would continue to be owned by holders of PSP11 Shares or converted into the right to receive cash as follows:

             (a) At the Effective Time, subject to Section 2.7.1 of the Plan, each PSP11 Share as to which a cash election has been made in accordance with the provisions of Section 2.6 of the Plan and has not been revoked, relinquished or lost pursuant to Section 2.6 of the Plan (the "Series A Cash Election Shares") shall be converted into and shall represent the right to receive $20.50 in cash. As soon as practicable after the Effective Time, the registered holders of Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such Series A Cash Election Shares.

             (b) At the Effective Time, subject to Section 2.12 of the Plan, each PSP11 Share (other than Series A Cash Election Shares) shall continue to be owned by the holders of the PSP11 Shares.

         2.2 COMMON STOCK SERIES B AND C OF PSP11. Each outstanding share of Common Stock Series B and C ($.01 par value) of PSP11 (the "PSP11 Series B and C Shares") would be converted into the right to receive cash or PSP11 Shares as follows:

             (a) At the Effective Time, subject to Section 2.7.2 of the Plan, each PSP11 Series B and C Share as to which a cash election has been made in accordance with the provisions of Section 2.6 of the Plan and has not been revoked, relinquished or lost pursuant to Section 2.6 of the Plan (the "Series B and C Cash Election Shares") shall be converted into and shall represent the right to receive $17.71 in cash. As soon as practicable after the Effective Time, the registered holders of Series B and C Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such Series B and C Cash Election Shares.

             (b) At the Effective Time, subject to Section 2.12 of the Plan, each PSP11 Series B and C Share (other than Series B and C Cash Election Shares) shall be converted into 0.8641 PSP11 Shares.

                                    E.A-2

        2.3 AOPP SHARES. Each outstanding share of Common Stock ($.10 par value) of AOPP (the "AOPP Shares") would be converted into the right to receive cash or PSP11 Shares as follows:

             (a) At the Effective Time, subject to Section 2.7.3 of the Plan, each AOPP Share as to which a cash election has been made in accordance with the provisions of Section 2.6 of the Plan and has not been revoked, relinquished or lost pursuant to Section 2.6 of the Plan (the "AOPP Cash Election Shares") shall be converted into and shall represent the right to receive $24.19 in cash. As soon as practicable after the Effective Time, the registered holders of AOPP Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such AOPP Cash Election Shares.

             (b) At the Effective Time, subject to Section 2.12 of the Plan, each AOPP Share (other than AOPP Cash Election Shares) shall be converted into
1.18 PSP11 Shares.

         2.4 EXCHANGE OF CERTIFICATES. After the Effective Time, each holder of a certificate theretofore evidencing outstanding PSP11 Series B and C Shares and AOPP Shares which were converted into PSP11 Shares pursuant hereto, upon surrender of such certificate to American Stock Transfer & Trust Company (the "Exchange Agent") or such other agent or agents as shall be appointed by the Surviving Corporation, shall be entitled to receive a certificate representing the number of whole PSP11 Shares into which the PSP11 Series B and C Shares and AOPP Shares theretofore represented by the certificate so surrendered shall have been converted and cash payment in lieu of fractional share interests, if any. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and a transmittal form to each holder of PSP11 Series B and C Shares and AOPP Shares of record at the Effective Time whose stock shall have been converted into PSP11 Shares, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent certificates evidencing PSP11 Series B and C Shares and AOPP Shares in exchange for certificates evidencing PSP11 Shares.

         2.5 STATUS UNTIL SURRENDERED.  Until surrendered as provided in Section
2.4 hereof, each outstanding certificate which, prior to the Effective Time, represented PSP11 Series B and C Shares and AOPP Shares (other than Dissenting Shares (as defined below), if any) will be deemed for all corporate purposes to evidence ownership of the number of whole PSP11 Shares into which the PSP11 Series B and C Shares and AOPP Shares evidenced thereby were converted.
However, until such outstanding certificates formerly evidencing PSP11 Series B and C Shares and AOPP Shares are so surrendered, no dividend payable to holders of record of PSP11 Shares shall be paid to the holders of such outstanding certificates in respect of PSP11 Series B and C Shares and AOPP Shares, but upon surrender of such certificates by such holders there shall be paid to such holders the amount of any dividends (without interest) theretofore paid with respect to such whole PSP11 Shares as of any record date on or subsequent to the Effective Time and the amount of any cash (without interest) payable to such holder in lieu of fractional share interests.

         2.6 TRANSFER OF SHARES. After the Effective Time, there shall be no further registration of transfers of PSP11 Series B and C Shares and AOPP Shares on the corporate records and, if certificates formerly evidencing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates evidencing PSP11 Shares and cash in lieu of fractional share interests as herein provided.

         2.7 NO FRACTIONAL SHARES. Notwithstanding any other term or provision of this Agreement or the Plan, no fractional PSP11 Shares and no certificates or script therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of any such fractional share interests, each holder of AOPP Shares or of PSP11 Series B and C Shares who would otherwise be entitled to such fractional share will, upon surrender of the certificate representing such shares, receive a whole PSP11 Share if such fractional share to which such holder would otherwise have been entitled is .5 of a PSP11 Share or more, and such fractional share shall be disregarded if it represents less than .5 of a PSP11 Share; provided, however, that such fractional share shall not be disregarded if such fractional share to which such holder would otherwise have been entitled represents .5 of 1% or more of the total number of PSP11 Shares such holder is entitled to receive in the Merger. In such event, such holder shall be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the American Stock Exchange, Inc. of the PSP11 Shares at the Effective Time by (ii) the fractional interest.

                                    E.A-3

         2.8 DISSENTING SHARES. PSP11 Shares, PSP11 Series B and C Shares and AOPP Shares held by a holder who has demanded and perfected a right to an appraisal of such shares in accordance with Section 1300 et seq. of the General Corporation Law of California (the "GCLC") and who has not effectively withdrawn or lost such right to appraisal ("Dissenting Shares") shall not continue to be owned by the holder thereof or converted into or represent the right to receive cash and/or PSP11 Shares, but the holder thereof shall be entitled only to such rights as are granted by Section 1300 et seq. of the GCLC. Each holder of Dissenting Shares who becomes entitled to payment for PSP11 Shares, PSP11 Series B and C Shares or AOPP Shares pursuant to these provisions of the GCLC shall receive payment therefor from the Surviving Corporation in accordance therewith. If any holder of PSP11 Shares, PSP11 Series B and C Shares or AOPP Shares who demands appraisal in accordance with Section 1300 et seq. of the GCLC shall effectively withdraw with the consent of the Surviving Corporation or lose (through failure to perfect or otherwise) the right to appraisal with respect to PSP11 Shares, PSP11 Series B and C Shares or AOPP Shares, such shares shall automatically be converted into the right to receive PSP11 Shares pursuant to
Section 2.1(b), 2.2(b) or 2.3(b) hereof, as the case may be.

         2.9 ASSUMPTION OF AOPP OPTIONS. At the Effective Time, each outstanding option to purchase AOPP Shares (an "AOPP Option") granted under AOPP's 1997 Stock Option and Incentive Plan (the "AOPP Plan") shall be assumed by PSP11 and, whether vested or unvested, shall be converted into, and shall be deemed to constitute, an option to acquire, on the same terms and conditions applicable to the AOPP Option, the number of shares of PSP11 Shares that the holder of the AOPP Option would have received in the Merger if the AOPP Option had been exercised in full immediately prior to the Effective Time, irrespective of whether the AOPP Option was in fact then exercisable (a "Converted Option"). The exercise price per share of a Converted Option shall be the aggregate exercise price of the AOPP Option divided by the number of PSP11 Shares purchasable upon exercise of the Converted Option. As soon as practicable after the Effective Time, PSP11 shall deliver to each holder of an AOPP Option an appropriate notice setting forth the holder's rights pursuant thereto. PSP11 shall comply with the terms of each AOPP Option and take all corporate action necessary to reserve for issuance a sufficient number of PSP11 Shares for delivery upon exercise of the Converted Options.

                                  ARTICLE III
                                  -----------

         3.1 HEADINGS. The descriptive headings contained in the Sections of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         3.2 PARTIES IN INTEREST. This Agreement, and the rights, interests and obligations created by this Agreement, shall bind and inure to the benefit of the parties and their respective successors and permitted assigns, and shall confer no right, benefit or interest upon any other person, including shareholders of the respective parties.

         3.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

         3.4 FURTHER ACTION. If at any time after the Effective Time, the Surviving Corporation shall determine that any assignments, transfers, deeds or other assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of AOPP, the officers of either Constituent Corporation are fully authorized in the name of AOPP or otherwise to execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation.

         3.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

                                    E.A-4

         3.6 ABANDONMENT OF MERGER. The Constituent Corporations have the power to abandon the Merger by mutual written consent prior to the filing of this Agreement with the California Secretary of State.

         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                                 PUBLIC STORAGE PROPERTIES XI, INC.



                                 By: _________________________________
                                      B. Wayne Hughes
                                      Chairman of the Board of Directors and
                                      Chief Executive Officer



                                 By: _________________________________
                                      Obren B. Gerich
                                      Secretary

                                 AMERICAN OFFICE PARK PROPERTIES, INC.



                                 By: _________________________________
                                      Ronald L. Havner, Jr.
                                      Chief Executive Officer



                                 By: _________________________________
                                      Mary Jayne Howard
                                      Assistant Secretary


                                    E.A-5

                                                                    Appendix B-1

THE NICHOLSON GROUP, LTD.

                                         555 Industrial Drive
                                         Suite 207
                                         Hartland, Wisconsin  53029
                                         Phone (414) 369-5400 Fax (414) 369-5401
--------------------------------------------------------------------------------

August 1, 1997

PUBLIC STORAGE PROPERTIES XI, INC.
701 Western Avenue, Suite 200
Glendale, California  91201

Subject: Public Storage Properties XI, Inc.: A Fifteen Property Portfolio (11 Self-Storage Properties, 2 Business Park Properties &
          2 Combination Properties)

Self-Storage Properties
-----------------------
Project #01101                  Branford, Connecticut
Project #01102                  Houston, Texas
Project #01103                  Las Vegas, Nevada
Project #01104                  San Francisco, California
Project #01106                  Pasadena, California
Project #01107                  Tempe, Arizona
Project #01108                  Las Vegas, Nevada
Project #01109                  Houston, Texas
Project #01114                  Nesconset, New York
Project #01115                  Austin, Texas
Project #01118                  Arlington, Texas

Business Park Properties
------------------------
Project #01105                  Overland Park, Kansas
Project #01116                  South San Francisco, California

Combination Self-Storage & Business Park Properties
---------------------------------------------------
Project #01110 & 01111          Phoenix, Arizona
Project #01112 & 01113          Phoenix, Arizona

We have completed a limited appraisal of the real estate identified above and submit our findings in this Restricted Appraisal Report. We understand that our valuation opinion will be utilized in conjunction with an exchange of properties with Public Storage, Inc. and with a recapitalization of Public Storage Properties XI, Inc. This report may be included or referred to in solicitation materials filed with the Securities and Exchange Commission and distributed to shareholders of Public Storage Properties XI, Inc.

This report is a Restricted Appraisal Report which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a Restricted Appraisal Report. As such, it does not include discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated above. The appraiser is not responsible for unauthorized use of this report.

                                              Public Storage Properties XI, Inc.
                                                                          Page 2
--------------------------------------------------------------------------------

Furthermore, as agreed, this report is the result of a limited appraisal process in that certain allowable departures from specific guidelines of the Uniform Standards of Appraisal Practice were invoked. The valuation analysis has considered all appropriate approaches to value: the Cost, Income Capitalization and Sales Comparison approaches. Our appraisal is limited in that we have relied primarily on the Income Capitalization Approach to value. The results were then compared to the indicated value by the Sales Comparison Approach which used a regression analysis of sales of self-storage facilities located throughout the nation. The Cost Approach was not considered an appropriate approach to value. Given the income-producing nature of the subject properties, the Income Capitalization Approach is considered the most applicable approach to value. Utilizing this methodology, in our opinion, we have performed all actions necessary to ensure a fair valuation of the portfolio.

For the Self-Storage Properties, the general analytical process that was undertaken included a review of each property's unit mix, rental rates and historical financial statements. Following these reviews, a stabilized level of operating performance was projected for each property. The value estimate by the Income Capitalization Approach was then made using direct capitalization and a discounted cash flow analysis. As additional support for the indicated value for the self-storage properties, we prepared a regression analysis on sales of self-storage properties that have occurred over the last several years. Based upon a correlation of these methodologies, we arrived at an opinion of value for the portfolio of properties. Lastly, as a reasonableness check, the resultant property and portfolio level capitalization rates were compared to reported capitalization rates of recent and pending transactions of self-storage property portfolios, some of which involved Public Storage, Inc., an affiliate of Public Storage Properties XI, Inc., as a party to the transaction.

For the Business Park Properties, the general analytical process that was undertaken included a review of each property's rent roll and historical financial statements. Following these reviews, a stabilized level of operating performance was projected for each property. The value estimate was then made using direct capitalization and a discounted cash flow analysis. Considering the high occupancy rates, the stable operating levels and the relative short-term leases at rates reasonably reflective of market rents, the techniques utilized are reliable methods of estimating market value for each of the business park properties. Furthermore, based on our review of the leases in-place, no significant adjustments to the indicated values by direct capitalization were necessary for income stabilization factors. Based upon a correlation of these methodologies, we arrived at an opinion of value for the properties.

Historical operating statements, unit mix, net rentable area, rental rates, rent rolls, lease summaries and other property-specific data for the properties appraised were furnished by Public Storage, Inc. These financial operating statements and other information have been accepted as correctly representing operations and conditions of the subject properties.

                                              Public Storage Properties XI, Inc.
                                                                          Page 3
--------------------------------------------------------------------------------

The properties that are the subject of this limited appraisal were personally inspected during October, 1996.

Assets included within the scope of our valuation include land, land improvements, building improvements, and all fixed service equipment. Assets excluded are furniture, fixtures, machinery or equipment, personal property, supplies, materials on hand, inventories, company records, and any current or intangible assets that may exist.

We have made no investigations of, nor assume any responsibility for the existence or impact of any hazardous substance, which may or may not be present on the properties, in the development of our limited appraisal opinion.

Market value is defined as:

    "the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

    1.  Buyer and seller are typically motivated;

    2. Both parties are well informed or well advised and acting in what they consider their own best interests;

    3.  A reasonable time is allowed for exposure in the open market;

    4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

    5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

Fee Simple Interest (Estate) is defined as:

    "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

(Note that the interest appraised for the business park properties is as encumbered by the leases that are in place at each of the properties).

The market value estimate set forth herein assumes that the portfolio of properties would be disposed of in an orderly manner, allowing sufficient time for exposure on the open market.

                                              Public Storage Properties XI, Inc.
                                                                          Page 4
--------------------------------------------------------------------------------

Based upon the analyses as described, it is our opinion that, as of May 1, 1997, the market value of the fee simple interest of the entire Public Storage Properties XI, Inc. 15-property portfolio is:

                          FORTY-EIGHT MILLION DOLLARS
                                 ($48,000,000)

Furthermore, based upon the analyses as described herein, it is our opinion that, as of May 1, 1997, the market value of the fee simple interest of the self-storage facilities and the combination self-storage and business park properties (13 properties) of Public Storage Properties XI, Inc. is:

                FORTY-TWO MILLION FOUR-HUNDRED THOUSAND DOLLARS
                                 ($42,400,000)

Our compensation was not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, the occurrence of a subsequent event, or the approval of a loan.

Attached to this letter report please find the following exhibits:

     Exhibit   A  - Assumptions and Limiting Conditions
               B  - Appraisal Certification

The undersigned certifies that they have the professional qualifications and competency necessary to complete this appraisal assignment in an appropriate manner.

No investigation was made of the title to, or any liabilities against the property appraised.

Respectfully submitted,
THE NICHOLSON GROUP, LTD

/s/ Lawrence R. Nicholson

Lawrence R. Nicholson, MAI

Professional Assistance By:
  Ann M. Donohoo
  Michael J. Tompkins
  Duncan O. Douglas
attachments/97026

                                              Public Storage Properties XI, Inc.
                                                                          Page 5
--------------------------------------------------------------------------------

                                   EXHIBIT A
                      ASSUMPTIONS AND LIMITING CONDITIONS

As agreed upon with the client prior to the preparation of this appraisal, this is a Limited Appraisal; it invokes the Departure Provision of the Uniform Standards of Professional Appraisal Practice. The intended user of this report is warned that the reliability of the value conclusion provided may be impacted to the degree there is a departure from specific guidelines of USPAP. Given that the Departure Provision has been invoked, it is our opinion that we have performed actions necessary to develop an opinion as to the market value of the portfolio.

This is a Restricted Report which is intended to comply with the reporting requirements set forth under Standard Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a Restricted Appraisal Report. As such, it does not include discussion of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The information contained in this report is specific to the needs of the client and for the intended use stated in this report. The appraiser is not responsible for unauthorized use of the report.

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised.
The appraisal presumes, unless otherwise noted, that the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, coal, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remediation cost.

                                              Public Storage Properties XI, Inc.
                                                                          Page 6
--------------------------------------------------------------------------------

ASSUMPTIONS AND LIMITING CONDITIONS, PAGE 2

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. Unless otherwise noted, this date represents the last date of our physical inspection of the property. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance therefor.

One or more of the signatories of this appraisal report is a member or candidate of the Appraisal Institute. The Bylaws and Regulations of the Institute require each member and candidate to control the use and distribution of each appraisal report signed by them.

Except as specifically presented in the letter of transmittal, possession of this report or any copy thereof does not carry with it the right of publication and no portion of this report (especially any conclusion of value, the identity of the appraiser or the firm with which he/she is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of The Nicholson Group, Ltd.

                                              Public Storage Properties XI, Inc.
                                                                          Page 7
--------------------------------------------------------------------------------

                                   EXHIBIT B
                            APPRAISAL CERTIFICATION

I certify that, to the best of my knowledge and belief:

 .  the statements of fact contained in this report are true and accurate.

 . the reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions, and conclusions.

 . I have no present or prospective interest in the properties that are the subject of this report, and I have no personal interest or bias with respect to the parties involved.

 . my compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

 . this appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

 . my analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute and in conformance with the Uniform Standards of Professional Appraisal Practice.

 . I certify that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized individuals.

 . I have not inspected the properties that are the subject of this report, however, the properties were inspected by representatives of my firm.

 . unless noted in this report, no one else has provided significant professional assistance to the person signing this report.

 . I certify that as of the date of this report, I have competed the requirements under the continuing education program of the Appraisal Institute.

   /s/ Lawrence R. Nicholson

   Lawrence R. Nicholson, MAI

                                                                    Appendix B-2

       [LETTERHEAD OF CHARLES R. WILSON & ASSOCIATES, INC. APPEARS HERE]


April 30, 1997

PUBLIC STORAGE, INC.
701 Western Avenue, Suite 200
Glendale, California 91201-2397

Re:  Market Value Appraisal
     Job File 970291


Business Park
-------------
01621/01623              3914 Murphy Canyon Road               San Diego, CA
01716/01721              5610 General Washington Drive         Alexandria, VA
01719                    6370-6450 Lusk Boulevard              San Diego, CA
01813/01819              6640 Lusk Boulevard                   San Diego, CA
01904/01916              2551 San Ramon Valley Blvd            San Ramon, CA
01911/01917              7406 Alban Station Road               Springfield, VA

Gentlemen:

According to your request and authorization, we have prepared a limited appraisal of the above-referenced portfolio described in the attached document, entitled Property Identification and Classification, and formed an opinion of their Fee Simple and Leased Fee Market Value. The accompanying appraisal report, of which this letter is a part, briefly describes each property and method of appraisal.

This report is presented in a restricted format and cannot be fully understood without additional information supporting the appraisal, which has been retained in the working files of the appraiser.

PURPOSE OF APPRAISAL
--------------------

The purpose of the appraisal is to estimate the aggregate market value of the portfolio in connection with a proposed exchange transaction involving each property with Public Storage, Inc. (PSI).

This report, presented in a restricted format, is intended for use only by the clients or their advisors. It may be referred to in solicitation materials and distributed to shareholders in connection with the proposed exchange transaction.

SCOPE OF ASSIGNMENT
-------------------

The accompanying report describes the appraisal process undertaken. In accordance with our agreement, the scope of this assignment has been limited, as described herein, but is in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice (USPAP). The client must consider the value may be impacted to the degree there is a departure from specific USPAP Guidelines. However, this valuation analysis has utilized the two most appropriate approaches to value. We did not consider the Cost Approach to be applicable. Based upon our contact with knowledgeable commercial office and industrial facilities investors, owners, and managers, little reliance is placed upon the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches. We have relied most heavily on the Income Approach which is supported by actual market data found in the Sales Comparison Approach. In our opinion, we have performed all actions necessary to ensure an accurate valuation of the portfolio.

Market Value Appraisal
PUBLIC STORAGE, INC.
Page 2
Your attention is directed to the Assumptions and Limiting Conditions and description of the appraisal process set forth on the accompanying pages which are an integral part our report. Only the summary conclusions are presented in this report.

VALUE CONCLUSIONS
-----------------

Aggregate Market Value

The market value estimate set forth herein is a gross value estimate and does not include either a premium or a discount a potential buyer may assign to a portfolio of properties as a result of its size. Based on our experience with buyers and sellers of properties of the type included in the portfolio, it would be inappropriate to assign either a premium or discount. Furthermore, the market value estimate herein assumes that the properties would be disposed of in an orderly manner, allowing sufficient time for exposure of each property on the open market.

Based upon the analysis made, it is our opinion that the Fee Simple and Leased Fee Market Value of the Portfolio, as of March 17, 1997, is:

               FORTY TWO MILLION NINE HUNDRED THOUSAND  DOLLARS
               ------------------------------------------------
                                ($42,900,000 )
                                --------------

Sincerely
CHARLES R. WILSON & ASSOCIATES, INC.

/s/ Charles R. Wilson
---------------------
Charles Ray Wilson, MAI, CRE
State of California
Certification No. AG002172

Appraisal: PUBLIC STORAGE, INC.

NATURE OF ASSIGNMENT AND DEFINITIONS

This report sets forth a summary of the analysis and valuation conclusions. In accordance with our agreement, the Limited Appraisal presented in a restricted report format represents a departure from a full narrative appraisal but has been prepared in conformity with the Departure Provision of the Uniform Standards of Professional Appraisal Practice Guidelines.

PROPERTY IDENTIFICATION

The subject properties are located in 6 separate locations in 2 states and are specifically identified by the street address below:

                                                                               Rentable           Appraisal
Business Park                                                                    Area               Value
-------------                                                               ---------------    ---------------
01621/01623      3914 Murphy Canyon Road              San Diego, CA             164,064        $ 9,800,000
01716/01721      5610 General Washington Drive        Alexandria, VA            113,493        $ 7,400,000
01719            6370-6450 Lusk Boulevard             San Diego, CA             117,813        $ 6,400,000
01813/01819      6640 Lusk Boulevard                  San Diego, CA             140,017        $ 7,800,000
01904/01916      2551 San Ramon Valley Blvd           San Ramon, CA              52,149        $ 5,000,000
01911/01917      7406 Alban Station Road              Springfield, VA            68,200        $ 6,500,000
                                                                                -------        -----------
                                                                                655,736        $42,900,000

PURPOSE, FUNCTION AND SCOPE OF THE APPRAISAL

The purpose of this appraisal is to estimate the Fee Simple and Leased Fee Market Value of the portfolio and to present a summary of conclusions.

The function of this appraisal is for use only by our client, PSI, and their advisors in connection with a proposed exchange transaction involving the properties into PSI.

The scope of this assignment is in accordance with an agreement between Charles
R. Wilson & Associates, Inc., and PSI. In connection with this portfolio valuation, the following actions have been taken as described more fully in the section entitled Valuation Methodology.

 .    Inspections were conducted by Charles R. Wilson, MAI, CRE, or a representative of Charles R. Wilson & Associates, Inc.

 .    Physical descriptive information was provided by the subject's on-site managers and from previous appraisals of the subject properties performed by Charles R. Wilson & Associates, Inc.

 .    Demographic information including population trends, household income, employment, average housing prices and rental rates was obtained from Scan/US Inc.

 .    A rental survey of competitive properties was provided by on-site managers of the subject facilities. The information was verified by inspections, phone calls, and other sources.

 .    Historical income and expense information on each of the subject properties was provided by PSI and compared to the operating information of comparable facilities.

 .    In the cash flow analysis, the actual operating history of each of the subject properties was evaluated based on the experience of Charles R. Wilson & Associates, Inc.

 .    Discount rates, capitalization rates, and growth rates for income and expenses were derived from data on actual sales of similar properties, surveys of operators/investors throughout the United States, and our market experience over the past twenty years.

 .    The Sales Comparison Approach is based on sales of comparable properties in the markets in which the subject facility is located.

Appraisal: PUBLIC STORAGE, INC.

PROPERTY RIGHTS APPRAISED

The property rights appraised consist of the Fee Simple and Leased Fee Estates.

According to the Appraisal Institute, Dictionary of Real Estate Appraisal, 3rd Edition, 1993,

     "Fee Simple Estate" is defined on page 140 as: "Absolute ownership unencumbered by any other interest or estate; subject only to the limitations of governmental powers of taxation, eminent domain, police power, and, escheat."

     "Leased Fee Estate" is defined on page 140 as: "An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others."

MARKET VALUE DEFINITION

The following Market Value definition is based on Uniform Standards of Professional Appraisal Practice regulations and standards.

"Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.   Buyer and seller are typically motivated;

2. Buyer and seller are well informed or well advised, and acting in what they consider their own best interest;

3.   A reasonable time is allowed for exposure on the open market;

4. Payment is made in cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Source: Office of the Comptroller of the Currency under 12 CRF, part 34, Subpart C-Appraisals, 34.43 Definitions [f].

VALUATION METHODOLOGY

Analysis and Valuation of the subject properties involved determining the highest and best use of the sites, estimating the value of the subjects by current appraisal theory, and reconciling to a final estimate of value.

The term "highest and best use," as used in this report, is defined as follows:
"The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value."

SOURCE: Appraisal Institute, The Dictionary of Real Estate Appraisal, 3rd Edition, 1993, p. 171.

In considering the highest and best use of the properties in this portfolio, we believe that each facility is producing net operating income in excess of a reasonable land value. Therefore, we have concluded that the Highest and Best Use of each property, as improved and as if vacant, is its existing use as a business park. No other use would warrant their removal or alteration from their current and intended use.

This valuation analysis has considered all appropriate approaches to value, namely: the Cost, Income, and Sales Comparison Approach.

The Cost Approach is based upon the proposition that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility as the subject property. The Cost Approach is particularly

Appraisal: PUBLIC STORAGE, INC.

applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land and when relatively unique or specialized improvements are located on the site and for which there exists no comparable properties in the marketplace.

The Income Capitalization Approach is a procedure in appraisal analysis which converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value estimate. The Income Capitalization Approach is widely applied in appraising income producing properties. Anticipated future income and/or reversions are discounted to a present worth figure through the capitalization process.

The Sales Comparison Approach is based upon the principle that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. This approach is applicable when an active market provides sufficient quantities of reliable data which can be verified from authoritative sources. The Sales Comparison Approach is relatively unreliable in an inactive market or in estimating the value of properties for which no real comparable sales data is available.

In all instances, we considered the Income and Sales Comparison Approaches to be most applicable for the subject properties. Based on our contact with property buyers and sellers and others knowledgeable of recent transactions, today's investors do not rely on the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches to value the facilities.

Inspections were made of each property and interviews with property management personnel were conducted to learn of any deferred maintenance items which need correcting, as well as general information on the overall condition of the property. Demographic information on each market was reviewed to gain insight about local economic trends. Consideration has been given to significant variations in quality among the various portfolio of properties including: property income potential, quality of location and construction, tenant appeal, access, viability and potential competition.

VALUATION ANALYSIS

Income Approach
---------------

The Income Approach utilized the yield capitalization method. The analysis was premised upon a survey of competitive properties in order to determine market rental rates, occupancy, and expense levels. In addition, we reviewed each facility's previous three year's operating statements.

In our analysis, we estimated the gross potential income of each facility, taking existing leases and current market rates into account. Accordingly, we reviewed the subject leases, the recent operating history of the properties, and surveyed current rentals in the market to determine an appropriate rent. In addition, based on market conditions and specific property operating history, tenant reimbursements and miscellaneous income amounts were determined in arriving at rental income. From this, an allowance for vacancy and turnover time was deducted. Operating expenses based on market conditions and prior property operating history were deducted from rental income in determining net operating income.

In applying the yield capitalization, a ten-year cash flow analysis of the facility ending in 2007 was prepared. Using the investment criteria discussed above, the income and expenses were increased 3.0% annually based on local market conditions. The residual value was determined by capitalizing the eleventh year income at a terminal capitalization rate ranging between 10.5% and 11% and then deducting 2% to 4% for sales costs. The yearly cash flows and the property's residual values were discounted to present worth using a discount rate ranging between 12.0% and 12.5%.

The indicated value based upon the Income approach is $42,750,000.

Appraisal: PUBLIC STORAGE, INC.

Sales Comparison Approach
-------------------------

The Sales Comparison Approach was prepared using a direct comparison to similar properties that have sold in the same or similar markets. Differences in the time of sale, location, and physical characteristics between the sale comparables and the subject property was taken into consideration.

The value based on the Sales Comparison Approach is $43,660,000.

Value Conclusion

Although the departure provision has been invoked, it is our opinion that we have performed actions necessary to develop an opinion as to the market value of the portfolio.

The value conclusion from the Income and Sales Comparison Approaches was reconciled into our final value conclusion of $42,900,000. In the final analysis, both Income and Sales Comparison Approaches were considered, but most reliance was placed upon the Income Approach.

Appraisal: PUBLIC STORAGE, INC.

GENERAL ASSUMPTIONS & LIMITING CONDITIONS

Standards Rule ("S.R.") 2-1 of the "Standards of Professional Practice" of the Appraisal Institute requires the appraiser to "clearly and accurately disclose any extraordinary assumption or limiting condition that directly affects an appraisal analysis, opinion, or conclusion." In compliance with S.R. 2-1, and to assist the reader in interpreting this report, such assumptions and limiting conditions are set forth as follows:

1. The date of value to which the conclusions and opinions expressed in this report apply is set forth in the letter of transmittal. Further, the dollar amount of any value opinion rendered in this report is based upon the purchasing power of the American dollar existing on that date.

2. The appraiser assumes no responsibility for economic or physical factors which may affect the opinions in the report which occur after the date of the letter transmitting the report.

3. Forecasts of anticipated revenue and expenses were based on our analysis of market trends, economic conditions, and historical operating results of the properties. Such forecasts are dependent on assumptions as to future economic, social and political conditions, as well as market related activity. They represent our opinion of current investor attributes and motivations applicable to the class of property appraised, and no warranty or representation that these forecasts will materialize is implied.

4. The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

5. No opinion as to title is rendered. Data related to ownership and legal description was obtained from public records and is considered reliable. Title is assumed to be marketable and free and clear of all liens, encumbrances, easements and restrictions except those specifically discussed in the report. The properties are appraised assuming they will be under responsible ownership and competent management, and available for their highest and best use.

6. The appraiser reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available.

7. The appraiser assumes no responsibility for hidden or unapparent conditions of the properties, subsoil, or structures that render them more or less valuable. No responsibility is assumed for arranging for engineering studies that may be required to discover them.

8. The properties are appraised assuming that all applicable zoning and use regulations and restrictions have been complied with, unless otherwise stated.

9. The properties are appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can be, obtained or renewed for any use on which the value estimate contained in this report is based, unless otherwise stated.

10. No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area was taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

11. No soil tests or environmental studies were reviewed. The appraised value assumes that there are no sub-surface, toxic waste or building material hazards in or on the properties that would adversely affect their existing or potential use.

12. Unless specifically stated, this appraisal does not take into consideration the possibility of the existence of asbestos, PCB transformers, or other toxic, hazardous, or contaminated substances and/or underground storage tanks (hazardous material), or the cost of encapsulation or removing thereof.

13. No opinion is expressed as to the value of subsurface oil, gas or mineral rights or whether the properties are subject to surface entry for the exploration or removal of such materials except as is expressly stated.

Appraisal: PUBLIC STORAGE, INC.

14. Maps, plats and exhibits included in this report are for illustration only as an aid in visualizing matters discussed within the report. They should not be considered as surveys or relied upon for any other purpose, nor should they be removed from, reproduced, or used apart from this report.

15. No opinion is intended to be expressed for matters which require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers.

16. Except as consented to in the letter of transmittal, possession of this report, or a copy of it, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraiser, and in any event only with proper written qualification and only in its entirety.

17. Testimony or attendance in court or at any other hearing is not required by reason of rendering this appraisal, unless such arrangements are made a reasonable time in advance relative to such additional employment.

18. Disclosure of the contents of this appraisal report is governed by the By-Laws and Regulations of the Appraisal Institute.

19. Except as consented to in the letter of transmittal, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute, or the MAI or CRE designation) shall be disseminated to the public through advertising media, public relations media, news media, sales media, or any other public means of communication without the prior written consent and approval of the author.

Appraisal: PUBLIC STORAGE, INC.

SPECIFIC ASSUMPTIONS AND LIMITING CONDITIONS

1. The physical description and current condition of each subject property was based upon a combination of previous appraisals, inspections by representatives of Charles R. Wilson & Associates, Inc., and information provided by Public Storage, Inc. Charles R. Wilson & Associates, Inc., assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

2. Pursuant to the Engagement Agreement, the content of the appraisal report has been limited as presented herein. This report is not intended to meet the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989. Therefore, federally regulated institutions should not rely on this report for financing purposes.

3. The portfolio valuation reported herein does not reflect any premium or discount a potential buyer may assign to the portfolio of properties as a result of its size. Neither a premium nor a discount is appropriate based on our experience with buyers and sellers of business park facilities.

4. This valuation analysis assumes that capitalization and discount rates used in the market for valuing individual properties are appropriate to apply to a portfolio's cash flow for the purpose of estimating the portfolio's fair market value.

5. This valuation covers only the real properties described herein and only applies to the valuation problems as stated and does not include consideration of mineral rights or related right of entry, nor personal property or the removal thereof. Values reported herein are not intended to be valid in any other context, nor are any conclusions as to unit values applicable to any other property or utilization than that specifically identified herein. No value has been assigned to any personal property, fixtures or intangible items that are not real property, except for that equipment and personal property considered usual and incidental to the operation of the facilities such as office supplies, computer systems, etc.

6.   This report invokes the Departure Provision as follows:


     Standard Rule 1-2 (c), states that the appraiser must, "consider easements, restrictions, encumbrances, reservations, covenants, contracts, declarations, special assessments, ordinances, or other items of a similar nature". The effect of any easements, encumbrances, and similar items were not taken into consideration in this valuation analysis. We were not provided copies of title reports, deed restrictions or similar items nor are we aware of any restrictions or similar items existing that could have an impact on our valuation of the portfolio. At the request of the clients, this valuation analysis does not consider any such restrictions.

7. For properties located in California, real estate taxes used in the Income Approach are adjusted to reflect a fair sale as is standard practice in California in compliance with Proposition 13.

Appraisal: PUBLIC STORAGE, INC.

CERTIFICATION

The appraiser certifies, to the best of his knowledge and belief, that:

-    The statements of fact contained in this report are true and correct.

- The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are the appraisers' personal, unbiased professional analyses, opinions and conclusions.

- The appraiser has no present or prospective interest in the property that is the subject of this report and no personal interest or bias with respect to the parties involved.

- The appraisers' compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

- Receipt of the appraisal assignment was not based upon a requested minimum value, a specific value or approval of a loan.

- The appraiser's analyses, opinions, and conclusions were developed and this report has been prepared in conformity with the agreement between Charles
     R. Wilson & Associates, Inc., and Public Storage Properties, Inc. The appraisers have relied upon the departure provisions of Uniform Standards of Professional Appraisal Practice (USPAP).

- The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

- As of the effective date of this report, April 30, 1997, Charles R. Wilson, MAI, CRE has completed the requirements of the continuing education program of the Appraisal Institute.

- Inspections of the properties in this portfolio were made by Charles R. Wilson, MAI, CRE or a representative of Charles R. Wilson & Associates, Inc., in March 1997.

- Our firm's analyses, opinions and conclusions were not developed nor is this report intended to comply with the appraisal related mandates within Title XI of the Federal Financial Institution's Reform, Recovery and Enforcement Act of 1989 (FIRREA).

- The date of this report, April 30, 1997, indicates the perspective of the appraisers on the market conditions as of the effective date of the appraisal.

- The appraiser's estimate of aggregate As Is Market Value for the portfolio as of March 17, 1997 in Fee Simple estate is: $42,900,000.

- The appraisers have extensive experience in appraising properties similar to the portfolio.

Respectfully submitted,
CHARLES R. WILSON & ASSOCIATES, INC.

/s/ Charles R. Wilson

-------------------------------
Charles Ray Wilson, MAI, CRE
State of California
Certification No. AG002172

                                                                      Appendix C
                                                                      ----------
                     [JEFFERIES & COMPANY, INC. LETTERHEAD]



                               February 2, 1998



Special Committee of the Board of Directors
PUBLIC STORAGE PROPERTIES XI, INC.
701 Western Avenue
Suite 200
Glendale, CA  91201

To the Members of the Special Committee of the Board of Directors:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the public holders (the "PSP XI Shareholders") of the outstanding Series A common shares, par value $.01 per share (the "PSP XI Common Shares"), of Public Storage Properties XI, Inc., a California corporation, ("PSP XI" or the "Company") of the Consideration (as defined below) to be paid by PSP XI pursuant to the Proposed Transaction (as defined below). Under the terms of the Agreement (as defined below), (i) American Office Park Properties, Inc., a California corporation ("AOPP"), will merge with and into PSP XI, (ii) each holder of the outstanding common shares of AOPP will have the right to elect to receive $24.19 in cash per AOPP common share (up to 20% of the common stock of AOPP) or to have such shares converted into PSP XI Common Shares at a rate of 1.18 PSP XI Common Shares for each AOPP common share outstanding as of the effective date (the "AOPP Conversion Rate"),
(iii) PSP XI Shareholders will have the option to convert their PSP XI Common Shares into cash whereby, if 20% or less of the outstanding PSP XI Common Shares elect to receive cash, such holders would receive $20.50 in cash per PSP XI Common Share, and if holders of more than 20% of the outstanding PSP XI Common Shares elect to receive cash, then cash will be distributed on a pro rata basis to such PSP XI Common Shareholders, (iv) 47,824 PSP XI Series C Common Shares will be canceled and each holder of the remaining outstanding Series B and Series C common shares of PSP XI (collectively, the "PSP XI Series B and Series C Common Shares") will have the right to elect to receive $17.71 in cash (up to 20% of the outstanding PSP XI Series B and C Common Shares) per PSP XI Series B and Series C Common Share or to have such shares converted into PSP XI Common Shares at a rate (the "Series B and C Conversion Rate") of .8641 PSP XI Common Shares for each PSP XI Series B and Series C Common Share, (v) PSP XI will exchange its 13 self-storage facilities with Public Storage, Inc. ("PSI") for 11 commercial office/industrial facilities (the "Exchange," and, together with the AOPP Conversion Rate and the Series B and C Conversion Rate, the "Consideration"), (vi) AOPP will cease to exist as a corporation, and (vii) PSP XI will be the surviving entity and change its name to "PS Business Parks, Inc." (collectively, the "Proposed Transaction"), all upon the terms and conditions presently set forth in the Amended and Restated Agreement and Plan of Reorganization, dated December 17, 1997 (the "Agreement"), by and among PSP XI, AOPP and Public Storage, Inc. ("PSI"). The affirmative vote of holders of a majority of all of the series of outstanding common shares of PSP XI is necessary for approval of the Proposed

Special Committee of the Board of Directors
PUBLIC STORAGE PROPERTIES XI, INC.
February 2, 1998
Page 2

Transaction. The terms and conditions of the Proposed Transaction are more fully set forth in the Agreement.

     Jefferies & Company, Inc. ("Jefferies"), as part of its investment banking business, is regularly engaged in the evaluation of capital structures, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. We are currently acting as financial advisor to the Company in connection with the Proposed Transaction and received a fee for delivering this opinion. PSP XI has agreed to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered by Jefferies under such engagement. In the ordinary course of our business, we may trade the securities of PSP XI for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

     In conducting our analysis and arriving at the opinion expressed herein, we have, among other things, (i) reviewed the Agreement (including any schedules and exhibits thereto); (ii) reviewed certain financial and other information that was publicly available; (iii) reviewed information furnished to us by PSI, PSP XI and AOPP, including certain internal financial analyses, budgets, reports and other information prepared by the respective managements of the companies;
(iv) held discussions with various members of senior management of the Company and AOPP concerning each company's historical and current operations, financial conditions and prospects, as well as the strategic and operating benefits anticipated by each company from the Proposed Transaction; (v) reviewed the proxy statement and prospectus filed by PSP XI with the Securities and Exchange Commission on February 2, 1998; (vi) reviewed the share price and trading history of PSP XI's publicly traded securities from August 12, 1996 to August 12, 1997; (vii) reviewed the valuations of publicly traded companies which we deemed comparable to PSP XI and AOPP; (viii) prepared discounted cash flow analyses of PSP XI and AOPP on both stand-alone and combined bases; and (ix) analyzed the combined funds from operations and funds available for distribution per share of the combined company. In addition, we have conducted such other reviews, analyses and inquiries relating to PSP XI, AOPP and the properties that are the subject of the Exchange as we considered appropriate in rendering this opinion.

     In our review and analysis and in rendering this opinion, we have relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by PSI, PSP XI or AOPP or that was publicly available to us (including, without limitation, the information described above and the financial projections and financial models prepared by PSP XI and AOPP regarding the estimated future performance of the respective companies before and after giving effect to the Proposed Transaction). This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects.

     With respect to the financial projections and financial models provided to and examined by us, we note that projecting future results of any company is inherently subject to vast uncertainty. You have informed us, however, and we have assumed that such projections and models were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the

Special Committee of the Board of Directors
PUBLIC STORAGE PROPERTIES XI, INC.
February 2, 1998
Page 3

respective managements of the companies as to the future performance of each company. In addition, although we have performed sensitivity analyses thereon, in rendering this opinion we have assumed that each company will perform in accordance with such projections and models for all periods specified therein. Although such projections and models did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to such projections and models could affect the opinion rendered herein. We have assumed that the Proposed Transaction will be reported as a tax-free reorganization and will be treated as a "reverse purchase" for accounting purposes.

     In our review, we did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor conducted a comprehensive physical inspection of any of the assets of, AOPP, nor have we been furnished with any such evaluations or appraisals for AOPP or reports of such physical inspections for AOPP, nor have we assumed any responsibility to obtain any such evaluations, appraisals or inspections for AOPP. In addition, we have not assumed any responsibility for conducting a physical inspection of the properties or facilities that are the subject of the Exchange or for making or obtaining an independent valuation or appraisal of such assets. Our opinion is based on economic, monetary, political, regulatory, market and other conditions existing and which can be evaluated as of the date hereof (including, without limitation, current market prices of the PSP XI Common Shares); however, such conditions are
                                                    -------
subject to rapid and unpredictable change and such changes could affect the conclusions expressed herein. We have made no independent investigation of any legal or accounting matters affecting PSP XI or AOPP, and we have assumed the correctness of all legal and accounting advice given to such parties and their respective boards of directors, including, without limitation, advice as to the accounting and tax consequences (including the effect of the Proposed Transaction on PSP XI's continuing status as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended) of the Proposed Transaction to PSP XI, AOPP and their respective shareholders.

     In rendering this opinion we have also assumed that: (i) the Proposed Transaction will be consummated on the terms described in the Agreement without any waiver of any material terms or conditions and that the conditions to the consummation of the Proposed Transaction set forth in the Agreement will be satisfied without material expense; (ii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which PSP XI, AOPP or any of their respective subsidiaries or affiliates is a party; (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of PSP XI and AOPP are as set forth in their respective consolidated financial statements; and (iv) all of the AOPP common shares and the PSP XI Series B and Series C Common Shares will be converted into PSP XI Common Shares.

     Moreover, in rendering the opinion set forth below we note that the consummation of the Proposed Transaction is conditioned upon the approval of the shareholders of PSP XI, and we are not recommending that PSP XI, its Special Committee of the Board of Directors, its Board of Directors, any of its security holders or any other person should take any specific action in connection with the Proposed Transaction. Our opinion does not constitute a recommendation of the Proposed Transaction over any alternative transactions which may be available to PSP XI, and does not address PSP XI's

Special Committee of the Board of Directors
PUBLIC STORAGE PROPERTIES XI, INC.
February 2, 1998
Page 4

underlying business decision to effect the Proposed Transaction. Finally, we are not opining as to the market value or the prices at which any of the securities of PSP XI may trade at any time.

     Based upon and subject to the foregoing, and upon such other matters as we consider relevant, it is our opinion as investment bankers that, as of the date hereof, the Consideration, taken as a whole, is fair to the PSP XI Shareholders from a financial point of view.

     This opinion does not constitute a recommendation to any shareholder of PSP XI (or any other person) as to how such person should vote with respect to the Proposed Transaction or any other matter, including any proposed amendment to the articles of incorporation or by-laws of PSP XI. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. This opinion may be reproduced in full in any proxy statement or prospectus mailed to shareholders of PSP XI in connection with the Proposed Transaction but may not otherwise be disclosed publicly in any manner without our prior written approval. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                                   Sincerely,

                                                   /S/ JEFFERIES & COMPANY, INC.

                                                                      Appendix D

                     GENERAL CORPORATION LAW OF CALIFORNIA

                                   CHAPTER 13

                               DISSENTERS' RIGHTS


(S) 1300.  RIGHT TO REQUIRE PURCHASE - "DISSENTING SHARES" AND "DISSENTING
           SHAREHOLDER" DEFINED.

         (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value of the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

         (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

            (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
         Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

            (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by
         Section 1201 is sought by written consent rather than at a meeting.

            (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with
         Section 1301.

            (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

         (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301.  DEMAND FOR PURCHASE.

         (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

         (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

         (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S) 1302.  ENDORSEMENT OF SHARES.

           Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303.  AGREED PRICE -- TIME FOR PAYMENT.

           (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

           (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

           (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

           (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

           (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S) 1305.  APPRAISERS' REPORT -- PAYMENT COSTS.

           (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

           (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

           (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

           (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

           (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

(S) 1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

           To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(S) 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

           Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S) 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

           Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(S) 1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

           Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

           (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

           (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

           (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

           (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

(S) 1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

           If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(S) 1311.  EXEMPT SHARES.

           This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S) 1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

           (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

           (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10-days prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

           (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                    Appendix E-1
                         PROPOSED AMENDMENT TO PSP11'S
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

     Set forth are proposed amendments that would amend Article III of PSP11's Amended and Restated Articles of Incorporation. Article III would read in its entirety as follows:

                                      "III

     3.01 This corporation is authorized to issue only three classes of shares to be designated respectively "Preferred Stock," "Common Stock" and "Equity Stock" and referred to herein either as Preferred Stock or Preferred shares, Common Stock or Common shares or Equity Stock or Equity shares. The total number of shares which this corporation is authorized to issue is Two Hundred Fifty Million (250,000,000); the number of Preferred shares shall be Fifty Million (50,000,000) of the par value of One Cent ($.01) each, the number of Common shares shall be One Hundred Million (100,000,000) of the par value of One Cent ($.01) each and the number of Equity shares shall be One Hundred Million (100,000,000) of the par value of One Cent ($.01) each. Upon the amendment of this article to read as herein set forth, each outstanding share of Common Stock Series A is converted into or reconstituted as one share of Common Stock.

     3.02 The Preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights granted to or imposed upon any wholly unissued series of Preferred shares including the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation preference, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     3.03 (a) Subject to any preference with respect to the Preferred shares or the Equity shares, the Common shares shall be entitled to distributions out of funds legally available therefor, when, as and if declared by the Board of Directors.

           (b) In the event of any liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary, subject to any preference with respect to the Preferred shares or the Equity shares, the entire assets of this corporation available for distribution to shareholders shall be distributed ratably among the Common shares.

     3.04 The Equity shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Equity shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights granted to or imposed upon any wholly unissued series of Equity shares including the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation rights, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. The dividend and liquidation rights of the Equity shares shall be junior to the Preferred shares and may be senior to, junior to, or pari passu with, the Common shares."

                                                                    Appendix E-2

                        PROPOSED AMENDMENTS TO PSP11'S
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                        AND AMENDED AND RESTATED BYLAWS



AMENDED AND RESTATED ARTICLES OF INCORPORATION

     The following sections of PSP11's Amended and Restated Articles of Incorporation are proposed to be deleted in their entirety:

     1. Article V (which provides that the existence of PSP11 shall terminate on December 31, 2038).

     2. Article VI (which allows officers and directors of PSP11 to compete with PSP11 for investment opportunities).

AMENDED AND RESTATED BYLAWS

     The following sections of PSP11's Amended and Restated Bylaws (the "Bylaws") are proposed to be modified (but not deleted):

     1.  Amend Article I, Section 4 of the Bylaws to read as follows:

          "Section 4. "Independent Directors" shall mean directors who are not affiliated with the corporation or any of its affiliates (other than by reason of the person's status as a director of the corporation), whether by ownership of, ownership interest in, employment by, service as an officer of, or material business or professional relationship with the corporation or its affiliates."

     2. Amend the first paragraph of Article III, Section 8 of the Bylaws to read as follows:

          "Section 8.  Voting.  The shareholders entitled to vote at any meeting
                       ------
     of shareholders shall be determined in accordance with the provisions of
     Section 11 of this Article III, subject to the provisions of Sections 702 to 704, inclusive, of the Corporations Code of California (relating to voting shares held by a fiduciary, in the name of a corporation or in joint ownership). The shareholders' vote may be by voice vote or by ballot; provided, however, that any election for directors must be by ballot if demanded by any shareholder before the voting has begun. On any matter other than elections of directors, any shareholder may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, but, if the shareholder fails to specify the number of shares which the shareholder is voting affirmatively, it will be conclusively presumed that the shareholder's approving vote is with respect to all shares that the shareholder is entitled to vote. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on any matter (other than the election of directors) shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by California General Corporation Law or by the articles of incorporation or by these bylaws."

     3.  Amend Article IX, Section 8 of the Bylaws to read as follows:

          "Section 8.  Restrictions on Transactions with Affiliates.  The
                       --------------------------------------------
     corporation may engage in transactions with affiliates provided that a purchase or sale transaction with an affiliate is (i) approved by a majority of the corporation's Independent Directors and (ii) fair to the corporation based on an independent appraisal or fairness opinion."

     4.  Amend Article IX, Section 9 of the Bylaws to read as follows:

          "Section 9.  Repurchase of Shares.  The corporation may purchase or
                       --------------------
     reacquire its shares and invest its assets in its own shares, provided that in each case the consent of the board of directors shall have been obtained."

     5.  Amend Article IX, Section 14 of the Bylaws to read as follows:

          "Section 14.  Proposal for Sale or Financing of Properties.  During
                        --------------------------------------------
     1997, unless shareholders had previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the corporation's properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the corporation, unless the proceeds of such sale include deferred payments, in which case the corporation would be liquidated following receipt of all deferred payments; provided, however, that this provision shall not be applicable if the merger of American Office Park Properties, Inc. into the corporation is completed. This provision may not be amended or repealed without the vote or written consent of holders of a majority of the outstanding shares entitled to vote."

     6.  Amend Article XI of the Bylaws to read as follows:

                                      "XI

                                   Amendments

          Section 1.  Amendment by Shareholders.  New bylaws may be adopted or
                      -------------------------
     these bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that if the articles of incorporation of the corporation are amended in accordance with Section 2302 of the Corporations Code of California and if such articles of incorporation thereafter set forth the number of authorized directors of the corporation, the authorized number of directors may be changed only by an amendment of the articles of incorporation.

          Section 2.  Amendment by Directors.  Subject to the rights of the
                      ----------------------
     shareholders as provided in Section 1 of this Article XI, to adopt, amend or repeal bylaws, bylaws may be adopted, amended or repealed by the board of directors; provided, however, that after the issuance of shares, the board of directors may adopt a bylaw or amendment of a bylaw changing the authorized number of directors only for the purpose of fixing the exact number of directors within the limits specified in the articles of incorporation or in Section 2 of Article IV of these bylaws, and provided further that bylaws relating to the corporation's qualification as a real estate investment trust (Section 12 of Article IX), bylaws requiring that a majority of the directors be Independent Directors (Section 3 of Article
     IV), bylaws relating to restrictions on transactions with affiliates (Section 8 of Article IX) and bylaws relating to restrictions on the repurchase by the corporation of its shares (Section 9 of Article IX), may not be amended or repealed without the vote or written consent of holders of a majority of the outstanding shares entitled to vote."

     The following definitions in Article I of the Bylaws are proposed to be deleted in their entirety:

          Section 3. "General Partners"; Section 5. "PSI"; Section 6. "Partnership"; Section 7. "Partnership Agreement"; Section 8. "Public Storage Properties REIT"; Section 9. "Purchase Price"; Section 11. "REIT
     - Qualifying Income"; and Section 12.  "Reorganization."

     The following sections of the Bylaws are proposed to be deleted in their entirety:

          1.  Article III, Section 14.  Voting of Series B and Series C Shares.
                                        --------------------------------------

          2.  Article IX, Section 11.  Proceeds from the Sale or Financing of
                                       --------------------------------------
     the Corporation's Properties.  (this Section is inapplicable upon
     ----------------------------
     conversion of the PSP11 common stock series B and C into common stock series A).

     3.   Article X, Section 2.  Restrictions on Investment Objectives.
                                 -------------------------------------

                                                                    Appendix E-3

              PROPOSED AMENDMENTS TO PSP11'S AMENDED AND RESTATED
           ARTICLES OF INCORPORATION AND AMENDED AND RESTATED BYLAWS


AMENDED AND RESTATED ARTICLES OF INCORPORATION

     Set forth below is the proposed amendment to PSP11's Amended and Restated Articles of Incorporation that would add new Article IV thereto. Article IV would read in its entirety as follows:

                                      "IV

4.01 OWNERSHIP LIMITATIONS

     (a) BASIC OWNERSHIP LIMITS.  Except as provided in Section 4.01(b) and
Section 4.03, no Person shall Beneficially Own shares of Common Stock or any series of Preferred Stock or Equity Stock in excess of the Ownership Limit set forth in this Section 4.01(a). In the case of Common Stock, the Ownership Limit is 2.0% of the outstanding shares of Common Stock. In the case of any series of Preferred Stock or Equity Stock, the Ownership Limit is 9.9% of the outstanding shares of such series of Preferred Stock or Equity Stock.

     (b) CERTAIN EXCEPTIONS. The limitation set forth in Section 4.01(a) shall apply only to a Transfer of Stock or other event with respect to Stock occurring subsequent to the effective date of the merger of American Office Park Properties, Inc. with and into this corporation. Notwithstanding anything to the contrary in this Section 4.01, no Person shall be deemed to exceed the Ownership Limit set forth in Section 4.01(a) solely by reason of the Beneficial Ownership of shares of any class of Stock to the extent such shares of Stock were Beneficially Owned by such Person on the effective date of the merger of American Office Park Properties, Inc. with and into this corporation (but the Beneficial Ownership of any such shares of Stock shall be taken into account in determining whether any subsequent Transfer or other event violates Section 4.01(a)). For purposes of the preceding sentence, in evaluating Beneficial Ownership of any Person on the effective date of the merger, there shall also be taken into account Beneficial Ownership of any shares that would have been Beneficially Owned on that date if redemption rights provided in the Operating Partnership Agreement had been exercised at that time (whether or not then exercisable) resulting in an exchange of partnership units for shares. In addition, no Person shall be deemed to exceed the Ownership Limit set forth in
Section 4.01(a) solely by reason of the Beneficial Ownership of shares of any class of Stock that are treated as owned because of such Person's actual or Beneficial Ownership of shares of Public Storage, Inc., to the extent that such Person's actual or Beneficial Ownership of shares of Public Storage, Inc. complies with the ownership restrictions applicable to shareholders of Public Storage, Inc. (but the Beneficial Ownership of any such shares of Stock because of such Person's actual or Beneficial Ownership of shares of Public Storage, Inc. shall be taken into account in determining whether any other Transfer, Acquisition or other event violates Section 4.01(a)).

     (c) NO OWNERSHIP PRODUCING "CLOSELY HELD" STATUS. Notwithstanding any other provisions contained in the corporation's Articles of Incorporation or bylaws, no Person shall Beneficially Own shares of any class of Stock of this corporation to the extent that, if effective, such Beneficial Ownership would result in this corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is purportedly held during the second half of a taxable year) or otherwise would result in this corporation failing to qualify as a REIT.

     (d) APPLICATION TO PARTNERSHIP EXCHANGE RIGHTS. It is expressly intended that the restrictions on ownership and transfer described in this Article IV shall apply to the redemption rights provided in the Operating Partnership Agreement. Notwithstanding any provisions of the Operating Partnership Agreement or any related agreements to the contrary, partners of the Partnership shall not be entitled to exchange interests in the Partnership for Stock to the extent the Beneficial Ownership of those shares would violate the restrictions otherwise contained in this Article IV (taking into account the provisions of Section 4.01(b)).

4.02 REMEDIES

     (a) TRANSFERS IN TRUST. If, notwithstanding the other provisions contained in this Article IV, at any time after the effective date of the merger of American Office Park Properties, Inc. with and into this corporation, there is a purported Transfer or other event that, if effective, would result in the violation of one or more of the restrictions on ownership and transfer described in Section 4.01, then that number of shares of Stock the Beneficial Ownership of which otherwise would cause such Person to violate Section 4.01 (rounded up to the next whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 4.08, effective as of the close of business on the day immediately prior to the date of such purported Transfer or other event, and such Person shall acquire no rights in such shares of Stock.

     (b) VOID AB INITIO.  If the transfer to the Charitable Trust described in
Section 4.02(a) would not be effective for any reason to prevent any Person from Beneficially Owning Stock in violation of Section 4.01, then the Transfer or other event that would otherwise cause such Person to violate Section 4.01 shall be void ab initio.

     (c) NO OWNERSHIP BY LESS THAN 100 PERSONS. Notwithstanding any other provision of the corporation's Articles of Incorporation or bylaws, any Transfer of shares of Stock (whether or not such Transfer is the result of a transaction engaged in through the facilities of the Exchange or any other automated inter-dealer quotation system) that, if effective, would result in the Stock being owned beneficially by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Stock.

     (d) OTHER ACTIONS. In addition to, and without limitation by, Section 4.02(a) through (c) above, if the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of Article IV or that a Person intends to acquire or has attempted to acquire, ownership, beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) or Beneficial Ownership of any Stock in violation of Article IV (whether or not the violation is intended), the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, causing this corporation to redeem Stock, refuse to give effect to such Transfer or other event on the books of this corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 4.01 shall automatically result in the transfer to the Charitable Trust described in
Section 4.02(a), without regard to any action (or non-action) by the Board of Directors, and if applicable, such Transfer or other event shall be void ab initio as provided above without regard to any action or inaction by the Board of Directors or its designees.

     (e) NO LIMIT ON AUTHORITY. Nothing contained in this Section 4.02 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect this corporation and the interests of its stockholders by preservation of this corporation's status as a REIT.

4.03 WAIVERS AND EXCEPTIONS

     (a) BOARD MAY GRANT EXCEPTIONS. Subject to Section 4.01(c), the Board of Directors, in its sole and absolute discretion, may grant to any Person an exception to the Ownership Limit set forth in Section 4.01(a) with respect to Common Stock or any series of Preferred Stock or Equity Stock if the Board of Directors shall have determined that this corporation would not be "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the purported Acquisition, Transfer or other event takes place during the second half of a taxable year) and would not otherwise fail to qualify as a REIT, after giving effect to an acquisition by such Person of Beneficial Ownership of the maximum amount of Common Stock, Preferred Stock and Equity Stock permitted as a result of the exception to be granted, and taking into account the existing and permitted ownership by other Persons of the Stock of this corporation (taking into account any other exceptions granted under this Section 4.03(a)). If a member of the Board of Directors requests that the Board of Directors grant an exception to the Ownership Limit with respect to such member or with respect to any other Person if such member of the Board of Directors would be considered to be the Beneficial Owner of shares of Stock owned by such Person, such member of the Board of Directors shall not participate in the decision of the Board of Directors as to whether to grant any such exception.

     (b) CONDITIONS TO EXCEPTIONS. As a condition to the granting of an exception under Section 4.03(a) to any Person, the Board of Directors may require such Person to provide the Board of Directors such representations and undertakings as the Board of Directors may, in its sole and absolute discretion, require (including, without limitation, an agreement as to a reduced Ownership Limit for such Person with respect to the Beneficial Ownership of one or more other classes of Stock not subject to the exception), and such Person must agree that any violation of such representations and undertakings or attempted violations will result in the application of the remedies set forth in Section
4.02 with respect to shares of Stock producing the violation or attempted violation. In addition, prior to granting any exception, the Board of Directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure this corporation's status as a REIT, provided, however, that obtaining a favorable ruling or opinion shall not be required for the Board of Directors to grant an exception.

     (c) TERMINATION OF RESTRICTIONS. The Board of Directors may terminate the application of the Ownership Limits or any other or all restrictions on transfer and ownership set forth in this Article IV at such time as the Board of Directors determines that it is no longer in the best interests of the corporation to attempt to, or continue to, qualify as a REIT, or that compliance with those limits or restrictions is no longer required in order for the corporation to qualify as a REIT.

4.04 CERTAIN DEFINITIONS

     Unless the context otherwise requires, the terms defined in this Section
4.04 shall have, for all purposes, the meanings specified below (with terms defined in the singular having comparable meanings when used in the plural).

     "AFFECTED PERSON" shall have the meaning set forth in Section 4.02(a).

     "BENEFICIAL OWNERSHIP" shall mean ownership of Common Stock or Preferred Stock or Equity Stock by a Person, whether the interest in the shares of Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," and "Beneficially Owned" shall have correlative meanings.

     "BENEFICIAL OWNERSHIP EVENT" shall have the meaning set forth in Section 4.02(a).

     "CHARITABLE BENEFICIARY" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 4.08, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055, and 2522 of the Code.

     "CHARITABLE TRUST" shall mean the trust created pursuant to Section
4.08(a).

     "CHARITABLE TRUSTEE" shall mean the Person that is initially appointed by this corporation, or any successor subsequently designated by this corporation, to serve as trustee of the Charitable Trust provided that such Person is unaffiliated with this corporation or the Purported Owner.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "EXCHANGE" shall mean the New York Stock Exchange or the American Stock Exchange.

     "IRS" shall mean the United States Internal Revenue Service.

     "MARKET PRICE" shall mean, with respect to any class or series of Stock, the last reported sales price on the Exchange of such shares on the day immediately preceding the relevant date, or if such shares are not then traded on the Exchange, the last reported sales price of such shares on the day immediately preceding the relevant date as reported on any exchange or quotation system or for which such shares may be traded, provided, however, that if the Board of Directors determines in good faith that a lower price is appropriate, then the Market Price shall be such lower price as determined in good faith by the Board of Directors, or if such shares are not then traded over any exchange or quotation system, the Market Price shall be the price determined in good faith by the Board of Directors of this corporation as the fair market value of shares on the relevant date.

     "OPERATING PARTNERSHIP AGREEMENT" shall mean that certain Agreement of Limited Partnership of American Office Park Properties, L.P. dated January 1, 1997, as amended from time to time.

     "OWNERSHIP LIMIT" shall mean the maximum amount of Common Stock and/or Preferred Stock and/or Equity Stock that may be Beneficially Owned by a Person under Section 4.01(a), determined without regard to any exception or waiver that may be granted under Section 4.03 (but taking into account ownership permitted under Section 4.01(b)).

     "PERSON" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include, to the extent appropriate to facilitate a public offering or private placement of Stock, an underwriter that participates in such a public offering or private placement provided that the ownership of Stock by such underwriter would not result in this corporation being "closely held" within the meaning of Section 856(h) of the Code and would not otherwise result in this corporation failing to qualify as a REIT.

     "PURPORTED OWNER" shall mean, with respect to any purported Acquisition that would result in a violation of the limitations in Section 4.01, the Person who would have owned shares of Stock if such Acquisition had been valid under
Section 4.01 and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Purported Owner would have so owned.

     "REIT" shall mean a "real estate investment trust" within the meaning of
Section 856 of the Code.

     "STOCK" shall mean shares of stock of this corporation that are Common Stock or Preferred Stock or Equity Stock.

     "TRANSFER" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of Stock, as well as any other event that causes a Person to acquire Beneficial Ownership, including (i) the granting or exercise of any option or warrant, convertible security, pledge, security interest, or similar right to acquire Stock or entering into any agreement for the sale, transfer or other disposition of Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Stock), (iii) a change in the capital structure of the corporation, (iv) a change in the relationship between two or more Persons that causes a change in ownership of Stock by application of Section 544 of the Code, as modified by
Section 856(h), or (v) Transfers of interests in other entities that result in changes in Beneficial Ownership of Stock; in each case, whether voluntarily or involuntarily, whether owned of record or beneficially or Beneficially, and whether by operation of law or otherwise. (For purposes of this Article 4, the right of a limited partner under the Operating Partnership Agreement to require the partnership to redeem the partner's limited partnership units shall not be considered to be an option or similar right to acquire Stock.)

4.05 REPORTING OF TRANSFERS AND OWNERSHIP

     (a) NOTICE OF RESTRICTED TRANSFERS. Any Person who acquires or attempts or intends to acquire Stock or other securities in violation of Article IV or any Person who is a transferee in a Transfer or is otherwise affected by an event other than a Transfer that results in a violation of Article IV, shall immediately give written notice to this corporation of such event, or in the case of such a proposed or attempted event, give at least 15 days prior written notice to this corporation of such event, and shall provide to this corporation such other information as this corporation may request in order to determine the effect, if any, of such acquisition, ownership or other event on this corporation's status as a REIT and to ensure compliance with the limitations set forth in this Article IV.

     (b) OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the effective date of the merger of American Office Park Properties, Inc. with and into this corporation, each Person who is a beneficial owner or Beneficial Owner of Stock and each Person (including the stockholder of record) who is holding Stock for a Beneficial Owner shall provide to this corporation such information as this corporation may request, in good faith, in order to determine this corporation's status as a REIT, to ensure compliance with the limitations set forth in this
Article IV, to comply with the requirements of any taxing authority or governmental agency, or to determine any such compliance.

4.06 AMBIGUITY

     In the case of an ambiguity or uncertainty in the interpretation or application of any of the provisions of this Article IV, including any definition contained in Section 4.04, the Board of Directors shall have the power to determine the interpretation or application of the provisions with respect to any situation based on the facts known to it. The value of outstanding shares of any class or series of the Stock of the Corporation may be determined by the Board of Directors in good faith, and any such determination shall be conclusive. If any provision of Article IV requires an action by the Board of Directors but does not provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article IV.

4.07 LEGEND

     Each certificate for shares of any class of Stock shall bear substantially the following legend or such other legend as the corporation may from time-to-time determine to be appropriate:

     "The shares of Stock represented by this certificate are subject to restrictions on ownership and transfer for the purpose of assisting this corporation to maintain its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. Except as set forth in
     Article IV of this corporation's Articles of Incorporation, no person may Beneficially Own (i) more than 2.0% of the outstanding shares of Common Stock of this corporation, or (ii) more than 9.9% of the outstanding shares of any series of Preferred Stock or Equity Stock of this corporation, with certain further restrictions and exceptions as are set forth in this corporation's Articles of Incorporation. Any Person who attempts to own or Beneficially Own Stock in excess of the above limitations must notify this corporation in writing at least 15 days prior to such attempt. If any of the restrictions on transfer or ownership set forth in Article IV of the Articles of Incorporation are violated, the Stock represented hereby will be automatically transferred to the Charitable Trustee of a Charitable Trust for the benefit of a Charitable Beneficiary pursuant to the terms of
     Article IV of the Articles of Incorporation. In addition, attempted transfers of Stock in violation of the limitations described above (as modified or expanded upon in Article IV of the Articles of Incorporation), may be void ab initio. All capitalized terms in this legend have the meanings defined in this corporation's Articles of Incorporation, as the same may be amended from time to time. This corporation will furnish to the holder hereof, upon request and without charge, a complete written statement of the terms and conditions of Article IV of the Articles of Incorporation. Requests for such documents may be directed to the corporate secretary."

4.08 TRANSFER OF STOCK IN TRUST

     (a) OWNERSHIP IN TRUST; STATUS OF SHARES HELD IN CHARITABLE TRUST. Upon any purported Transfer (whether or not such Transfer is the result of a transaction engaged in through the facilities of the Exchange or any other automated inter-dealer quotation system) or other event that results in the transfer of Stock to a Charitable Trust pursuant to Section 4.02, such shares of Stock shall be deemed to have been transferred to the Charitable Trustee in its capacity as Charitable Trustee for the exclusive benefit of one or more Charitable Beneficiaries. Each Charitable Beneficiary shall be designated by this corporation as provided in Section 4.08(f). Shares of Stock so held in Charitable Trust shall remain issued and outstanding shares of Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Stock of the same class and series.

          The Purported Owner shall not benefit economically from ownership of any shares of Stock held in Charitable Trust by the Charitable Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in Charitable Trust. The Purported Owner of shares of Stock in violation of Section 4.01 shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such shares.

     (b) DISTRIBUTION AND DIVIDEND RIGHTS. The Charitable Trustee shall have all rights to distributions and dividends with respect to shares of Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distributions or dividend declared but unpaid shall be paid when due to the Charitable Trustee. Any distributions or dividends paid prior to the discovery by this corporation that the shares of Stock have been transferred to the Charitable Trustee with respect to such shares shall be paid over to the Charitable Trustee by the recipient upon demand. The corporation may take all measures that it determines reasonably necessary to recover the amount of any such distribution, including, if necessary, withholding any portion of future distributions payable on shares of Stock of the Purported Owner or amounts otherwise payable to the Purported Owner (such as pursuant to Section 4.08(d)); and, as soon as reasonably practicable following the corporation's receipt or withholding thereof, shall pay over to the Charitable Trustee, the distributions so received or withheld, as the case may be. Any distributions or dividends so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.

     (c) RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of this corporation, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Stock of the class or series of Stock that is held in the Charitable Trust, that portion of the assets of this corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Stock held by the Charitable Trustee bears to the total number of shares of such class or series of Stock then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Stock held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Corporation in accordance with Section 4.08(d).

     (d) SALE OF SHARES BY CHARITABLE TRUSTEE. As reasonably promptly as possible after receiving notice from this corporation that shares of Stock have been transferred to the Charitable Trust, in an orderly fashion so as not to affect the Market Price of the shares held in the Charitable Trust materially and adversely, the Charitable Trustee shall sell the shares held in Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the shares of Stock held in the Charitable Trust would not violate the ownership limitations set forth in Section 4.01. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Purported Owner and to the Charitable Beneficiary as provided in this Section 4.08(d).

          The Charitable Trustee shall first pay all reasonable expenses of the Charitable Trust and of the corporation incurred in connection with the formation of the Charitable Trust and disposition of the shares. The Purported Owner shall receive out of any excess the lesser of (1) (x) the price per share such Purported Owner paid for the Stock in the purported Transfer that resulted in the transfer of shares of Stock to the Charitable Trust, or (y) if the Transfer or other event that resulted in the transfer of shares of Stock to the Charitable Trust was not a transaction in which the Purported Owner gave full value for such shares of Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the transfer of such shares of Stock to the Charitable Trust and (2) the price per share received by the Charitable Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Purported Owner shall be immediately paid to the Charitable Beneficiary.

          If, prior to the discovery by this corporation that shares of Stock have been transferred to the Charitable Trustee, such shares are sold by the Purported Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Purported Owner received an amount for such shares that exceeds the amount such Purported Owner was entitled to receive pursuant to this Section 4.08(d), such excess shall be paid to the Charitable Trustee upon demand.

          The Charitable Trustee shall have the right and power (but not the obligation) to offer any share of Stock held in the Charitable Trust for sale to this corporation on such terms and conditions as the Charitable Trustee shall determine appropriate.

          Each Charitable Beneficiary and Purported Owner waive any and all claims that they may have against the Charitable Trustee and the corporation arising out of the disposition of shares, except for claims arising out of the gross negligence or willful misconduct of such Charitable Trustee or the corporation, or the Charitable Trustee's or the corporation's failure to make payments in accordance with Section 4.08.

     (e) VOTING AND NOTICE RIGHTS. The Charitable Trustee shall have all voting rights and rights to receive any notice of any meetings, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. The Purported Owner shall have no voting rights with respect to shares held in Charitable Trust. Any vote by or on behalf of a Purported Owner as a holder of shares of Stock prior to the discovery by the corporation that the shares of Stock have been transferred to the Charitable Trust shall be subject to rescission by the Charitable Trustee if the rescission is permitted by applicable law and the Board of Directors concludes that the rescission will not materially and adversely affect the corporation. In the case of any such rescission, to the extent permitted by applicable law, any such votes shall be void ab initio with respect to the shares held by the Charitable Trustee.

          Notwithstanding the provisions of this Article IV, until the corporation has received notification that shares of Stock have been transferred to the Charitable Trustee, the corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

     (f) DESIGNATION OF CHARITABLE BENEFICIARY(IES). By written notice to the Charitable Trustee, this corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (1) the shares of Stock held in the Charitable Trust would not violate the restrictions set forth in Section 4.01 in the hands of such Charitable Beneficiary and (2) each Charitable Beneficiary is described in
Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055, and 2522 of the Code.

4.09 SETTLEMENT

     Nothing in this Article IV shall preclude the settlement of any transaction entered into through the facilities of the Exchange (but the fact that settlement of a transaction is permitted shall not negate the effect of any other provision and all of the provisions shall apply to the purported transferee of the shares of Stock in such transaction)."

AMENDED AND RESTATED BYLAWS

     The following sections of PSP11's Amended and Restated Bylaws (the "Bylaws"), which relate to the ownership limitation contained in the Bylaws, are proposed to be deleted in their entirety:

          1.  Article IX, Section 7.  Shareholders' Disclosure; Directors' Right
                                      ------------------------------------------
     to Refuse To Transfer Shares; Limitation on Holdings; Repurchase of Shares.
     ---------------------------------------------------------------------------

          2.   Article IX, Section 10.  Legend.
                                        -------

                                                                    Appendix E-4


           PROPOSED AMENDMENT TO PSP11'S AMENDED AND RESTATED BYLAWS


AMENDED AND RESTATED BYLAWS

     Set forth below is the proposed amendment to Article IV, Section 2 of PSP11's Amended and Restated Bylaws. Article IV, Section 2 would read in its entirety as follows:

          "Section 2.  Number and Qualification of Directors.  The number of
                       -------------------------------------
     directors of the corporation shall be not less than five (5) nor more than nine (9). The exact number of directors shall be seven (7) until changed, within the limits specified above, by a bylaw amending this Section 2, duly adopted by the board of directors or by the shareholders. The indefinite number of directors may be changed, or a definite number fixed without provision for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; subject, however, to such additional voting requirement or limitation as is imposed under applicable law in the case of an amendment reducing the number of directors to a number less than five
     (5)."

                                                                      Appendix F


                     AMERICAN OFFICE PARK PROPERTIES, INC.

                     1997 STOCK OPTION AND INCENTIVE PLAN

          American Office Park Properties, Inc., a California corporation (the "Company"), sets forth herein the terms of its 1997 Stock Option and Incentive Plan (the "Plan") as follows:

1.  PURPOSE

          The Plan is intended to enhance the Company's ability to attract and retain highly qualified officers, key employees, outside directors, and other persons who provide services to the Company, to advance the interests of the Company by providing such persons with stronger incentives to continue to serve the Company and its affiliates (as defined herein) and to expend maximum effort to improve the business results and earnings of the Company. The Plan is intended to accomplish this objective by providing to eligible persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, restricted stock and restricted stock units in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein, except that stock options granted to outside directors and non-employee Service Providers shall in all cases be non-qualified stock options.

2.  DEFINITIONS

          For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

          2.1 "affiliate" of, or person "affiliated" with, a person means any company or other trade or business that controls, is controlled by or is under common control with such person within the meaning of Rule 405 of Regulation C under the 1933 Act (as defined herein).

          2.2 "Award Agreement" means the stock option agreement, restricted stock agreement, restricted stock unit agreement or other written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of a Grant.

          2.3 "Benefit Arrangement" shall have the meaning set forth in SECTION 13 hereof.

          2.4  "Board" means the Board of Directors of the Company.

          2.5 "Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

          2.6 "Committee" means a Committee of, and designated from time to time by resolution of, the Board, which shall consist of no fewer than two members of the Board, none of whom shall be an officer or other salaried employee of the Company or any affiliate, and each of whom shall qualify in all respects as a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act or any successor rule or regulation and as "outside directors" as defined in Treas. Regs. (S)1.162-27(e)(3) ("outside directors"). Anything to the contrary notwithstanding, the requirement that all members of the Committee be non-employee directors and outside directors shall not apply for any period of time during which the Company's Stock is not registered pursuant to Section 12 of the Exchange Act. Commencing on the Effective Date, and until such time as the Board shall determine otherwise, the Committee shall be the Audit Committee of the Board. No member of the Committee shall be liable for any action or determination undertaken or made in good faith with respect to the Plan or any agreement executed pursuant to the Plan.

          2.7  "Company" means American Office Park Properties, Inc.

          2.8  "Effective Date" means January 28, 1997.

          2.9 "Exchange Act" means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

          2.10 "Fair Market Value" means the value of a share of Stock, determined as follows: if on the Grant Date or other determination date the Stock is listed on an established national or regional stock exchange, is admitted to quotation on the Nasdaq National Market, or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market, the principal exchange or market, as determined by the Committee) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Committee in good faith.

          2.11 "Grant" means an award of an Option, Restricted Stock or Restricted Stock Units under the Plan.

          2.12 "Grant Date" means (a) for Grants other than Grants to Outside Directors, the later of (i) the date as of which the Committee approves the Grant or (ii) the date as of which the Grantee and the Company or Service Provider enter into the relationship resulting in the Grantee's becoming eligible to receive a Grant, and (b) for Grants to Outside Directors, the date on which such Grant is made in accordance with SECTION 6.3 hereof.

          2.13 "Grantee" means a person who receives or holds an Option, Restricted Stock or Restricted Stock Units under the Plan.

          2.14 "Incentive Stock Option" means an "incentive stock option" within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

          2.15 "Option" means an option to purchase one or more shares of Stock pursuant to the Plan.

          2.16 "Option Period" means the period during which Options may be exercised as set forth in SECTION 10 hereof.

          2.17 "Option Price" means the purchase price for each share of Stock subject to an Option.

          2.18 "Other Agreement" shall have the meaning set forth in SECTION 13 hereof.

          2.19 "Outside Director" means a member of the Board who is not an officer or employee of the Company.

          2.20 "Partnership" means American Office Park Properties, L.P., a California limited partnership.

          2.21 "Plan" means the American Office Park Properties, Inc. 1997 Stock Option and Incentive Plan.

          2.22 "Reporting Person" means a person who is required to file reports under Section 16(a) of the Exchange Act.

          2.23 "Restricted Period" means the period during which Restricted Stock or Restricted Stock Units are subject to restrictions or conditions pursuant to SECTION 12.2 hereof.

          2.24 "Restricted Stock" means shares of Stock, awarded to a Grantee pursuant to SECTION 12 hereof, that are subject to restrictions and to a risk of forfeiture.

          2.25 "Restricted Stock Unit" means a unit awarded to a Grantee pursuant to SECTION 12 hereof, which represents a conditional right to receive a share of Stock in the future, and which is subject to restrictions and to a risk of forfeiture.

          2.26 "Securities Act" means the Securities Act of 1933, as now in effect or as hereafter amended.

          2.27 "Service Provider" means a consultant or adviser to the Company, a manager of the Company's properties or affairs, other similar service provider or affiliate of the Company, or any corporation or other entity in which the Company owns at least a ninety percent (90%) economic interest, and employees of any of the foregoing, as such persons may be designated from time to time by the Committee pursuant to SECTION 6 hereof.

          2.28  "Stock" means the common stock of the Company.

          2.29 "Subsidiary" means any "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code and any "parent corporation" of the Company within the meaning of Section 424(e) of the Code.

          2.30 "Termination Date" shall be the date upon which an Option shall terminate or expire, as set forth in SECTION 10.2 hereof.

3.  ADMINISTRATION OF THE PLAN

          3.1   General.  The Plan shall be administered by the Committee.  The
                -------
Board may remove members, add members, and fill vacancies on the Committee from time to time, all in accordance with the Company's articles of incorporation and by-laws and applicable law; provided, however, that each member of the Committee
                            --------- -------
shall at all times qualify in all respects as a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act or any successor rule or regulation and as "outside directors" as defined in Treas. Regs. (S)1.162-27(e)(3) ("outside directors"). Anything to the contrary notwithstanding, the requirement that all members of the Committee be non-employee directors and outside directors shall not apply for any period of time during which the Company's Stock is not registered pursuant to Section 12 of the Exchange Act.

          3.2  Plenary Authority of the Committee.  Subject to SECTION 3.4
               ----------------------------------
hereof, the Committee shall have such powers and authorities related to the administration of the Plan as are consistent with the Company's articles of incorporation and by-laws and applicable law. The Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Grant or any Award Agreement, and shall have full power and authority to take all such other actions and determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan, any Grant or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Committee present at a meeting or by unanimous consent of the Committee executed in writing in accordance with the Company's articles of incorporation and by-laws and applicable law. The interpretation and construction by the Committee of any provision of the Plan, any Grant or any Award Agreement shall be final and conclusive.

          3.3  Discretionary Grants.  Subject to SECTION 3.4 hereof and the
               --------------------
other terms and conditions of the Plan, the Committee shall have full and final authority to designate Grantees, (i) to determine the type or types of Grant to be made to a Grantee, (ii) to determine the number of shares of Stock to be subject to a Grant, (iii) to establish the terms and conditions of each Grant (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of a Grant or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options), (iv) to prescribe the form of each Award Agreement evidencing a Grant, and (v) to amend, modify, or supplement the terms of any outstanding Grant; provided, however, that the
                                               --------- -------
Committee shall not have the authority to reduce the exercise price of any outstanding Option other than pursuant to SECTION 16 hereof. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify Grants to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. As a condition to any subsequent Grant, the Committee shall have the right, at its discretion, to require Grantees to return to the Company Grants previously awarded under the Plan. Subject to the terms and conditions of the Plan, any such new Grant shall be upon such terms and conditions as are specified by the Committee at the time the new Grant is made.

          3.4  Grants to Outside Directors.  With respect to Grants of Options
               ----------------------------
to Outside Directors pursuant to SECTION 6.3 hereof, the Committee's responsibilities under the Plan shall be limited to taking all legal actions necessary to document the Options so granted, to interpret the Award Agreements evidencing such Options, to maintain appropriate records and reports regarding such Options, and to take all acts authorized by this Plan or otherwise reasonably necessary to effect the purposes hereof.

          3.5  No Liability.  No member of the Board or of the Committee shall
               ------------
be liable for any action or determination made in good faith with respect to the Plan or any Grant or Award Agreement.

          3.6  Applicability of Rule 16b-3.  Those provisions of the Plan that
               ---------------------------
make express reference to Rule 16b-3 under the Exchange Act shall apply only to Reporting Persons.

4.  STOCK SUBJECT TO THE PLAN

          Subject to adjustment as provided in SECTION 16 hereof, the number of shares of Stock available for issuance under the Plan shall be 1,500,000. Stock issued or to be issued under the Plan shall be authorized but unissued shares. If any shares covered by a Grant are not purchased or are forfeited, or if a Grant otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Grant shall, to the extent of any such forfeiture or termination, again be available for making Grants under the Plan.

5.  EFFECTIVE DATE AND TERM OF THE PLAN

    5.1  Effective Date.  The Plan shall be effective as of the Effective
         --------------
Date.

    5.2  Term.  The Plan has no termination date; however, no Incentive
         ----
Stock Option may be granted on or after the tenth anniversary of the Effective Date.

6.  GRANTS

    6.1  Discretionary Grants to Company, Partnership or Subsidiary Employees.
         --------------------------------------------------------------------
Grants may be made under the Plan to any employee of the Company or of the Partnership or of any Subsidiary, including any such employee who is an officer or director of the Company or of any Subsidiary, as the Committee shall determine and designate from time to time; provided, however, that Grants to
                                           --------  -------
employees of the Partnership who are not employees of the Company or of any Subsidiary shall not be Incentive Stock Options.

    6.2  Discretionary Grants to Service Providers.  Grants may be made under
         -----------------------------------------
the Plan to any Service Provider whose participation in the Plan is determined by the Committee to be in the best interests of the Company and is so designated by the Committee; provided, however, that Grants to Service Providers who are
                  --------- -------
not employees of the Company or of any Subsidiary shall not be Incentive Stock Options.

    6.3  Formula Option Grants to Outside Directors.
         ------------------------------------------

         (a) Initial Grants of Options.  (i)  Immediately following the first
             -------------------------
Annual Meeting of Shareholders of the Company held after the Effective Date, each Outside Director then duly elected and serving shall automatically be awarded a Grant of an Option, which shall not be an Incentive Stock Option, to purchase 5,000 shares of Stock (which amount shall be subject to adjustment as provided in SECTION 16 hereof) and (ii) thereafter, each Outside Director who is initially elected to the Board shall, upon the date of his or her initial election by the Board or the shareholders of the Company, automatically be awarded a Grant of an Option, which shall not be an Incentive Stock Option, to purchase 5,000 shares of Stock (which amount shall be subject to adjustment as provided in SECTION 16 hereof).

         (b) Subsequent Grants of Options.  Immediately following each Annual
             ----------------------------
Meeting of Shareholders of the Company commencing with the second Annual Meeting of Shareholders held after the Effective Date, each Outside Director then duly elected and serving (other than an Outside Director initially elected to the Board at such Annual Meeting of Shareholders) shall automatically be awarded a Grant of an Option, which shall not be an Incentive Stock Option, to purchase 1,000 shares of Stock (which amount shall be subject to adjustment as provided in SECTION 16 hereof).

         (c) Vesting.  Options granted to Outside Directors pursuant to SECTIONS
             -------
6.3(a) and 6.3(b) shall vest in three equal annual installments in accordance with the schedule set forth in the first sentence of SECTION 10.1 hereof.

     6.4  Successive Grants.  An eligible person may receive more than one
          -----------------
Grant, subject to such restrictions as are provided herein.

7.   LIMITATIONS ON GRANTS

     7.1  Limitation on Shares of Stock Subject to Grants.  The maximum number
          -----------------------------------------------
of shares of Stock subject to Options that can be awarded under the Plan to any person eligible for a Grant under SECTION 6 hereof is 800,000 during the first ten years after the Effective Date and 250,000 per year thereafter. The maximum number of shares of Restricted Stock that can be awarded under the Plan (including for this purpose any shares of Stock represented by Restricted Stock Units) to any person eligible for a Grant under SECTION 6 hereof is 250,000 per year.

     7.2  Limitations on Incentive Stock Options.  An Option shall constitute an
          --------------------------------------
Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee's employer and its affiliates) does not exceed $100,000. To the extent that the aggregate Fair Market Value (determined at the time of the Option is granted) of the Common Stock with respect to which Incentive Stock Options become exercisable for the first time by a Grantee during any calendar year (under all Incentive Stock Option plans of the Company and any parent or subsidiary corporations) exceeds $100,000, such Options shall be treated as non-qualified Options. The determination of which Stock Options shall be treated as non-qualified Options shall be made by taking Options into account in the order in which they were granted.

8.   AWARD AGREEMENT

     Each Grant pursuant to the Plan shall be evidenced by an Award Agreement, to be executed by the Company and by the Grantee, in such form or forms as the Committee shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing a Grant of Options shall specify whether such Options are intended to be non-qualified stock options or Incentive Stock Options.

9.   OPTION PRICE

     The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. The Option Price shall be the aggregate Fair Market Value on the Grant Date of the shares of Stock subject to the Option; provided, however, that in the event that a Grantee would otherwise
            --------  -------
be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to ownership of more than ten percent of the Company's outstanding Stock), the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than the greater of the par value of a share of Stock or 110 percent of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

10.  VESTING, TERM AND EXERCISE OF OPTIONS

     10.1 Vesting and Option Period.  Unless otherwise provided in an Award
          -------------------------
Agreement evidencing the Grant of an Option, each Option granted under the Plan shall become exercisable in accordance with the following schedule: (i) prior to the first anniversary of the Grant Date, the Option shall not be exercisable; (ii) on the first anniversary of the Grant Date, the Option shall become exercisable with respect to one-third of the shares of Stock subject to such Option; (iii) on the second anniversary of the Grant Date, the Option shall become exercisable with respect to an additional one-third of the shares of Stock subject to such Option and
(iv) on the third anniversary of the Grant Date, the Option shall become exercisable with respect to the remaining shares of Stock subject to such Option and shall remain exercisable in full up to (but not including) the Termination Date (as defined in SECTION 10.2 hereof). For purposes of this SECTION 10.1, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number. The period during which any Option shall be exercisable in accordance with the foregoing schedule shall constitute the "Option Period" with respect to such Option.

     10.2 Term.  Each Option granted under the Plan shall terminate, and all
          ----
rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option (the "Termination Date"); provided, however, that in the event that the Grantee would
                     --------  -------
otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to ownership of more than ten percent of the outstanding Stock), an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its Grant Date.

     10.3 Acceleration.  Any limitation on the exercise of an Option contained
          ------------
in any Award Agreement may be rescinded, modified or waived by the Committee, in its sole discretion, at any time and from time to time after the Grant Date of such Option, so as to accelerate the time at which the Option may be exercised.

     10.4 Termination of Employment or Other Relationship.  Upon the termination
          -----------------------------------------------
(i) of the employment of a Grantee with the Company, the Partnership or a Service Provider, (ii) of a Service Provider's relationship with the Company, or
(iii) of an Outside Director's service to the Company, other than, in the case of individuals, by reason of death or "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code), any Option or portion thereof held by such Grantee that has not vested in accordance with the provisions of SECTION
10.1 hereof shall terminate immediately, and any Option or portion thereof that has vested in accordance with the provisions of SECTION 10.1 hereof but has not been exercised shall terminate at the close of business on the thirtieth day following the Grantee's termination of service, employment, or other relationship, unless the Committee, in its discretion, extends the period during which the Option may be exercised (which period may not be extended beyond the original term of the Option). Upon termination of an Option or portion thereof, the Grantee shall have no further right to purchase shares of Stock pursuant to such Option or portion thereof. Whether a leave of absence or leave on military or government service shall constitute a termination of employment for purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive. For purposes of the Plan, a termination of employment, service or other relationship shall not be deemed to occur if the Grantee is immediately thereafter employed with the Company, the Partnership or any other Service Provider, or is engaged as a Service Provider or an Outside Director of the Company. Whether a termination of a Service Provider's or an Outside Director's relationship with the Company shall have occurred shall be determined by the Committee, which determination shall be final and conclusive.

     10.5 Rights in the Event of Death.  If a Grantee dies while employed by the
          ----------------------------
Company, the Partnership or a Service Provider, or while serving as a Service Provider or an Outside Director, all Options granted to such Grantee shall fully vest on the date of death, and the executors or administrators or legatees or distributees of such Grantee's estate shall have the right, at any time within one year after the date of such Grantee's death (or such longer period as the Committee, in its discretion, may determine prior to the expiration of such one-year period) and prior to termination of the Option pursuant to SECTION 10.2 above, to exercise any Option held by such Grantee at the date of such Grantee's death.

     10.5 Rights in the Event of Disability.  If a Grantee terminates employment
          ---------------------------------
with the Company, the Partnership or a Service Provider, or (if the Grantee is a Service Provider who is an individual or is an Outside Director) ceases to provide services to the Company, in either case by reason of the "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) of such Grantee, such Grantee's Options shall continue to vest, and shall be exercisable to the extent that they are vested, for a period of one year after such termination of employment or service (or such longer period as the Committee, in its discretion, may determine prior to the expiration of such one-year period), subject to earlier termination of the Option as provided in SECTION 10.2 above. Whether a termination of employment or service is to be considered by reason of "permanent and total disability" for purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive.

     10.7 Limitations on Exercise of Option.  Notwithstanding any other
          ---------------------------------
provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the shareholders of the Company as provided herein, or after ten years following the date upon which the Option is granted, or after the occurrence of an event referred to in SECTION 16 hereof which results in termination of the Option.

     10.8 Method of Exercise.  An Option that is exercisable may be exercised by
          ------------------
the Grantee's delivery to the Company of written notice of exercise on any business day, at the Company's principal office, addressed to the attention of the Committee. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of
(i) 100 shares or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise. Payment of the Option Price for the shares purchased pursuant to the exercise of an Option shall be made (i) in cash or in cash equivalents; (ii) through the tender to the Company of shares of Stock, which shares shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their Fair Market Value on the date of exercise; or (iii) by a combination of the methods described in (i) and (ii). The Committee may provide, by inclusion of appropriate language in an Award Agreement, that payment in full of the Option Price need not accompany the written notice of exercise provided that the notice of exercise directs that the certificate or certificates for the shares of Stock for which the Option is exercised be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and, at the time such certificate or certificates are delivered, the broker tenders to the Company cash (or cash equivalents acceptable to the Company) equal to the Option Price for the shares of Stock purchased pursuant to the exercise of the Option plus the amount (if any) of federal and/or other taxes which the Company may in its judgment, be required to withhold with respect to the exercise of the Option. An attempt to exercise any Option granted hereunder other than as set forth above shall be invalid and of no force and effect. Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock ) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in
SECTION 16 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

     Notwithstanding the foregoing, the Option Price of any Option that is exercised by a Grantee shall be paid to the Partnership, and, upon receipt of the Option Price, the Partnership shall purchase from the Company for delivery pursuant to the Option a number of shares of Stock equal to the number of shares of Stock as to which the Option has been exercised, in accordance with and pursuant to Section 4.2(e) of the Amended and Restated Agreement of Limited Partnership of the Partnership.

     10.9   Delivery of Stock Certificates.  Promptly after the exercise of an
            ------------------------------
Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option.

11.  TRANSFERABILITY OF OPTIONS

     Each Option granted pursuant to this Plan shall, during a Grantee's lifetime, be exercisable only by the Grantee or his or her permitted transferees, and neither the Option nor any right thereunder shall be transferable by the Grantee, by operation of law or otherwise, other than as may be provided in the Award Agreement evidencing such Option or as may be provided by will or the laws of descent and distribution. Except as may be provided in the Award Agreement evidencing an Option, no Option shall be pledged or hypothecated (by operation of law or otherwise) or subject to execution, attachment or similar processes.

12.  RESTRICTED STOCK

     12.1 Grant of Restricted Stock or Restricted Stock Units.  The Committee
          ---------------------------------------------------
may from time to time grant Restricted Stock or Restricted Stock Units to persons eligible to receive such Grants as set forth in SECTION 6 hereof, subject to such restrictions, conditions and other terms as the Committee may determine.

     12.2 Restrictions.  At the time a Grant of Restricted Stock or Restricted
          ------------
Stock Units is made, the Committee shall establish a period of time (the "Restricted Period") applicable to such Restricted Stock or Restricted Stock Units. The minimum Restricted Period which may be provided for by the Committee with respect to Restricted Stock or Restricted Stock Units the vesting of which is subject solely to the passage of time and/or continued employment shall be three years, subject to earlier expiration of the Restricted Period upon the death, disability, retirement or other termination of service of the Grantee, or upon a change in control of the Company, in accordance with the provisions of the Plan. Each Grant of Restricted Stock or Restricted Stock Units may be subject to a different Restricted Period. The Committee may, in its sole discretion, at the time a Grant of Restricted Stock or Restricted Stock Units is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Restricted Stock Units. Such performance objectives shall be established in writing by the Committee prior to the ninetieth day of the year in which the Grant is made and while the outcome is substantially uncertain. Performance objectives shall be based on Stock price, market share, sales, earnings per share, return on equity or costs. Performance objectives may include positive results, maintaining the status quo or limiting economic losses. Subject to the second sentence of this SECTION 12.2, the Committee also may, in its sole discretion, shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of the Restricted Stock or Restricted Stock Units. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Restricted Stock or Restricted Stock Units.

     12.3 Restricted Stock Certificates.  The Company shall issue, in the name
          -----------------------------
of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of

Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Secretary of the Company shall hold such certificates for the Grantee's benefit until such time as the Restricted Stock is forfeited to the Company, or the restrictions lapse.

     12.4 Rights of Holders of Restricted Stock.  Unless the Committee otherwise
          -------------------------------------
provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

     12.5 Rights of Holders of Restricted Stock Units.  Unless the Committee
          -------------------------------------------
otherwise provides in an Award Agreement, holders of Restricted Stock Units shall have no rights as shareholders of the Company. The Committee may provide in an Award Agreement evidencing a Grant of Restricted Stock Units that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company's payment of a cash dividend on its outstanding Stock, a cash payment for each Restricted Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

     12.6 Termination of Employment or Other Relationship.  Upon the termination
          -----------------------------------------------
of the employment of a Grantee with the Company, the Partnership or a Service Provider, or of a Service Provider's relationship with the Company, in either case other than, in the case of individuals, by reason of death or "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code), any Restricted Stock or Restricted Stock Units held by such Grantee that has not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited, unless the Committee, in its discretion, determines otherwise. Upon forfeiture of Restricted Stock or Restricted Stock Units, the Grantee shall have no further rights with respect to such Grant, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Restricted Stock Units. Whether a leave of absence or leave on military or government service shall constitute a termination of employment for purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive. For purposes of the Plan, a termination of employment, service or other relationship shall not be deemed to occur if the Grantee is immediately thereafter employed with the Company, the Partnership or any other Service Provider, or is engaged as a Service Provider. Whether a termination of a Service Provider's relationship with the Company shall have occurred shall be determined by the Committee, which determination shall be final and conclusive.

     12.7 Rights in the Event of Death.  If a Grantee dies while employed by the
          ----------------------------
Company, the Partnership or a Service Provider or while serving as a Service Provider, all Restricted Stock or Restricted Stock Units granted to such Grantee shall fully vest on the date of death, and the shares of Stock represented thereby shall be deliverable in accordance with the terms of the Plan to the executors, administrators, legatees or distributees of the Grantee's estate.

     12.8 Rights in the Event of Disability.  If a Grantee terminates employment
          ---------------------------------
with the Company, the Partnership or a Service Provider, or (if the Grantee is a Service Provider who is an individual) ceases to provide services to the Company, in either case by reason of the "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) of such Grantee, such Grantee's Restricted Stock or Restricted Stock Units shall continue to vest in accordance with the applicable Award Agreement for a period of one year after such termination of employment or service (or such longer period as the Committee, in its discretion, may determine prior to the expiration of such one-year period), subject to the earlier forfeiture of such Restricted Stock or Restricted Stock Units in accordance with the terms of the applicable Award Agreement. Whether a termination of employment or service is to be considered by reason of "permanent and total disability" for purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive.

     12.9 Delivery of Stock and Payment Therefor.  Upon the expiration or
          --------------------------------------
termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units shall lapse, and, upon payment by the Grantee to the Company, in cash or by check, of the aggregate par value of the shares of Stock represented by such Restricted Stock or Restricted Stock Units, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee's beneficiary or estate, as the case may be.

13.  PARACHUTE LIMITATIONS

     Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Subsidiary, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an "Other Agreement"), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of participants or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a "Benefit Arrangement"), if the Grantee is a "disqualified individual," as defined in Section 280G(c) of the Code, any Option, Restricted Stock or Restricted Stock Unit held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested
(i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in effect (a "Parachute Payment") and (ii) if, as a result of
                                               ---
receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause
(ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee's sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment.

14.  REQUIREMENTS OF LAW

     14.1 General.  The Company shall not be required to sell or issue any
          -------
shares of Stock under any Grant if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to a Grant upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Grant unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Grant. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Restricted Stock or Stock underlying Restricted Stock Units, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Grant, the Company shall not be required to sell or issue such shares unless the Committee has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption. If a Grantee acquires shares of Stock pursuant to the exercise of an Option, the Committee, in its sole discretion, may require as a condition of issuance of shares covered by the Option that the shares of Stock shall be subject to restrictions on transfer. The Company may place a legend on the certificates evidencing the shares, reflecting the fact that they are subject to restrictions on transfer pursuant to the terms of this SECTION 14.1.

     14.2 Rule 16b-3.  It is the intent of the Company that Grants pursuant to
          ----------
the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

15.  AMENDMENT AND TERMINATION OF THE PLAN

     The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Grants have not been made; provided, however, that the Board shall not, without approval of the
      --------  -------
Company's shareholders, amend the Plan such that it does not comply with the Code. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of the Grantee taking actions in "competition with the Company," as defined in the applicable Award Agreement. Furthermore, the Company may annul a Grant if the Grantee is an employee of the Company or an affiliate and is terminated "for cause" as defined in the applicable Award Agreement. Except as permitted under this SECTION 15 or
SECTION 16 hereof, no amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, alter or impair rights or obligations under any Grant theretofore awarded under the Plan.

16.  EFFECT OF CHANGES IN CAPITALIZATION

     16.1 Changes in Stock.  If the number of outstanding shares of Stock is
          ----------------
increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which Grants of Options, Restricted Stock and Restricted Stock Units may be made under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which Grants are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options shall not change the aggregate Option Price payable with respect to shares that are subject to the unexercised portion of the Option outstanding but shall include a corresponding proportionate adjustment in the Option Price per share.

     16.2 Reorganization in Which the Company Is the Surviving Entity and in
          ------------------------------------------------------------------
Which No Change of Control Occurs.  Subject to SECTION 16.3 hereof, if the
---------------------------------
Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities, any Option theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price per share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the shares remaining subject to the Option immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing a Grant of Restricted Stock, any restrictions applicable to such Restricted Stock shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation.

     16.3 Reorganization, Sale of Assets or Sale of Stock Which Involves a
          ----------------------------------------------------------------
Change of Control.  Subject to the exceptions set forth in the last sentence of
-----------------
this SECTION 16.3, (i) upon the occurrence of a "Change of Control" (as defined below), all outstanding shares of Restricted Stock and Restricted Stock Units shall be deemed to have vested, and all restrictions and conditions applicable to such shares of Restricted Stock and Restricted Stock Units shall be deemed to have lapsed, immediately prior to the occurrence of such Change of Control, and
(ii) fifteen days prior to the scheduled consummation of a Change of Control, all Options outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days. Any exercise of an Option during such fifteen-day period shall be conditioned upon the consummation of the Change of Control and shall be effective only immediately before the consummation of the Change of Control. Upon consummation of any Change of Control, the Plan and all outstanding but unexercised Options shall terminate. The Committee shall send written notice of an event that will result in such a termination to all individuals who hold Options not later than the time at which the Company gives notice thereof to its shareholders. For purposes of this
SECTION 16.3, a "Change of Control" shall be deemed to occur upon (i) the dissolution or liquidation of the Company or upon a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving corporation) which results in any person or entity owning 50% or more of the combined voting power of all classes of stock of the Company. This
SECTION 16.3 shall not apply to any Change of Control to the extent that (A) provision is made in writing in connection with such Change of Control for the continuation of the Plan or the assumption of the Options, Restricted Stock and

Restricted Stock Units theretofore granted, or for the substitution for such Options, Restricted Stock and Restricted Stock Units of new options, restricted stock and restricted stock units covering the stock of a successor corporation, or a parent, subsidiary or affiliate thereof, with appropriate adjustments as to the number and kind of shares and exercise prices, in which event the Plan and Options, Restricted Stock and Restricted Stock Units theretofore granted shall continue in the manner and under the terms so provided or (B) a majority of the full Board determines that such Change of Control shall not trigger application of the provisions of this SECTION 16.3.

     16.4 Adjustments.  Adjustments under this SECTION 16 related to shares of
          -----------
Stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

     16.5 No Limitations on Company.  The making of Grants pursuant to the Plan
          -------------------------
shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

17.  DISCLAIMER OF RIGHTS

     No provision in the Plan or in any Grant or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company, the Partnership or any affiliate, or to interfere in any way with any contractual or other right or authority of the Company, the Partnership or any Service Provider either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company, the Partnership or a Service Provider. No provision in the Plan or in any Grant awarded or Award Agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the service of the Company as a director (including as an Outside Director), or shall interfere with or restrict in any way the rights of the Company's shareholders to remove any director pursuant to the provisions of the California General Corporation Law, as from time to time amended. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Grant awarded under the Plan shall be affected by any change of duties or position of the Optionee (including a transfer to or from the Company, the Partnership or a Service Provider), so long as such Grantee continues to be a director, officer, consultant, employee, or independent contractor (as the case may be) of the Company, the Partnership or a Service Provider. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan. No Grantee shall have any of the rights of a shareholder with respect to the shares of Stock subject to an Option except to the extent the certificates for such shares of Stock shall have been issued upon the exercise of the Option.

18.  NONEXCLUSIVITY OF THE PLAN

     Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

19.  WITHHOLDING TAXES

     The Company, the Partnership, a Subsidiary or a Service Provider, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any Federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to Restricted Stock or Restricted Stock Units or upon the issuance of any shares of Stock upon the exercise of an Option. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company, the Partnership, the Subsidiary or the Service Provider, as the case may be, any amount that the Company, the Partnership, the Subsidiary or the Service Provider may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company, the Partnership, the Subsidiary or the Service Provider, which may be withheld by the Company, the Partnership, the Subsidiary or the Service Provider, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company, the Partnership, the Subsidiary or the Service Provider to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company, the Partnership, the Subsidiary or the Service Provider shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company, the Partnership, the Subsidiary or the Service Provider as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this SECTION 19 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

20.  CAPTIONS

     The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

21.  OTHER PROVISIONS

     Each Grant awarded under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

22.  NUMBER AND GENDER

     With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

23.  SEVERABILITY

     If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

24.  GOVERNING LAW

     The validity and construction of this Plan and the instruments evidencing the Grants awarded hereunder shall be governed by the laws of the State of California.

                                  *    *    *

     The Plan was duly adopted and approved by the Board of Directors of American Office Park Properties, Inc. as of the 28th day of January, 1997.

                              /S/ RONALD L. HAVNER, JR.
                              --------------------------------------------------
                              Ronald L. Havner, Jr.
                              Secretary of American Office Park Properties, Inc.

     The Plan was duly amended by the Board of Directors of American Office Park Properties, Inc. as of the 1st day of December, 1997.

                              /S/ RONALD L. HAVNER, JR.
                              --------------------------------------------------
                              Ronald L. Havner, Jr.
                              Secretary of American Office Park Properties, Inc.

     Effective as of the ____ day of __________, 199__, the Plan was assumed by Public Storage Properties XI, Inc., which subsequently changed its name to PS Business Parks, Inc.



                              --------------------------------------------------
                              Secretary of PS Business Parks, Inc.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS, OFFICERS AND AGENTS.

          The Company's Articles of Incorporation provide that the Company may indemnify the agents of the Company to the maximum extent permitted under California law. See Article VIII of the Amended and Restated Articles of Incorporation (Exhibit 3.1) and Article VII of the Amended and Restated By-Laws (Exhibit 3.3) which are incorporated herein by this reference. In May 1991, the Company also entered into indemnity agreements with its management and non-management directors and executive officers. The agreements permit the Company to indemnify directors and executive officers to the maximum extent permitted under California law and prohibit the Company from terminating its indemnification obligations as to acts or omissions of any director or executive officer occurring before the termination. The indemnification and limitations on liability permitted by the amendment to the Articles of Incorporation and the agreements are subject to the limitations set forth by California law. The Company believes the indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and executive officers of the Company.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (a) EXHIBITS:  See Exhibit Index contained herein.

          (b) FINANCIAL STATEMENT SCHEDULES:

              See Index to Financial Statement Schedules in registrant's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

              All other financial statement schedules are omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.


ITEM 22.  UNDERTAKINGS.

          The undersigned Registrant hereby undertakes as follows:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 3.(i) and 3.(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        5. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        6. That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        7. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        8. Except as permitted by General Instruction H to Form S-4 (in a transaction not covered by General Instruction I), to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 2nd day of February, 1998.

                                   PUBLIC STORAGE PROPERTIES XI, INC.


                                   By:  B. WAYNE HUGHES
                                        ----------------------------------------
                                        B. Wayne Hughes, Chairman of the Board


    Each person whose signature appears below hereby authorizes B. Wayne Hughes and Harvey Lenkin, and each of them, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     SIGNATURE                          CAPACITY                                 DATE
     ---------                          --------                                 ----
  B. WAYNE HUGHES           Chairman of the Board, Chief Executive          February 2, 1998
___________________         Officer and Director (principal executive
  B. Wayne Hughes           officer)


DAVID P. SINGELYN           Vice President and Chief Financial              February 2, 1998
___________________         Officer (principal financial officer and
David P. Singelyn           principal accounting officer)


 VERN O. CURTIS                      Director                               February 2, 1998
________________
 Vern O. Curtis


 JACK D. STEELE                      Director                               February 2, 1998
________________
 Jack D. Steele

                                 EXHIBIT INDEX

   2.1 Amended and Restated Agreement and Plan of Reorganization among Registrant, American Office Park Properties, Inc. ("AOPP") and Public Storage, Inc. ("PSI") dated as of December 17, 1997 (filed as Appendix A to the Proxy Statement and Prospectus).

   3.1 Amended and Restated Articles of Incorporation. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1991 and incorporated herein by reference.

   3.2 Certificate of Amendment of Articles of Incorporation. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1992 and incorporated herein by reference.

   3.3   Amended and Restated Bylaws, as amended.  Filed herewith.

   5.1   Opinion on legality.  Filed herewith.

   8.1   Opinion on tax matters.  Filed herewith.

   10.1 Amended Management Agreement dated February 21, 1995 between Registrant and Public Storage Management, Inc. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

   10.2 Amended Management Agreement dated February 21, 1995 between Registrant and Public Storage Commercial Properties Group, Inc. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

   10.3 Amendment to Amended Management Agreement dated August 8, 1995 among Registrant, Public Storage Management, Inc. and Storage Equities, Inc. Filed with Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1995 and incorporated herein by reference.

   10.4 Amended Management Agreement between Storage Equities, Inc. and Public Storage Commercial Properties Group, Inc. dated as of February 21, 1995. Filed with PSI's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

   10.5 Revolving Note and Loan Agreement between Registrant and The First National Bank of Boston dated December 29, 1995. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.

   10.6 Revolving Loan by PSI to American Office Park Properties, L.P. (the "Operating Partnership") dated as of December 16, 1997. Filed herewith.

   *10.7 AOPP's 1997 Stock Option and Incentive Plan (filed as Appendix F to the Proxy Statement and Prospectus).

   10.8 Amended and Restated Agreement of Limited Partnership of the Operating Partnership. Filed herewith.

   10.9 Merger and Contribution Agreement dated as of December 23, 1997 among Acquiport Two Corporation, Acquiport Three Corporation, New York State Common Retirement Fund, the Operating Partnership, AOPP and AOPP Acquisition Corp. Three. Filed herewith.

   10.10 Agreement Among Shareholders and Company dated as of December 23, 1997 among Acquiport Two Corporation, AOPP, the Operating Partnership and PSI. Filed herewith.

   10.11 Amendment to Agreement Among Shareholders and Company dated as of January 21, 1998 among Acquiport Two Corporation, AOPP, the Operating Partnership and PSI. Filed herewith.

   10.12 Non-Competition Agreement dated as of December 23, 1997 among PSI, AOPP, the Operating Partnership and Acquiport Two Corporation. Filed herewith.

 **10.13 Employment Agreement between AOPP and Ronald L. Havner, Jr. dated as of December 23, 1997. Filed herewith.

 **10.14 Employment Agreement between AOPP and Mary Jayne Howard dated as of
         December 23, 1997.  Filed herewith.

   10.15 Common Stock Purchase Agreement dated as of January 23, 1998 among AOPP and the Investors signatory thereto. Filed herewith.

   10.16 Registration Rights Agreement dated as of January 30, 1998 among AOPP and the Investors signatory thereto. Filed herewith.

   23.1  Consent of Ernst & Young LLP.  Filed herewith.

   23.2  Consent of Coopers & Lybrand L.L.P.  Filed herewith.

   23.3  Consent of KPMG Peat Marwick LLP.  Filed herewith.

   23.4  Consent of David Goldberg (included in Exhibit 5.1).

   23.5  Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1).

   23.6  Consent of The Nicholson Group, Ltd.  Filed herewith.

   23.7  Consent of Charles R. Wilson & Associates, Inc.  Filed herewith.

   23.8  Consent of Jefferies & Company, Inc.  Filed herewith.

   99.1  Proxy card.  Filed herewith.

   99.2  Cash Election Form.  Filed herewith.

   99.3 Real Estate Appraisal Report by The Nicholson Group, Ltd. dated August 1, 1997 (filed as Appendix B-1 to the Proxy Statement and Prospectus).

   99.4 Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. dated April 30, 1997 (filed as Appendix B-2 to the Proxy Statement and Prospectus).

   99.5 Opinion of Jefferies & Company, Inc. dated February 2, 1998 (filed as Appendix C to the Proxy Statement and Prospectus).

_______________

   *  Compensatory benefit plan.

   ** Management contract.